As filed with the Securities and Exchange Commission on August 3, 2016

Registration No. 333-212209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNSHINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6035	30-0831760
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification Number)

102 West Baker Street

Plant City, Florida 33563

(813) 752-6193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew S. Samuel

President and Chief Executive Officer

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

(813) 752-6193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

Curt P. Creely Foley & Lardner LLP 100 N. Tampa Street Suite 2700 Tampa, Florida 33602 Tel. (813) 229-2300	John P. Greeley Smith Mackinnon PA 255 South Orange Avenue Suite 1200 Orlando, Florida 32801 Tel. (407) 843-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this preliminary joint proxy statement/prospectus is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 3, 2016

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

On May 9, 2016, Sunshine Bancorp, Inc., or “Sunshine,” Sunshine Bank, FBC Bancorp, Inc., or “FBC,” and Florida Bank of Commerce, or “FBC Bank,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” pursuant to which FBC will merge with and into Sunshine, with Sunshine surviving the merger, and FBC Bank will merge with and into Sunshine Bank, with Sunshine Bank surviving the merger, in an all-stock transaction, which we refer to collectively as the “merger.”

At the effective time of the merger, each outstanding share of common stock of FBC, par value $5.00 per share (which we refer to as “FBC common stock”), except for shares of FBC common stock owned by Sunshine or its subsidiaries, will be converted into the right to receive 0.88 shares (the “exchange ratio”) of common stock of Sunshine, par value $0.01 per share (which we refer to as “Sunshine common stock”), together with cash in lieu of fractional shares.

Although the number of shares of Sunshine common stock that holders of FBC common stock (which we refer to as the “FBC shareholders”) will be entitled to receive is fixed, the market value of the merger consideration will fluctuate with the market price of Sunshine common stock and will not be known at the time FBC shareholders vote on the merger. However, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of Sunshine common stock over a specified period of time decreases below certain specified thresholds, FBC shall have a right to terminate the merger agreement, unless Sunshine elects to increase the exchange ratio, which would result in additional shares of Sunshine common stock being issued. Based on the $14.46 closing price of Sunshine common stock on the NASDAQ Capital Market (which we refer to as the “NASDAQ”) on May 9, 2016, the last full trading day before the public announcement of the merger, the per share value of the merger consideration was equal to approximately $12.72. Based on the $[●] closing price of Sunshine common stock on the NASDAQ on [●], 2016, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the per share value of the merger consideration was equal to approximately $[●]. Based on the 0.88 exchange ratio and the number of shares of FBC common stock outstanding as of [●], 2016, the maximum number of shares of Sunshine common stock estimated to be issuable at the effective time of the merger is [●]. We urge you to obtain a current market quotation for Sunshine (trading symbol “SBCP”).

Sunshine will hold a special meeting of its stockholders (which we refer to as the “Sunshine special meeting”) in connection with the merger. At the Sunshine special meeting, the holders of Sunshine common stock (which we refer to as the “Sunshine stockholders”) will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to be cast at the Sunshine special meeting.

FBC will hold a special meeting of its shareholders (which we refer to as the “FBC special meeting”) in connection with the merger. At the FBC special meeting, FBC shareholders will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of FBC common stock.

The merger consideration is subject to adjustment as described in this joint proxy statement/prospectus, and depends upon the market price of Sunshine’s common stock prior to closing. Therefore, at the time of the FBC special meeting, FBC shareholders will not know the precise value of the merger consideration that they may receive on the date the merger is completed.

The Sunshine special meeting will be held on [●], 2016 at [●], at [●], local time. The FBC special meeting will be held on [●], 2016 at [●], at [●], local time.

The Sunshine board of directors unanimously recommends that Sunshine stockholders vote “FOR” the approval of the Sunshine merger proposal and “FOR” the approval of any other matters to be considered at the Sunshine special meeting.

The FBC board of directors unanimously recommends that FBC shareholders vote “FOR” the approval of the FBC merger proposal and “FOR” the approval of any other matters to be considered at the FBC special meeting.

This joint proxy statement/prospectus gives you detailed information about the Sunshine special meeting of stockholders to be held on [●], 2016, the FBC special meeting of shareholders to be held on [●], 2016, the merger, the merger agreement and other related matters. You should carefully read this entire document, including the appendices. Before making a decision on how to vote, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page [●].

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Andrew S. Samuel President and Chief Executive Officer Sunshine Bancorp, Inc.	Dana S. Kilborne President and Chief Executive Officer FBC Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated [●], 2016 and is first being mailed to Sunshine stockholders and FBC shareholders on or about [●], 2016.

102 West Baker Street

Plant City, Florida 33563

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2016

To the Stockholders of Sunshine Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Sunshine Bancorp, Inc., a Maryland corporation (“Sunshine”), will be held at [●], on [●], 2016 at [●], local time, for the following purposes:

1.	To approve a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 9, 2016, by and among Sunshine and its wholly-owned bank subsidiary, Sunshine Bank, and FBC Bancorp, Inc. and its wholly-owned bank subsidiary, Florida Bank of Commerce, as such agreement may be amended from time to time, referred to as the “merger agreement,” a copy of which is attached as Appendix A, and the merger and other transactions contemplated by the merger agreement, including the issuance of shares of Sunshine common stock in connection with the merger (which we refer to as the “Sunshine merger proposal”);

2.	To approve an amendment to the Sunshine 2015 Equity Incentive Plan (which we refer to as the “Equity Plan amendment proposal”); and

3.	To approve a proposal to authorize the board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Sunshine merger proposal or the Equity Plan amendment proposal or to vote on other matters properly before such special meeting (which we refer to as the “Sunshine adjournment proposal”).

We have fixed the close of business on [●], 2016 as the record date for the Sunshine special meeting (which we refer to as the “Sunshine record date”). Only Sunshine stockholders of record as of the Sunshine record date are entitled to notice of, and to vote at, the Sunshine special meeting, or any adjournment of the Sunshine special meeting.

The Sunshine board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and unanimously recommends that Sunshine stockholders vote “FOR” the Sunshine merger proposal, “FOR” the Equity Plan amendment proposal and “FOR” the Sunshine adjournment proposal.

Your vote is very important. We cannot complete the merger unless the Sunshine stockholders approve the Sunshine merger proposal.

Regardless of whether you plan to attend the Sunshine special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Sunshine, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Sunshine special meeting, the merger, merger agreement and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors

Andrew S. Samuel

President and Chief Executive Officer

Sunshine Bancorp, Inc.

Plant City, Florida

[●], 2016

105 East Robinson Street

Orlando, Florida 32802

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2016

To the Shareholders of FBC Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of FBC Bancorp, Inc., a Florida corporation (“FBC”), will be held at [●] at [●], local time, on [●], 2016, for the following purposes:

1.	To approve a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 9, 2016, by and among Sunshine Bancorp, Inc. (“Sunshine”) and its wholly-owned bank subsidiary, Sunshine Bank, and FBC and its wholly-owned bank subsidiary, Florida Bank of Commerce, as such agreement may be amended from time to time, referred to as the “merger agreement,” a copy of which is attached as Appendix A, and the merger and other transactions contemplated by the merger agreement (which we refer to as the “FBC merger proposal”); and

2.	To approve a proposal to authorize the board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the FBC merger proposal or to vote on other matters properly before such special meeting (which we refer to as the FBC adjournment proposal).

We have fixed the close of business on [●], 2016 as the record date for the FBC special meeting (which we refer to as the “FBC record date”). Only FBC shareholders of record as of the FBC record date are entitled to notice of, and to vote at, the FBC special meeting, or any adjournment of the FBC special meeting. Approval of the FBC merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of FBC common stock. The FBC adjournment proposal will be approved if the votes cast for that proposal by the holders of FBC common stock exceed the votes cast against such proposal by the holders of FBC common stock.

The FBC board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of FBC and its shareholders, and unanimously recommends that FBC shareholders vote “FOR” the FBC merger proposal and “FOR” the FBC adjournment proposal.

Holders of FBC common stock are entitled to appraisal rights in connection with the merger and to obtain payment in cash of the appraised fair value of their shares of FBC common stock under applicable provisions of the Florida Business Corporation Act (the “FBCA”). In order for a holder of FBC common stock to exercise his, her or its appraisal rights, such holder must carefully follow the procedures set forth in the FBCA. A copy of the applicable statutory provisions of the FBCA is included as Appendix F to the accompanying joint proxy statement/prospectus, and a summary of these provisions can be found under the Section entitled “The Merger Agreement – FBC Shareholders Have Appraisal Rights” on page [●] of this joint proxy statement/prospectus.

Your vote is very important. We cannot complete the merger unless the FBC shareholders approve the FBC merger proposal.

Regardless of whether you plan to attend the FBC special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of FBC, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the FBC special meeting, the merger, the merger agreement and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors

Dana S. Kilborne

President and Chief Executive Officer

FBC Bancorp, Inc.

Orlando, Florida

[●], 2016

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

WHERE YOU CAN FIND MORE INFORMATION

Sunshine Bancorp, Inc.

Sunshine files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any of Sunshine’s materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Sunshine files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Sunshine’s website at http://www.mysunshinebank.com.

Sunshine has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth above. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement or the other documents filed by Sunshine with the SEC.

FBC Bancorp, Inc.

FBC does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of FBC common stock, please contact FBC at:

FBC Bancorp, Inc.

105 East Robinson Street

Orlando, Florida 32802

Attention: Dana S. Kilborne

Telephone: (407) 246-7772

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Sunshine or FBC that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus nor the issuance of Sunshine common stock in the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

i

Except where the context specifically indicates, Sunshine provided all information contained in, or incorporated by reference in, this joint proxy statement/prospectus relating to Sunshine, and FBC supplied all information contained in this joint proxy statement/prospectus relating to FBC.

APPENDICES:

Appendix A—Agreement and Plan of Merger, dated as of May 9, 2016, by and among Sunshine Bancorp, Inc., Sunshine Bank, FBC Bancorp, Inc., and Florida Bank of Commerce

Appendix B—Form of Voting Agreement with Sunshine Bancorp, Inc.

Appendix C—Form of Voting Agreement with FBC Bancorp, Inc.

Appendix D—Opinion of Keefe, Bruyette & Woods, Inc.

Appendix E—Opinion of Raymond James & Associates, Inc.

Appendix F—Provisions of Florida Business Corporation Act Relating to Appraisal Rights

Appendix G—Sunshine Bancorp, Inc. 2015 Equity Incentive Plan and Proposed Amendment thereto

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions you may have regarding the merger and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q: What is the merger?

A: Sunshine and its wholly-owned Federal savings bank subsidiary, Sunshine Bank, have entered into a merger agreement with FBC and its wholly-owned Florida state bank subsidiary, Florida Bank of Commerce (“FBC Bank”), pursuant to which FBC will be merged with and into Sunshine, with Sunshine as the surviving entity, and FBC Bank will be merged with and into Sunshine Bank, with Sunshine Bank as the surviving entity, collectively referred to as the “merger.” A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. In order for us to complete the merger we need not only the approval of the stockholders of Sunshine and the shareholders of FBC but the approval of the merger and transactions contemplated by the merger agreement by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of Currency (the “OCC”).

Q: Why am I receiving this joint proxy statement/prospectus?

A: We are delivering this document to you because it is a joint proxy statement being used by Sunshine’s and FBC’s respective boards of directors to solicit proxies of their respective stockholders in connection with approval and adoption of the merger agreement and related matters.

In order to approve and adopt the merger agreement and related matters, Sunshine and FBC have each called a special meeting of their respective stockholders, which we refer to as the “Sunshine special meeting” and the “FBC special meeting,” respectively. This document serves as a proxy statement for both the Sunshine special meeting and the FBC special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to Sunshine’s stockholders because Sunshine is offering shares of its common stock to FBC shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: What will FBC shareholders receive in the merger?

A: If the merger agreement is approved and the merger is subsequently completed, at the effective time of the merger, each share of common stock of FBC (“FBC common stock”), par value $5.00 per share, issued and outstanding immediately prior to the closing (excluding any FBC common stock owned by Sunshine or its subsidiaries, which will be cancelled for no additional consideration) will automatically be converted into the right to receive 0.88 (the “exchange ratio”) shares of common stock of Sunshine, subject to adjustment as described below (the “merger consideration”). Each outstanding option to purchase FBC common stock will vest and be converted into the right to purchase a proportionate number of shares of Sunshine common stock, as adjusted to reflect the exchange ratio in the merger agreement. As a result of the merger (and assuming no adjustment to the exchange ratio and none of FBC’s shareholders exercise appraisal rights and receive cash for their shares in lieu of Sunshine common stock), FBC’s shareholders and option holders would own approximately 34.6% of the Sunshine common stock, on a fully diluted and as-converted basis.

In addition, if Sunshine’s weighted average stock price, as calculated during the ten trading days prior to the determination date (i.e., the fourth calendar day prior to the closing of the merger, or if such day is not a trading day, then the trading day immediately preceding such calendar day), is (i) more than 20% lower than $14.03, which was the weighted average stock price of Sunshine’s common stock for the ten trading days prior to the date of the merger agreement, and (ii) such decrease in Sunshine’s stock price is more than 20% relative to the change in the KBW Nasdaq Bank Index on the corresponding dates, FBC shall have a right to terminate the merger agreement unless Sunshine agrees to increase the exchange ratio by a fixed percentage based on the relative price decrease of Sunshine’s common stock and the relative change in the KBW Nasdaq Bank Index.

The precise dollar value of the merger consideration depends upon the market price of Sunshine’s common stock prior to closing.

For additional information on the possibility of adjustments to the purchase price, see “The Merger Agreement – Merger Consideration” beginning on page [●].

Q: What happens to outstanding FBC equity awards in the merger?

A: As of the date of the merger agreement, there were 294,550 outstanding FBC stock options with a weighted average exercise price of $9.26 per share.

Each outstanding option to purchase FBC common stock will vest and be converted into the right to purchase a proportionate number of shares of Sunshine common stock, as adjusted to reflect the exchange ratio. Assuming there is no change in the exchange ratio as described above, following the merger, the 294,550 outstanding FBC stock options will be converted into an aggregate of 259,204 options to purchase shares of Sunshine common stock with a weighted average exercise price of $10.52 per share.

Q: Can FBC shareholders elect the type of consideration they will receive in the merger?

A: No. In accordance with the terms of the merger agreement, the merger consideration will be paid entirely in shares of Sunshine’s common stock; provided, however, FBC shareholders will receive cash in lieu of any fractional shares of Sunshine common stock. FBC shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the FBC merger proposal and providing notice to FBC. For more information regarding appraisal rights, please see “The Merger Agreement —FBC Shareholders Have Appraisal Rights” beginning on page [●] of this joint proxy statement/prospectus.

Q: What will Sunshine’s stockholders receive in the merger?

A: If the merger is completed, Sunshine’s stockholders will not receive any merger consideration and will continue to hold the shares of Sunshine common stock that they currently hold. Following the merger, shares of Sunshine’s common stock will continue to be traded on the NASDAQ Capital Market under the symbol “SBCP.”

Q: What are FBC’s shareholders being asked to vote on and why is this approval necessary?

A: FBC’s shareholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Appendix A to this document, the merger and the other transactions contemplated by the merger agreement, which is referred to as the FBC merger proposal; and

•	to authorize the FBC board of directors to adjourn or postpone the FBC special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the FBC merger proposal, which is referred to as the FBC adjournment proposal.

Shareholder approval of the FBC merger proposal is required for completion of the merger. FBC will transact no other business at the FBC special meeting, except for business properly brought before the FBC special meeting or any adjournment or postponement thereof.

Each FBC director and executive officer (who collectively own approximately 20% of the outstanding FBC shares) have entered into voting agreements, the form of which is attached as Appendix B to this document, with Sunshine agreeing to, among other things, vote their shares of FBC common stock in favor of the merger agreement and the transactions contemplated thereby (subject to certain exceptions) and restricting the transfer of the individual’s shares of FBC common stock during the period between signing of the merger agreement and the completion of the merger.

Q: What are Sunshine’s stockholders being asked to vote on and why is this approval necessary?

A: Sunshine’s stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as Sunshine’s merger proposal, including but not limited to the approval for purposes of Section 3-105 of the Maryland General Corporation Law (“MGCL”) and Nasdaq Listing Rule 5635 of the issuance pursuant to the merger agreement of a number of shares of Sunshine’s common stock that exceeds 20% of the number of shares of Sunshine’s common stock that is currently outstanding;

•	to approve the amendment to the Sunshine 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), a copy of which is attached as Appendix G to this document, providing for (i) an increase in the total number of shares of Sunshine’s common stock available for issuance under the 2015 Equity Incentive Plan from 592,480 shares to 742,480 shares; (ii) the removal of the cap on the aggregate number of options and restricted stock awards that can be made under the 2015 Equity Incentive Plan (subject to the cap on the total number of shares reserved for issuance under the 2015 Equity Incentive Plan); (iii) an increase to the annual award limitations for non-employee directors on an individual and aggregate basis; and (iv) the assumption of awards and subsequent issuance of replacement awards by Sunshine in connection with any merger, consolidation, or acquisition of property or stock; and

•	to authorize the Sunshine board of directors to adjourn or postpone the Sunshine special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Sunshine merger proposal, which is referred to as the Sunshine adjournment proposal.

Stockholder approval of the Sunshine merger proposal is required for completion of the merger. Sunshine will transact no other business at the Sunshine special meeting, except for business properly brought before the Sunshine special meeting or any adjournment or postponement thereof.

Each Sunshine director and executive officer (who collectively own approximately 7.9% of the outstanding Sunshine shares) have entered into voting agreements, the form of which is attached as Appendix C to this document, with FBC agreeing to, among other things, vote their shares of Sunshine common stock in favor of the merger agreement and the transactions contemplated thereby.

Q: Are participants in the Sunshine Bank Employee Stock Ownership Plan and/or Sunshine Bank Employee Savings Plan able to vote?

A: Yes. Participants in the Sunshine Bank Employee Stock Ownership Plan (the “ESOP”) will each receive a Vote Instruction Form that reflects all of the shares that the participant may direct the trustees to vote on his or her behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Sunshine common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of Sunshine common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. In addition, participants in the Sunshine Bank Employees

Savings Plan (“401(k) Plan”) with an interest in the Sunshine Bancorp, Inc. Stock Fund (“Stock Fund”) will receive a Vote Instruction Form that allows them to direct the 401(k) Plan trustee to vote their interest in the Stock Fund. If a participant does not direct the 401(k) Plan trustee as to how to vote his or her interest in the Stock Fund, the trustee will vote such interest in the same proportion as it has received voting instructions from other 401(k) Plan participants.

Q: If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A: No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Sunshine (with respect to Sunshine stockholders) or directly to FBC (with respect to FBC shareholders) or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q: What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A: FBC shareholders: If you (1) fail to submit a proxy or vote in person at the FBC Special Meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the FBC merger proposal, it will have the same effect as a vote “AGAINST” the FBC merger proposal. If you (1) fail to submit a proxy or vote in person at the FBC Special Meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the FBC adjournment proposal, it will have no effect on such proposal.

Sunshine stockholders: If you (1) fail to submit a proxy or vote in person at the Sunshine special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the Sunshine merger proposal, it will have the same effect as a vote “AGAINST” the Sunshine merger proposal. If you (1) fail to submit a proxy or vote in person at the Sunshine special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the Equity Plan amendment proposal and/or the adjournment proposal, it will have no effect on such proposals.

Q: How does FBC’s board of directors recommend that FBC shareholders vote at the FBC special meeting?

A: FBC’s board of directors unanimously recommends that FBC shareholders vote “FOR” the FBC merger proposal and “FOR” the FBC adjournment proposal.

Q: How does Sunshine’s board of directors recommend that Sunshine stockholders vote at the Sunshine special meeting?

A: Sunshine’s board of directors unanimously recommends that Sunshine stockholders vote “FOR” the Sunshine merger proposal, “FOR” the Equity Plan amendment proposal and “FOR” the Sunshine adjournment proposal.

Q: What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card. Alternatively, if you are a Sunshine stockholder, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions. If you are a Sunshine stockholder, you are encouraged to vote through the internet or by telephone.

Q: Can I attend the special meeting and vote my shares in person?

A: Yes. All Sunshine stockholders and all FBC shareholders are invited to attend their respective special meetings. Stockholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the stockholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q: Can I change my vote?

A: If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

FBC shareholders: Yes. Proxies may be revoked by sending written notice of revocation to the President and Chief Executive Officer of FBC Bancorp, Inc. at 105 East Robinson Street, Orlando, Florida 32802, delivering a later-dated proxy or by attending the FBC special meeting and voting in person. The presence at the FBC special meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the special meeting or delivers a written revocation prior to the voting of such proxy.

Sunshine stockholders: Yes. Proxies may be revoked by sending written notice of revocation to the Secretary of Sunshine Bancorp, Inc. at 102 West Baker Street, Plant City, Florida, 33563, delivering a later-dated proxy or by attending the Sunshine special meeting and voting in person. The presence at the Sunshine special meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the special meeting or delivers a written revocation to the Secretary of Sunshine Bancorp, Inc. prior to the voting of such proxy.

Q: Are FBC shareholders entitled to seek appraisal rights?

A: Yes. If a FBC shareholder wants to exercise appraisal rights and receive the fair value of shares of FBC common stock in cash instead of the merger consideration, then you must file a written objection with FBC prior to the vote at the FBC special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the FBC merger proposal and must follow other procedures, both before and after the FBC special meeting, as described in Appendix F to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the FBC merger proposal, then your shares will automatically be voted in favor of the FBC merger proposal and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger Agreement—FBC Shareholders Have Appraisal Rights” beginning on page [●] of this joint proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to seek appraisal, FBC shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q: Are Sunshine stockholders entitled to seek appraisal rights?

A: No. Under the Maryland General Corporation Law, Sunshine stockholders are not eligible for appraisal rights as a result of the proposed merger.

Q: If I am a FBC shareholder, should I send in my stock certificates now?

A: No, please do not send your FBC stock certificates with your proxy card. Instructions will be sent to you later for surrendering your FBC stock certificates in exchange for the merger consideration.

Q: What if I have lost or cannot locate my FBC stock certificates?

A: After the mailing of this joint proxy statement/prospectus, and assuming all conditions to completion of the merger have been satisfied (including Sunshine stockholder approval and FBC shareholder approval of the merger), FBC shareholders will receive a form of letter of transmittal and instructions from the exchange agent regarding the conversion of your FBC shares into the merger consideration. If you have your FBC certificates, please follow the instructions in the letter of transmittal for delivery of the certificates with your completed form to the exchange agent. If you cannot locate your FBC stock certificates and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal dealing with lost, stolen or destroyed certificates. You will then be provided with an Affidavit of Lost Stock Certificate(s) to complete and return to FBC, or if you provide such affidavit after the merger occurs, to the exchange agent. The exchange agent will require you to provide a surety bond to protect FBC, the exchange agent and Sunshine in the event the subject certificates are later presented to the exchange agent or Sunshine for conversion into the merger consideration.

Q: When do you expect the merger to be completed?

A: Sunshine and FBC currently expect to complete the merger late in the third quarter or in the fourth quarter of 2016, assuming all of the conditions to completion of the merger have been timely satisfied, although delays could occur.

Q: Will I be able to sell the shares of Sunshine common stock that I receive in the merger?

A: Yes, in most cases. The shares of Sunshine common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and listed on the NASDAQ Capital Market. However, if there are any former shareholders of FBC who will be deemed to be “affiliates” of Sunshine under the Securities Act after the merger (generally, directors and executive officers of Sunshine and stockholders holding 10% or more of the outstanding shares of common stock of Sunshine), such persons must abide by certain transfer restrictions under the Securities Act.

Q: Whom should I call with questions?

A: FBC shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of FBC common stock, please contact Dana S. Kilborne, President and Chief Executive Officer of FBC, at the following address or telephone number: 105 East Robinson Street, Orlando, Florida 32802 or (407) 246-7772.

Sunshine stockholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sunshine common stock, please contact Sunshine Investor Relations, at the following address or telephone number: 102 West Baker Street, Plant City, Florida 33563 or (813) 752-6193.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of Sunshine and FBC; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of Sunshine or FBC and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Sunshine’s and FBC’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	higher than expected costs and expenses incurred in connection with the merger;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	disruptions to the businesses of Sunshine and FBC as a result of the announcement and pendency of the merger;

•	higher than expected charges that Sunshine incurs in connection with marking FBC’s assets to fair value;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	regulatory approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with regulatory approvals of the merger;

•	other closing conditions may not be satisfied on the expected terms, schedule, or at all, including approval by Sunshine’s stockholders and FBC’s shareholders, and other delays in closing the merger may occur;

•	adverse governmental or regulatory policies may be enacted;

•	the outcome of any legal proceeding that may be instituted against Sunshine or FBC;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	unanticipated reduction in Sunshine’s and FBC’s deposit base;

•	material adverse changes in Sunshine’s or FBC’s operations or earnings;

•	competition; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause Sunshine’s results to differ materially from those described in the forward-looking statements can be found in Sunshine’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either Sunshine of FBC or any person acting on Sunshine’s or FBC’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither Sunshine nor FBC undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “Sunshine” refers to Sunshine Bancorp, Inc.; “Sunshine Bank” refers to Sunshine’s wholly-owned Federal savings bank subsidiary, Sunshine Bank; “FBC” refers to FBC Bancorp, Inc.; and “FBC Bank” refers to FBC’s wholly-owned Florida state bank subsidiary, Florida Bank of Commerce.

When reading this joint proxy statement/prospectus, please note that Maryland law refers to holders of common stock as stockholders while Florida law uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, we generally have used the term “stockholder” when referring to holders of Sunshine common stock or to Maryland law and “shareholder” when referring to holders of FBC common stock or to Florida law.

The Merger

The terms and conditions of the merger by which FBC will be merged with and into Sunshine, with Sunshine as the surviving entity, and FBC Bank will be merged with and into Sunshine Bank, with Sunshine Bank as the surviving entity, are contained in the merger agreement, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Merger

Sunshine Bancorp, Inc.; Sunshine Bank (page [●])

Sunshine Bancorp, Inc., a Maryland corporation, was formed on March 7, 2014 to serve as the savings and loan holding company for Sunshine Bank, a federal savings bank. Sunshine Bank is a financial services institution focused on positively impacting the consumers, businesses, and non-profits throughout central Florida by creating financial success for its customers. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” As March 31, 2016, Sunshine had total assets of approximately $523.1 million, total deposits of approximately $415.2 million, total net loans of approximately $337.8 million, and total stockholders’ equity of approximately $71.9 million.

The principal executive offices of Sunshine are located at 102 West Baker Street, Plant City, Florida 33563, and its telephone number at that address is (813) 752-6193. Sunshine’s website is www.mysunshinebank.com. The information contained on Sunshine’s website is not incorporated by reference into the prospectus, and you should not consider it part of this joint proxy statement/prospectus.

FBC Bancorp, Inc.; Florida Bank of Commerce (page [●])

FBC Bancorp, Inc., a Florida corporation, was incorporated on December 19, 2006. FBC is the holding company for Florida Bank of Commerce, a Florida-state chartered bank. At March 31, 2016, FBC had total assets of approximately $302.4 million, total deposits of approximately $264.8 million, total net loans of approximately $222.5 million, and total common stockholders’ equity of approximately $32.5 million.

FBC’s principal executive office is located at 105 East Robinson Street, Orlando, Florida 32802 and the telephone number is (407) 246-7772.

What FBC Shareholders Will Receive in the Merger (page [●])

If the merger agreement is approved and the merger is subsequently completed, on the effective time of the merger, each share of FBC common stock issued and outstanding immediately prior to the closing (excluding any FBC common stock owned by Sunshine or its subsidiaries, which will be cancelled for no additional consideration) will automatically be converted into the right to receive 0.88 shares of common stock of Sunshine, subject to adjustment as described below. Each outstanding option to purchase FBC common stock will vest and be converted into the right to purchase a proportionate number of shares of Sunshine common stock, as adjusted to reflect the exchange ratio (0.88) in the merger agreement. As a result of the merger (and assuming no adjustment to the exchange ratio and none of FBC’s shareholders exercise appraisal rights and receive cash for their shares in lieu of Sunshine common stock), FBC’s shareholders and option holders would own approximately 34.6% of the Sunshine common stock, on a fully diluted and as-converted basis.

In addition, if Sunshine’s stock price (measured four days prior to the closing of the merger) is (i) more than 20% lower than Sunshine’s stock price on the trading day before the entry into the merger agreement was publicly announced and (ii) such decrease in Sunshine’s stock price is more than 20% relative to the change in the KBW Nasdaq Bank Index on the corresponding dates, FBC shall have a right to terminate the merger agreement unless Sunshine agrees to increase the exchange ratio by a fixed percentage based on the relative price decrease of Sunshine’s common stock and the relative change in the KBW Nasdaq Bank Index.

The precise dollar value of the merger consideration depends upon the market price of Sunshine’s common stock prior to closing.

You will not receive any fractional shares in the merger. Instead, you will receive a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Sunshine common stock that you would otherwise be entitled to receive, based on Sunshine’s weighted average stock price to the merger.

Recommendation of the FBC Board of Directors (page [●])

After careful consideration, the FBC board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair, advisable and in the best interests of FBC and its shareholders and has approved the merger agreement. The FBC board of directors recommends that you vote “FOR” the FBC merger proposal and “FOR” the FBC adjournment proposal. For the factors considered by the FBC board of directors in reaching its decision to approve the merger agreement, see “The Merger—FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors.”

Recommendation of the Sunshine Board of Directors (page [●])

After careful consideration, the Sunshine board of directors has determined that the merger agreement, and the transactions contemplated by the merger agreement, including the Equity Plan amendment, are advisable and in the best interests of Sunshine and its stockholders and has unanimously approved the merger agreement. The Sunshine board of directors unanimously recommends that Sunshine stockholders vote “FOR” the Sunshine merger proposal, “FOR” the Equity Plan amendment proposal, and “FOR” the Sunshine adjournment proposal at the Sunshine special meeting. For the factors considered by the Sunshine board of directors in reaching its decision to approve the merger agreement, see “The Merger—Sunshine’s Reasons for the Merger; Recommendation of the Sunshine Board of Directors.”

Opinion of Sunshine’s Financial Advisor (page [●] and Appendix D)

In connection with the merger, Sunshine’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated May 9, 2016, to Sunshine’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Sunshine of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Sunshine board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Sunshine to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sunshine board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Sunshine common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Opinion of FBC’s Financial Advisor (page [●] and Appendix E)

At the May 9, 2016 meeting of the FBC board of directors, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated May 9, 2016, as to the fairness, as of such date, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated May 9, 2016, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix E to this document. Raymond James provided its opinion for the information and assistance of the FBC board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses the fairness, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the FBC board of directors or any shareholder of FBC as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Sunshine Special Meeting of Stockholders (page [●])

Sunshine will hold a special meeting of its stockholders on [●], 2016, at [●], local time, at [●]. At the special meeting, Sunshine’s stockholders will be asked to vote on the following proposals:

1.	To approve a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the Sunshine merger proposal;

2.	To approve an amendment to the 2015 Equity Incentive Plan to (i) increase the total number of shares of Sunshine’s common stock available for issuance under the 2015 Equity Incentive Plan from 592,480 shares to 742,480 shares; (ii) remove the cap on the aggregate number of options and restricted stock awards that can be made under the 2015 Equity Incentive Plan (subject to the cap on the total number of shares reserved for issuance under the 2015 Equity Incentive Plan); (iii) update and increase the annual award limitations for non-employee directors on an individual and aggregate basis; and (iv) permit the assumption of awards and subsequent issuance of replacement awards by Sunshine in connection with any merger, consolidation, or acquisition of property or stock; and

3.	To approve a proposal to authorize the Sunshine board of directors to adjourn or postpone the Sunshine special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Sunshine merger proposal, referred to as the Sunshine adjournment proposal.

Stockholder approval of the Sunshine merger proposal is required to complete the merger. Sunshine will transact no business other than as listed above at the Sunshine special meeting, except for business properly brought before the Sunshine special meeting or any adjournment or postponement thereof.

You may vote at the special meeting of stockholders if you owned shares of Sunshine common stock at the close of business on the Sunshine record date, [●], 2016. On that date, there were [●] shares of Sunshine common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of Sunshine common stock you owned on the Sunshine record date.

Approval of the Sunshine merger proposal requires the affirmative vote of a majority of all of the votes entitled to be cast by holders of Sunshine common stock at a meeting at which a quorum is present. For purposes of the vote on the Sunshine merger proposal, a failure to vote, a failure to instruct your bank, broker or other nominees how to vote and a vote marked “ABSTAIN” will have the same effect as a vote “AGAINST” the Sunshine merger proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. Approval of the Equity Plan amendment proposal and the Sunshine adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Sunshine common stock represented in person or by proxy at the special meeting and entitled to vote on such proposals, whether or not a quorum is present. If you fail to submit a proxy or vote in person at the Sunshine special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Equity Plan amendment proposal and/or the adjournment proposal, it will have no effect on such proposals. In accordance with the provisions of Sunshine’s articles of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of Sunshine common stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Sunshine’s articles of incorporation authorize its board of directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to Sunshine to enable its board of directors to implement and apply the Limit.

Even if you expect to attend the special meeting of stockholders, Sunshine recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Each Sunshine director and executive officer have entered into voting agreements, the form of which is attached as Appendix C to this document, with FBC agreeing to, among other things, vote their shares of Sunshine common stock in favor of the merger agreement and the transactions contemplated thereby. As of the Sunshine record date, Sunshine’s directors, executive officers and their affiliates held approximately [●]% of the outstanding shares of Sunshine common stock entitled to vote at the Sunshine special meeting.

FBC Special Meeting of Shareholders (page [●])

FBC will hold a special meeting of its shareholders on [●], 2016, at [●], local time, at [●]. At the special meeting, FBC shareholders will be asked to vote on the following proposals:

1.	To approve a proposal to adopt the merger agreement and the other transactions contemplated by the merger agreement, referred to as the FBC merger proposal; and

2.	To approve a proposal to authorize the FBC board of directors to adjourn or postpone the FBC special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the FBC merger proposal, referred to as the FBC adjournment proposal.

Shareholder approval of the FBC merger proposal is required to complete the merger. FBC will transact no business other than as listed above at the FBC special meeting, except for business properly brought before the FBC’s special meeting or any adjournment or postponement thereof.

You may vote at the special meeting of shareholders if you owned shares of FBC common stock at the close of business on the FBC record date, [●], 2016. On that date, there were [●] shares of FBC common stock outstanding and entitled to vote at the FBC special meeting of shareholders. You may cast one vote for each share of FBC common stock you owned on the FBC record date.

Approval of the FBC merger proposal requires the affirmative vote of the holders of at least a majority of the shares of FBC common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of FBC common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger. The FBC adjournment proposal will be approved if the votes cast for that proposal by the holders of FBC common stock exceed the votes cast against such proposal by the holders of FBC common stock.

Even if you expect to attend the special meeting of shareholders, FBC recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Each FBC director and executive officer have entered into voting agreements, the form of which is attached as Appendix B to this document, with Sunshine agreeing to, among other things, vote their shares of FBC common stock in favor of the merger agreement and the transactions contemplated thereby (subject to certain exceptions) and restricting the transfer of the individual’s shares of FBC common stock during the period between signing of the merger agreement and the completion of the merger. As of the FBC record date, FBC directors, executive officers and their affiliates held approximately [●]% of the outstanding shares of FBC common stock entitled to vote at the FBC special meeting.

FBC Shareholders Have Appraisal Rights (page [●])

Under Florida law, FBC shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of FBC common stock instead of receiving the applicable merger consideration. To exercise appraisal rights, FBC shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “FBCA”), which include filing a written objection with FBC prior to the vote at the FBC special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the FBC merger proposal. A shareholder’s failure to vote against the FBC merger proposal will not constitute a waiver of such shareholder’s appraisal rights provided that such shareholder has filed the written objection discussed above with FBC prior to the vote at the FBC special meeting.

Interests of FBC Executive Officers and Directors in the Merger (page [●])

In considering the recommendation of the FBC board of directors to approve the merger, you should be aware that the executive officers and directors of FBC have certain financial interests in the merger that are in addition to their interests as FBC shareholders. For example, certain executive officers of FBC will receive “change of control” payments in connection with the merger pursuant to existing employment agreements with FBC Bank. In addition, certain FBC executive officers and directors own stock options that, pursuant to the terms of the merger agreement and whether or not vested, will be, as of the effective time of the merger, canceled and converted into the right to receive shares of Sunshine common stock as described in this joint proxy statement/prospectus. Also, FBC’s President and Chief Executive Officer has entered into an employment agreement with Sunshine Bank which becomes effective as of the closing of the merger. Sunshine has agreed to indemnify each present and former officer and director of FBC for six years following the effective date of the merger, to the fullest extent as presently provided under FBC’s organizational documents and Florida law, for any claim against any such present and former officer and director in their capacity as such, subject to applicable law. Additionally, officers and directors of FBC currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of FBC. This insurance coverage will be continued by Sunshine for a period of six years after the merger for acts and omissions of such persons in their capacity as officers and/or directors of FBC occurring before the merger. The FBC board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

As of the date of the merger agreement, executive officers and directors of FBC and FBC Bank did not own any shares of Sunshine common stock.

Material United States Federal Income Tax Consequences of the Merger (page [●])

Sunshine and FBC have each received an opinion to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to the exchange of your shares of FBC common stock for shares of Sunshine common stock in the merger. You will, however, have to recognize gain in connection with any cash received in lieu of a fractional share interest in Sunshine common stock.

You should read “Material United States Federal Income Tax Consequences of the Merger” on page [●] for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation and could vary from the general consequences described above. We strongly recommend that you consult your tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Approvals Required for the Merger (page [●])

To complete the merger, the parties must receive the prior approvals of the Federal Reserve Board and the OCC. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. An application for approval of the mergers was filed with the OCC on June 27, 2016, and Sunshine anticipates filing an application with the Federal Reserve Board on or around August 10, 2016.

Conditions to the Merger (page [●])

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	adoption of the merger agreement by Sunshine stockholders and FBC shareholders;

•	all regulatory approvals and consents must have been obtained, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired or been terminated;

•	the consummation of the merger shall not be illegal or otherwise prohibited and no temporary, preliminary or permanent restraining order preventing the consummation of the merger is in effect; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page [●])

FBC has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Sunshine is pending.

Termination of the Merger Agreement (page [●])

Sunshine and FBC may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Sunshine stockholders and FBC shareholders have each approved it. The merger agreement also contains certain termination rights, including, among others, the right of either party to terminate if (i) the merger shall not have become effective by May 9, 2017, (ii) the consummation of the merger has been enjoined or prohibited, (iii) Sunshine or FBC stockholder approvals are not obtained, (iv) the other party breaches its representations and covenants and such breach would result in the closing conditions not being satisfied, (v) such party enters into a definitive agreement with respect to a superior alternative transaction (subject to payment of the termination fee to the other party as described below) or (vi) the board of directors of the other party makes an adverse change in its recommendation with respect to stockholder adoption of the merger agreement.

In addition, if Sunshine’s stock price (measured four days prior to the closing of the merger) is (i) more than 20% lower than Sunshine’s stock price on the trading day before the entry into the merger agreement was publicly announced and (ii) such decrease in Sunshine’s stock price is more than 20% relative to the change in the KBW Nasdaq Bank Index on the corresponding dates, FBC shall have a right to terminate the merger agreement unless Sunshine agrees to increase the exchange ratio by a fixed percentage based on the relative price decrease of Sunshine’s common stock and the relative change in the KBW Nasdaq Bank Index.

Termination Fee (page [●])

The merger agreement provides that upon termination of the merger agreement under specified circumstances, including termination of the merger agreement by either party as a result of an adverse change in the recommendation of FBC’s board of directors, or in order for FBC to enter into a definitive agreement with respect to a superior alternative transaction, FBC may be required to pay Sunshine a termination fee of $1.8 million. If FBC terminates the merger agreement because Sunshine fails to convene the special stockholder meeting or Sunshine’s stockholders fail to approve the merger agreement after there is a publicly announced offer to purchase at least 20% or more of Sunshine’s or Sunshine Bank’s capital stock or consolidated assets, Sunshine may be required to pay FBC a termination fee of $1.8 million. If the merger agreement is terminated by a party as a result of the other party’s breach of its representations and covenants and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $750,000 as liquidated damages.

FBC agreed to the termination fee in order to induce Sunshine to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with FBC before the merger is completed.

Differences in Rights of Stockholders (page [●])

The rights of FBC shareholders after the merger who continue as stockholders of Sunshine will be governed by Maryland law rather than Florida law. After the merger is completed, the articles of incorporation and bylaws of Sunshine, rather than the articles of incorporation and bylaws of FBC, will govern your rights as a stockholder. For more information, please see the section entitled “Comparison of Stockholders’ Rights” beginning on page [●].

SUNSHINE SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial information and other data of Sunshine (and prior to July 14, 2014, Sunshine Bank). The selected consolidated financial data presented as of and for the three months ended March 31, 2016 and 2015 is unaudited. The selected consolidated financial information as of and for the five years ended December 31, 2015 has been derived from Sunshine’s audited historical consolidated financial statements. This information should be read in conjunction with the section captioned “Sunshine’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements as of and for the years ended December 31, 2015 and 2014 and the notes thereto included in this joint proxy statement/prospectus. The information as of and for the years ended December 31, 2013, 2012 and 2011 is derived in part from audited financial statements that are not included in this joint proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	As of March 31,		As of December 31,
	2016	2015	2015	2014 *	2013	2012	2011
	(unaudited)
	(In thousands, except per share data)
Total assets	$523,067	$247,577	$507,265	$229,820	$194,439	$194,047	$198,243
Cash and cash equivalents	61,619	44,865	59,344	20,479	11,054	12,301	24,223
Securities held to maturity	—	—	—	75,473	48,436	44,701	25,331
Securities held to Available for Sale	70,005	60,039	65,944	—	—	—	—
Loans receivable, net	337,784	118,675	326,267	108,666	111,263	114,038	125,772
Federal Home Loan Bank stock, at cost	1,306	211	1,597	180	237	302	365
Cash surrender value of bank-owned life insurance	12,203	7,317	12,122	7,259	4,089	3,967	3,841
Other real estate owned	32	41	32	41	1,422	990	2,434
Deposits	415,200	179,527	399,111	163,924	164,919	164,222	168,372
Other Borrowings	21,238	—	28,927	—	—	—	—
Subordinated notes	11,000	—	—	—	—	—	—
Stockholders’ equity	71,936	61,430	71,394	61,626	26,552	26,411	26,448

	For the three months ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014 *	2013	2012	2011
	(unaudited)
Selected Operating Data:
Interest income	$4,354	$1,785	$11,846	$6,278	$6,095	$6,605	$7,845
Interest expense	340	67	751	298	374	560	996

Net interest income	4,014	1,718	11,095	5,980	5,721	6,045	6,849
Provision for loan losses	—	—	—	2,500	—	—	153

Net interest income after provision for loan losses	4,014	1,718	11,095	3,480	5,721	6,045	6,696
Non-interest income	667	409	1,629	756	930	897	1,126
Non-interest expenses	4,478	2,746	17,276	8,287	6,405	7,001	6,931

Income (Loss) before income taxes	203	(619)	(4,552)	(4,051)	246	(59)	891
Income tax (benefit) expense	49	(266)	(2,321)	(1,590)	105	(22)	345

Net (loss) income	$154	$(353)	$(2,231)	$(2,461)	$141	$(37)	$546

Dividends on preferred shares	—	—	14	—	—	—	—

Net Income Available for Common Shareholders	$154	$(353)	$(2,245)	$(2,461)	$141	$(37)	$546

Basic earnings (loss) per share	$0.03	$(0.09)	$(0.56)	N/A	N/A	N/A	N/A

Diluted earnings (loss) per share	$0.03	$(0.09)	$(0.56)	N/A	N/A	N/A	N/A

Weighted Average Basic shares outstanding	4,949,835	3,904,725	3,993,560	N/A	N/A	N/A	N/A

Weighted Average diluted shares outstanding	4,966,070	3,904,725	3,993,560	N/A	N/A	N/A	N/A

(*)	Represents the year Sunshine Bancorp, Inc. was incorporated.

	For the three months ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014 *	2013	2012	2011
	(unaudited)
Performance Ratios:
Return (loss) on average assets	0.12%	(0.60%)	(0.63%)	(1.11%)	0.07%	(0.02%)	0.27%
Return (loss) on average equity	0.86%	(2.29%)	(3.50%)	(5.88%)	0.53%	(0.14%)	2.09%
Interest rate spread (1)	3.54%	3.16%	3.44%	2.87%	3.08%	3.58%	3.69%
Net interest margin (2)	3.64%	3.24%	3.53%	2.94%	3.15%	3.63%	3.79%
Non-interest expense to average assets	3.56%	4.68%	4.87%	3.74%	3.25%	3.58%	3.41%
Efficiency ratio (3)	95.66%	129.10%	135.77%	123.03%	96.30%	100.85%	86.91%
Average interest-earning assets to average interest-bearing liabilities	131.70%	159.80%	137.43%	151.76%	129.71%	116.53%	118.93%
Average equity to average assets	14.25%	26.23%	17.96%	18.93%	13.42%	13.54%	12.88%
Capital Ratios (4):
Total capital to risk-weighted assets	15.56%	31.30%	13.13%	33.82%	25.26%	25.55%	25.01%
Common Equity Tier 1 capital to risk-weighted assets	14.88%	30.05%	12.44%	N/A	N/A	N/A	N/A
Tier 1 capital to risk-weighted assets	14.88%	30.05%	12.44%	32.57%	24.00%	24.28%	23.74%
Tier 1 capital to average assets	11.32%	16.62%	9.76%	16.99%	13.14%	13.09%	13.03%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.74%	1.45%	0.76%	1.56%	1.52%	1.95%	2.64%
Allowance for loan losses as a percentage of nonperforming loans	265.69%	468.55%	334.35%	193.50%	44.95%	44.92%	153.41%
Net charge-offs (recoveries) to average outstanding loans	(0.03)%	(0.06)%	(0.36%)	2.22%	0.50%	0.96%	0.64%
Nonperforming loans as a percentage of total loans	0.28%	0.31%	0.23%	0.81%	3.37%	4.34%	1.72%
Total nonperforming assets as a percentage of total assets	0.19%	0.17%	0.15%	1.20%	2.70%	3.12%	2.35%
Other:
Number of offices	12	5	12	5	5	5	5
Number of full-time equivalent employees	123	75	128	74	61	60	65

(*)	Represents the year Sunshine Bancorp, Inc. was incorporated.
(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Represents Sunshine Bank capital ratios.

FBC SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial information and other data of FBC. The selected consolidated financial data presented below as of and for the three months ended March 31, 2016 and 2015 is unaudited. The selected consolidated financial information as of and for the five years ended December 31, 2015 has been derived from FBC’s audited historical consolidated financial statements. This information should be read in conjunction with the section captioned “FBC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements as of and for the years ended December 31, 2015 and 2014 and the notes thereto included in this joint proxy statement/prospectus. The information at and for the years ended December 31, 2013, 2012 and 2011 is derived in part from audited financial statements that are not included in this joint proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At March 31, Or Period Ended		At December 31, Or Year Ended
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
Selected Financial Condition Data:
Total Assets	$302,370	271,089	287,522	248,885	239,654	229,830	228,308
Cash and cash equivalents	50,538	33,680	40,868	17,756	20,758	16,847	29,303
Securities held to maturity	1,930	1,966	1,940	1,975	2,010	—	—
Securities held to Available for sale	16,326	19,988	16,945	20,792	21,973	34,203	22,301
Loans Receivable, net	218,903	199,470	212,349	190,381	174,659	156,278	152,749
Federal Home Loan Bank stock, at cost	259	224	224	216	280	342	606
Foreclosed Real Estate	—	485	—	2,393	3,491	4,415	2,750
Deposits	264,678	237,511	251,946	215,614	210,233	197,989	201,193
FHLB Advances	—	—	—	—	—	—	—
Other Borrowing	3,881	2,477	2,864	2,310	1,596	4,419	683
Stockholders’ Equity	32,501	30,139	31,877	29,600	27,234	26,665	25,776

Selected Operating Data:
Interest income	3,008	2,702	11,362	10,422	9,383	8,633	9,692
interest expense	149	150	619	534	628	1,111	2,072
Net interest income	2,859	2,552	10,743	9,888	8,755	7,522	7,620
Provision for loan losses	—	—	—	77	436	598	1,110
Net interest income after provision for loan losses	2,859	2,552	10,743	9,811	8,319	6,924	6,510
Noninterest income	202	387	1,560	1,156	1,509	1,857	1,386
Noninterest expense	2,261	2,154	8,579	7,752	7,989	7,760	7,732
Income before income taxes	800	785	3,724	3,215	1,839	1,021	164
Income taxes	308	302	1,429	1,237	717	413	89
Net income	$492	483	2,295	1,978	1,122	608	75
Basic income per share	$0.16	0.16	0.74	0.64	0.37	0.20	0.02
Diluted income per share	$0.16	0.16	0.73	0.64	0.37	0.20	0.02
Weighted—Average shares outstanding—basic	3,096,792	3,092,824	3,092,824	3,092,824	3,092,824	3,092,824	3,092,824
Weighted—Average shares outstanding—diluted	3,130,720	3,109,769	3,124,206	3,104,559	3,031,741	3,019,100	3,001,206

Performance Ratios:
Return on average assets	0.67%	0.76%	0.83%	0.79%	0.48%	0.26%	0.03%
Return on average equity	6.13%	6.49%	7.47%	6.96%	4.20%	2.34%	0.29%
Interest rate spread (1)	4.17%	4.30%	4.15%	4.33%	3.88%	3.39%	3.29%
Net interest margin (2)	4.33%	4.46%	4.32%	4.46%	4.03%	3.58%	3.50%
Noninterest expense to average assets	3.08%	3.38%	3.12%	3.09%	3.39%	3.36%	3.24%
Efficiency ratio (3)	73.86%	73.29%	69.73%	70.19%	77.84%	82.74%	85.85%
Average interest-earning assets to average interest-bearing liabilities	173.99%	163.20%	171.17%	155.71%	153.32%	134.91%	121.99%
Average equity to average assets	10.95%	11.67%	11.17%	11.33%	11.32%	11.28%	10.77%

	At March 31, Or Period Ended		At December 31, Or Year Ended
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
Capital Ratios (4):
Common Equity Tier 1 capital to risk-weighted assets	12.91%	12.52%	13.10%	N/A	N/A	N/A	N/A
Tier 1 capital ratio	12.91%	12.52%	13.10%	13.21%	12.09%	11.69%	11.56%
Total capital ratio	14.16%	13.77%	14.35%	14.43%	13.31%	12.94%	12.82%
Tier 1 leverage ratio	10.16%	10.28%	10.10%	10.75%	9.48%	9.07%	8.16%

Asset Quality Ratios
Allowance for loan losses as a percentage of total loans	1.31%	1.43%	1.34%	1.49%	1.55%	1.76%	2.45%
Allowance for loan losses as a percentage of nonperforming loans	254.93%	172.28%	188.56%	257.54%	232.97%	59.03%	62.99%
Net charge-offs to average outstanding loans during the year	-0.01%	0.00%	0.00%	-0.03%	0.29%	1.04%	0.92%
Nonperforming loans as a percentage of total loans	0.51%	0.83%	0.71%	0.58%	0.67%	2.98%	3.89%
Total nonperforming assets as a percentage of total assets	0.38%	0.80%	0.53%	1.41%	1.95%	3.98%	3.87%

Other:
Number of offices	7	7	7	7	6	6	6
Number of full-time equivalent employees	55	57	57	53	52	50	50

(1)	Represents the difference between the weighted average yield on average interest—earning assets and the weighted—average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Represents FBC Bank ratios.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information is based on the historical financial data of Sunshine and FBC, and has been prepared to illustrate the effects of the proposed merger. The unaudited pro forma combined consolidated financial information and explanatory notes are based upon assumptions relating to the estimated transaction costs, purchase accounting adjustments, expected cost savings and other combined effects and which were provided by Sunshine’s senior management.

The following unaudited pro forma combined consolidated financial statements have been prepared using the acquisition method of accounting, giving effect to the proposed acquisition of FBC as described in the accompanying notes to the unaudited pro forma combined consolidated financial statements. The unaudited pro forma combined consolidated balance sheet combines the historical financial information of Sunshine and FBC as of March 31, 2016, and assumes that the merger was completed on that date. The unaudited pro forma combined consolidated statements of income for the three months ended March 31, 2016 and the twelve months ended December 31, 2015 give effect to the merger as if it had been completed on January 1, 2015.

The following unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments require management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	Sunshine’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included elsewhere in this joint proxy statement/prospectus and FBC’s separate audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2015 and 2014, included elsewhere in this joint proxy statement/prospectus;

•	Sunshine’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2016 included elsewhere in this joint proxy statement/prospectus, and FBC’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2016, included elsewhere in this joint proxy statement/prospectus; and

•	other information pertaining to Sunshine and FBC contained in this joint proxy statement/prospectus. Please see the sections entitled “Sunshine Selected Consolidated Financial and Other Data” and “FBC Selected Consolidated Financial and Other Data” beginning on pages [●] and [●], respectively.

Unaudited Condensed Combined Pro Forma Balance Sheet
as of March 31, 2016
(Dollars in thousands, except per share data)

	Sunshine Bancorp, Inc.	FBC Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets:
Cash and cash equivalents	$61,619	$50,538	$(3,250)	A	$108,907
Investment securities	70,005	18,256	82	B	88,343
Loans held for sale	453	676	—		1,129
Loans	340,316	221,827	(4,000)	C	558,143
Allowance for loan losses	(2,532)	(2,897)	2,897	D	(2,532)

Net loans	337,784	218,930	(1,103)		555,611

Premises and equipment, net	17,613	9,579	—		27,192
Cash surrender value of bank-owned life insurance	12,203	—	—		12,203
Goodwill and other intangible assets, net	10,071	2,430	10,475	E	22,976
Other assets	13,319	1,961	(941)	F	14,339

Total assets	$523,067	$302,370	$5,263		$830,700

Liabilities:
Deposits	$415,200	$264,678	$369	G	$680,247
Other Borrowings	21,238	3,881	—		25,119
Subordinated notes	11,000	—	—		11,000
Other liabilities	3,693	1,310	—		5,003

Total liabilities	451,131	269,869	369		721,369

Total stockholders’ equity	71,936	32,501	4,894		109,331

Total liabilities and stockholders’ equity	$523,067	$302,370	$5,263		$830,700

Book value per common share	$13.66	$10.49			$13.68
Shares outstanding	5,265,950	3,096,824	(371,619)		7,991,155

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma adjustments related to the FBC acquisition included in the pro forma financial information are as follows,

(A)	Adjustment to record the incremental direct costs associated with the merger. These costs include accountant, attorney, and financial advisor fees, payout of vendor contract obligations, system conversion costs, insurance (tail coverage), payout of employee contracts, severance payments to displaced FBC personnel, other personnel-related costs and other miscellaneous costs.

(B)	Adjustment to record the held to maturity investment securities portfolio at fair value.

(C)	Adjustment to record the acquired loan portfolio at fair value.

(D)	Adjustment to reverse the historical FBC allowance for loan losses.

(E)	Adjustment to record $6.7 million of goodwill and $3.8 million core deposit intangible, net of FBC historical goodwill created as a result of the merger.

(F)	Adjustment to record the deferred tax asset created as a result of the fair value adjustments using Sunshine’s statutory tax rate of 37.5%.

(G)	Adjustment to the fair value of non-core deposits assumed.

Unaudited Condensed Combined Pro Forma Income Statement

For the Three Months Ended March 31, 2016
(Dollars in thousands, except per share data)

	Sunshine Bancorp, Inc.	FBC Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Total interest income	$4,354	$3,008	$200	A	$7,562
Total interest expense	340	149			489

Net interest income	4,014	2,859	200		7,073
Provision for loan losses	—	—	—		—

Net interest income after provision for loan losses	4,014	2,859	200		7,073
Non-interest income	667	202			869
Non-interest expense	4,478	2,261	(678)	B	6,061

Income before income taxes	203	800	878		1,881
Income taxes	49	308	329	C	686

Net income	$154	$492	$549		$1,195

Earnings per common share:
Basic	$0.03	$0.16			$0.15

Diluted	$0.03	$0.16			$0.15

For the Year Ended December 31, 2015
(Dollars in thousands, except per share data)

	Sunshine Bancorp, Inc.	FBC Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Total interest income	$11,846	$11,362	$800	A	$24,008
Total interest expense	751	619			1,370

Net interest income	11,095	10,743	800		22,638
Provision for loan losses	—	—			—

Net interest income after provision for loan losses	11,095	10,743	800		22,638
Non-interest income	1,629	1,560			3,189
Non-interest expense	17,276	8,579	(2,574)	B	23,281

Income before income taxes	(4,552)	3,724	3,374		2,546
Income taxes	(2,321)	1,429	1,265	C	373

Net (loss) income	$(2,231)	$2,295	$2,109		$2,173
Preferred stock dividend paid	(14)	$—	$—		(14)

Net (loss) income available to common shareholders	$(2,245)	$2,295	$2,109		$2,159

Earnings per common share:
Basic	$(0.56)	$0.74			$0.27

Diluted	$(0.56)	$0.73			$0.27

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma adjustments related to the FBC acquisition included in the pro forma financial information are as follows:

(A)	Adjustment to record the acquired loan portfolio at fair value.

(B)	Adjustment to record the incremental direct costs savings associated with the merger net of amortization of intangibles.

(C)	Adjustment to record the income tax impact of the pro forma adjustments using Sunshine’s statutory tax rate of 37.5%.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth for both Sunshine common stock and FBC common stock certain historical, pro forma and pro forma equivalent per share financial information. The historical per share data were derived from the financial statements of Sunshine that have been filed with the SEC, certain of which are included elsewhere in this joint proxy statement/prospectus.

The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2015, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page [●].

	Sunshine Bancorp Historical	FBC Historical	Combined Pro Forma Sunshine/FBC	Pro Forma FBC Equivalent Shares (3)
Book value per share (1):
March 31, 2016	13.66	10.49	13.68	12.04
December 31, 2015	11.00	18.60	11.38	10.01
Basic earnings per common share (2):
Three months ended March 31, 2016	0.03	0.16	0.15	0.13
Year ended December 31, 2015	(0.56)	0.74	0.27	0.24
Diluted earnings per common share (2):
Three months ended March 31, 2016	0.03	0.16	0.15	0.13
Year ended December 31, 2015	(0.56)	0.73	0.27	0.24

(1)	The pro forma combined book value per share of Sunshine common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common stock of the combined entities.
(2)	The pro forma combined basic and diluted earnings per share of Sunshine common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted shares of the combined entities.
(3)	The Pro Forma FBC Equivalent Shares are calculated by multiplying the amounts in the “Combined Pro Forma Amounts for Sunshine/FBC” column by the exchange ratio of 0.88, which represents the number of shares of Sunshine common stock a FBC shareholder will receive for each share of FBC common stock owned (assuming no adjustment is made to the exchange ratio pursuant to the merger agreement).

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of Sunshine common stock, which trades on the NASDAQ Capital Market under the symbol “SBCP.” Sunshine completed its initial public offering on July 14, 2014, and its stock commenced trading on July 15, 2014:

	High	Low	Dividends
2015
Quarter ended March 31, 2015	$12.60	$11.82	—
Quarter ended June 30, 2015	$15.04	$12.15	—
Quarter ended September 30, 2015	$15.35	$13.75	—
Quarter ended December 31, 2015	$15.25	$13.65	—

2014
Quarter ended September 30, 2014	$12.73	$10.00	—
Quarter ended December 31, 2014	$12.70	$11.21	—

FBC common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of FBC common stock. FBC paid no dividends during past two years. As of March 31, 2016, there were 3,096,824 shares of FBC common stock issued and outstanding, which were held by approximately 444 shareholders of record and there were 5,265,950 shares of Sunshine common stock issued and outstanding, which were held by approximately 246 stockholders of record. Certain shares of Sunshine are held in “nominee” or “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

The following table sets forth the closing sale prices per share of Sunshine common stock (on a historical basis) and FBC common stock (on a historical and equivalent basis) on May 9, 2016, the last trading day before the public announcement of the signing of the merger agreement, and on [●], 2016, the latest practicable date before the date of this joint proxy statement/prospectus.

Date	Sunshine Common Stock	FBC Common Stock (1)	FBC Equivalent Per Share Value (2)
May 9, 2016	$14.46	$10.56	$9.29
[●]	[●]	[●]	[●]

(1)	Represents the unaudited book value per share of FBC common stock.
(2)	The FBC Equivalent Per Share Value is calculated by multiplying the amount in the “FBC Common Stock” column by the exchange ratio of 0.88, which represents the number of shares of Sunshine common stock a FBC shareholder will receive for each share of FBC common stock owned.

We urge you to obtain current market quotations for Sunshine common stock. Because trading prices fluctuate, FBC shareholders are not assured of receiving any specific market value of Sunshine common stock. The price of Sunshine common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this joint proxy statement/prospectus was mailed or when the Sunshine stockholders and FBC shareholders meet to vote on the merger.

RISK FACTORS

In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus.

Risks Related to the Merger

Because the market price of Sunshine’s common stock may fluctuate, FBC shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

At the time the merger is completed, each issued and outstanding share of FBC common stock, except for certain specified shares owned by Sunshine, will be converted into the right to receive 0.88 shares of Sunshine common stock, together with cash in lieu of fractional shares. There will be a time lapse between each of the date of this joint proxy statement/prospectus, the date of the Sunshine special meeting, the date of the FBC special meeting and the date on which FBC shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Sunshine common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Sunshine’s business, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Sunshine and FBC. Consequently, at the time FBC shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Sunshine common stock they may receive when the merger is completed.

Because the lack of a public market for FBC’s common stock makes it difficult to evaluate the fairness of the merger, FBC shareholders may receive consideration in the merger that is greater than or less than the fair value of the shares of common stock of FBC.

FBC is privately held and its outstanding capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair value of FBC or its shares of common stock. Since the percentage of Sunshine’s equity to be issued to the FBC shareholders was determined based on negotiations between the parties, it is possible that the value of the Sunshine common stock to be issued in connection with the merger will be greater than the fair value of FBC. Alternatively, it is possible that the value of the shares of Sunshine common stock to be issued in connection with the merger will be less than the fair value of FBC.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger can be completed, the parties to the merger agreement must obtain approvals from the Federal Reserve Board and the OCC. Other approvals, waivers or consents from, or filings with, regulators may also be required. In determining whether to grant these approvals, waivers and consents, the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in any party’s regulatory standing or these factors could result in an inability to obtain approval or delay receipt thereof. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the completion of the merger, any of which might have an adverse effect on the combined company following the completion of the merger. However, under the terms of the merger agreement, if such regulatory approvals contain any prohibition, limitation, or other requirement which would materially prohibit or materially limit the ownership or operation by FBC or any of its subsidiaries, or by Sunshine or any of its subsidiaries, of all or any material portion of the business or assets of FBC or any of its subsidiaries or Sunshine or its subsidiaries, or compel Sunshine or any of its subsidiaries to dispose of all or any material portion of the business or assets of FBC or any of its subsidiaries or Sunshine or any of its subsidiaries, continue any portion of any regulatory agreement of FBC against Sunshine after the merger, or otherwise be reasonably likely to have a material and adverse effect on Sunshine or any of its subsidiaries, taken as a whole and giving effect to the merger (measured on a scale relative to FBC and its subsidiaries, taken as a whole), then the parties could elect to not close the merger. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Regulatory Approvals Required for the Merger” beginning on page [●].

Sunshine and FBC have and will continue to incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Sunshine and FBC each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Sunshine and FBC expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Sunshine and FBC expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Sunshine following completion of the merger.

Combining the two companies may be more difficult or time consuming than expected and the anticipated benefits of the merger may not be realized.

Sunshine and FBC have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits, will depend, in part, on Sunshine’s ability to successfully combine and integrate the businesses of Sunshine and FBC in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Sunshine’s ability to successfully conduct its business, which could have an adverse effect on Sunshine’s financial results and the value of its common stock. If Sunshine experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Sunshine and/or FBC to lose customers or cause customers to remove their accounts from Sunshine and/or FBC and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of FBC and Sunshine during this transition period and for an undetermined period after completion of the merger on the combined company.

The fairness opinions delivered by Sunshine’s and FBC’s financial advisors to the parties’ respective boards of directors prior to the execution of the merger agreement will not reflect any changes in circumstances since the date of the merger agreement.

The fairness opinions received by the boards of directors of Sunshine and FBC from the parties’ respective financial advisors, Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc., respectively, are each dated May 9, 2016, the date of the merger agreement. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Sunshine and FBC, general market and economic conditions and other factors that may be beyond the control of Sunshine and FBC may alter the value of Sunshine or FBC or the prices of shares of Sunshine common stock or FBC common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the respective opinion. Management of Sunshine is not aware of any material changes in Sunshine’s operations or performance since the delivery of the opinions or that are anticipated to occur before the Sunshine special meeting takes place or before the merger is completed. Management of FBC is not aware of any material changes in FBC’s operations or performance since the delivery of the opinions or that are anticipated to occur before the FBC special meeting takes place or by the time the merger is completed. Neither financial advisor has any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and neither has done so. A copy of the Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. opinions are included as Appendix D and Appendix E, respectively, to this joint proxy statement/prospectus. For a description of the opinions, please refer to “The Merger—Opinion of Sunshine’s Financial Advisor” and “The Merger—Opinion of FBC’s Financial Advisor” beginning on pages [●] and [●], respectively. For a description of the other factors considered by Sunshine’s and FBC’s board of directors in determining to approve the merger, please refer to “The Merger—Sunshine’s Reasons for the Merger; Recommendation of the Sunshine Board of Directors” and “The Merger—FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors” beginning on pages [●] and [●], respectively.

The unaudited pro forma combined consolidated financial information included in this document is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Sunshine’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the FBC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page [●].

Certain of FBC’s directors and executive officers have interests in the merger that may differ from the interests of the FBC shareholders.

The FBC shareholders should be aware that some of FBC’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of FBC shareholders generally. The FBC board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that FBC shareholders vote in favor of the FBC merger proposal and certain related matters and against alternative transactions.

The material interests considered by the FBC board were as follows:

•	Employment agreements for Ralph Betancourt, Executive Vice President and Orlando Market Area President of FBC Bank, and Phillip Tasker, Executive Vice President and Chief Financial Officer of FBC and FBC Bank, that each provide for cash severance payments, life insurance and medical and dental benefits in the event of a termination of employment without cause or for good reason following a change in control;

•	Subject to the terms and conditions of the merger agreement, Sunshine and Sunshine Bank have agreed to enter into an employment agreement with Dana Kilborne, President and Chief Executive Officer of

FBC Bank, to serve as Executive Vice President of Sunshine and Co-President and Chief Banking Officer of Sunshine Bank following the closing of merger. In addition, Ms. Kilborne is entitled to a change of control payment of $947,047 (plus a tax gross-up payment of approximately $390,000) upon the closing of the merger under her current employment agreement with FBC;

•	Subject to the terms and conditions of the merger agreement, Sunshine and Sunshine Bank have agreed to appoint five of FBC’s current board members to serve as members of the Sunshine and Sunshine Bank boards;

•	FBC has made awards of stock options to certain of its officers and directors under the 2014 Directors’ Stock Option Plan and FBC’s 2014 Officers’ and Employees’ Stock Option Plan. As a result of the merger, each stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to closing will be converted into an option to acquire a number of shares of Sunshine common stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of FBC common stock subject to such FBC option immediately prior to the effective time by (y) 0.88; and the exercise per share of the new option (rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (i) the per share exercise price for the shares of FBC common stock subject to such FBC option by (ii) 0.88. In connection with the merger, FBC intends to amend the foregoing plans to provide that options issued to those directors of FBC who are not then appointed to the board of Sunshine or Sunshine Bank shall not terminate upon the effective date of the merger; and

•	Rights of FBC officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

For a more complete description of these interests, see the section of this joint proxy statement/prospectus entitled “The Merger—Interests of FBC’s Executive Officers and Directors in the Merger” beginning on page [●].

Termination of the merger agreement could negatively impact FBC or Sunshine.

If the merger agreement is terminated, there may be various consequences. For example, FBC’s or Sunshine’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the Sunshine common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, FBC or Sunshine may be required to pay to the other party a termination fee of $1.8 million and/or liquidated damages of $750,000. For a more complete description of these potential payments, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Effect of Termination” beginning on page [●].

FBC and Sunshine will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FBC or Sunshine. These uncertainties may impair FBC’s or Sunshine’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with FBC or Sunshine to seek to change existing business relationships with FBC or Sunshine. Experienced employees in the financial services industry are in high demand and competition for their talents can be intense. Retention of certain employees by FBC or Sunshine may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Sunshine. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FBC or Sunshine, FBC’s business or Sunshine’s business could be harmed. In addition, subject to certain exceptions, FBC has agreed to operate its business in the ordinary course prior to closing, and each of FBC and Sunshine has agreed to certain restrictive covenants. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page [●] for a description of the restrictive covenants applicable to FBC and Sunshine.

The merger agreement limits FBC’s ability to pursue acquisition proposals and requires either company to pay a termination fee of $1.8 million and/or liquidated damages of $750,000 under limited circumstances, including circumstances relating to acquisition proposals for FBC. Additionally, certain provisions of FBC’s articles of incorporation may deter potential acquirers.

The merger agreement prohibits FBC from initiating, soliciting, knowingly inducing, knowingly encouraging, or knowingly facilitating certain third-party acquisition proposals. In addition, unless the merger agreement has been terminated in accordance with its terms, FBC has an unqualified obligation to submit the FBC merger proposal to a vote by FBC shareholders, even if FBC receives a proposal that the FBC board believes is superior to the merger. The merger agreement also provides that Sunshine or FBC must pay a termination fee in the amount of $1.8 million and/or liquidated damages of $750,000 in the event that the merger agreement is terminated under certain circumstances, including FBC’s failure to abide by certain obligations not to solicit acquisition proposals. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FBC from considering or proposing such an acquisition. See the sections of this joint proxy statement/prospectus entitled “The Merger Agreement —Agreement to Not Solicit Other Offers” beginning on page [●] and “The Merger Agreement — Effect of Termination” beginning on page [●].

Each of FBC’s directors and certain of its officer and principal shareholders, solely in his or her or its capacity as a FBC shareholder, have entered into separate voting agreements and have agreed to vote their shares of FBC common stock in favor of the FBC merger proposal and against alternative transactions. The FBC shareholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 20% of the outstanding shares of FBC common stock as of the FBC record date. In addition, each of Sunshine’s directors and officer, solely in his or her capacity as a Sunshine stockholder, have entered into separate voting agreements and have agreed to vote their shares of Sunshine common stock in favor of the Sunshine merger proposal and against alternative transactions. The Sunshine stockholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 7.4% of the outstanding shares of Sunshine common stock as of the date of the merger agreement. Additionally, certain provisions of FBC’s articles of incorporation (which allow FBC’s board of directors the ability to cause FBC to issue preferred stock with terms the board deems appropriate) or of the Florida Business Corporations Act could make it more difficult for a third-party to acquire control of FBC or may discourage a potential competing acquirer.

The shares of Sunshine common stock to be received by FBC shareholders as a result of the merger will have different rights from the shares of FBC common stock.

The rights of FBC shareholders are currently governed by the Florida Business Corporations Act, FBC’s articles of incorporation and FBC’s bylaws. Upon completion of the merger, FBC shareholders will become Sunshine stockholders and their rights as stockholders will then be governed by the Maryland General Corporation Law, the Sunshine certificate of incorporation, and the Sunshine bylaws. The rights associated with FBC common stock are different from the rights associated with Sunshine common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page [●] for a discussion of the different rights associated with Sunshine common stock.

Holders of FBC and Sunshine common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of FBC and Sunshine common stock currently have the right to vote in the election of the board of directors and on other matters affecting FBC and Sunshine, respectively. Upon the completion of the merger, each FBC shareholder who receives shares of Sunshine common stock will become a Sunshine stockholder with a percentage ownership of Sunshine that is smaller than such holder’s percentage ownership of FBC. It is currently expected that the former FBC shareholders as a group will receive shares in the merger constituting approximately 34.6% of the outstanding shares of Sunshine common stock immediately after the merger. As a result, current Sunshine stockholders as a group will own approximately 65.4% of the outstanding shares of Sunshine common stock immediately after the merger. Because of this, FBC shareholders may have less influence on the management and policies of Sunshine than they now have on the management and policies of FBC, and current Sunshine stockholders may have less influence than they now have on the management and policies of Sunshine.

The market price of Sunshine common stock after the merger is completed may be affected by factors different from those affecting the market price of FBC or Sunshine common stock currently.

Upon completion of the merger, FBC shareholders will become Sunshine stockholders. Sunshine’s business differs in important respects from that of FBC, and, accordingly, the results of operations of the combined company and the market price of Sunshine common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Sunshine and FBC. For a discussion of the businesses of Sunshine and FBC and of some important factors to consider in connection with those businesses, see the see the sections entitled “Sunshine’s Business,” “Sunshine’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FBC’s Business,” “FBC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical financial statements of Sunshine and FBC, including the notes thereto, which are included elsewhere in this joint proxy statement/prospectus, and the other information contained in this joint proxy statement/prospectus.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in recognition of taxable gain or loss by FBC shareholders with respect to their FBC shares.

Sunshine and FBC intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. If, however, the merger fails to qualify as such reorganization, a FBC shareholder generally would recognize gain or loss on each share of FBC common stock surrendered in an amount equal to the difference between such shareholder’s adjusted tax basis in that share and the fair market value of the merger consideration received in exchange for that share upon completion of the merger.

Risks Related to Sunshine’s Business

Sunshine may be unable to successfully implement its business strategy and as a result, its financial condition and results of operations may be negatively affected.

Sunshine’s future success will depend upon management’s ability to successfully implement its strategic and organic growth plan which includes growing its commercial business lending with an emphasis on originating loans to small businesses and acquisitions of companies or branches that complement Sunshine’s current position.

Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial business loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Additionally, future success in the commercial banking area will depend on management’s ability to attract and retain highly skilled and motivated loan originators. Sunshine Bank competes with many institutions that have greater financial resources to attract these qualified individuals. Failure to recruit and retain adequate talent would limit Sunshine’s ability to compete successfully and would adversely affect Sunshine’s business and profitability.

Sunshine believes that it has the management resources and internal systems in place to successfully implement its business strategy. However, it will take time to fully implement its business strategy and achieve the intended results of its strategy. During the period Sunshine is implementing its business strategy, its results of operations may be negatively impacted. In addition, even if Sunshine’s strategy is fully implemented, it may not produce positive results.

Sunshine’s commercial real estate, multi-family and commercial business loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase if Sunshine continues to increase these types of loans.

At March 31, 2016, $264.2 million, or 77.6%, of Sunshine’s loan portfolio consisted of commercial real estate, multi-family, construction, and commercial business loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate, multi-family and commercial business loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of Sunshine’s borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose Sunshine to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. These loans also have greater credit risk than one- to four-family residential real estate loans for the following reasons:

•	commercial real estate and multi-family loans—repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	commercial business loans—repayment is generally dependent upon the successful operation of the borrower’s business.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral becomes significantly impaired, then Sunshine may not be able to recover the full contractual amount of principal and interest that it anticipated at the time it originated the loan, which could cause Sunshine to increase its provision for loan losses, which would in turn adversely affect its operating results and financial condition.

Furthermore, a key component of Sunshine’s strategy is to continue to increase its origination of commercial real estate and commercial business loans to diversify its loan portfolio and increase its returns or yields on its loan portfolio, which will significantly increase its exposure to the risks inherent in these types of loans.

Sunshine has a high concentration of loans in a small geographic market area, which makes its business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to its financial condition.

Unlike larger financial institutions that are more geographically diversified, Sunshine is a community banking franchise concentrated in Central Florida. As of March 31, 2016, almost all of the loans in Sunshine’s loan portfolio were made to borrowers who live and/or conduct business in Central Florida and almost all of Sunshine’s loans were secured by real estate or other assets located in that market area. Deterioration in local economic conditions in the real estate market could have a material adverse effect on the quality of Sunshine’s portfolio by eroding the loan-to-value ratio of its portfolio, the demand for its products and services, the ability of borrowers to timely repay loans, the value of the collateral securing loans and its financial condition, results of operations and future prospects. In addition, if the population or income growth in the region is slower than projected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of Sunshine’s expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected Sunshine Bank’s capital, Sunshine might be subject to regulatory restrictions on operations and growth and required to raise additional capital.

Sunshine’s business may be adversely affected by credit risk associated with residential property.

At March 31, 2016, $66.7 million, or 19.6%, of Sunshine’s total loan portfolio was secured by one- to four-family real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Florida housing market between 2008 and 2011 reduced the value of the real estate collateral securing these types of loans. While the Florida housing market has improved in recent years, certain of Sunshine’s residential mortgage loans are secured by liens on mortgage properties in which the borrowers may have little or no equity because of the previous decline in home values in Sunshine’s market areas. As a result, Sunshine has increased risk that it could incur losses if borrowers default on their loans because Sunshine may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, Sunshine may experience higher rates of delinquencies, defaults and losses on its residential mortgage loans.

A return of recessionary conditions could result in increases in Sunshine’s level of nonperforming loans and/or reduced demand for Sunshine’s products and services, which could have an adverse effect on Sunshine’s results of operations.

Nationally, economic growth has been slow and uneven. Recovery by many businesses has been impaired by lower consumer spending. A return to deteriorating economic conditions or negative developments in the domestic and international credit markets could significantly affect Sunshine’s customers’ operations, the value of Sunshine’s loans and investments, and the demand for Sunshine’s products and services. These events may cause Sunshine to incur losses and may adversely affect Sunshine’s financial condition and results of operations.

Future changes in interest rates could reduce Sunshine’s profits and asset values.

Net income is the amount by which net interest income and noninterest income exceeds noninterest expense and the provision for loan losses and income taxes. Net interest income makes up a majority of Sunshine’s income and is the difference between:

•	interest income Sunshine earns on interest-earning assets, such as loans and securities; and

•	interest expense Sunshine pays on interest-bearing liabilities, such as deposits.

Sunshine is vulnerable to changes in interest rates, including the shape of the yield curve, because of a mismatch between the terms to maturity and repricing of Sunshine’s assets and liabilities. For the years ended December 31, 2014 and 2015, and the three months ended March 31, 2016, Sunshine’s net interest margin was 2.94%, 3.53%, and 3.64%, respectively. Changes in interest rates also can affect: (i) Sunshine’s ability to originate loans; (ii) the value of Sunshine’s interest-earning assets; (iii) Sunshine’s ability to obtain and retain deposits; and (iv) the ability of Sunshine’s borrowers to repay their loans, particularly adjustable rate loans.

Historically low interest rates may adversely affect Sunshine’s net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, market rates on the loans originated by Sunshine and the yields on securities purchased by Sunshine have been at lower levels compared to those that existed prior to 2008. As of March 31, 2016, 74.4% of Sunshine’s deposit balances do not have stated maturities. Sunshine’s non-maturity deposits and time deposits may reprice or mature more quickly than its interest-earning assets. Sunshine’s ability to lower its interest expense on deposits may be limited at these current low interest rate levels while the average yield on its interest-earning assets may continue to decrease. The Federal Reserve Board may continue to maintain low interest rates. Accordingly, Sunshine’s net interest income (the difference between interest income earn on Sunshine’s assets and the interest expense paid on Sunshine’s liabilities) may continue to decrease, which will have an adverse effect on Sunshine’s profitability.

Sunshine’s financial performance will be negatively impacted if Sunshine is unable to execute its growth strategy and manage its growth.

Sunshine’s current growth strategy is to grow organically and through select acquisitions. Sunshine’s ability to grow organically depends primarily on generating loans and deposits of acceptable risk and expense, and Sunshine may not be successful in continuing this organic growth. Sunshine’s ability to identify and consummate appropriate acquisitions, depends upon prevailing economic conditions, availability of sufficient capital, Sunshine’s ability to recruit and retain qualified personnel, competitive factors and changes in banking laws, among other factors. Sustaining Sunshine’s growth will require Sunshine to commit additional management, operational and financial resources to identify new professionals to join Sunshine and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on Sunshine’s business, financial condition and results of operations. If Sunshine grows too quickly and is unable to control costs and maintain asset quality, such growth, whether organic or through select acquisitions, could materially and adversely affect Sunshine’s financial condition and results of operations.

Sunshine may make additional acquisitions in the future, which may be restricted by applicable regulation, difficult to integrate, divert management resources, result in unanticipated costs, or dilute Sunshine’s stockholders.

Part of Sunshine’s business strategy is to make acquisitions of, or investments in, companies that complement Sunshine’s current position or offer growth opportunities. Federal and Florida state banking laws restrict the activities that Sunshine and Sunshine Bank may lawfully conduct, whether directly or indirectly through acquisitions, subsidiaries and certain interests in other companies. These laws also affect the ability to effect a change of control of Sunshine or another savings and loan holding company. Sunshine’s acquisitions may be subject to regulatory approval. Sunshine may not receive regulatory approval for future acquisitions or, if received, such regulatory approval may not be timely. Changes in the number or scope of permissible activities under applicable law could have an adverse effect on Sunshine’s ability to implement its business strategy.

Furthermore, additional acquisitions in the future could pose numerous risks to Sunshine’s operations, including:

•	Sunshine may have difficulty integrating the purchased operations;

•	Sunshine may incur substantial unanticipated integration costs;

•	assimilating the acquired businesses may divert significant management attention and financial resources from Sunshine’s other operations and could disrupt Sunshine’s ongoing business;

•	acquisitions could result in the loss of key employees, particularly those of the acquired operations;

•	Sunshine may have difficulty retaining or developing the acquired businesses’ customers;

•	acquisitions could adversely affect Sunshine’s existing business relationships with customers;

•	Sunshine may be unable to effectively compete in the markets serviced by the acquired bank;

•	Sunshine may fail to realize the potential cost savings or other financial benefits and/or the strategic benefits of the acquisitions; and

•	Sunshine may incur liabilities from the acquired businesses and Sunshine may not be successful in seeking indemnification for such liabilities or claims.

In connection with these acquisitions or investments, Sunshine could incur debt, amortization expenses related to intangible assets or large and immediate write-offs, assume liabilities, or issue stock that would dilute current stockholders’ percentage of ownership. Sunshine may not be able to complete acquisitions or integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on its business, financial condition and results of operations.

If Sunshine’s allowance for loan losses is not sufficient to cover actual loan losses, Sunshine’s earnings and capital could decrease.

Lending is inherently risky and Sunshine is exposed to the risk that its borrowers may default on their obligations. A borrower’s default on its obligations may result in lost principal and interest income and increased operating expenses as a result of the allocation of management’s time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Sunshine may have to charge-off the loan in whole or in part. In such situations, Sunshine may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

Sunshine makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for many of its loans. In determining the amount of the allowance for loan losses, Sunshine reviews its loans and loss and delinquency experience, and evaluates other factors including, among other things, current economic conditions. If Sunshine’s assumptions are incorrect, or if delinquencies or non-performing loans increase, Sunshine’s allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, which would require additions to the allowance, which could materially decrease net income.

In addition, bank regulators periodically review Sunshine’s allowance for loan losses and, based on their judgments and information available to them at the time of their review, may require Sunshine to increase its allowance for loan losses or recognize further loan charge-offs. An increase in Sunshine’s allowance for loan losses or loan charge-offs as required by these regulatory authorities may reduce Sunshine’s net income and capital, which may have a material adverse effect on its financial condition and results of operations.

If Sunshine’s nonperforming assets increase, earnings will be adversely affected.

At March 31, 2016, Sunshine’s nonperforming assets, which consist of non-performing loans and other real estate owned, were approximately $953,000, or 0.19% of total assets. Sunshine’s nonperforming assets adversely affect net income in various ways:

•	Sunshine records interest income only on the cash basis or cost-recovery method for non-accrual loans and does not record interest income for other real estate owned;

•	Sunshine must provide for probable loan losses through a current period charge to the provision for loan losses;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and Sunshine is unable to successfully manage its nonperforming assets, its losses and troubled assets could increase significantly, which could have a material adverse effect on Sunshine’s financial condition and results of operations.

Sunshine’s small size makes it more difficult to compete.

Sunshine’s small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because Sunshine’s principal source of income is the net interest income earned on loans and investments after deducting interest paid on deposits and other sources of funds, Sunshine’s ability to generate the revenues needed to cover its expenses and finance such investments is limited by the size of its loan and investment portfolios. In addition, Sunshine’s smaller customer base makes it difficult to generate meaningful noninterest income. Finally, as a smaller institution, Sunshine is disproportionately affected by the ongoing increased costs of compliance with banking and other regulations.

Strong competition within Sunshine’s market area may limit its growth and profitability.

Competition in the banking and financial services industry is intense. In Sunshine’s market area, it competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of Sunshine’s competitors have greater name recognition and market presence that may benefit them in attracting business, and offer certain services that Sunshine does not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Sunshine does, which could affect Sunshine’s ability to grow and remain profitable on a long-term basis. Sunshine’s profitability depends upon its continued ability to successfully compete in its market area. If Sunshine must raise interest rates paid on deposits or lower interest rates charged on loans, Sunshine’s net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued industry consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of Sunshine’s competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services than Sunshine can as well as better pricing for those products and services.

Sunshine has more limited resources than many of its competitors to invest in technology.

Sunshine’s industry is experiencing rapid technological change. These new technologies are often designed to provide better customer service as well as cost reduction. Sunshine’s future success depends, in part, on its ability to address the needs of its customers by using technology to enhance customer convenience while operating more efficiently. Many of Sunshine’s competitors have substantially greater resources to invest in technological improvements. If Sunshine is unable to effectively implement new technological developments on pace with its competitors, its competitive position may be harmed.

The occurrence of fraudulent activity, breaches of information security or cybersecurity-related incidents could have a material adverse effect on Sunshine’s business, financial condition and results of operations.

Information technology systems are critical to Sunshine’s business. Sunshine uses various technology systems to manage customer relationships, general ledger, securities, deposits, and loans. As a financial institution, Sunshine is susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against Sunshine or its clients, which may result in financial losses or increased costs to Sunshine or its clients, disclosure or misuse of Sunshine’s information or Sunshine’s clients’ information, misappropriation of assets, privacy breaches against Sunshine’s clients, litigation, or damage to Sunshine’s reputation.

Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by Sunshine or its clients, denial or degradation of service attacks, and malware or other cyberattacks. In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, Sunshine has also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity-related incidents in recent periods. Moreover, in the past year, several large corporations, including retail companies, have suffered major data breaches, where in some cases, exposing sensitive financial and other personal information of their clients and subjecting them to potential fraudulent activity. Some of Sunshine’s clients may have been affected by these breaches, which increase their risks of identity theft, credit card fraud and other fraudulent activity that could involve their accounts with Sunshine Bank.

Information pertaining to Sunshine and its clients is maintained, and transactions are executed, on Sunshine’s networks and systems, those of Sunshine’s clients and certain of Sunshine’s third party partners, such as its online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect Sunshine and its clients against fraud and security breaches and to maintain Sunshine’s clients’ confidence. Increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that Sunshine uses to prevent fraudulent transactions and to protect data about Sunshine, its clients and underlying transactions, as well as the technology used by Sunshine’s clients to access Sunshine’s systems. Although Sunshine has developed, and continues to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks and periodically test its security, the inability to anticipate, or failure to adequately mitigate, breaches of security could result in: losses to Sunshine or its clients; Sunshine’s loss of business and/or clients; damage to Sunshine’s reputation; the incurrence of additional expenses; disruption to Sunshine’s business, and/or Sunshine’s ability to grow its online services or other businesses; additional regulatory scrutiny or penalties; or exposure to civil litigation or possible financial liability, any of which could have a material adverse effect on Sunshine’s business, financial condition and results of operations.

More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to Sunshine’s reputation as a financial institution. As a result, Sunshine’s business, financial condition and results of operations could be adversely affected.

Sunshine may be adversely affected by disruptions to its network and computer systems or to those of its service providers as a result of denial-of-service or other cyber-attacks.

Sunshine may experience disruptions or failures in its computer systems and network infrastructure or in those of its service providers as a result of coordinated denial-of-service or other cyber-attacks in the future. Due to the increasing sophistication of such attacks, Sunshine may not be able to prevent denial-of-service or other cyber-attacks that could compromise its normal business operations, compromise the normal business operations of its clients, or result in the unauthorized use of clients’ confidential and proprietary information. The occurrence of any failure, interruption or security breach of network and computer systems resulting from denial-of-service or other cyber-attacks could damage Sunshine’s reputation, result in a loss of client business, subject Sunshine to additional regulatory scrutiny, or expose Sunshine to civil litigation and possible financial liability, any of which could adversely affect Sunshine’s business, results of operations and financial condition.

Sunshine depends on its management team to implement its business strategy and execute successful operations and Sunshine could be harmed by the loss of their services.

Sunshine depends upon the services of the members of its senior management team to implement its business strategy and execute its operations. Accordingly, Sunshine’s success and future growth depend upon the continued success of Sunshine’s management team, in particular its Chief Executive Officer, Andrew Samuel, and other key employees. Members of Sunshine’s senior management team and lending personnel who have expertise and key business relationships in Sunshine’s markets could be difficult to replace. The loss of these persons or Sunshine’s inability to hire additional qualified personnel, could impact Sunshine’s ability to implement its business strategy and could have a material adverse effect on its results of operations and its ability to compete.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing or interpreting accounting standards, including the Financial Accounting Standards Board and the Securities and Exchange Commission, periodically change the financial accounting and reporting guidance that governs the preparation of Sunshine’s consolidated financial statements. These changes may be hard to predict and may materially impact how Sunshine records and reports its financial condition and results of operations. In some cases, Sunshine could be required to apply new or revised guidance retroactively.

Sunshine is a community bank and its ability to maintain its reputation is critical to the success of its business and the failure to do so may materially adversely affect Sunshine’s performance.

Sunshine is a community bank and its reputation is one of its most valuable assets. A key component of Sunshine’s business strategy is to rely on its reputation for customer service and knowledge of local markets to expand its presence by capturing new business opportunities from existing and prospective customers in its market area and contiguous areas. As such, Sunshine strives to conduct business in a manner that enhances its reputation. This is done, in part, by recruiting, hiring and retaining employees who share Sunshine’s core values of being an integral part of the communities it serves, delivering superior service to, and caring about, customers. If Sunshine’s reputation is negatively affected by the actions of its employees, by Sunshine’s inability to conduct its operations in a manner that is appealing to current or prospective customers, or otherwise, Sunshine’s business and operating results may be materially adversely affected.

Sunshine faces reputation and business risks due to its interactions with business partners, service providers and other third parties.

Sunshine relies on third parties in a variety of ways, including to provide key components of its business infrastructure or to further its business objectives. These third parties may provide services to Sunshine and its clients or serve as partners in business activities. Sunshine relies on these third parties to fulfill its obligations, to accurately inform Sunshine of relevant information and to conduct Sunshine’s activities professionally and in a manner that reflects positively on Sunshine. Any failure of these business partners, service providers or other third parties to meet their commitments to Sunshine or to perform in accordance with Sunshine’s expectations could result in operational issues, increased expenditures, and damage to Sunshine’s reputation or loss of clients, which could harm Sunshine’s business and operations, financial performance, strategic growth and reputation.

In recent years regulators have increased scrutiny of financial institutions’ relationships with third parties. If Sunshine’s activities, policies, procedures and systems are deemed deficient or inappropriate, or those of third parties with whom Sunshine has a relationship are deemed deficient or inappropriate, Sunshine could be subject to liability, including fines and regulatory actions, which may include restrictions on Sunshine’s permitted activities.

In particular, Sunshine receives core systems processing, essential web hosting and other Internet systems, deposit processing, wire processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and Sunshine is unable to replace them with other service providers, Sunshine’s operations could be interrupted. If an interruption were to continue for a significant period of time, Sunshine’s business, results of operations and financial condition could be adversely affected, perhaps materially. Even if Sunshine were able to replace them, it may be at higher cost, which could adversely affect Sunshine’s business, results of operations and financial condition.

Sunshine’s business and results of operations could be adversely affected by hurricanes or other adverse weather events, terrorist activities or by international hostilities.

Neither the occurrence nor the potential impact of natural disasters, terrorist activities and international hostilities can be predicted. Sunshine’s market area is susceptible to natural disasters, such as hurricanes, tropical storms, other severe weather events and related flooding and wind damage. These natural disasters could negatively impact regional economic conditions, disrupt operations, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by Sunshine, damage Sunshine’s banking facilities and offices, result in a decline in local loan demand and Sunshine’s loan originations and negatively impact Sunshine’s growth strategy. Sunshine could also suffer adverse consequences to the extent that natural disasters, terrorist activities or international hostilities affect the financial markets or the economy in general or in a particular region. Sunshine cannot predict whether or to what extent future natural disasters, terrorist activities or international hostilities will affect its operations or the economies in its current or future market areas. Sunshine’s business or results of operations may be adversely affected by these and other negative effects of natural disasters.

Liquidity risk could impair Sunshine’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Sunshine. Sunshine requires sufficient liquidity to meet its expected financial obligations, as well as unexpected requirements stemming from client activity and market changes.

Sunshine manages liquidity using several liquidity key risk indicators measured at Sunshine Bank. The key risk indicators include, but are not limited to, the loan to deposit ratio, the ratio of brokered deposits to total deposits, and the ratio of Federal Home Loan Bank borrowings to total assets. As of March 31, 2016, these ratios were 82.1%, 4.6%, and 3.8%, respectively. As of March 31, 2016, Sunshine Bank had outstanding advances with the Federal Home Loan Bank of Atlanta (“FHLB”) of $20.0 million. The FHLB advance is secured by a blanket lien on loans with a remaining credit availability of approximately $66.0 million, collateralized by residential and commercial real estate loans.

An inability to maintain or raise funds through these sources could have a substantial negative effect on Sunshine. Access to funding sources in amounts adequate to finance Sunshine’s activities, or on attractive terms, could be impaired by factors that affect Sunshine specifically or the financial services industry in general. Factors that could detrimentally impact Sunshine’s access to liquidity sources include an increase in costs of capital in financial capital markets, a decrease in the level of Sunshine’s business activity due to a market downturn or adverse regulatory action against Sunshine, or a decrease in depositor or investor confidence. Sunshine’s ability to borrow could also be impaired by factors that are not specific to Sunshine, such as a severe volatility or disruption of financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Any failure to manage Sunshine’s liquidity effectively could have a material adverse effect on its financial condition.

Sunshine is subject to environmental liability risk associated with its lending activities.

A significant portion of Sunshine’s loan portfolio is secured by real property. During the ordinary course of business, Sunshine may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Sunshine may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Sunshine to incur substantial expenses and may materially reduce the affected property’s value or limit Sunshine’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase Sunshine’s exposure to environmental liability. Although Sunshine has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Sunshine’s future business, results of operations, financial condition and the value of its common stock.

The soundness of other financial institutions could adversely affect Sunshine.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Sunshine routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, payment processors, and other institutional clients, which may result in payment or delivery obligations to Sunshine or to its clients due to products arranged by Sunshine. Many of these transactions expose Sunshine to credit, market and execution risk as a result of possible counterparty or client default. In addition, Sunshine Bank is exposed to market risk when the collateral it holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the secured obligation. There is no assurance that any such losses would not materially and adversely affect Sunshine’s business, results of operations and financial condition.

Sunshine’s internal control systems could fail to detect certain events.

Sunshine is subject to operational risks, including, but not limited to, data processing system failures and errors and client or employee fraud. Sunshine maintains a system of internal controls designed to mitigate against such occurrences and maintain insurance coverage for such risks. However, should such an event occur that is not prevented or detected by internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse effect on Sunshine’s business, results of operations and financial condition.

Risks Related to Sunshine’s Regulatory Environment

Financial reform legislation will result in new laws and regulations that are expected to increase Sunshine’s cost of operations.

The Dodd-Frank Act has significantly changed the bank regulatory framework. For example, it has: created an independent Consumer Financial Protection Bureau (the “CFPB”) that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for depository institutions and their holding companies and made the Federal Reserve Board the primary federal banking regulator for savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of depository institutions and their holding companies. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Sunshine Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings and loan associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect the operations of Sunshine and Sunshine Bank by restricting their business activities, including their ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on the business of Sunshine and Sunshine Bank will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, Sunshine cannot at this time predict the extent to which the Dodd-Frank Act will impact the business, operations or financial condition of Sunshine and Sunshine Bank. For example, the CFPB has the power to adopt new regulations to protect consumers and exercise control over existing consumer protection regulations adopted by federal banking regulators. The Volcker Rule, a component of the Dodd-Frank Act, generally prohibits Sunshine and Sunshine Bank from engaging in proprietary trading and having ownership interests in, or acting as sponsors to, certain hedge funds and private equity funds, activities that, in prior regulatory regimes, might have generated higher returns on capital. However, compliance with these new laws and regulations may require Sunshine or Sunshine Bank to make changes to its business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact the results of operations, liquidity or financial condition of Sunshine and Sunshine Bank.

Sunshine recently became subject to more stringent capital requirements, which may adversely impact its return on equity, require it to raise additional capital, or constrain it from paying dividends or repurchasing shares.

In 2013, the OCC adopted final rules to update the regulatory risk-based capital rules applicable to Sunshine and Sunshine Bank. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule applies to all depository institutions, and top-tier bank holding companies and savings and loan holding companies, though holding companies with total consolidated assets of less than $1 billion may opt to use the Federal Reserve’s Small Bank Holding Company Policy Statement standards instead. After the merger, Sunshine will be close to exceeding that $1 billion threshold.

The final rule includes minimum risk-based capital and leverage ratios, which became effective for Sunshine Bank on January 1, 2015, and refined the definition of what constitutes “capital” for purposes of calculating these ratios. The minimum capital requirements under the “Basel III” regulatory capital reforms are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, which will result in the following effective minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Based on a pro forma analysis after giving effect to the merger, Sunshine projects to exceed the foregoing ratios upon consummation of the merger. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that can be utilized for such actions. The rule also assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised.

The application of these more stringent capital requirements for Sunshine or Sunshine Bank, or others in the future, could, among other things, result in lower returns on equity, require raising of additional capital, and result in regulatory actions constraining Sunshine or Sunshine Bank from paying dividends or repurchasing shares if it was unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in Sunshine or Sunshine Bank having to lengthen the term of its funding, restructure its business models, including changing the prices offered to customers, and/

or increase its holdings of liquid assets, which liquid assets typically have low yields. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, our ability to pay dividends will be limited if we do not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders.

Sunshine operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Sunshine and Sunshine Bank are subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the OCC and, to a lesser extent, the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which Sunshine and Sunshine Bank may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or their application to Sunshine and/or Sunshine Bank could have a material impact on Sunshine and/or Sunshine Bank and their operations. Because the business of Sunshine and Sunshine Bank is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect the business, financial condition or prospects of Sunshine and Sunshine Bank.

Banking agencies periodically conduct examinations of Sunshine’s business, including compliance with laws and regulations, and failure to comply with any supervisory actions to which Sunshine becomes subject as a result of such examinations could materially and adversely affect Sunshine.

Federal banking agencies periodically conduct examinations of the business of Sunshine and Sunshine Bank, including compliance with laws and regulations. Accommodating such examinations may require management to reallocate resources, which would otherwise be used in the day-to-day operation of other aspects of the business of Sunshine and/or Sunshine Bank. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, allowance for loan and lease losses, asset quality, earnings prospects, management, liquidity or other aspects of the operations of Sunshine and/or Sunshine Bank had become unsatisfactory, or that Sunshine or Sunshine Bank or the management of either was in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in the capital of Sunshine or Sunshine Bank, to restrict the growth of Sunshine and/or Sunshine Bank, to assess civil monetary penalties against Sunshine or Sunshine Bank and their officers, directors or principal shareholders, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate Sunshine Bank’s deposit insurance. If Sunshine or Sunshine Bank becomes subject to such regulatory actions, Sunshine could be materially and adversely affected.

Florida financial institutions face a higher risk of noncompliance and enforcement actions with respect to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Like all U.S. financial institutions, Sunshine Bank is subject to monitoring requirements under federal law, including anti-money laundering, or AML, and Bank Secrecy Act, or BSA, matters. Since September 11, 2001, banking regulators have intensified their focus on AML and BSA compliance requirements, particularly the AML provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the U.S. Treasury Department’s Office of Foreign Assets Control. Moreover, Sunshine Bank operates in areas designated as High Intensity Financial Crime Areas and High Intensity Drug Trafficking Areas. Federal banking regulators and examiners have been extremely aggressive in their supervision and examination of financial institutions located in the State of Florida with respect to institutions’ BSA and AML compliance. Consequently, a number of formal enforcement actions have been issued against Florida financial institutions. Although Sunshine Bank has adopted policies, procedures and controls to comply with the BSA and other AML statutes and regulations, this aggressive supervision and examination and increased likelihood of enforcement actions may increase operating costs, which could negatively affect the results of operation and reputation of Sunshine and/or Sunshine Bank.

Sunshine Bank is subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to Sunshine Bank’s performance under the fair lending laws and regulations could adversely impact its rating under the Community Reinvestment Act, or CRA, and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief and imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact the reputation, business, financial condition and results of operations of Sunshine and/or Sunshine Bank.

Risks Related to Sunshine’s Common Stock

Certain provisions of Sunshine’s articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on Sunshine’s board of directors, and may discourage hostile acquisitions of control of Sunshine, which could negatively affect Sunshine’s stock value.

Certain provisions in Sunshine’s articles of incorporation and bylaws may discourage attempts to acquire Sunshine, pursue a proxy contest for control of Sunshine, assume control of Sunshine by a holder of a large block of common stock, or remove Sunshine’s management, all of which stockholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, age requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of stockholder proposals and director nominations;

•	a limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by stockholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the ability of the board of directors to fill vacancies on the board;

•	the board of directors’ ability to cause Sunshine to issue preferred stock;

•	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

•	the ability of the board of directors to consider a variety of factors in evaluating offers to purchase or acquire Sunshine; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

Federal regulations prohibit for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Sunshine Bank or Sunshine without prior regulatory approval. In addition, the business corporation law of Maryland, the state where the Company is incorporated, provides for certain restrictions on acquisition of Sunshine.

A significant percentage of Sunshine’s common stock is held or controlled by its directors and executive officers and benefit plans.

Sunshine’s board of directors and executive officers collectively own approximately 7.4% and Sunshine’s employee stock ownership plan (“ESOP”) owns approximately 6.4% of the outstanding shares of Sunshine’s common stock. The ownership by executive officers, directors and the ESOP could result in actions being taken that are not in accordance with other stockholders’ wishes, and could prevent any action requiring a supermajority vote under Sunshine’s articles of incorporation and bylaws (including the amendment of certain protective provisions of Sunshine’s articles and bylaws discussed immediately above).

Sunshine has the ability to incur debt and pledge its assets, including its stock in Sunshine Bank, to secure that debt.

Sunshine has the ability to incur debt and pledge its assets to secure that debt. Absent special and unusual circumstances, a holder of indebtedness for borrowed money has rights that are superior to those of holders of common stock. For example, interest must be paid to the lender before dividends can be paid to the stockholders, and loans must be paid off before any assets can be distributed to stockholders if Sunshine was to liquidate. Furthermore, Sunshine would have to make principal and interest payments on its indebtedness, which could reduce its profitability or result in net losses on a consolidated basis even if Sunshine Bank were profitable.

Sunshine is an emerging growth company within the meaning of the Securities Act, and if Sunshine decides to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, Sunshine’s common stock could be less attractive to investors.

Since its initial public offering in 2014, Sunshine has been an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the JOBS Act. As a result, Sunshine is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, Sunshine will not be subject to certain requirements of Section 404 of the Sarbanes Oxley Act, including the additional level of review of internal control over financial reporting that may occur when outside auditors attest to Sunshine’s internal control over financial reporting. As a result, Sunshine stockholders may not have access to certain information they may deem important.

Sunshine could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which Sunshine’s annual gross revenues exceed $1.0 billion, (b) the date that

Sunshine becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of Sunshine’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (c) the date on which Sunshine has issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of Sunshine’s common stock.

Sunshine has elected to delay the adoption of new and revised accounting pronouncements, which means that its financial statements may not be comparable to those of other public companies.

As an “emerging growth company,” Sunshine has elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, Sunshine’s financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

SUNSHINE BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

Sunshine is mailing this joint proxy statement/prospectus to you, as a Sunshine stockholder, on or about [●], 2016. With this document, Sunshine is sending you a notice of the Sunshine special meeting of stockholders and a form of proxy that is solicited by the Sunshine board of directors. The special meeting will be held on [●], 2016 at [●], local time, at [●].

Matters to be Considered

At the Sunshine special meeting, Sunshine stockholders will be asked to:

•	approve the Sunshine merger proposal;

•	approve the Sunshine Equity Plan amendment proposal; and

•	approve the Sunshine adjournment proposal.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. If you are the record holder of your Sunshine shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting;

•	you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Sunshine Bancorp, Inc., 102 West Baker Street, Plant City, Florida 33563, Attention: Secretary; or

•	you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the Sunshine merger proposal, “FOR” approval of the Equity Plan amendment proposal and “FOR” approval of the Sunshine adjournment proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the Sunshine board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Sunshine. Sunshine will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Sunshine may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on [●], 2016 has been fixed as the record date for determining the Sunshine stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, [●] shares of Sunshine common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding common stock of Sunshine is necessary to constitute a quorum at the special meeting of stockholders. Abstentions will be counted for the purpose of determining whether a quorum is present.

Approval of the Sunshine merger proposal requires the affirmative vote of a majority of all of the votes entitled to be cast by holders of Sunshine common stock at a meeting at which a quorum is present. For purposes of the vote on the Sunshine merger proposal, a failure to vote, a failure to instruct your banker, broker or other nominee how to vote and a vote marked “ABSTAIN” will have the same effect as a vote “AGAINST” such proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum.

Approval of the Equity Plan amendment proposal and the Sunshine adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Sunshine common stock represented in person or by proxy at the special meeting and entitled to vote on such proposals, whether or not a quorum is present. If you fail to submit a proxy or vote in person at the Sunshine special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Equity Plan amendment proposal and/or the adjournment proposal, it will have no effect on such proposals.

In accordance with the provisions of Sunshine’s articles of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of Sunshine common stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Sunshine’s articles of incorporation authorize its board of directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to Sunshine to enable its board of directors to implement and apply the Limit.

Each director and executive officer of Sunshine have entered into voting agreements, the form of which is attached as Appendix C to this document, with FBC agreeing to, among other things, vote their shares of Sunshine common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of Sunshine common stock during the period between signing of the merger agreement and the completion of the merger. As of the Sunshine record date, Sunshine directors, executive officers and their affiliates held approximately [●]% of the outstanding shares of Sunshine common stock entitled to vote at the Sunshine special meeting.

Sunshine Merger Proposal

As discussed throughout this document, Sunshine is asking its stockholders to approve the Sunshine merger proposal. Holders of Sunshine common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Sunshine merger proposal, the merger agreement and the merger. In particular, holders of Sunshine common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document and incorporated in this document by reference.

The Sunshine board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Sunshine share issuance, are fair and in the best interests of Sunshine and its stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Sunshine board of directors recommends a vote “FOR” the Sunshine merger proposal.

Sunshine Equity Plan Amendment Proposal

Sunshine’s board of directors recommends the amendment of its 2015 Equity Incentive Plan to (i) increase the total number of shares of Sunshine’s common stock available for issuance under the 2015 Equity Incentive Plan from 592,480 shares to 742,480 shares; (ii) remove the cap on the aggregate number of options and restricted stock awards that can be made under the 2015 Equity Incentive Plan (subject to the cap on the total number of shares reserved for issuance under the 2015 Equity Incentive Plan); (iii) update and increase the annual award limitations for non-employee directors on an individual and aggregate basis; and (iv) permit the assumption of awards and subsequent issuance of replacement awards by Sunshine in connection with any merger, consolidation, or acquisition of property or stock. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that Sunshine subsequently acquires or with which Sunshine combines, including FBC) would not reduce the total number of shares available for issuance under the 2015 Equity Incentive Plan.

Sunshine’s board of directors has determined that the amendment, including the increase in the total number of shares available for issuance and the corresponding increase in the maximum number of shares issuable pursuant to the exercise of stock options under the 2015 Equity Incentive Plan, is beneficial to Sunshine and its stockholders. In connection with the overall increase, Sunshine’s board of directors believes that it would be beneficial to simplify and consolidate the various limitations on issuances of types of award, although the board of directors anticipates that restricted stock and restricted stock units will be granted sparingly, even in the absence of a cap on such types of awards. The increase in the annual limits for awards to the non-employee directors (both on an individual and aggregate basis) reflects the overall increase in the total shares reserved under the 2015 Equity Incentive Plan and the expansion of Sunshine’s board of directors in connection with the consummation of the merger with FBC. Sunshine’s board of directors believes these changes are necessary to assume the FBC options and issue Sunshine options upon completion of the merger to those individuals who currently hold options to purchase shares of FBC common stock, as provided for in the merger agreement, as well as to give Sunshine the flexibility it needs to attract new employees as Sunshine continues to grow and to have the ability to continue to reward employees with such incentive compensation, and encourage such valued employees to acquire a proprietary interest in Sunshine and to remain in its employ and service.

Holders of Sunshine common stock should read carefully the section entitled “Equity Plan Amendment Proposal—Amendment of Sunshine’s 2015 Equity Incentive Plan,” for more detailed information regarding the 2015 Equity Incentive Plan and the proposed amendments.

Sunshine’s board of directors recommends a vote “FOR” the Sunshine Equity Plan amendment proposal.

Sunshine Adjournment Proposal

The Sunshine special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Sunshine special meeting to approve the Sunshine merger proposal.

If, at the Sunshine special meeting, the number of shares of Sunshine common stock present or represented and voting in favor of the Sunshine share issuance proposal is insufficient to approve the Sunshine merger proposal, Sunshine intends to move to adjourn the Sunshine special meeting in order to enable the Sunshine board of directors to solicit additional proxies for approval of the Sunshine merger proposal. In that event, Sunshine will ask the Sunshine stockholders to vote only upon the Sunshine adjournment proposal and not the Sunshine merger proposal.

In the Sunshine adjournment proposal, Sunshine is asking the Sunshine stockholders to authorize the holder of any proxy solicited by the Sunshine board of directors to vote in favor of granting discretionary authority to the board of directors to adjourn the Sunshine special meeting to another time and place for the purpose of soliciting additional proxies. If the Sunshine stockholders approve the Sunshine adjournment proposal, Sunshine could adjourn the Sunshine special meeting and any adjourned session of the Sunshine special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Sunshine stockholders who have previously voted.

The Sunshine board of directors recommends a vote “FOR” the Sunshine adjournment proposal.

Other Matters to Come Before the Sunshine Special Meeting

No other matters are intended to be brought before the Sunshine special meeting by Sunshine, and Sunshine does not know of any matters to be brought before the Sunshine special meeting by others. If, however, any other matters properly come before the Sunshine special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

FBC BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

FBC is mailing this joint proxy statement/prospectus to you, as a FBC shareholder, on or about [●], 2016. With this document, FBC is sending you a notice of the FBC special meeting of shareholders and a form of proxy that is solicited by the FBC board of directors. The special meeting will be held on [●], 2016 at [●], local time, at [●].

Matters to be Considered

At the FBC special meeting, FBC shareholders will be asked to:

•	the FBC merger proposal; and

•	approve the FBC adjournment proposal.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the FBC special meeting, regardless of whether you plan to attend. If you are a record holder you can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of FBC at 105 East Robinson Street, Orlando, Florida 32802;

•	submitting a properly executed proxy bearing a later date before the FBC special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the FBC merger proposal and “FOR” approval of the FBC adjournment proposal. The FBC board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the FBC board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by FBC. FBC will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of FBC may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on [●], 2016 has been fixed as the record date for determining the FBC shareholders entitled to receive notice of and to vote at the FBC special meeting of shareholders. At that time, [●] shares of FBC common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding common stock of FBC is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Approval of the FBC merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of FBC common stock. Because the required vote is based upon the outstanding shares of FBC common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

The FBC adjournment proposal will be approved if the votes cast for that proposal by the holders of FBC common stock exceed the votes cast against such proposal by the holders of FBC common stock. Abstentions and broker non-votes will have no effect on the FBC adjournment proposal.

Each FBC director and executive officer have entered into voting agreements, the form of which is attached as Appendix B to this document, with Sunshine agreeing to, among other things, vote their shares of FBC common stock in favor of the merger agreement and the transactions contemplated thereby (subject to certain exceptions) and restricting the transfer of the individual’s shares of FBC common stock during the period between signing of the merger agreement and the completion of the merger. As of the FBC record date, FBC directors, executive officers and their affiliates held approximately [●]% of the outstanding shares of FBC common stock entitled to vote at the FBC special meeting.

FBC Merger Proposal

As discussed throughout this joint proxy statement/prospectus, FBC is asking its shareholders to approve the FBC merger proposal. Holders of FBC common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of FBC common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference.

The FBC board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair and in the best interests of FBC and its shareholders, and has approved the merger agreement and the transactions contemplated by the merger agreement.

The FBC board of directors recommends a vote “FOR” the FBC merger proposal.

FBC Adjournment Proposal

The FBC special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the FBC special meeting to approve the FBC merger proposal.

If, at the FBC special meeting, the number of shares of FBC common stock present or represented and voting in favor of the FBC merger proposal is insufficient to approve the FBC merger proposal, FBC intends to move to adjourn the FBC special meeting in order to enable the FBC board of directors to solicit additional proxies for approval of the FBC merger proposal. In that event, FBC will ask the FBC shareholders to vote only upon the FBC adjournment proposal and not the FBC merger proposal.

In the FBC adjournment proposal, FBC is asking the FBC shareholders to authorize the holder of any proxy solicited by the FBC board of directors to vote in favor of granting discretionary authority to the FBC board of directors to adjourn the FBC special meeting to another time and place for the purpose of soliciting additional proxies. If the FBC shareholders approve the FBC adjournment proposal, FBC could adjourn the FBC special meeting and any adjourned session of the FBC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FBC shareholders who have previously voted.

The FBC board of directors recommends a vote “FOR” the FBC adjournment proposal.

Other Matters to Come Before the FBC Special Meeting

No other matters are intended to be brought before the FBC special meeting by FBC, and FBC does not know of any matters to be brought before the FBC special meeting by others. If, however, any other matters properly come before the FBC special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

Background of the Merger

FBC’s board of directors and senior management regularly reviewed and assessed FBC’s business strategies and objectives, including strategic opportunities for the potential of business combinations, all with the goal of enhancing value for FBC shareholders. The strategic discussions have focused on, among other things, the evaluation of potential buyers and partners, the need to grow the asset base of FBC to leverage operating performance and improve the investor return of FBC shareholders, and an evaluation of the economic and regulatory environment facing financial institutions and FBC Bank.

In 2012, FBC’s board of directors formed a Strategic Opportunities Committee (the “SOC”) for the purpose of considering and evaluating action to the full board of directors on any strategic transactions that might arise in the future. The members of the SOC were selected based on their respective business backgrounds, familiarity with the industry, and prior experience in buying and selling companies. Its members were: Chairperson of FBC (initially, R. Van Bogen, and later Malcom Kirschenbaum), Bjornar Hermansen, Dana Kilborne, William Orosz, Jim Swann, and John Reich. The Committee met on an as needed basis. Over the ensuing years, the SOC, together with FBC’s directors, evaluated several strategic opportunities for FBC and had discussions with a number of financial institutions regarding potential combination transactions, although none of the discussions resulted in the entry of any definitive agreement. The FBC board of directors and SOC also had a number of discussions during the past several years which included representatives from Raymond James as well as FBC’s legal counsel.

Since its demutalization and the 2015 acquisition of Community Southern Holdings, Inc., a Florida corporation, and its wholly-owned subsidiary, Community Southern Bank, Sunshine has regularly considered strategic opportunities to increase stockholder value, including potential acquisitions of other Florida-based financial institutions.

On April 9, 2015, an FBC director, Joseph Nunziata, met with Andrew Samuel, Sunshine’s President and Chief Executive Officer, and Janak Amin, Sunshine’s Executive Vice President of Sales and Marketing, to discuss the Florida banking climate.

On October 4, 2015, Dana Kilborne, FBC’s President and Chief Executive Officer, met with Mr. Samuel in Tampa to discuss the Florida banking environment, continued consolidation in the Florida market and the need for scale in the current regulatory environment.

On November 13, 2015, Ms. Kilborne and Mr. Samuel met at Sunshine’s headquarters in Plant City, Florida to discuss the merits of a potential strategic partnership between the two organizations.

On November 20, 2015, FBC’s SOC met to discuss several opportunities, including Sunshine.

On December 4, 2015, Mr. Samuel and Ms. Kilborne met with Mr. Nunziata and Malcolm Kirschenbaum, FBC’s Chairman of the Board, to continue the discussion on the merits and possibilities of combining the two organizations.

On December 20, 2015, FBC directors met to consider a proposed revised letter of interest with another financial institution. The letter of interest was later declined by FBC.

On December 21, 2015, Mr. Samuel and Ms. Kilborne met in Plant City to introduce Ms. Kilborne to the following Sunshine executives: Mr. Amin, Jane Tompkins, Executive Vice President and Chief Risk Officer, and John Finley, Executive Vice President and Chief Financial Officer. The meetings allowed both FBC and Sunshine to evaluate the specific cultural compatibility to a potential partnership.

On January 25, 2016, the SOC conferenced with representatives of Raymond James for a discussion of the potential opportunity with Sunshine.

On January 28, 2016, Mr. Samuel and Ms. Kilborne met in Orlando to discuss each party’s sincere interest in moving forward with the possibilities of a combination of the two organizations.

On February 16, 2016, Ms. Kilborne, Mr. Nunziata, Mr. Kirschenbaum and Jim Swann, an FBC director, met in Orlando with the following Sunshine directors: Mr. Samuel, Will Weatherford, D. William Morrow and W.D. McGinnes, Jr. The meeting was held to allow both parties to make introductions and further discuss the potential merits of a combination of the two companies.

On February 24, 2016, at a regularly scheduled board meeting, Sunshine’s board of directors discussed the potential FBC transaction and other strategic opportunities. The board approved the issuance of a Preliminary Letter of Interest to FBC and established a special committee of the board to negotiate any points that were unanticipated. The members of the special subcommittee were Rolly Rollyson, William Pommerening, Mr. McGinnes, Jr. and Mr. Samuel.

On February 29, 2016, Sunshine issued a Preliminary Letter of Interest to Ms. Kilborne. The nonbinding letter proposed an all-stock transaction in which Sunshine would acquire FBC based on a fixed purchase price of $11.43 per share of FBC common stock. Additionally, three members of the FBC board of directors would be offered seats on Sunshine’s and Sunshine Bank’s boards of directors after the transaction, and Ms. Kilborne would be hired to serve as the President and Chief Commercial Officer of Sunshine Bank after the transaction.

During the first two weeks of March, 2016, FBC representatives conferenced or met on several occasions with Raymond James representatives to consider the Preliminary Letter of Interest and to discuss potential pricing improvements.

On March 21, 2016, Mr. Samuel and Brent Smith, Senior Vice President of Corporate Development for Sunshine, met in Orlando with Ms. Kilborne and representatives from Raymond James. During the meeting, Raymond James reviewed a presentation that discussed the compelling nature of the proposed transaction and interest of FBC’s management and board in the transaction. Additionally, Raymond James presented financial assumptions to Mr. Samuel and Mr. Smith that recommended an increase in pricing from the originally submitted Letter of Interest.

On March 22, 2016, Mr. Samuel and Mr. Smith had a call with the Raymond James representatives to further discuss Sunshine’s interest in issuing an updated Letter of Interest.

On March 23, 2016 at a regularly scheduled board meeting, Sunshine’s board of directors was provided an update of negotiations, and the board discussed the potential FBC transaction and other strategic opportunities. During the first quarter of 2016, Sunshine’s board had been reviewing four other potential strategic acquisitions, and one of the potential acquisitions had progressed to the point that Sunshine was close to submitting a preliminary letter of interest with the target. Based on the discussions to-date with FBC, however, Sunshine’s board of directors authorized Mr. Samuel to proceed with an updated Preliminary Letter of Interest to FBC.

On March 24, 2016, Ms. Kilborne provided FBC’s SOC an update on the status of the discussions with Sunshine.

On March 25, 2016, the special subcommittee of the board: Messrs. Rollyson, McGinnes, Jr., Samuel and Pommerening, as well as Mr. Smith, discussed the details around the updated Preliminary Letter of Interest. The special committee unanimously approved the terms of the letter and authorized it to be issued immediately.

On March 25, 2016, Sunshine issued an updated Preliminary Letter of Interest to Ms. Kilborne. The letter proposed an all-stock transaction in which Sunshine would acquire FBC for a fixed exchange ratio, with

Sunshine to issue 0.927 shares of Sunshine common stock for each outstanding share of FBC common stock. In addition, the letter provided five members of the FBC board of directors would be offered seats on Sunshine’s and Sunshine Bank’s board of directors after the transaction, and Ms. Kilborne would be hired to serve as the President and Chief Commercial Officer of Sunshine Bank after the transaction. The letter was a non-binding indication of interest and contingent upon detailed due diligence.

On March 28, 2016, at a special board meeting, FBC’s directors met to consider the updated Preliminary Letter of Interest received from Sunshine. Representatives from Raymond James and Smith Mackinnon, PA, FBC’s legal counsel, were in attendance. Following a presentation by Raymond James and discussion and questions from both Raymond James and FBC counsel, FBC directors authorized Ms. Kilborne to sign the Preliminary Letter of Interest at a fixed exchange ratio of 0.927 shares of Sunshine common stock and five board seats and to sign a Mutual Confidentiality and Exclusivity Agreement. The FBC directors also authorized Ms. Kilborne to enter into an engagement letter with Raymond James to serve as financial advisor to FBC on terms authorized by the directors.

On March 30, 2016, Ms. Kilborne and Mr. Samuel executed a Mutual Confidentiality and Exclusivity Agreement and the Letter of Interest, with the Letter of Interest having an effective date of March 25, 2016. The exclusivity period contained in the executed documents were for an initial period of 60 days.

From March 31, 2016 to April 15, 2016, both parties conducted detailed onsite and electronic due diligence. Similar lists of due diligence items were exchanged between both parties. In addition, the parties began negotiating the terms of the agreement and plan of merger.

On April 15, 2016, the special committee of Sunshine’s board of directors held a telephonic meeting to discuss Sunshine’s findings during due diligence. The committee was updated on the variances found compared to assumptions used to update pricing and terms associated with the executed Preliminary Letter of Interest between the parties. The variances included an increase in one-time charges, a revised assumption as to cost savings, and a credit mark assumption. The special committee concluded that revised pricing was needed in order to continue discussions. The committee authorized Mr. Samuel to discuss these terms with Ms. Kilborne to determine the appropriate next steps.

On April 18, 2016, Messrs. Samuel and Smith met with Ms. Kilborne in Orlando to discuss their respective due diligence findings. Sunshine updated FBC on variances in assumptions used in calculating the proposed exchange ratio that was used in the executed Letter of Interest. The key variances related to adjusted assumptions in attainable cost savings, one-time merger related charges and purchase accounting marks. Sunshine verbally informed FBC that the exchange ratio would need to be adjusted downward to a new exchange ratio for Sunshine to remain interested in continuing conversations.

From April 18, 2016 until April 26, 2016, FBC and Sunshine continued due diligence, while negotiations of the merger agreement were put on hold until the pricing discussions were concluded.

On April 25, 2016, FBC directors met for an update on the discussions with Sunshine and a review of various assumptions impacting the initial pricing and relating to one-time charges and potential cost savings. Representatives from Raymond James were in attendance to provide insight as to these changes and the impact to price and the overall valuation for FBC shareholders.

On April 26, 2016, Messrs. Samuel and Weatherford met with Ms. Kilborne, Mr. Kirschenbaum, and Mr. Nunzieta in Orlando. During the meeting, the parties discussed their respective due diligence findings. FBC articulated certain concerns related to historical earnings trends and projected earnings of Sunshine. In turn, Sunshine provided FBC with an update on the variances in assumptions around one-time deal charges, cost savings and credit marks. In conclusion, Messrs. Samuel and Weatherford informed the FBC team that, to continue with negotiations of the agreement, the exchange ratio would need to be reduced.

From April 27, 2016 through April 29, 2016, Messrs. Nunziata and Samuel exchanged phone calls discussing the pricing adjustment. On April 29, 2016 Mr. Nunziata informed Mr. Samuel that FBC would be willing to proceed with negotiations of the definitive agreement at an exchange ratio of 0.88.

On April 28, 2016, FBC directors met to again discuss the pricing of the proposed Sunshine opportunity. Raymond James representatives were in attendance and FBC ultimately authorized Mr. Nunziata to negotiate a fixed exchange ratio of 0.9057 shares of Sunshine common stock but in no event less than 0.88 shares. Additional deal terms of the definitive agreement were also reviewed including a discussion about the commitment of Sunshine to a strategic partnership, as successful execution was deemed to be an integral part of the transaction.

On April 29, 2016, a meeting of Sunshine’s special committee was convened and they were updated on the proposed exchange ratio of 0.88. The committee unanimously authorized Messrs. Samuel and Mr. Smith to proceed with negotiations of the definitive agreement.

From April 29, 2016 to May 6, 2016, the parties completed their final due diligence and completed negotiations of the definitive agreement.

On May 6, 2016, Sunshine’s board of directors held a special meeting to discuss the pending transaction. The executive management team provided the board with a detailed update on findings and assumptions related to the teams due diligence of FBC. During the meeting representatives from Foley & Lardner LLP, Sunshine’s legal counsel, were present to review the details of the definitive agreement. In addition, representatives from Keefe, Bruyette & Woods Inc. (“KBW”), Sunshine’s financial advisor in connection with the proposed merger, were present to preliminarily discuss the financial aspects of the proposed merger with the board.

On May 9, 2016, Sunshine’s board of directors met to formally approve the definitive agreement. Representatives from Foley & Lardner LLP and KBW were present to discuss the final terms and update the board on minor changes made since the meeting on May 6, 2016. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to Sunshine’s board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Sunshine.

On May 9, 2016, the boards of directors of FBC and FBC Bank met to review the proposed merger with Sunshine. Representatives of FBC’s legal counsel and Raymond James participated in the meeting. Legal counsel provided the directors with an overview of a memorandum that had been distributed to the directors in advance of the meeting outlining the director fiduciary duties under law, as well as the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction. Raymond James reviewed the financial aspects of the proposed merger with Sunshine and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitation on the review undertaken by Raymond James as set forth in such opinion, the exchange ratio provided for in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of FBC’s outstanding common stock. In addition, legal counsel reviewed with the directors the final draft of the proposed merger agreement and the ancillary agreements. Following the presentation by the advisors and discussion among the members of the FBC’s and FBC Bank’s boards of directors, including considerations of the factors described under “The Merger—FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors” beginning on page [●] of this joint proxy statement/prospectus, the FBC Board of Directors determined that the merger agreement and other transactions contemplated thereby are advisable and in the best interest of FBC and its shareholders, approved the merger agreement and the agreements to be entered into by the parties, directed that the merger agreement be submitted for approval by FBC’s shareholders, and recommended that FBC’s shareholders approve the merger agreement. The board of directors of FBC Bank reached the same conclusions and adopted similar resolutions at the meeting.

Sunshine’s Reasons for the Merger; Recommendation of Sunshine’s Board of Directors

The Sunshine board of directors reviewed the proposed merger with management and Sunshine’s financial and legal advisors, and at a meeting held on May 9, 2016, unanimously approved the merger agreement. These discussions were used to determine that the proposed merger was in the best interest of Sunshine and its shareholders. Accordingly, the board of directors of Sunshine unanimously recommends that Sunshine stockholders vote “FOR” the Sunshine merger proposal and the resulting issuance of shares of Sunshine common stock. In making this determination, Sunshine’s board of directors considered a number of factors in coming to this conclusion, including the following:

•	Both parties’ respective businesses, operations, financial condition, asset quality and earnings (historic and prospective);

•	The combined footprint and the addition of a concentrated presence in the greater Orlando market;

•	Combined cost of deposits and pro forma net interest margin;

•	The impact the transaction would have on pro forma financial metrics including earnings, tangible book value, return on assets, return on equity and interest rate risk profile;

•	The review of management’s due diligence reports and analysis;

•	The cultural alignment of the two organizations;

•	The complementary business models employed by both organizations;

•	The potential market reaction and acceptance of the proposed transaction;

•	The current and prospective environment in which both parties operate, including national and regional economic conditions and economic conditions for the financing and banking sector, and the impact of such factors on Sunshine, both individually as to Sunshine, and on a pro forma level assuming the completion of the merger;

•	The opinion, dated May 9, 2016, of KBW to the Sunshine board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Sunshine of the exchange ratio in the proposed merger, as more fully described below under “Opinion of Sunshine’s Financial Advisor;”

•	The detailed terms of the merger agreement, including the termination fee;

•	Potential risk of management becoming distracted with completion of the merger diverting them from executing Sunshine’s intended organic growth plans; and

•	Regulatory and other customary approvals and closing condition associated with the proposed transaction.

The preceding list is not intended to disclose all material information related to the analysis and discussion of Sunshine’s board related to the proposed transaction. The board considered numerous risks associated with the proposed transaction, with such risks further described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page [●] and “Cautionary Statements Regarding Forward-Looking Statements” beginning on page [●].

In reaching the decision to unanimously approve the proposed transaction, the Sunshine board of directors did not assign any relative weighting to the reasons for the merger. The Sunshine board of directors feels that the factors in totality are favorable to and supportive of the determination to approve entry into the merger agreement. As such, for the reasons set forth above, the Sunshine board of directors unanimously approved the merger agreement and unanimously recommends that the Sunshine stockholders vote “FOR” the Sunshine merger proposal and the resulting issuance of shares of Sunshine common stock, “FOR” the Equity Plan amendment proposal and “FOR” the Sunshine adjournment proposal.

Opinion of Sunshine’s Financial Advisor

Sunshine engaged KBW to render financial advisory and investment banking services to Sunshine, including an opinion to the Sunshine board of directors as to the fairness, from a financial point of view, to Sunshine of the exchange ratio in the proposed merger. Sunshine selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated in the meeting of the Sunshine board of directors held on May 9, 2016 at which the Sunshine board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Sunshine. The Sunshine board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Sunshine board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Sunshine. It did not address the underlying business decision of Sunshine to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sunshine board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Sunshine common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sunshine and FBC and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated May 9, 2016 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2015 of Sunshine;

•	the audited financial statements for the two fiscal years ended December 31, 2015 of FBC;

•	certain unaudited quarterly financial results for the period ended March 31, 2016 of Sunshine (contained in the Current Report on Form 8-K filed by Sunshine with the Securities and Exchange Commission on April 27, 2016);

•	certain draft and unaudited quarterly financial results for the period ended March 31, 2016 of FBC (provided to KBW by representatives of FBC);

•	certain regulatory filings of Sunshine and FBC and their respective subsidiaries, including the respective semi-annual FR Y-9SPs and quarterly call reports filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015 and, in regard to such quarterly call reports, the quarter ended March 31, 2016;

•	certain other interim reports and other communications of Sunshine and FBC to their respective stockholders; and

•	other financial information concerning the businesses and operations of Sunshine and FBC furnished to KBW by Sunshine and FBC or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Sunshine and FBC;

•	the assets and liabilities of Sunshine and FBC;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Sunshine and certain financial information of FBC with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Sunshine that were prepared by Sunshine management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Sunshine board of directors;

•	financial and operating forecasts and projections of FBC with respect to the second and third quarters of the 2016 fiscal year that were prepared by, and provided to KBW and discussed with KBW by, the management of FBC, and financial and operating forecasts and projections of FBC with respect to the period from the fourth quarter of the 2016 fiscal year through the 2021 fiscal year that were prepared by, and provided to KBW and discussed with KBW by, the management of Sunshine, all of which information was used and relied upon by KBW based on such discussions with such managements at the direction of Sunshine management and with the consent of the Sunshine board of directors; and

•	estimates regarding certain pro forma financial effects of the merger on Sunshine (including but not limited to the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Sunshine management, provided to and discussed with KBW by such management, and used and relied upon at the direction of such management with the consent of the Sunshine board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the managements of Sunshine and FBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Sunshine as to the reasonableness and achievability of the financial and operating forecasts and projections of FBC with respect to the second and third quarters of the 2016 fiscal year (and the assumptions and bases therefor) that were prepared and provided to KBW by, and discussed with KBW by, such management and KBW relied upon the management of Sunshine as to the reasonableness and achievability of the financial and operating forecasts and projections of FBC with respect to the period from the fourth quarter of the 2016 fiscal year through the 2021 fiscal year (and the assumptions and bases therefor) that were prepared and provided to KBW by, and discussed with KBW by, such management, and KBW assumed that all of the foregoing forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. KBW further relied upon Sunshine management as to the reasonableness and achievability of the financial and operating forecasts and projections of Sunshine and the estimates regarding certain pro forma financial effects of the merger on Sunshine (and the assumptions and bases therefor) that were prepared and provided to and discussed with KBW by such management and KBW assumed that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated by such management.

It is understood that such forecasts, projections and estimates of Sunshine and FBC that were provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the managements of FBC and Sunshine, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Sunshine or FBC since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Sunshine’s consent, that the aggregate allowances for loan and lease losses for Sunshine and FBC are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sunshine or FBC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Sunshine or FBC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	the merger and any related transaction (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the FBC common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transactions (including the bank subsidiary merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank subsidiary merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Sunshine, FBC or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Sunshine that Sunshine relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sunshine, FBC, the merger and any related transaction (including the bank subsidiary merger)), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Sunshine. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including the bank subsidiary merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Sunshine, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, stockholder, confidentiality, non-solicitation or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that subsequent developments may affect the conclusion reached in KBW’s opinion and that KBW does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Sunshine to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sunshine or the Sunshine board of directors;

•	the fairness of the amount or nature of any compensation to any of Sunshine’s officers, directors or employees, or any class of such persons, relative to the exchange ratio;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Sunshine or FBC or any other party to any other transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed to be paid in the merger for purposes of KBW’s opinion;

•	the actual value of Sunshine common stock to be issued in the merger;

•	the prices, trading range or volume at which Sunshine common stock may trade following the public announcement of the merger or following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Sunshine, FBC, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank subsidiary merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Sunshine and FBC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Sunshine board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sunshine board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Sunshine and FBC and the decision to enter into the merger agreement was solely that of the Sunshine board of directors.

The following is a summary of the material financial analyses presented by KBW to the Sunshine board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Sunshine board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $40.4 million, or $12.72 per outstanding share of FBC common stock, based on the 0.88x exchange ratio in the proposed merger and the closing price of Sunshine common stock on May 9, 2016.

Sunshine Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Sunshine to 15 selected commercial banks and bank holding companies that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia with total assets between $400 million and $1.0 billion, and NPAs / loans + OREO less than 3.0%. Merger targets and thrifts were excluded from the selected companies.

The selected companies were:

ASB Bancorp, Inc.	First South Bancorp, Inc.

Auburn National Bancorporation, Inc.	HopFed Bancorp, Inc.

Bank of the James Financial Group, Inc.	Oconee Federal Financial Corp. (MHC)

Bank of South Carolina Corporation	Old Point Financial Corporation

Citizens First Corporation	Poage Bankshares, Inc.

Commerce Union Bancshares, Inc.	Select Bancorp, Inc.

Faquier Bankshares, Inc.	Southwest Georgia Financial Corporation

First Community Corporation

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months (“LTM”) information, through, the most recent completed quarter (“MRQ”) available (which in the case of Sunshine was the fiscal quarter ended March 31, 2016) and market price information as of May 9, 2016. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Sunshine’s historical financial statements, or the data prepared by FBC’s financial advisor presented under the section “The Merger—Opinion of FBC’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Sunshine and the selected companies:

		Selected Companies
	Sunshine	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%) (1)	0.11	0.41	0.65	0.67	0.81

MRQ Core Return on Average Equity (%) (1)	0.76	3.85	6.18	6.36	8.45

MRQ Net Interest Margin (%)	3.64	3.40	3.70	3.68	3.94

MRQ Efficiency Ratio (%)	95.5	79.1	74.2	73.3	67.2

(1)	Core Income excludes extraordinary items, non-recurring items and gains / (losses) on sale of securities

KBW’s analysis also showed the following concerning the financial condition of Sunshine and the selected companies:

		Selected Companies
	Sunshine	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	12.06	8.95	10.61	9.98	11.06

Leverage Ratio (%)	11.32	9.77	10.99	10.35	11.64

CET1 Ratio	14.88	12.09	15.33	13.05	16.33

Total Risk Based Capital Ratio (%)	15.56	13.30	16.62	14.67	17.77

Loans / Deposits (%)	82.1	75.5	82.6	82.3	92.9

Loan Loss Reserve / Gross Loans (%)	0.74	1.00	1.09	1.11	1.26

Nonperforming Assets / Loans + OREO (%) (1)	0.68	1.93	1.59	1.77	1.17

LTM Net Charge-Offs / Average Loans (%)	(0.29)	0.10	0.19	0.09	(0.01)

(1)	Nonperforming assets include nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of Sunshine and the selected companies (excluding the impact of the latest 12 months earnings per share (“EPS”) multiple for one of the selected companies, which multiple was considered to be not meaningful (“NM”) because it was negative):

		Selected Companies
	Sunshine	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price Change (%)	15.7	1.4	7.0	8.4	12.4

One—Year Total Return (%)	15.7	3.0	8.9	9.5	15.6

Stock Price / Book Value per Share (%)	106	96	112	105	117

Stock Price / Tangible Book Value per Share (%)	123	101	116	107	126

Stock Price / LTM EPS (x)	NM	14.7	19.4	16.0	22.8

Dividend Yield (%) (1)	—	1.1	1.7	2.0	2.2

MRQ Dividend Payout Ratio (%) (1)	—	36.6	47.6	48.8	60.4

(1)	Dividend yield and MRQ dividend payout ratio reflect most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively. Sunshine and four of the selected companies did not pay dividends in their respective most recent completed quarters.

No company used as a comparison in the above selected companies analysis is identical to Sunshine. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

FBC Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of FBC to six selected commercial banks and bank holding companies that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee with total assets less than $500 million. KBW also reviewed the market performance of the selected companies. Merger targets and thrifts were excluded from the selected companies.

The selected companies were:

Bank of South Carolina Corporation	Oconee Federal Financial Corp. (MHC)

Carolina Trust Bank	OptimumBank Holdings, Inc.

Home Federal Bancorp, Inc. of Louisiana	Southwest Georgia Financial Corporation

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months information, through, the most recent completed quarter available (which in the case of FBC was the fiscal quarter ended March 31, 2016) and market price information as of May 9, 2016. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in FBC’s historical financial statements, or the data prepared by FBC’s financial advisor presented under the section “The Merger—Opinion of FBC’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of FBC and the selected companies:

		Selected Companies
	FBC	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%) (1)	0.69	0.56	0.68	0.83	0.96

MRQ Core Return on Average Equity (%) (1)	6.31	4.86	5.89	6.32	10.15

MRQ Net Interest Margin (%)	4.13	3.75	3.91	3.87	4.08

MRQ Efficiency Ratio (%)	69.3	81.3	74.8	71.0	63.3

(1)	Core Income excludes extraordinary items, non-recurring items and gains / (losses) on sale of securities

KBW’s analysis also showed the following concerning the financial condition of FBC and the selected companies:

		Selected Companies
	FBC	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.92	7.99	9.57	9.54	11.35

Leverage Ratio (%)	10.16	8.49	10.26	9.48	11.18

CET1 Ratio (%)	12.91	11.13	15.59	13.79	16.05

Total Risk-Based Capital Ratio (%)	14.16	12.38	16.75	14.97	17.19

Loans / Deposits (%)	84.0	76.6	84.7	84.3	91.4

Loan Loss Reserve / Gross Loans (%)	1.30	0.99	1.28	1.16	1.30

Nonperforming Assets / Loans + OREO (%) (1)	0.51	2.74	2.41	1.70	0.63

LTM Net Charge-Offs / Average Loans	(0.00)	0.07	0.03	0.04	0.00

(1)	Nonperforming assets include nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was negative):

	Selected Companies
	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price Change (%)	(4.8)	(6.2)	4.4	8.9

One—Year Total Return (%)	(2.2)	(4.5)	7.5	9.7

Stock Price / Book Value per Share (x)	102	128	119	134

Stock Price / Tangible Book Value per Share (x)	102	130	119	139

Stock Price / LTM EPS (x)	13.4	19.5	16.6	22.8

Dividend Yield (%) (1)	1.9	2.4	2.4	2.8

MRQ Dividend Payout Ratio (%) (1)	23.3	40.3	39.3	56.3

(1)	Dividend yield and MRQ dividend payout ratio reflect most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively. Two of the selected companies did not pay dividends in their respective most recent completed quarters.

No company used as a comparison in the above selected companies analysis is identical to FBC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 22 selected whole bank and thrift transactions announced since January 1, 2014 with the acquired companies headquartered in Florida and deal values between $10.0 million and $100.0 million. Transactions that were ultimately terminated and transactions with no reported deal value as defined by SNL Financial were excluded from the selected transactions. The selected transactions included in the group were:

Acquirer	Acquired Company
Stonegate Bank	Regent Bancorp, Inc.

Coastal Banking Company, Inc.	First Avenue National Bank

Seacoast Banking Corporation of Florida	Floridian Financial Group, Inc.

CenterState Banks, Inc.	Hometown of Homestead Banking Company

Fidelity Southern Corporation	American Enterprise Bankshares, Inc.

Republic Bancorp, Inc.	Cornerstone Bancorp, Inc.

CenterState Banks, Inc.	Community Bank of South Florida, Inc.

Ameris Bancorp	Jacksonville Bancorp, Inc.

HCBF Holding Company, Inc.	OGS Investments, Inc.

National Commerce Corporation	Reunion Bank of Florida

Achieva Credit Union	Calusa Financial Corporation, Inc.

Seacoast Banking Corporation of Florida	Grand Bankshares, Inc.

Sunshine Bancorp, Inc.	Community Southern Holdings, Inc.

Ameris Bancorp	Merchants & Southern Banks of Florida, Inc.

HCBF Holding Company, Inc.	First America Holdings Corporation

IBERIABANK Corporation	Florida Bank Group, Inc.

Stonegate Bank	Community Bank of Broward

Home BancShares, Inc.	Broward Financial Holdings, Inc.

National Commerce Corporation	United Group Banking Company of Florida, Inc.

Seacoast Banking Corporation of Florida	BANKshares, Inc.

Heritage Financial Group, Inc.	Alarion Financial Services, Inc.

Home BancShares, Inc.	Florida Traditions Bank

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $40.4 million and using historical financial information for FBC as of or for the twelve months ended March 31, 2016.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for certain selected transactions, which multiples were not considered to be meaningful because they were negative or greater than 35.0x):

		Selected Transactions
Transaction Price to	Sunshine / FBC Merger	25th Percentile	Average	Median	75th Percentile
Tangible Book Value (%)	131	120	140	137	147
LTM EPS (x)	16.8	17.9	21.8	21.4	25.2
Core Deposit Premium (%)	3.9	2.1	5.5	5.7	6.5

No company or transaction used as a comparison in the above selected transaction analysis is identical to FBC or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Sunshine and FBC to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for Sunshine and FBC as of March 31, 2016, (ii) earnings estimates for Sunshine provided by Sunshine management, and (iii) earnings estimates for FBC provided by FBC management in the case of the second and third fiscal quarters of 2016 and otherwise provided by Sunshine management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Sunshine and FBC shareholders in the combined company based on the 0.88x exchange ratio in the proposed merger:

	Sunshine as a % of Total	FBC as a % of Total
Balance Sheet
Assets	63.4%	36.6%
Gross Loans	60.5%	39.5%
Deposits	61.0%	39.0%
Equity	68.9%	31.1%
Tangible Common Equity	67.3%	32.7%
Income Statement
2016 Est. GAAP Net Income Available to Common	42.4%	57.6%
2017 Est. GAAP Net Income Available to Common	62.8%	37.2%
Ownership
Pro Forma Ownership	65.9%	34.1%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Sunshine and FBC. Using closing balance sheet estimates as of September 30, 2016 for Sunshine and FBC, financial forecasts and projections relating to the earnings of Sunshine provided by Sunshine management, financial forecasts and projections relating to the earnings of FBC provided by FBC management in the case of the second and third fiscal quarters of 2016 and otherwise provided by Sunshine management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) provided by Sunshine management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Sunshine’s 2016 and 2017 estimated EPS and dilutive to Sunshine’s estimated tangible book value per share as of September 30, 2016. Furthermore, the analysis indicated that, pro forma for the merger, each of Sunshine’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Risk-Based Capital Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2016 could be lower. For all of the above analysis, the actual results achieved by Sunshine following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of FBC, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of FBC, estimated cost savings and related expenses and accounting adjustments, in each case provided by Sunshine management, and assumed discount rates ranging from 14.0% to 18.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that FBC could generate over the five-year period from 2016 to 2021, (ii) the present value of FBC’s implied terminal value at the end of such period, and (iii) the present value of estimated cost savings and related expenses and accounting adjustments. KBW assumed that FBC would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of FBC, KBW applied a range of 10.0x to 15.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of FBC common stock of $13.04 to $19.68.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FBC.

Miscellaneous. KBW acted as financial advisor to Sunshine in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Sunshine and FBC and their respective affiliates, and as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sunshine for their own accounts and for the accounts of their respective customers.

Pursuant to the KBW engagement agreement, Sunshine agreed to pay KBW a non-refundable cash fee equal to $200,000, $50,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Sunshine also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, KBW has provided investment banking and financial advisory services to Sunshine during the two years preceding the date of KBW’s opinion and received compensation for such services. KBW acted as financial advisor in connection with Sunshine’s conversion and reorganization from a mutual company that was completed in July 2014, further to which KBW also acted as selling and conversion agent in the July 2014 subscription offering for Sunshine common stock and as an underwriter in the July 2014 registered offering of Sunshine common stock. In connection with the conversion and reorganization and these related offerings, KBW received fees in the aggregate amount of approximately $370,000 from Sunshine. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to FBC. KBW may in the future provide investment banking and financial advisory services to Sunshine or FBC and receive compensation for such services.

FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors

After careful consideration, FBC’s board of directors, at a meeting held on May 9, 2016, determined that the merger agreement is in the best interests of FBC and its shareholders. Accordingly, FBC’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that FBC shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the FBC board of directors consulted with FBC management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of FBC’s, Sunshine’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the FBC board of directors considered its view that Sunshine’s geographic footprint, business and operations complement those of FBC and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	its understanding of the current and prospective environment in which FBC and Sunshine operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on FBC both with and without the proposed transaction;

•	the results that FBC could expect to achieve operating independently, and the likely risks and benefits to FBC shareholders of that course of action, as compared to the value of the merger consideration to be received from Sunshine and this business combination;

•	its view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•	its belief that the number of potential acquirers interested in smaller institutions like FBC, with total assets less than $500 million and limited geographic markets, has diminished and may diminish even further over time;

•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	the board’s belief that the combined enterprise would benefit from Sunshine’s ability to take advantage of economies of scale and grow in the current economic environment, making Sunshine an attractive partner for FBC;

•	its belief that the transaction is likely to provide substantial value to FBC’s shareholders;

•

the opinion of Raymond James, FBC’s financial advisor, delivered to FBC’s board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in such opinion, the merger agreement exchange ratio is fair, from a financial point of view, to the FBC shareholders, as more fully described below in the section entitled “The Merger—Opinion of FBC’s Financial Advisor”;

•	the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of FBC’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to FBC shareholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the fact that the merger consideration will consist of shares of Sunshine common stock, which would allow FBC shareholders to participate in a significant portion of the future performance of the combined FBC and Sunshine business and synergies resulting from the merger, and the value to FBC shareholders represented by that consideration;

•	the greater liquidity in the trading market for Sunshine common stock relative to the market for FBC common stock due to the listing of Sunshine’s shares on the Nasdaq Stock Market;

•	the potential risk of diverting management attention and resources from the operation of FBC’s business and towards the completion of the merger;

•	the requirement that FBC conduct its business in the ordinary course and the other restrictions on the conduct of FBC’s business prior to the completion of the merger, which may delay or prevent FBC from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Sunshine’s business, operations and workforce with those of FBC; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the FBC board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the FBC board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the FBC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FBC board of directors considered all these factors as a whole, including discussions with, and questioning of, FBC’s management and FBC’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the FBC board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the FBC merger proposal and “FOR” the FBC adjournment proposal.

Each of the directors of FBC has entered into a voting agreement with Sunshine, pursuant to which they have agreed to vote in favor of the FBC merger proposal and the other proposals to be voted on at the FBC special meeting (subject to certain exceptions). For more information regarding the voting agreements, please see the section entitled “FBC Bancorp, Inc. Special Meeting of Shareholders—Voting Rights, Quorum Requirements and Vote Required” beginning on page [●].

Opinion of FBC’s Financial Advisor

FBC retained Raymond James as financial advisor on April 1, 2016. FBC selected Raymond James because Raymond James is a nationally recognized investment banking firm with substantial experience in transactions involving financial institutions. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of financial institutions in connection with public offerings, private placements, business combinations and similar transactions. Pursuant to that engagement, the FBC board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement.

At the May 9, 2016 meeting of the FBC board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated May 9, 2016, as to the fairness, as of such date, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix E to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of FBC common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the FBC board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses the fairness, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or to any holder of FBC common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James did not express any opinion as to the likely trading range of Sunshine common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Sunshine at that time. For purposes of its opinion, and with the consent of the FBC board of directors, Raymond James assumed that the exchange ratio provided for in the merger pursuant to the merger agreement would be equal to 0.8800 shares of Sunshine common stock.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

1.	reviewed a draft, dated May 6, 2016 of the merger agreement;

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of FBC made available to Raymond James by FBC, including, but not limited to, financial projections prepared by the management of FBC relating to FBC for the periods ending December 31, 2016 – 2020, as approved for Raymond James’ use by FBC (the “Projections”) and financial projections prepared by management of Sunshine relating to Sunshine for the periods ending December 31, 2016 – 2020, as approved for Raymond James’ use by FBC (“Sunshine Projections”);

3.	reviewed Sunshine’s recent public filings and certain other publicly available information regarding FBC and Sunshine;

4.	reviewed financial, operating and other information regarding FBC and the industry in which it operates;

5.	reviewed the financial and operating performance of FBC and those of other selected public companies that Raymond James deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for Sunshine’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

8.	reviewed a certificate addressed to Raymond James from a member of senior management of FBC regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of FBC; and

9.	discussed with members of the senior management of FBC certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With FBC’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of FBC, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. In addition, Raymond James did not review any individual credit files, nor did it make an independent evaluation of appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of FBC or Sunshine or any of their respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. With respect to the Projections, Sunshine Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with FBC’s consent, assumed that the Projections, Sunshine Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management. Raymond James was authorized by FBC to rely upon such forecasts, and other information and data, including the Projections and Sunshine Projections, and Raymond James expressed no view as to such forecasts or other information or data, or the bases or assumptions on which they were prepared. Raymond James assumed that each party to the merger agreement would advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections, Sunshine Projections, or the assumptions on which they were based. Raymond James assumed, without independent verification, that the final form of the merger agreement would conform to the draft received by it in all respect material to its analyses, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any of the conditions thereto and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger, no delays, limitations, restrictions or conditions would be imposed that would have an adverse effect on FBC, Sunshine or the contemplated benefits of the merger. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or FBC that would be material to its analysis or opinion.

Raymond James relied upon, without independent verification, the assessment of FBC’s management and FBC’s legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of FBC’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of FBC’s board of directors, on the fact that FBC was assisted by legal, accounting and tax advisors, and, with the consent of FBC’s board of directors relied upon and assumed the accuracy and completeness of the assessments by FBC and its advisors, as to all legal, accounting and tax matters with respect to FBC and the merger.

In formulating its opinion, Raymond James considered only what it understood to be the exchange ratio provided for in the merger pursuant to the merger agreement , and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FBC, or any class of such persons, in connection with the merger whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of FBC, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of FBC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of FBC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of FBC or the ability of FBC or Sunshine to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the FBC board of directors at its meeting on May 9, 2016, which material was considered by Raymond James in rendering its opinion. No company used in the analyses described below is identical or directly comparable to FBC or Sunshine.

Contribution Analysis. Raymond James analyzed the pro rata contribution of FBC to the combined company’s results for the quarter ended March 31, 2016 and projected results for the year ending December 31, 2017, assuming the merger had closed as of the beginning of these respective years. Raymond James used balance sheet data for FBC and Sunshine as of March 31, 2016 and FBC and Sunshine management estimates for December 31, 2017 net income. The results of this analysis are summarized below:

	Sunshine	FBC	Implied Exchange Ratio
Total Assets	63.4%	36.6%	0.9612x

Gross Loans	60.5%	39.5%	1.0872x

Total Deposits	61.1%	38.9%	1.0607x

Total Equity	68.9%	31.1%	0.7513x

Tangible Common Equity	67.3%	32.7%	0.8083x

2017E Net Income	61.1%	38.9%	1.0570x

Exchange Ratio per Merger Agreement			0.8800x

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of both FBC’s and Sunshine’s respective projected free cash flows for the years ending December 31, 2016 through 2020 on a standalone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% to determine free cash flow.

The discounted cash flow analysis was based on the Projections and Sunshine Projections. Consistent with the periods included in the Projections and Sunshine Projections, multiples, ranging from 12.0x to 14.0x of calendar year 2020 net income and 120% to 140% of 2020 calendar year end tangible book value were applied in order to derive ranges of terminal values for both FBC and Sunshine in 2020.

The projected free cash flows and terminal values were discounted using rates ranging from 12.2% to 14.2%. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per FBC and Sunshine share. Raymond James reviewed the implied exchange ratios derived in the discounted cash flow analysis and compared them to the exchange ratio. The results of the discounted cash flow analysis are summarized below:

	Implied Equity Value		Implied Exchange Ratio
	Sunshine	FBC	Low / High	High / Low
Net Income Terminal Multiple Low	$11.29	$11.37	0.8075x	1.1996x

Net Income Terminal Multiple High	14.08	13.54

TBV Terminal Multiple Low	11.92	9.92	0.6666x	0.9821x

TBV Terminal Multiple High	14.88	11.71

Exchange Ratio per Merger Agreement			0.8800x

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 26 publicly-traded banks that it deemed relevant, including:

•	FVCBankcorp Inc.

•	Eagle Financial Services Inc.

•	Carolina Alliance Bank

•	Virginia National Bankshares Corp.

•	Bank of Southside Virginia Corp.

•	Merchants & Marine Bancorp

•	Benchmark Bankshares Inc.

•	Bank of the James Financial Group Inc.

•	First Sentry Bancshares Inc.

•	MainStreet Bank

•	Freedom Bank of Virginia

•	South Atlantic Bancshares Inc.

•	Truxton Corporation

•	Southwest Georgia Financial

•	Bank of South Carolina Corp.

•	Citizens B & T Holdings Inc.

•	Pinnacle Bankshares Corp.

•	CNB Financial Services Inc.

•	Bank of Botetourt

•	First Intercontinental Bank

•	Blue Ridge Bankshares Inc.

•	Jefferson Bankshares Inc.

•	Prime Meridian Holding Co.

•	Surrey Bancorp

•	Pinnacle Bancshares Inc.

•	Farmers Bank of Appomattox

Raymond James calculated various financial multiples for FBC and Sunshine, including (i) price per share compared to book value, referred to as “BV”, per share as of either December 31, 2015 or March 31, 2016, depending on the most recently reported period for each company and (ii) price per share compared to tangible book value, referred to as “TBV”, per share as of either December 31, 2015 or March 31, 2016, depending on the most recently reported period for each company. Raymond James then identified the mean and median valuation multiples as summarized below:

	Price / MRQ BV	Price / MRQ TBV
Mean	104%	106%

Median	102%	104%

Furthermore, Raymond James applied the mean and median relative valuation multiples for each of the metrics to the actual financial results of both FBC and Sunshine. The mean and median of the implied equity prices per share indicated by this analysis were then used to impute a range of exchange ratios for each of the metrics listed below. The results of this are summarized below:

	Sunshine		FBC		Implied Exchange Ratio
	Mean	Median	Mean	Median	Low / High	High / Low
Mean	$14.24	$13.88	$10.94	$10.66	0.7488x	0.7883x

Median	12.44	12.18	10.29	10.07	0.8091x	0.8444x

Exchange Ratio per Merger Agreement						0.8800x

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of FBC.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of FBC. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the FBC board of directors (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of FBC’s outstanding common stock of the exchange ratio provided for in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the FBC board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the FBC board of directors’ or FBC management’s views with respect to FBC, Sunshine or the merger. Raymond James provided advice to FBC with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the board or that any specific exchange ratio constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving FBC. FBC placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of May 9, 2016, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of FBC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For its services as financial advisor to FBC in connection with the proposed merger, Raymond James will receive a customary transaction fee based on the implied value of the proposed merger, a substantial portion of which is contingent upon completion of the merger. Upon the rendering of its opinion, Raymond James became entitled to a fee of $150,000, which is creditable against the transaction fee and which is not contingent upon the completion of the proposed merger or the conclusion reached in the opinion. FBC also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Sunshine for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James and its affiliates have in the past two years provided or are currently providing investment banking and other financial services to Sunshine for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided financial advisory services to Sunshine with respect to capital formation, sales and trading, and additional advisory activities. On December 4, 2015, Sunshine closed a private placement of common stock for which Raymond James served as sole placement agent and received a fee of $700,350.00. Raymond James and its affiliates may provide investment banking, financial advisory and other financial services to FBC, Sunshine or certain of their respective affiliates in the future, for which Raymond James and such affiliates may receive compensation.

Certain Prospective Financial Information of the Parties

In connection with the proposed merger, Sunshine provided certain of its prospective financial information to FBC and Raymond James, the financial advisor to FBC, and FBC provided certain of its prospective financial information to Sunshine and KBW, the financial advisor to Sunshine.

The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each of Sunshine’s and FBC’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond the parties’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the parties’ ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these projections constitute forward-looking statements and are subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.” The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither parties’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. This information was prepared solely for internal use and is subjective in many respects. Neither Sunshine nor FBC can provide any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither party can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither party intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on either Sunshine or FBC, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Sunshine or FBC, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Sunshine or FBC, as applicable, of any possible failure of the merger to occur.

The following table presents selected financial projections for the years ending December 31, 2016 and 2017 as provided by FBC’s senior management to Sunshine and KBW:

FBC Projections

	Projected For the Year Ending December 31,
	2016	2017	2018
	(In millions, except per share data)
Total Assets	$309.5	$332.7	$356.0
Gross Loans	242.0	260.2	278.4
Total Deposits	272.8	284.9	301.5
Total Shareholders’ Equity	34.4	37.4	40.8
Net Interest Income	11.8	12.7	13.6
Provision for Loan Losses	0.3	0.3	0.2
Total Noninterest Income	1.6	1.7	1.8
Total Noninterest Expense	9.2	9.3	9.8
Tax Provision	1.4	1.8	2.0
Net Income	2.4	3.0	3.3
Earnings Per Share	$0.76	$0.95	$1.06

The following table presents selected financial projections for the year ending December 31, 2016, 2017 and 2018 as provided by Sunshine’s senior management to FBC and Raymond James:

Sunshine Projections

	Projected For the Year Ending December 31,
	2016	2017	2018
	(In millions, except per share data)
Total Assets	$635.4	$774.0	$884.0
Gross Loans	450.0	542.7	606.2
Total Deposits	532.6	666.9	759.9
Total Shareholders’ Equity	74.6	77.4	84.4
Net Interest Income	19.1	24.2	27.4
Provision for Loan Losses	1.9	2.0	1.1
Total Noninterest Income	3.1	4.0	4.7
Total Noninterest Expense	16.8	18.6	19.4
Tax Provision	1.3	2.8	4.4
Net Income	2.1	4.7	7.3
Earnings Per Share	$0.41	$0.90	$1.38

You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Sunshine, FBC, KBW, Raymond James or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Sunshine, FBC, KBW, Raymond James or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of Sunshine, FBC, KBW, Raymond James or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal. In light of the foregoing, and considering that the parties’ special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Sunshine stockholders and FBC shareholders are cautioned not to place unwarranted reliance on such information.

Interests of FBC’s Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of FBC will receive the same merger consideration for their FBC shares as the other FBC shareholders. In considering the recommendation of the FBC board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of FBC may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of FBC shareholders generally. The FBC board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that FBC shareholders vote in favor of approving the merger agreement. For a more complete description of FBC’s reasons for the merger and the recommendations of the FBC board of directors, please see the section entitled “The Merger—Background of the Merger” and “The Merger—FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors” beginning on page [●] of this joint proxy statement/prospectus. FBC’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Entry into Executive Employment Agreement

As a condition to Sunshine’s obligation to consummate the merger, Sunshine and Ms. Kilborne will enter into an employment agreement, effective as of the effective date of the merger, pursuant to which Ms. Kilborne would serve as Executive Vice President of Sunshine and the Co-President and Chief Banking Officer of Sunshine Bank. The employment agreement has a two-year term and renews for a period of two years on each day following the effective date of the merger. The agreement provides for, among other things, (i) an annual salary of $300,000 per year, (ii) reimbursement of business and entertainment expenses incurred in connection with carrying out the business of Sunshine, subject to documentation in accordance with Sunshine’s policy, (iii) eligibility to participate in the medical, health, and life insurance as well as other benefits as are afforded to similarly titled executives, and (iv) the provision of an automobile. If Ms. Kilborne’s employment is terminated without cause or by Ms. Kilborne for “good reason” (as defined in the employment agreement), then Ms. Kilborne will be entitled to (i) continued payment of salary for a period of 12 months following the termination of employment, and (ii) an amount equal to the last bonus paid by Sunshine Bank to her (which shall be paid in equal installments on each regularly scheduled pay period), and (iii) reimbursement for the costs of continued coverage under Sunshine Bank’s medical insurance plan in accordance with COBRA. If a change in control (as defined in the employment agreement) occurs at any time during the term of the agreement, Ms. Kilborne may terminate her employment for any reason or no reason within two years following the change in control, in which event she will be entitled to receive a lump sum payment in an amount equal to two times the sum of (i) her base annual salary, and (ii) the last annual cash bonus earned by her. The employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition which are effective during the term of employment for a period of 12 months thereafter.

Payment Under Certain Contracts

Pursuant to their existing employment agreements with FBC and FBC Bank, Ms. Kilborne and Messrs. Bentancourt and Tasker are each entitled to receive, upon a change of control of FBC, a lump sum payment equal to approximately $1,319,290, $500,000, and $132,500, respectively.

Treatment of FBC Stock Option

At the effective time of the merger, all outstanding options to purchase shares of FBC common stock, that are outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested or exercisable, will vest and be converted into the right to purchase a proportionate number of shares of Sunshine common stock, as adjusted to reflect the exchange ratio in the merger agreement of 0.88. Accordingly, the 108,722 outstanding FBC stock options held by FBC and FBC Bank non-employee directors and the 163,471 FBC stock options held by the FBC and FBC Bank executive officers will convert into options for Sunshine common stock in accordance with the foregoing. In addition to the currently outstanding awards, FBC will also issue a new option to Ms. Kilborne which would entitle her to purchase 13,500 shares of FBC common stock. This award will be issued prior to the closing of the merger with Sunshine, and will have a strike price equal to the closing price of Sunshine common stock immediately prior to the closing of the merger.

Indemnification

For a period of six years from and after the effective time of the merger, Sunshine will indemnify and defend the present and former directors and officers of FBC and FBC Bank against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by FBC’s articles of incorporation and bylaws and applicable Florida law, and in connection with any such claim promptly advance expenses from time to time as incurred, provided the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In the event of any claim, Sunshine has the right to assume the defense of the claim, and is not liable to such indemnified parties for any legal expenses or other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, unless such indemnified party is advised in writing by its counsel that the defense of such indemnified party by Sunshine would create an actual or potential conflict of interest.

Officers’ and Directors’ Liability Insurance

Sunshine and FBC have agreed that for a period of six years after the effective time of the merger Sunshine will use its commercially reasonable efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of FBC or its subsidiaries, providing substantially similar coverage to that offered under FBC’s existing officers’ and directors’ liability insurance policy. However, if Sunshine is unable to obtain the insurance required by the merger agreement, Sunshine will provide as much comparable insurance as is reasonably available. Sunshine is not required to expend for such tail insurance a premium amount in excess of 190% of the annual premium paid by FBC for directors’ and officers’ insurance in effect as of the date of the merger agreement (referred to as the “maximum D&O tail premium”). If the aggregate cost of such tail insurance exceeds the maximum D&O tail premium, Sunshine will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the maximum D&O tail premium for, in the case of a tail insurance policy, the aggregate maximum D&O tail premium for the six-year period. At the option of FBC, prior to the effective time of the merger and in lieu of the foregoing insurance coverage, FBC may purchase a tail policy for directors’ and officers’ liability insurance (including subject to the aggregate maximum D&O tail premium, except if one or more directors elect to pay for any excess over such amount) and fully pay for such six-year policy prior to the effective time of the merger, in which event Sunshine’s obligations would be fully satisfied. If such prepaid tail policy has been obtained by FBC prior to the effective time of the merger, Sunshine will not, and will not permit any of its affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this joint proxy statement/prospectus describes what we believe are the material terms of the merger agreement. This summary description, however, is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of FBC with and into Sunshine, with Sunshine as the surviving entity, and for the merger of FBC Bank with and into Sunshine Bank, with Sunshine Bank as the surviving entity. If FBC shareholders and Sunshine stockholders approve and adopt the merger agreement at their respective special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed late in the third quarter of 2016 or in the fourth quarter of 2016, although delays could occur. As a result of the merger, holders of FBC common stock will be entitled to receive the merger consideration consisting of shares of Sunshine common stock, plus cash in lieu of any fractional share interest, and such holders will no longer be owners of FBC common stock. As a result of the merger, certificates for FBC common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger. No assurance is made as to whether, or when, Sunshine and FBC will complete the merger.

Merger Consideration

Under the terms of the merger agreement, each share of FBC common stock issued and outstanding immediately prior to the closing (excluding any FBC common stock owned by Sunshine or its subsidiaries, which will be cancelled for no additional consideration) will automatically be converted into the right to receive 0.88 shares (the “exchange ratio”) of common stock of Sunshine, subject to adjustment as described below.

If Sunshine’s weighted average stock price, as calculated during the ten trading days prior to the determination date (i.e., the fourth calendar day prior to the closing of the merger, or if such day is not a trading day, then the trading day immediately preceding such calendar day), is (i) more than 20% lower than $14.03, which was the weighted average stock price of Sunshine’s common stock for the ten trading days prior to the date of the merger agreement, and (ii) such decrease in Sunshine’s stock price is more than 20% relative to the change in the KBW Nasdaq Bank Index on the corresponding dates, FBC shall have a right to terminate the merger agreement unless Sunshine agrees to increase the exchange ratio by a fixed percentage based on the relative price decrease of Sunshine’s common stock and the relative change in the KBW Nasdaq Bank Index.

No fractional shares of Sunshine common stock will be issued in connection with the merger. Instead, Sunshine will make to each FBC shareholder who would otherwise receive a fractional share of Sunshine common stock a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Sunshine common stock that you would otherwise be entitled to receive, based on Sunshine’s weighted average stock price on the five trading days prior to the merger.

All shares of Sunshine common stock received by FBC shareholders in the merger will be freely tradable, except that shares of Sunshine common stock received by persons who become affiliates of Sunshine for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A FBC shareholder also has the right to obtain the fair value of his or her shares of FBC common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of FBC common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the FBC merger proposal and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger—Appraisal Rights for FBC Shareholders” beginning on page [●] of this joint proxy statement/prospectus.

If Sunshine changes the number of shares of Sunshine common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted.

Based upon the closing sale price of Sunshine common stock on the NASDAQ Capital Market of $[●] on [●], 2016, the last practicable trading date prior to the printing of this joint proxy statement/prospectus, the per share value of the merger consideration was equal to approximately $[●].

The value of the shares of Sunshine common stock to be issued to FBC shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for Sunshine common stock. See “Risk Factors—Because the market price of Sunshine’s common stock may fluctuate, FBC shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive” beginning on page [●] of this joint proxy statement/prospectus.

Treatment of FBC Equity Awards

As of the date of the merger agreement, there were 294,550 outstanding FBC stock options with a weighted average exercise price of $9.26 per share.

Pursuant to the terms of FBC’s 2014 Directors’ Stock Option Plan and FBC’s 2014 Officers’ and Employees’ Stock Option Plan, immediately prior to the effective time of the merger, each outstanding option to purchase FBC common stock will vest and be converted into the right to purchase a proportionate number of shares of Sunshine common stock, as adjusted to reflect the exchange ratio in the merger agreement of 0.88. Assuming there is no change in the exchange ratio, following the merger, the 294,550 outstanding FBC stock options will be converted into an aggregate of 259,204 options to purchase shares of Sunshine common stock with a weighted average exercise price of $10.52 per share.

Procedure for Exchanging Certificates

Prior to the effective time of the merger, Sunshine will deposit with the exchange agent, Computershare (who also serves as Sunshine’s transfer agent), certificates representing the shares of Sunshine common stock and the estimated amount of cash to be paid in lieu of fractional shares of Sunshine common stock and, if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of any dissenting shares.

No later than five business days after the closing date, provided that FBC has delivered to the exchange agent all information necessary for the exchange agent to perform its obligations, the exchange agent will mail a letter of transmittal to each holder of FBC common stock that will include detailed instructions on how such holder may exchange such holder’s FBC common shares for shares of Sunshine common stock to be received in the merger pursuant to the terms of the merger agreement. Prior to the effective time of the merger, Sunshine will instruct the exchange agent to promptly pay such merger consideration as promptly as practicable thereafter upon receipt of a properly completed letter of transmittal.

You will not receive any fractional shares of Sunshine common stock in connection with the merger. Instead, you will be paid cash in an amount equal to the fraction of a share of Sunshine common stock otherwise issuable upon conversion, multiplied by the Sunshine weighted average stock price, determined as indicated above. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

At and after the effective time of the merger, each certificate or book-entry representing shares of FBC common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including any dividend or other distribution with respect to Sunshine common stock with a record date after the effective time of the merger. The stock transfer books of FBC will be closed immediately at the effective time of the merger and after the effective time there will be no transfers on the stock transfer records of FBC of any shares of FBC common stock. Sunshine will be entitled to rely on FBC’s stock transfer books to establish the identity of those persons entitled to receive the merger consideration. If a certificate for FBC common stock has been lost, stolen, or destroyed, the exchange agent will issue shares of Sunshine common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant, an indemnity agreement and the posting by such person of a bond in such amount as Sunshine determines is reasonably required as indemnity.

Each of Sunshine and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of FBC common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Sunshine or the exchange agent withholds any amounts upon remittance of those amounts to the appropriate governmental authority, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Employee Matters

Each individual who is an employee of FBC or FBC Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Sunshine or Sunshine Bank.

All FBC or FBC Bank employees who become employees of Sunshine or Sunshine Bank at the effective time of the merger will be entitled to participate in Sunshine’s benefit plans to the same extent as similarly situated Sunshine employees and, to the extent allowable, will be given credit for their service at FBC or FBC Bank. Sunshine will also use commercially reasonable efforts to cause each such Sunshine benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing condition limitations. Any full-time employee of FBC or FBC Bank who is terminated without cause within six months after the effective time of the merger and who does not receive a severance payment in connection with the merger will receive a severance payment equal to two weeks of base weekly pay for each year of completed employment service with FBC or FBC Bank (or its predecessor), with a maximum severance payment equal to twenty-six weeks of base pay, subject to execution by the employee of any required general release and waiver of all claims.

Ms. Kilborne is also entitled to a change of control payment of $947,047 (plus a tax gross-up payment of approximately $390,000) upon the closing of the merger under her current employment agreement with FBC. For a description of Ms. Kilborne’s proposed employment agreement, see “—Interests of FBC’s Executive Officers and Directors in the Merger—Entry into Executive Employment Agreement.”

Management and Operations After the Merger

Upon closing of the merger, the separate existence of FBC and FBC Bank will cease. The officers of Sunshine and Sunshine Bank immediately prior to the merger will continue as officers of Sunshine and Sunshine Bank, respectively, after the merger. In addition, upon completion of the merger, Dana Kilborne, FBC Bank’s current President and Chief Executive Officer, will serve as an Executive Vice President of Sunshine and Co-President and Chief Banking Officer of Sunshine Bank. In addition, ten directors of Sunshine and Sunshine Bank immediately prior to the merger will continue as directors of Sunshine and Sunshine Bank, respectively, after the merger. Five FBC current board members will be appointed to the Sunshine and Sunshine Bank board of directors, increasing the total number of directors of each of Sunshine and Sunshine Bank to fifteen members.

The rights of FBC shareholders after the merger who continue as stockholders of Sunshine will be governed by Maryland law rather than Florida law. After the merger is completed, the articles of incorporation and bylaws of Sunshine, rather than the articles of incorporation and bylaws of FBC, will govern your rights as a stockholder.

Sunshine, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by FBC and FBC Bank will immediately become the property of Sunshine and Sunshine Bank.

Representations and Warranties

The merger agreement includes customary representations and warranties of Sunshine and FBC relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. However, it should be noted that these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the merger agreement—the information contained in those schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate; and

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you.

The representations and warranties by Sunshine and FBC include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the merger;

•	the regulatory approvals required to consummate the merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities of FBC;

•	the absence of adverse material litigation with respect to FBC;

•	accuracy of information in Sunshine’s and FBC’s financial statements;

•	the existence, performance and legal effect of certain contracts and insurance policies of FBC;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters of FBC;

•	compliance with applicable environmental laws by FBC; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of FBC.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of FBC before the effective time of the merger. In general, the merger agreement obligates FBC and FBC Bank to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, FBC and FBC Bank have agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Sunshine (such consent not to be unreasonably withheld or delayed), neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock;

•	Adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

•	Declare or pay any dividends or make other distributions in respect of its capital stock, other than payments from FBC Bank to FBC;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the merger agreement;

•	Hire any new employee, except for at-will employees with an annual salary not in excess of $85,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement or as may be required by law or that is made to satisfy contractual obligations;

•	Enter into transactions with officers, directors or affiliates of FBC other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the merger agreement;

•	Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to FBC or any of its subsidiaries, except in the ordinary course of business;

•	Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by Sunshine;

•	Make any capital expenditures in amounts exceeding $50,000 individually or $100,000 in the aggregate;

•	Amend its articles of incorporation or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP;

•	Enter into, amend, modify, terminate or waive any material provision of any material contract, lease or insurance policy;

•	Other than settlement of foreclosure actions or deficiency judgments in the ordinary course of business, settle any action, suit, claim or proceeding that involves payment by FBC in excess of $50,000 individually, or $100,000 in the aggregate or that would impose any material restriction on the business of FBC or any of its subsidiaries;

•	Enter into any new material line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	Enter into any derivative transaction;

•	Incur any additional debt obligation or other obligation for borrowed money (other than creation of deposit liabilities, purchases of federal funds, Federal Home Loan Bank borrowings, and sales of certificates of deposit, which are in the ordinary course of its business);

•	Acquire, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, or change the classification method for any investment securities;

•	Make any material changes to deposit pricing;

•	Except as is contemplated in the merger agreement, make, renew, renegotiate, increase, extend or modify any (i) loan in excess of Federal Financial Institutions Examination Council regulatory guidelines relating to loan to value ratios, (ii) loan that is not made in conformity with FBC’s ordinary course lending policies, (iii) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of to exceed $2,000,000, or (iv) loan to certain categories of borrowers;

•	Except as contemplated in the merger agreement, sell any loan or loan pools in excess of $2,000,000 in principal amount or sale price;

•	Except as contemplated in the merger agreement, acquire any servicing rights or sell or otherwise transfer any loan where FBC retains any servicing rights;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	Make, in any manner different from FBC’s prior custom or practice, or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to $50,000 or more in taxes or $150,000 or more of taxable income;

•	Commit any act or omission which constitutes a material breach or default by FBC or any of its subsidiaries under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license;

•	Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property or foreclose on or take deed or title to any real estate other than single-family properties if such environmental assessment indicates the presence or likely presences of any hazardous substance;

•	Except as is contemplated in the merger agreement, repurchase or acquire any shares of its capital stock;

•	Except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;

•	Merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

•	Commit any act or omission that would constitute a material breach under any material agreement.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Conditions to the Merger

The respective obligations of Sunshine and FBC to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the appropriate officers of Sunshine and FBC;

•	approval of the merger agreement by Sunshine stockholders and FBC shareholders;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of FBC by Sunshine or Sunshine Bank, would compel Sunshine or Sunshine Bank to dispose of any material portion of the business or assets of FBC, Sunshine or Sunshine Bank, would continue any portion of any regulatory agreement of FBC against Sunshine after the merger, or otherwise be reasonably likely to have a material and adverse effect on Sunshine after giving effect to the merger (measured on a scale relative to FBC and its subsidiaries, taken as a whole);

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of Sunshine of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither Sunshine nor FBC shall have suffered a material adverse effect;

•	the issuance of tax opinions to each of Sunshine and FBC to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws (the original closing condition in the merger agreement has since been waived, such that Hacker, Johnson & Smith, P.A., the tax advisor to each of Sunshine and FBC, will render the opinion to both Sunshine and FBC);

•	each party must execute and deliver the employment agreement with Dana Kilborne; and

•	the approval to list the common stock of Sunshine issuable in connection with the merger on the NASDAQ Capital Market.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.

Agreement to Not Solicit Other Offers

FBC has agreed that neither it nor its representatives will, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, including entering into any agreement in principle or letter of intent with respect to any acquisition proposal or resolve to approve any acquisition proposal; or

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Sunshine) any information or data with respect to FBC or any of its subsidiaries or otherwise relating to an acquisition proposal;

In addition, FBC agreed not to release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FBC is a party.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Sunshine), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FBC or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of FBC or any of its subsidiaries;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of FBC or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of FBC or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If FBC receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement as discussed above, the FBC board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the FBC board of directors first determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal is or is reasonably likely to lead to a superior proposal, and its failure to take action on such proposal would be inconsistent with its fiduciary duties to its shareholders under applicable law.

A “superior proposal” means a bona fide, unsolicited acquisition proposal that:

•	if consummated, would result in a third party (or in the case of a direct merger between such third party and FBC, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding FBC common stock or more than 50% of the assets of FBC and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, and

•	the FBC board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (1) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (2) taking into account any changes to the merger agreement proposed by Sunshine in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of FBC from a financial point of view than the merger with Sunshine.

FBC has agreed to promptly, and in any event within 24 hours, notify Sunshine in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FBC or any of its representatives, in each case in connection with any acquisition proposal and to keep Sunshine informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). FBC has also agreed to provide Sunshine with any non-public information about FBC or any of its subsidiaries provided to any other person that was not previously provided to Sunshine, no later than the date provided to such other person.

In addition, under the merger agreement, FBC agreed that its board of directors, or any committee of the board, will not, prior to the date of the special meeting of shareholders:

•	withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Sunshine in connection with the transactions contemplated by the merger agreement (including the merger), its recommendation that FBC shareholders vote to approve the merger agreement (including failing to reaffirm its recommendation if requested by Sunshine);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, or other agreement related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement) or requiring FBC to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

unless, the FBC board reasonably determines in good faith, after consultation with outside legal counsel and its financial advisor, that (1) an unsolicited acquisition proposal that FBC received (that did not result from a breach of the non-solicitation provisions of the merger agreement) constitutes a superior proposal and (2) it is reasonably necessary to do so in order to comply with its fiduciary duties to the FBC shareholders under applicable law. In the event that the FBC board makes this determination, FBC must provide five business days’ prior written notice to Sunshine that its board has made such determination. During the five business days after Sunshine’s receipt of such notice, FBC and its board must cooperate and negotiate in good faith with Sunshine to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable FBC to proceed with its board’s original recommendation with respect to the merger agreement. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Sunshine during that period, the FBC board must again determine in good faith, after consultation with outside legal counsel, that:

•	it is reasonably necessary to withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its stockholders under applicable law; and

•	the acquisition proposal is a superior proposal.

In the event of any material revisions to the superior proposal, FBC must provide a new notice of such superior proposal to Sunshine. During the three business day period following receipt of such new written notice, FBC and its board must cooperate and negotiate in good faith with Sunshine to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable FBC to proceed with its board’s original recommendation with respect to the merger agreement without requiring FBC to withdraw, qualify, amend or modify its board’s recommendation with respect to the merger agreement.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by Sunshine stockholders or FBC shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of Sunshine and FBC;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained;

•	by either party if Sunshine stockholders or FBC shareholders do not approve the merger agreement;

•	by a party who is not in material breach of the agreement if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach cannot be or has not been cured prior to the earlier of (i) 30 days after notice from the terminating party, or (ii) two business days before May 9, 2017;

•	by either party if the merger has not occurred on or before May 9, 2017;

•	by Sunshine, if the board of directors of FBC (1) materially breaches its non-solicitation obligations provided in the merger agreement, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Sunshine, (4) fails to convene the special meeting, (5) fails to publicly recommend against an alternative acquisition proposal within five business days after being asked to do so by Sunshine, or (6) fails to publicly reconfirm its recommendation of the merger or the merger agreement with five business days after being asked to do so by Sunshine;

•	by FBC, if the board of directors of Sunshine materially breaches its obligations to call, give notice of and commence the Sunshine special meeting; or

•	by FBC, if Sunshine’s weighted average stock price, as calculated during the ten trading days prior to the determination date (i.e., the fourth calendar day prior to the closing of the merger, or if such day is not a trading day, then the trading day immediately preceding such calendar day), is (1) more than 20% lower than $14.03, which was the weighted average stock price of Sunshine’s common stock for the ten trading days prior to the date of the merger agreement, and (2) such decrease in Sunshine’s stock price is more than 20% relative to the change in the KBW Nasdaq Bank Index on the corresponding dates, unless Sunshine agrees to increase the exchange ratio by a fixed percentage based on the relative price decrease of Sunshine’s common stock and the relative change in the KBW Nasdaq Bank Index.

The merger agreement may be amended or modified at any time, before or after its approval by the parties’ stockholders, by mutual agreement, except that no amendment shall be made after the special meetings without obtaining stockholder approval if such amendment, by law, would require further approval by Sunshine stockholders or FBC shareholders.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and if the agreement is terminated because of a material breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if either party is required by the terms of the merger agreement, and does pay, either the termination fee or liquidated damages described below, then such party will have no further obligations under the merger agreement.

FBC will be required to pay a termination fee to Sunshine equal to $1.8 million, in the following circumstances:

•	Sunshine terminates the merger agreement because FBC (1) materially breaches its non-solicitation obligations provided in the merger agreement, subject to a five-day cure period, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Sunshine, (4) materially breaches its obligations to convene the FBC special meeting, subject to a five-day cure period, or (5) fails to publicly reconfirm its recommendation of the merger or the merger agreement after being asked to do so by Sunshine; or

•	in the event that (1) a third party acquisition proposal had been made known to FBC or made directly to its shareholders and not withdrawn, and thereafter the merger agreement is terminated (x) by either party because the FBC shareholders fail to approve the merger agreement or because the merger is not consummated by May 9, 2017 without the FBC shareholders having approved the merger, or (y) by Sunshine because of a material uncured breach by FBC of its representations, warranties or covenants under the merger agreement and (2) within twelve months after the date of termination, FBC consummates an acquisition transaction or enters into a definitive agreement with respect to an acquisition transaction (using 50% rather than 20% in the term “acquisition transaction” for purposes of this termination fee provision).

Sunshine will be required to pay a termination fee to FBC equal to $1.8 million, in the following circumstances:

•	FBC terminates the merger agreement because Sunshine materially breaches its obligations to convene the Sunshine special meeting, subject to a five-day cure period; or

•	in the event that there is a publicly announced offer to purchase at least 20% or more Sunshine’s or Sunshine Bank’s capital stock or consolidated assets, and thereafter the merger agreement is terminated by Sunshine because the Sunshine stockholders fail to approve the merger agreement.

If the merger agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $750,000 as liquidated damages (provided that, if the termination fee described above is also payable, the payment of such liquidated damages shall reduce, on a dollar-for-dollar basis, the amount of the termination fee that would also be payable).

Effective Time of the Merger

The parties expect that the merger will be effective late in the third quarter of 2016 or in the fourth quarter of 2016, or as soon as possible after the receipt of all regulatory and stockholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived.

The merger will be legally completed by the filing of the Sunshine / FBC articles of merger with the Florida Secretary of State and the Maryland Secretary of State. If the merger is not consummated by May 9, 2017, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either Sunshine or FBC.

Fees and Expenses

Sunshine and FBC will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

FBC Shareholders Have Appraisal Rights

Holders of shares of FBC common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Sections 607.1301 through 607.1333 of the FBCA, a holder of FBC common stock who does not wish to accept the per share merger consideration (which we refer to as a “dissenting shareholder”) may dissent from the merger, seek appraisal and elect to receive the fair value of his, her or its shares as provided in such sections of the FBCA. You should know that, under the merger agreement, if holders of 5% or more of the outstanding shares of FBC common stock exercise appraisal rights, then Sunshine is not obligated to complete the transactions contemplated by the merger agreement, including the merger.

In order to exercise appraisal rights, a dissenting shareholder must strictly comply with the requirements and procedures set forth in Sections 607.1301 through 607.1333 of the FBCA, which are summarized below.

This summary is qualified in its entirety by reference to the full text of Sections 607.1301 through 607.1333 of the FBCA, a copy of which is included as Appendix F to this joint proxy statement/prospectus. FBC shareholders who desire to assert appraisal rights are cautioned that a failure on their part to adhere strictly to the requirements of the FBCA in any regard may result in the loss, termination or waiver of their appraisal rights. Accordingly, FBC shareholders are urged to read Appendix F in its entirety and to consult with their legal, financial and tax advisors in connection with the matters set forth in this section of this joint proxy statement/prospectus. This joint proxy statement/prospectus constitutes notice of appraisal rights pursuant to Section 607.1320 of the FBCA.

FBC shareholders who hold shares of FBC common stock through a bank, brokerage firm or other nominee and wish to exercise appraisal rights should promptly consult their bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal through their nominee.

A dissenting shareholder who desires to exercise his, her or its appraisal rights must file with FBC, prior to the taking of the vote at the special meeting of FBC shareholders, a written notice of intent to demand payment for his, her or its shares if the merger is completed. Such written notice should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

FBC Bancorp, Inc.

105 East Robinson Street

Orlando, Florida 32802

Attn: President and Chief Executive Officer, FBC Bancorp, Inc.

All such notices must be signed in the same manner as the shares are registered on the books of FBC. If a FBC shareholder has not provided written notice of such shareholder’s intent to demand the fair value of his, her or its shares of FBC common stock before a vote is taken at the special meeting on the proposal to approve the merger agreement, then such FBC shareholder will be deemed to have waived his, her or its appraisal rights.

A vote against the merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA’s appraisal rights provisions. A dissenting shareholder need not vote against the proposal to approve the merger agreement and the merger, but may not vote, or allow any nominee who holds shares on behalf of the dissenting shareholder to vote, in favor of such proposal any of the class or series of shares for which such shareholder is seeking appraisal rights. A vote in favor of the proposal to approve the merger agreement and the merger will constitute a waiver of the shareholder’s appraisal rights with respect to the class or series of shares voted.

Within ten (10) days after the merger becomes effective, Sunshine, as the surviving corporation in the merger, must provide to each FBC shareholder who filed with FBC a notice of intent to demand payment for his, her or its shares, a written appraisal notice and an appraisal election form that specifies the date when the merger became effective and provides for the shareholder to state:

•	the shareholder’s name and address;

•	the number of shares of FBC common stock as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger;

•	whether the shareholder accepts Sunshine’s offer to pay Sunshine’s estimate of the fair value of the shares of FBC common stock, to the shareholder; and

•	if the shareholder does not accept Sunshine’s offer, the shareholder’s estimated fair value of the shares of FBC common stock and a demand for payment of the shareholder’s estimated value, plus interest.

A written appraisal notice must specify, among other things:

•	where to return the completed appraisal election form and the shareholder’s stock certificate(s) and the date by which they must be received by Sunshine (as the surviving corporation in the merger) or its agent, which date may not be fewer than forty (40) nor more than sixty (60) days after the date Sunshine sent the appraisal notice and the appraisal election form to the shareholder;

•	the date by which a notice from the FBC shareholder of his, her or its desire to withdraw from the appraisal process must be received by Sunshine, which date must be within twenty (20) days after the date by which Sunshine must receive the appraisal election form as set forth in the appraisal notice; and

•	Sunshine’s estimate of the fair value of the shares of FBC common stock and Sunshine’s offer to pay such value to each dissenting shareholder entitled thereto.

A dissenting shareholder must submit the appraisal election form and, with respect to certificated shares, the certificate(s) representing his, her or its shares of FBC common stock. Any dissenting shareholder failing to return a properly completed appraisal election form and his, her or its stock certificate(s) within the period stated in the form and in accordance with Sections 607.1301 et seq. of the FBCA will lose his, her or its appraisal rights and be bound by the terms of the merger agreement, including with respect to receipt of the merger consideration payable thereunder.

Upon returning the appraisal election form and the certificate(s) representing his, her or its shares of FBC common stock, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable appraisal rights sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder with respect to such shares, unless the dissenting shareholder withdraws his, her or its demand for appraisal as described below.

A dissenting shareholder who has delivered the appraisal election form and the certificate(s) representing his, her or its shares of FBC common stock, may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Sunshine (as the surviving corporation in the merger) within the time period specified in the appraisal notice and otherwise in accordance with Section 607.1323 of the FBCA. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Sunshine. Upon such withdrawal from the appraisal process, the right of the dissenting shareholder to be paid the fair value of his, her or its shares will cease, and he, she or it will be reinstated as a shareholder and will be entitled to receive only the per share merger consideration pursuant to the merger agreement.

If a dissenting shareholder accepts Sunshine’s offer in the appraisal election form to pay Sunshine’s estimate of the fair value of the shares of FBC common stock as applicable, payment for such shares of the dissenting shareholder is required to be made within ninety (90) days after the receipt by Sunshine or its agent of the shareholder’s appraisal election form. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A dissenting shareholder must demand appraisal rights with respect to all of the shares of the class or series for which such shareholder is seeking to assert appraisal rights. However, a record shareholder may assert appraisal rights as to fewer than all the shares of a class or series registered in such shareholder’s name but owned by a beneficial shareholder if the record shareholder objects with respect to all shares of such class or series owned by the beneficial shareholder and notifies Sunshine (as the surviving corporation in the merger) in writing of the name and address of the beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to shares held on behalf of the beneficial shareholder only if such beneficial shareholder: (i) submits to Sunshine the record shareholder’s written consent to the assertion of such rights no later than the date specified in the appraisal notice and as set forth in Section 607.1322(2)(b)(2) of the FBCA, and (ii) does so with respect to all shares of a class or series that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses the court action in the event a dissenting shareholder, who did not accept Sunshine’s offer to pay Sunshine’s estimate of the fair value of the shares of FBC common stock, makes demand for payment of such shareholder’s estimated fair value of the shares, plus interest, under Section 607.1326 of the FBCA, which demand for payment remains unsettled. In such event, Sunshine (as the surviving corporation in the merger) must commence a proceeding within sixty (60) days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares and accrued interest. If Sunshine does not commence the proceeding within such sixty-day period, the shareholder may commence the proceeding in the name of Sunshine in the appropriate court of the county in the State of Florida in which the principal office or registered office of FBC was located as provided in Section 607.1330(2) of the FBCA.

A copy of the initial pleading will be served on each dissenting shareholder party to the proceeding. Sunshine will be required to pay each dissenting shareholder the amount found to be due within ten (10) days after final determination in the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares for which such shareholder received payment.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Sunshine, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Sunshine and in favor of any or all shareholders demanding appraisal if the court finds that Sunshine did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Sunshine or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the appraisal rights provided under the FBCA. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Sunshine, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Sunshine fails to make a required payment when a dissenting shareholder accepts Sunshine’s offer to pay Sunshine’s estimate of the fair value of the shares, as provided in Section 607.1324 of the FBCA, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from Sunshine all costs and expenses of the suit, including counsel fees.

Because of the complexity of the provisions of Florida law relating to appraisal rights, shareholders who are considering exercising appraisal rights are urged to consult their own legal, financial and tax advisors.

Regulatory Approvals Required for the Merger

The parties to the merger agreement have agreed to use reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the merger, provided Sunshine shall not be required to agree to any Burdensome Condition (as defined in the merger agreement). This includes the approval of the Federal Reserve Board and the OCC. The application seeking the OCC’s approval was submitted for filing on June 27, 2016, and Sunshine anticipates filing an application with the Federal Reserve Board on or around August 10, 2016. There will also be notice filings with the FDIC and the Maryland Office of the Commissioner of Financial Regulation, and a notice filing with the OCC for the closing of FBC’s downtown Orlando office. Such approvals require the observance by the parties of certain waiting periods following the agencies’ approvals before the merger may be consummated. Sunshine cannot assure that there will not be any litigation challenging the approvals or waivers. Sunshine also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Accounting Treatment

Sunshine will account for the merger using the acquisition method of accounting. Under this accounting method, Sunshine will record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of FBC over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Sunshine’s reported income will include the operations of FBC after the merger. Financial statements of Sunshine after completion of the merger will reflect the impact of the acquisition of FBC. Financial statements of Sunshine issued before completion of the merger will not be restated retroactively to reflect FBC historical financial position or results of operation.

Resale of Sunshine’s Common Stock

The shares of Sunshine common stock to be issued to stockholders of FBC under the merger agreement will be freely tradable by such stockholders without restriction, except that if any FBC shareholder is deemed to be an affiliate of Sunshine they must abide by certain transfer restrictions under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FBC common stock with respect to the exchange of FBC common stock for Sunshine common stock pursuant to the merger. The following discussion is based upon the Internal Revenue Code (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretation. Tax considerations under foreign, state, local or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/prospectus.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Hacker, Johnson & Smith, PA, tax advisor to each of Sunshine and FBC, has provided an opinion to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warranties and covenants made by Sunshine and FBC, including those contained in the merger agreement. This opinion will not be binding on the IRS or any court. Sunshine and FBC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of FBC common stock that hold their FBC common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of FBC common stock in light of their individual circumstances or to holders of FBC common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold FBC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of FBC common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds FBC common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Sunshine or FBC. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, assuming such tax treatment and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Sunshine or FBC as a result of the merger;

•	except as discussed below with respect to cash received in lieu of a fractional share of Sunshine common stock, under “—Cash Received in Lieu of a Fractional Share of Sunshine Common Stock,” no gain or loss will be recognized by U.S. holders of FBC common stock who exchange all of their FBC common stock solely for Sunshine common stock pursuant to the merger;

•	the aggregate basis of Sunshine common stock received by a U.S. holder of FBC common stock in the merger (including fractional shares of Sunshine common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the FBC common stock for which it is exchanged; and

•	the holding period of Sunshine common stock received in exchange for shares of FBC common stock (including fractional shares of Sunshine common stock deemed received and redeemed as described below) will include the holding period of the FBC common stock for which it is exchanged.

If a U.S. holder of FBC common stock acquired different blocks of FBC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of FBC common stock, and the shares of Sunshine common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Sunshine common stock received in the merger.

The U.S. federal income-tax consequences to each U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of shares of Sunshine common stock, and any amount of cash received in lieu of fractional shares, that such U.S. holder will receive in the merger.

Cash Received in Lieu of a Fractional Share of Sunshine Common Stock

A U.S. holder of FBC common stock who receives cash in lieu of a fractional share of Sunshine common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Sunshine. As a result, such U.S. holder of FBC common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the relevant shares is greater than one year. For holders of FBC common stock that are noncorporate holders, long-term capital gain generally will be taxed at a

U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. See the discussion above regarding blocks of stock that were purchased at different times or at different prices.

Exercise of Stockholder Appraisal Rights

The discussion above does not apply to FBC stockholders who exercise appraisal rights with respect to the merger. A U.S. holder who exercises appraisal rights with respect to the merger and receives cash for shares of FBC common stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder’s basis in those shares, provided that the payment is treated as a redemption pursuant to Section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all FBC shares of common stock held by a U.S. holder, based on an exercise of appraisal rights or otherwise, will not be treated as a dividend if the U.S. holder exercising appraisal rights owns no shares (or is not deemed to own any shares) of FBC or Sunshine immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the FBC shares surrendered is more than one year. The determination whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. holder. U.S. holders exercising appraisal rights who will own shares in Sunshine immediately following the merger (after taking into account the constructive ownership rules) are urged to consult a tax advisor as to the tax consequences to the U.S. holder of receiving cash pursuant to the merger.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of FBC common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the U.S. holder timely furnishes certain required information to the IRS.

A U.S. holder of FBC common stock who receives Sunshine common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of FBC common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Sunshine common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the FBC common stock surrendered and the fair market value of Sunshine common stock and cash received in the merger. A “significant holder” is a holder of FBC common stock who, immediately before the merger, owned at least 1% of the outstanding stock of FBC or securities of FBC with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you resulting from the merger, including tax return reporting requirements, the applicability and effect of all federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

EQUITY PLAN AMENDMENT PROPOSAL

AMENDMENT OF SUNSHINE’S 2015 EQUITY INCENTIVE PLAN

Sunshine’s board of directors recommends the amendment of its 2015 Equity Incentive Plan to (i) increase the total number of shares of Sunshine’s common stock available for issuance under the 2015 Equity Incentive Plan from 592,480 shares to 742,480 shares; (ii) remove the cap on the aggregate number of options and restricted stock awards that can be made under the 2015 Equity Incentive Plan (subject to the cap on the total number of shares reserved for issuance under the 2015 Equity Incentive Plan); (iii) update and increase the annual award limitations for non-employee directors on an individual and aggregate basis; and (iv) permit the assumption of awards and subsequent issuance of replacement awards by Sunshine in connection with any merger, consolidation, or acquisition of property or stock. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that Sunshine subsequently acquires or with which Sunshine combines, including FBC) would not reduce the total number of shares available for issuance under the 2015 Equity Incentive Plan.

Sunshine’s board of directors has determined that the amendment, including the increase in the total number of shares available for issuance and the corresponding increase in the maximum number of shares issuable pursuant to the exercise of stock options under the 2015 Equity Incentive Plan, is beneficial to Sunshine and its stockholders. In connection with the overall increase, Sunshine’s board of directors believes that it would be beneficial to simplify and consolidate the various limitations on issuances of types of award, although the board of directors anticipates that restricted stock and restricted stock units will be granted sparingly, even in the absence of a cap on such types of awards. The increase in the annual limits for awards to the non-employee directors (both on an individual and aggregate basis) reflects the overall increase in the total shares reserved under the 2015 Equity Incentive Plan and the expansion of Sunshine’s board of directors in connection with the consummation of the merger with FBC. Sunshine’s board of directors believes these changes are necessary to assume the FBC options and issue Sunshine options upon completion of the merger to those individuals who currently hold options to purchase shares of FBC common stock, as provided for in the merger agreement, as well as to give Sunshine the flexibility it needs to attract new employees as Sunshine continues to grow and to have the ability to continue to reward employees with such incentive compensation, and encourage such valued employees to acquire a proprietary interest in Sunshine and to remain in its employ and service. As of March 31, 2016, 57,208 stock options and 3,556 shares of restricted stock remain available for award from the 2015 Equity Incentive Plan.

SUNSHINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SUNSHINE STOCKHOLDERS VOTE “FOR” THE AMENDMENTS OF SUNSHINE’S

2015 EQUITY INCENTIVE PLAN.

The following is a summary of the material features of the 2015 Equity Incentive Plan as currently in effect and without giving effect to the proposed amendments and is qualified in its entirety by reference to the provisions of the plan. In the event the description of the 2015 Equity Incentive Plan in this joint proxy statement/prospectus is inconsistent with terms of the 2015 Equity Incentive Plan, the terms of the 2015 Equity Incentive Plan will control.

General

Subject to permitted adjustments for certain corporate transactions, the 2015 Equity Incentive Plan currently authorizes the issuance or delivery to participants of up to 592,480 shares of Sunshine common stock pursuant to grants of incentive and non-statutory stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares of Sunshine common stock that may currently be issued under the 2015 Equity Incentive Plan pursuant to the exercise of stock options is 423,200 shares, and the maximum number of shares of Sunshine common stock that may be issued as restricted stock awards or restricted stock units is 169,280 shares.

The 2015 Equity Incentive Plan is administered by the members of Sunshine’s Compensation Committee who are “Disinterested Board Members,” as defined in the 2015 Equity Incentive Plan (the “Committee”). The Committee has full and exclusive power within the limitations set forth in the 2015 Equity Incentive Plan to make all decisions and determinations regarding: (i) the selection of participants and the granting of awards; (ii) establishing the terms and conditions relating to each award; (iii) adopting rules, regulations and guidelines for carrying out the 2015 Equity Incentive Plan’s purposes; and (iv) interpreting the provisions of the 2015 Equity Incentive Plan and any award agreement. The 2015 Equity Incentive Plan also permits the Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it, unless prohibited by applicable law.

Eligibility

Employees and directors of Sunshine or its subsidiaries are eligible to receive awards under the 2015 Equity Incentive Plan, except that non-employees may not be granted incentive stock options. Members of any advisory board to Sunshine’s board of directors or its subsidiaries are also eligible to receive awards under the 2015 Equity Incentive Plan.

Types of Awards

The Committee may determine the type and terms and conditions of awards under the 2015 Equity Incentive Plan, which will be set forth in award agreements delivered to participants. Awards may be granted as incentive and non-statutory stock options, restricted stock awards, restricted stock units or any combination thereof, as follows:

Stock Options. A stock option gives the recipient or “optionee” the right to purchase shares of Sunshine’s common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value on the date the stock option is granted. Fair market value for purposes of the 2015 Equity Incentive Plan means the final sales price of Sunshine’s common stock as reported on Nasdaq on the date the option is granted, or if Sunshine’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which Sunshine’s common stock was traded, and without regard to after-hours trading activity. The Committee will determine the fair market value, in accordance with Section 422 of the Internal Revenue Code and applicable requirements of Section 409A of the Internal Revenue Code, if it cannot be determined in the manner described herein. Further, the Committee may not grant a stock option with a term that is longer than 10 years.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise either: (i) by tendering, either actually or constructively by attestation, shares of stock valued at fair market value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the stock option and to remit to Sunshine a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (iii) by a net settlement of the stock option, using a portion of the shares obtained on exercise in payment of the exercise price of the stock option (and if applicable, any minimum required tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof.

Restricted Stock. A restricted stock award is a grant of common stock, subject to vesting requirements, to a participant for no consideration or minimum consideration as may be required by applicable law. Restricted stock awards under the 2015 Equity Incentive Plan will be granted only in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Committee as set forth in the 2015 Equity Incentive Plan or the award agreement. Awards will be evidenced by award agreements approved by the Committee, which set forth the terms and conditions of each award. Prior to their vesting, unless otherwise determined by the Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award and receive any dividends and distributions with respect to the common stock.

Restricted Stock Units. Restricted stock units are similar to restricted stock awards except that no shares of common stock are actually issued to the award recipient at the time of grant. Restricted stock units are denominated in shares of common stock. Restricted stock units granted under the 2015 Equity Incentive Plan will be settled in shares of Sunshine common stock or, in the sole discretion of the Committee determined at the time of settlement, in cash or a combination thereof, and are subject to vesting conditions and other restrictions set forth in the 2015 Equity Incentive Plan or the recipient’s award agreement. Participants have no voting rights with respect to any restricted stock units granted under the 2015 Equity Incentive Plan. No dividends will be paid on restricted stock units. In the sole discretion of the Committee exercised at the time of grant, dividend equivalent rights may be paid on restricted stock units. If a restricted stock unit is intended to be qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code, payment of dividend equivalent rights to the award recipient will be conditioned on the satisfaction of the underlying performance criteria. Dividend equivalent rights will be paid when the restricted stock unit is settled or at the same time as the shares subject to such restricted stock unit are distributed to the participant.

Performance Awards. A performance award is a restricted stock award or restricted stock unit, the vesting of which is subject to the achievement of one or more performance conditions specified by the Committee and set forth in the 2015 Equity Incentive Plan. If a performance reward is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, it must be made during the period required by, and comply with the requirements of, Section 162(m) of the Internal Revenue Code. At the discretion of the Committee, the vesting of any stock option also may be subject to the achievement of one or more objective performance measures.

Prohibition Against Repricing of Options. The 2015 Equity Incentive Plan provides that neither the Committee nor the Sunshine board of directors is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted, except for adjustments pursuant to certain corporate transactions.

Limitations on Awards under the 2015 Equity Incentive Plan

The 2015 Equity Incentive Plan currently includes the following limitations:

•	The maximum number of shares of common stock that may be available for awards under the 2015 Equity Incentive Plan is currently 592,480 shares, of which up to 423,200 shares may be delivered pursuant to the exercise of stock options and 169,280 shares may be issued pursuant to restricted stock awards or restricted stock units.

•	The maximum number of shares of Sunshine common stock that may be subject to stock options granted to any one employee during any calendar year is 105,800.

•	The maximum number of shares of Sunshine common stock, in the aggregate, that may be subject to stock options granted to any one individual non-employee director under the 2015 Equity Incentive Plan shall be 21,160, all of which may be granted during any calendar year and, in addition, all non-employee directors, in the aggregate, may not receive more than 126,960 shares, all of which may be granted during any calendar year.

•	The maximum number of shares of Sunshine common stock, in the aggregate, that may be subject to restricted stock awards or restricted stock units granted to any one individual non-employee director under the 2015 Equity Incentive Plan shall be 8,464, all of which may be granted during any calendar year and, in addition, all non-employee directors, in the aggregate, may not receive more than 50,784 shares, all of which may be granted during any calendar year.

If any shares of Sunshine common stock covered by an award (including restricted stock and restricted stock units) under the 2015 Equity Incentive Plan are not delivered to a participant or beneficiary because the award is forfeited or cancelled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2015 Equity Incentive Plan. However, to the extent: (i) a stock option is exercised by using an actual or constructive exchange of shares of common stock to pay the exercise price; (ii) shares of common stock are withheld to satisfy withholding taxes upon exercise or vesting of an award granted under the plan; or (iii) shares are withheld to satisfy the exercise price of stock options in a net settlement of stock options, then the number of shares of common stock available shall be reduced by the gross number of shares issued rather than the net number of shares issued.

In the event of a corporate transaction involving the common stock of Sunshine, including, without limitation, any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares, or other securities, stock dividend or other special and non-recurring dividend or distribution (whether in the form of cash, securities, or other property), liquidation, dissolution, or other similar corporate transaction or event, the foregoing share limitations and all outstanding awards will be adjusted by the Committee, in an equitable manner, proportionally and uniformly to reflect such event to the extent that the adjustment will not affect the award’s status as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, if applicable.

Performance Features

General. Sunshine generally will be unable to deduct for federal income tax purposes annual compensation in excess of $1.0 million paid to its chief executive officer and other executive officers named in the summary compensation table of Sunshine’s annual proxy statement (excluding any officer who is listed on the table due to serving as the principal financial officer of the Sunshine). However, amounts that constitute “qualified performance-based compensation” (as that term is used in Section 162(m) of the Internal Revenue Code) are not counted toward the $1.0 million limit. The 2015 Equity Incentive Plan is designed so that stock options will be considered qualified performance-based compensation. The Committee may designate whether any restricted stock awards or restricted stock units granted to any participant are intended to be qualified performance-based compensation. Any restricted stock awards or restricted stock units designated as qualified performance-based compensation will be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code.

Performance Measures. The performance measures that may be used for such awards will be based on any one or more of the following performance measures, as selected by the Committee: book value or tangible book value per share; basic earnings per share; basic cash earnings per share; diluted earnings per share; diluted cash earnings per share; return on equity; net income or net income before taxes; cash earnings; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; return on average assets; cash return on average assets; return on average stockholders’ equity; cash return on average stockholders’ equity; return on average tangible stockholders’ equity; cash return on average tangible stockholders’ equity; core earnings; operating income; operating efficiency ratio; net interest rate margin or net interest rate spread; growth in assets, loans, or deposits; loan production volume; non-performing loans; cash flow; strategic business objectives consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; or any combination of the foregoing performance measures. Performance measures may be based on the performance of Sunshine as a whole or of any one or more subsidiaries or business units of Sunshine or a subsidiary, may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The Committee may adjust performance measures after they have been set, but with respect to awards intended to qualify under Section 162(m) of the Internal Revenue Code, only to the extent the adjustment has a negative impact on the participant’s achievement of one or more performance measures. In establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items. Additionally, the grant of an award intended to be qualified performance-based compensation and the establishment of any performance-based measures shall be made during the period required by Section 162(m) of the Internal Revenue Code.

Vesting of Awards

The Committee shall specify the vesting schedule or conditions of each award. Unless the Committee specifies a different vesting schedule at the time of grant, awards under the 2015 Equity Incentive Plan, other than performance awards, shall be granted with a vesting rate not exceeding 20% per year, with the first installment vesting no earlier than one year after the date of grant of the award. If the vesting of an award under the 2015 Equity Incentive Plan is conditioned on the completion of a specified period of service with Sunshine or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in an award agreement. Vesting may be accelerated in the event of death, disability, or upon a change in control, or at the discretion of the Committee at any time.

Change in Control

Unless otherwise stated in an award agreement, at the time of a change in control of Sunshine or Sunshine Bank, all stock options then held by the participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the stock option) and all awards of restricted stock and restricted stock units shall become fully earned and vested immediately. In addition, any performance measure attached to a performance award under the 2015 Equity Incentive plan shall be deemed satisfied as of the date of the change in control.

Amendment and Termination

Sunshine’s board of directors may, as permitted by law, at any time amend or terminate the 2015 Equity Incentive Plan or any award granted under the 2015 Equity Incentive Plan. However, except as provided in the 2015 Equity Incentive Plan, no amendment or termination may adversely impair the rights of an outstanding award without the participant’s (or affected beneficiaries) written consent. Sunshine’s board of directors may not amend the provision of the 2015 Equity Incentive Plan related to repricing, materially increase the aggregate number of securities that may be issued under the 2015 Equity Incentive Plan (other than as provided in the 2015 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2015 Equity Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, Sunshine’s board may, without stockholder approval, amend the 2015 Equity Incentive Plan at any time, retroactively or otherwise, to ensure that the 2015 Equity Incentive Plan complies with current or future law and Sunshine’s board of directors may unilaterally amend the 2015 Equity Incentive Plan and any outstanding award, without participant consent, in order to maintain an exemption from, or to comply with, Section 409A of the Internal Revenue Code and applicable regulations and guidance.

Duration of Plan

The 2015 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; however, no awards may be granted under the 2015 Equity Incentive Plan after the day immediately prior to the 10-year anniversary of the effective date of the 2015 Equity Incentive Plan. At any time, Sunshine’s board of directors may terminate the 2015 Equity Incentive Plan. However, any termination of the 2015 Equity Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2015 Equity Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Sunshine will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of Sunshine or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). Sunshine will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

Provided, a participant does not sell or otherwise dispose of the shares within two years from the date of the grant of an incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, a participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and Sunshine will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and Sunshine will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Any dividends paid to the holder during the restriction period will also be compensation income to the participant, and Sunshine will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include in taxable income in the year of grant at the grant date fair market value the full fair market value of the restricted stock award subject to such election.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award of common stock or cash is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the common stock or cash associated with the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, Sunshine will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient.

Withholding of Taxes. Sunshine may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of awards under the 2015 Equity Incentive Plan in the event of a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude Sunshine from deducting such awards for tax purposes.

Deduction Limits. Section 162(m) of the Internal Revenue Code generally limits Sunshine’s ability to deduct for tax purposes compensation in excess of $1.0 million per year for each of its chief executive officer and other executive officers named in the summary compensation table of Sunshine’s annual proxy statement (excluding any officer who is listed due to serving as principal financial officer of Sunshine) (“covered employees”), unless the compensation is “qualified performance-based consideration.” “Qualified performance-based compensation” is not subject to this limit and is fully deductible by Sunshine “Qualified performance-based compensation” is compensation that is subject to a number of requirements such as stockholder approval of possible performance goals and objective quantification of those goals in advance. Restricted stock awards and other awards that are not subject to performance goals would be subject to this deduction limit if income recognized on the awards plus other compensation of the covered employee that is subject to the limit exceeds $1.0 million. Stock options available for award under the 2015 Equity Incentive Plan will be considered “qualified performance-based compensation” even if such awards vest solely due to the passage of time during the performance of services.

Accordingly, if an award is not exempt from Section 162(m) of the Internal Revenue Code, income recognized on such award by a covered employee will be subject to the $1.0 million deduction limit on compensation.

In the case of awards granted to a covered employee that are not “qualified performance-based consideration” and are distributed after the covered employee’s retirement or other termination of employment, the $1.0 million deduction limit will not apply and the award will be fully deductible. Performance awards may provide for accelerated vesting upon death, disability, or a change in control and still be considered exempt from the $1.0 million deduction limit. The 2015 Equity Incentive Plan is designed so that stock options and performance-based restricted stock awards and restricted stock units that are subject to performance goals may qualify as qualified performance-based compensation that is not subject to the $1.0 million deduction limit. The Committee may take these deduction limits into account in setting the size and the terms and conditions of awards, and may decide to grant awards that result in executive compensation that exceeds the deduction limit.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2015 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2015 Equity Incentive Plan.

Accounting Treatment

Under U.S. generally accepted accounting principles, Sunshine is required to recognize compensation expense in its financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock awards, and restricted stock units).

Required Vote

In order to approve the 2015 Equity Incentive Plan, the proposal must receive the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes are not considered votes cast and will have no impact on the proposal.

Clawback Policy

Awards granted under the 2015 Equity Incentive Plan are subject to Sunshine’s clawback policy. The clawback policy would allow Sunshine to recover equity awards granted under the 2015 Equity Incentive Plan to any covered officer (Sunshine’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other officer of Sunshine or Sunshine Bank who is designated as a “named executive officer” under the federal securities laws) during the three-year period preceding the date on which Sunshine is required to prepare an accounting restatement based on erroneous data, subject to the Committee’s determination that the amount of awards granted to the covered officers would have been less had the awards been calculated based on such restated financial statements.

Equity Retention Policy

Unless the Committee provides otherwise, shares received under the 2015 Equity Incentive Plan must be held at least one year following the exercise date (with respect to stock options) or the vesting date (with respect to restricted stock and restricted stock units), provided, however, that such requirement will not apply to the disposition of stock to pay the exercise price of any stock option or to satisfy any tax obligations related to the award. Notwithstanding the foregoing, this equity retention policy does not apply with respect to awards granted to a participant in the event of: (i) the participant’s termination of service; or (ii) a change in control.

New Plan Benefits

Equity Awards Made in Fiscal Year 2015. Sunshine cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to participants under the 2015 Equity Incentive Plan because awards under the plan are discretionary. The following table sets forth information with respect to equity awards made in fiscal year 2015 under the 2015 Equity Incentive Plan in effect to each of (1) Sunshine’s Named Executive Officers, (2) all current Sunshine executive officers as a group, (3) Sunshine’s current non-executive officer directors as a group, and (4) all Sunshine employees other than executive officers as a group.

Name and Principal Position	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Options
Andrew S. Samuel	42,320	105,800
President, CEO and Director
Janak M. Amin	—	—
Executive Vice President of Sales and Marketing
John D. Finley	3,000	5,000
Executive Vice President and Chief Financial Officer
Jane Tompkins	7,000	10,000
Executive Vice President and Chief Risk Officer
Brent Smith	10,000	15,000
Senior Vice President, Corporate Development
Executive Group (5 persons)	62,320	135,800
Non-Executive Director Group (12 persons)	46,872	117,192
Non-Executive Officer Employee Group (37 persons as of fiscal year-end)	49,150	111,000

Equity Awards Made in Fiscal Year 2016 and Future Equity Awards. The following table sets forth information with respect to grants made under the 2015 Equity Incentive Plan in fiscal year 2016 through March 31, 2016 to each of (1) Sunshine’s Named Executive Officers, (2) all current Sunshine executive officers as a group, (3) Sunshine’s current non-executive officer directors as a group, and (4) all Sunshine employees other than executive officers as a group. In addition, the table includes information with respect to options expected to be assumed in the merger currently held by FBC’s officers, directors and employees.

Name and Principal Position	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Options
Andrew S. Samuel	—	—
President, CEO and Director
Janak M. Amin	7,000	10,000
Executive Vice President of Sales and Marketing
John D. Finley	—	—
Executive Vice President and Chief Financial Officer
Jane Tompkins	—	—
Executive Vice President and Chief Risk Officer
Brent Smith	—	—
Senior Vice President, Corporate Development
Executive Group (5 persons)	—	—
Non-Executive Director Group (12 persons)	—	—
Non-Executive Officer Employee Group (37 persons as of fiscal year-end)	—	—
Dana Kilborne	11,635	79,115
FBC President and CEO
FBC Executive Group (4 persons)	11,635	116,615
FBC Non-Executive Director Group (12 persons)	745,505	100,984

SUNSHINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUNSHINE STOCKHOLDERS VOTE “FOR” THE AMENDMENTS OF SUNSHINE’S 2015 EQUITY INCENTIVE PLAN.

SUNSHINE’S BUSINESS

Sunshine

Sunshine was formed on March 7, 2014 to serve as the savings and loan holding company for Sunshine Bank, a federal savings bank. Sunshine was incorporated as a Maryland corporation and owns all of the outstanding shares of common stock of Sunshine Bank as a result of the conversion from mutual to stock form of Sunshine Bank on July 14, 2014. Also on July 14, 2014, Sunshine completed its initial public offering of common stock. In the offering, Sunshine sold a total of 4,232,000 shares of its common stock for an aggregate of $42.3 million in gross offering proceeds. Sunshine has not engaged in any business to date other than owning the common stock of Sunshine Bank. At March 31, 2016, Sunshine had total consolidated assets of $523.1 million, total deposits of $415.2 million and total stockholders’ equity of $71.9 million. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.”

On June 30, 2015, Sunshine acquired 100% of the outstanding common shares of Community Southern Holdings, Inc. for cash of $30.3 million, through an Agreement and Plan of Merger (the “CSH Merger”). Community Southern Holdings, Inc. was merged into Sunshine and Community Southern Bank was merged into Sunshine Bank. Sunshine acquired $250.4 million in assets and assumed $214.4 million in liabilities and stockholders’ equity and exchanged $5.7 million in preferred stock of Sunshine to the U.S. Treasury as part of its Small Business Lending Fund. The preferred stock was subsequently redeemed on September 30, 2015 at its par value of $5.7 million. Sunshine acquired these assets and assumed the liabilities to expand its market presence to Polk and Orange Counties, Florida and to strengthen its position along the demographically attractive I-4 corridor. Sunshine incurred approximately $1.3 million in acquisition related expenses which are included in other noninterest expense in the accompanying consolidated statements of operations. Sunshine also recorded an identifiable intangible asset representing the core deposit base of Community Southern Bank based on management’s evaluation of the cost of such deposits relative to alternative funding sources. Management used market quotations to measure the fair value of investment securities and FHLB advances of Community Southern Holdings.

On November 13, 2015, pursuant to a purchase and assumption agreement signed July 16, 2015, Sunshine Bank assumed the deposits and acquired certain loans from two branch offices of First Federal Bank of Florida. The branch offices are located in Bradenton and Sarasota, Florida. The purchase and assumption added $47.0 million in deposits and $7.9 million in loans to Sunshine Bank. Sunshine Bank also purchased the real estate property and some selected fixed assets associated with the branches. Sunshine acquired these assets and assumed the liabilities to expand its market presence to Manatee County, Florida and to capitalize on the demographically attractive I-75 corridor between Tampa and Sarasota, Florida.

Sunshine’s main office is located at 102 West Baker Street, Plant City, Florida 33563, and its telephone number at this address is (813) 752-6193. Sunshine’s website address is www.mysunshinebank.com. Information on Sunshine’s website is not incorporated into, and should not be considered part of, this joint proxy statement/prospectus.

Sunshine Bank

Sunshine Bank is a federal stock savings bank. It was first organized in 1954 as a federal mutual savings and loan association under the name First Federal Savings and Loan Association of Plant City. In 1975, Sunshine Bank changed its name to Sunshine State Federal Savings and Loan Association. In connection with the initial offering of Sunshine’s shares, Sunshine Bank changed its charter from a federal mutual savings and loan association to a federal stock savings bank and changed its name to Sunshine State Bank. In 2014, Sunshine Bank changed its name to Sunshine Bank. Sunshine Bank is a financial services institution focused on positively impacting the consumers, businesses, and non-profits throughout central Florida by creating financial success for its customers. Sunshine Bank’s competitive advantage is its ability to attract and retain employees, who are passionate about providing uncompromising service with a sense of warmth, integrity, friendliness, and company spirit.

Effective October 14, 2014, Sunshine and Sunshine Bank appointed Andrew S. Samuel, President and Chief Executive Officer. The hiring of Mr. Samuel, who was formerly President and Chief Executive Officer of Susquehanna Bank, was part of the board of directors’ long-term strategy to continue to transform Sunshine Bank from a traditional thrift lender into a full-service community bank with an increased focus on commercial lending. Following Mr. Samuel’s appointment, the board of directors of Sunshine Bank reconstituted the senior management of Sunshine Bank by adding bankers who have many years of experience in both commercial lending and integrating banks through acquisition. Recent new hires included a new Chief Financial Officer, a new Chief Risk Officer, a new Executive Vice President Director of Sales and Marketing, and a new Senior Vice President of Corporate Development. In addition, four new appointments have been made to the board of directors of Sunshine and Sunshine Bank to further expand the breadth of experience. Sunshine believes these management changes will further both its strategies for organic growth and growth by acquisition.

Sunshine Bank’s principal business has historically consisted of attracting retail deposits from the general public in its market area and investing those deposits, together with funds generated from operations, in one-to-four family residential real estate loans, commercial real estate loans, commercial business loans, and to a lesser extent, multi-family real estate, land and construction and consumer loans. Beginning in the fourth quarter of 2013, Sunshine Bank changed its business strategy to focus on increasing its originations of commercial real estate and commercial business loans and to discontinue originating new fixed rate one-to-four family residential real estate loans for retention in its portfolio. As Sunshine Bank continues to transition from its roots as a residential mortgage lender to a full service commercial bank, residential mortgages are now being originated and sold through broker relationships while balance sheet growth is coming primarily from commercial real estate and commercial loan originations. Sunshine Bank continues to originate home equity loans and recently introduced a home equity line of credit product.

Sunshine Bank also invests in securities, which consist primarily of U.S. Treasury securities, U.S. government agency securities, U.S. government sponsored enterprise mortgage-backed securities and securities and obligations of U.S. government-sponsored enterprises (“GSE”) and the Federal Home Loan Bank. Sunshine Bank offers a variety of deposit accounts to consumers and businesses, including savings accounts, demand accounts, money market accounts and certificate of deposit accounts. Sunshine Bank also offers online banking services, remote deposit capture, mobile banking, debit and credit card services, and lockbox services for commercial and nonprofit customers. Sunshine Bank provides financial services to individuals, families and businesses primarily located in Hillsborough, Pasco, Polk, Manatee, and Orange Counties, Florida. Sunshine Bank’s main office is located at 102 West Baker Street, Plant City, Florida 33563, and its telephone number at this address is (813) 752-6193.

Market Area

Sunshine Bank conducts its operations from its main office and eleven full-service banking offices located in Hillsborough, Pasco, Polk, Manatee, and Orange County, Florida. Sunshine Bank’s primary deposit market includes the areas surrounding its banking offices in Hillsborough, Pasco, Polk, Sarasota, and Manatee Counties, Florida. Sunshine Bank’s primary lending market includes Hillsborough, Pasco, Polk, Sarasota, Manatee, and Orange Counties and the surrounding communities. Sunshine Bank occasionally makes loans secured by properties located outside of its primary lending market, usually to borrowers with whom it has an existing relationship and who have a presence within Sunshine Bank’s primary market. Sunshine Bank’s primary markets in Central Florida are primarily suburban and rural and contain a diverse cross section of economic sectors, with a mix of retail, agriculture, services, health care facilities and vacation and retirement communities.

Sunshine Bank continues to pursue a three year plan that focuses on organic and strategic growth in the market area from Sarasota north on Interstate 75 to Tampa and then East on Interstate 4 to Orlando. Sunshine Bank manages its banking operations as separate regions. Regions are based on geographic market, which allows each region to retain flexibility and local leadership in the unique communities served by Sunshine Bank. Sunshine Bank believes that this approach differentiates it from other large competitors because it gives Sunshine Bank greater flexibility to better serve its markets and increase responsiveness to the needs of local customers.

Competition

Sunshine Bank faces significant competition within its markets both in making loans and attracting deposits. Sunshine Bank’s market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of Sunshine Bank’s competitors offer products and services that it currently does not offer, such as trust services and private banking. Sunshine Bank’s competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies, and credit unions. Sunshine Bank faces additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2015 (the latest date for which information is available), Sunshine Bank’s deposit market share was less than 1.0% of total deposits in Hillsborough, Manatee, Pasco, Polk, and Orange Counties, Florida.

Lending Activities

General. Sunshine Bank’s principal lending activity has historically been the origination of one-to-four family residential real estate loans, commercial real estate loans, commercial business loans, and to a lesser extent, multi-family real estate, land and construction loans and consumer loans. Sunshine Bank’s primary business had been the origination of one-to-four family residential real estate loans, the majority of which have been fixed-rate loans. At March 31, 2016, residential real estate loans totaled $66.7 million, comprising 19.6% of the gross loan portfolio. Historically, Sunshine Bank has retained in its portfolio nearly all of the loans that it originated. After considering its interest-rate risk position, local market conditions, the yield on its loan portfolio and its asset quality, beginning in the fourth quarter of 2013, Sunshine Bank changed its business strategy to focus on increasing originations of commercial real estate and commercial business loans. Sunshine Bank now generally originates all new fixed rate one-to-four family residential real estate loans for sale. Sunshine Bank takes and processes loan applications for one-to-four family residential real estate loans, but allow third party mortgage companies to underwrite and close such loans and pay Sunshine Bank a commission. Sunshine Bank expects to target its commercial loan products to small business customers in its market area. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for more information regarding Sunshine Bank’s strategy for lending activities.

Loan Portfolio Composition. The following table sets forth the composition of Sunshine Bank’s loan portfolio by type of loan at the dates indicated, excluding loans held for sale of $453,000 at March 31, 2016, $790,000 at December 31, 2015, and $2.0 million, at December 31, 2014. There were no loans held for sale as of December 31, 2013 and 2012.

			At December 31,
	At March 31, 2016		2015		2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to-four-family residential	$66,715	19.58%	$68,169	20.72%	$51,960	47.02%	$59,062	52.21%	$63,597	54.60%
Commercial real estate and multi-family	199,172	58.46	192,568	58.51	32,665	29.56	27,263	24.1	28,987	24.89
Construction and land	17,710	5.20	17,570	5.34	7,075	6.4	6,357	5.62	7,190	6.17
Home equity	7,399	2.17	6,623	2.01	645	0.58	811	0.72	974	0.84
Non-Real estate loans:
Commercial business	47,311	13.88	41,417	12.59	16,773	15.18	17,358	15.34	14,194	12.19
Consumer	2,412	0.71	2,726	0.83	1,398	1.26	2,277	2.01	1,531	1.31

	340,719	100.00%	329,073	100.00%	110,516	100.00%	113,128	100.00%	116,473	100.00%
Less:
Deferred loan fees	(403)		(296)		(124)		(147)		(159)
Allowance for losses	(2,532)		(2,511)		(1,726)		(1,718)		(2,276)

Total loans	$337,784		$326,266		$108,666		$111,263		$114,038

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of Sunshine Bank’s loan portfolio at March 31, 2016 and December 31, 2015. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Maturities are based on the final contractual payment date and do not reflect the effect of prepayments and scheduled principal amortization.

	Real Estate
March 31, 2016	One-to- four-family residential	Commercial real estate and multi-family	Construction and land	Home equity	Commercial business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$3,511	$10,657	$6,221	$1,339	$21,415	$1,321	$44,464
More than one to two years	217	5,349	2,447	1,075	1,946	154	11,188
More than two to three years	1,749	17,984	2,081	1,158	4,807	213	27,992
More than three to five years	1,897	20,315	1,670	1,094	12,130	364	37,470
More than five to ten years	8,560	54,234	4,367	1,467	5,690	68	74,386
More than ten to 15 years	5,872	21,422	—	—	623	292	28,209
More than 15 years	44,909	69,211	924	1,266	700	—	117,010

Total	$66,715	$199,172	$17,710	$7,399	$47,311	$2,412	$340,719

	Real Estate
December 31, 2015	One-to- four-family residential	Commercial real estate and multi-family	Construction and land	Home equity	Commercial business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$3,893	$10,395	$7,197	$834	$20,835	$1,336	$44,490
More than one to two years	409	4,706	1,901	1,345	2,423	224	11,008
More than two to three years	1,765	20,207	1,813	1,309	2,884	229	28,207
More than three to five years	1,934	22,176	1,950	1,172	9,457	570	37,259
More than five to ten years	8,860	55,700	3,507	1,685	5,042	70	74,864
More than ten to 15 years	5,951	20,618	849	—	221	297	27,936
More than 15 years	45,357	58,766	353	278	555	—	105,309

Total	$68,169	$192,568	$17,570	$6,623	$41,417	$2,726	$329,073

Fixed and Adjustable-Rate Loan Schedule. The following tables sets forth Sunshine Bank’s fixed-rate and adjustable-rate loans at March 31, 2016 that are contractually due after March 31, 2017 and at December 31, 2015 that are contractually due after December 31, 2016. Loans that are fixed for a period of time and floating thereafter have been included as adjustable.

	Due After March 31, 2017
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One-to-four-family residential	$36,115	$27,089	$63,204
Commercial real estate and multi-family	68,009	120,506	188,515
Construction and land	6,122	5,367	11,489
Home equity	548	5,512	6,060
Non-Real estate loans:
Commercial business	19,244	6,652	25,896
Consumer	878	213	1,091

	$130,916	$165,339	$296,255

	Due After December 31, 2016
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One-to-four-family residential	$37,409	$26,867	$64,276
Commercial real estate and multi-family	71,315	110,858	182,173
Construction and land	5,556	4,817	10,373
Home equity	603	5,186	5,789
Non-Real estate loans:
Commercial business	15,718	4,864	20,582
Consumer	1,173	217	1,390

	$131,774	$152,809	$284,583

Loan Approval Procedures and Authority. Pursuant to applicable law, the aggregate amount of loans that Sunshine Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Sunshine Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable highly liquid collateral” or 30% for certain residential development loans). Sunshine Bank’s legal lending was $8.7 million at March 31, 2016. In addition, Sunshine Bank has established an in-house target that is less than the legal limits on loans to one borrower. The in-house target was $5.0 million at March 31, 2016. At March 31, 2016, Sunshine Bank’s largest credit relationship totaled $7.0 million, secured by income producing properties. At March 31, 2016, this relationship was performing in accordance with its loan terms. The second largest relationship totaled $5.4 million and is secured by an income producing property. At March 31, 2016, the loan was performing in accordance with its current terms.

Sunshine Bank’s lending activities follow written, nondiscriminatory underwriting standards and loan origination procedures established by the Sunshine Bank board of directors. In the approval process for residential loans, Sunshine Bank assesses the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, Sunshine Bank reviews the borrower’s income and expenses and employment and credit history. In the case of commercial real estate loans, Sunshine Bank also reviews projected income, expenses and the viability of the project being financed. Sunshine Bank generally requires appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers who are approved by the board of directors. Sunshine Bank generally requires borrowers to obtain title insurance or an ownership and encumbrance report relating to the title of the property. All real estate secured loans generally require fire and casualty insurance and, if warranted, flood insurance in amounts at least equal to the principal amount of the loan or the maximum amount available. Sunshine Bank’s loan approval policies and limits are also established by the board of directors. All loans originated by Sunshine Bank are subject to its underwriting guidelines.

Sunshine Bank has established the Officer’s Loan Committee (OLC) to be able to more efficiently service its commercial customers, prudently manage credit risks, and effectively insure that credit policies are adhered to. The OLC includes the SVP, Credit Administration, the Chief Risk Officer, Regional Presidents and the Chief Lending Officer & Director of Sales and Marketing. Each of these individuals has extensive experience in the approval of commercial loans. The OLC has authority to approve loans beginning over $500,000 up to and including $3.0 million. In addition, the Director’s Loan Committee (DLC) has authority to approve loans over $3.0 million up to the legal lending limit of Sunshine Bank (with the exception of Regulation O (insider) loans which need to be approved by the board of directors).

The loan approval structure prohibits any single signature loan authority. Dual signatures are in effect up to $500,000. The Chief Executive Officer and Chief Risk Officer have been given dual signature authority up to $3.0 million in situations where timing is essential. These approvals must be ratified by OLC at the next meeting.

Commercial Real Estate and Multi-Family Lending. At March 31, 2016, Sunshine Bank had $199.2 million in commercial real estate and multi-family loans, representing 58.5% of its total loan portfolio.

Sunshine Bank’s commercial real estate and multi-family loans generally have amortization terms of 15 to 25 years and have adjustable interest rates. The adjustable rate loans are typically fixed for the first five years and either adjust annually thereafter or have a balloon payment due at the end of the fixed term. Sunshine Bank’s commercial real estate and multi-family loans are generally tied to a margin above the appropriate three or five year treasury. The maximum loan-to-value ratio of Sunshine Bank’s commercial real estate and multifamily loans is generally 80% of the lower of cost or appraised value of the property securing the loan. The commercial real estate loans are typically secured by multifamily, hotel, agricultural, medical, retail, churches or other commercial properties. At March 31, 2016, Sunshine Bank had $106.0 million of non-owner occupied commercial real estate loans, $74.3 million of owner occupied loans, and $14.0 million were secured by multi-family loans.

At March 31, 2016, the average loan balance of Sunshine Bank’s outstanding commercial real estate and multi-family loans was $569,100, and the largest of such loans was a $5.4 million loan secured by a self-storage facility. At March 31, 2016, this loan was performing in accordance with its loan terms.

Sunshine Bank considers a number of factors in originating commercial real estate and multi-family loans. Sunshine Bank evaluates the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, Sunshine Bank considers the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with Sunshine Bank and other financial institutions. In evaluating the property securing the loan, the factors Sunshine Bank considers include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). Sunshine Bank generally require a debt service ratio of at least 1.25x.

Personal guarantees are generally obtained from the principals of commercial real estate and multi-family loan borrowers, although this requirement may be waived in limited circumstances depending upon the loan-to-value ratio and the debt service ratio associated with the loan. Sunshine Bank requires property and casualty insurance and flood insurance if the property is in a flood zone area. In addition, borrowers are required to obtain title insurance unless the balance of the loan is less than $250,000. In such cases, Sunshine Bank will require an ownership and encumbrance report relating to the title of the property.

Commercial and multi-family real estate loans entail greater credit risks compared to one-to-four family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

One-to-four family Residential Real Estate Lending. Prior to Sunshine Bank’s conversion from mutual to stock ownership in July 2014, the focus of its lending program historically had been the origination of one-to-four family residential real estate loans. Sunshine Bank had retained in its portfolio nearly all of the one-to-four family residential real estate loans that it originated.

Sunshine Bank currently does not originate residential mortgage products with the intent to hold in portfolio. Generally, all residential mortgages are originated through Sunshine Bank’s mortgage wholesale/correspondent partner(s). Sunshine Bank uses the services of an unaffiliated mortgage wholesale and correspondent lender to close and fund one-to-four family residential mortgage loans. These loans are generally underwritten in accordance with secondary market standards and Fannie Mae underwriting guidelines. The loan types that Sunshine Bank originates on a wholesale basis are conventional, jumbo, VA, USDA, and FHA. Sunshine Bank’s lending staff takes loan applications and prepares the materials for submission to a wholesale/correspondent lender for processing, underwriting, and closing. These loans are funded by the wholesale lender. Sunshine Bank receives a broker commission from the wholesale lender for each loan that is closed. Sunshine Bank primarily works with one mortgage lending company on both a wholesale and correspondent basis and is looking to develop relationships with other mortgage lending companies to expand its mortgage product offering in the future.

At March 31, 2016, the loan portfolio had $66.7 million of loans secured by one-to-four family real estate, representing 19.6% of the total loan portfolio. One-to-four family residential real estate loans typically have terms of 15 to 30 years. Sunshine Bank’s one-to-four family residential real estate loans held in portfolio were generally underwritten according to Freddie Mac guidelines, and Sunshine Bank refers to loans that conform to such guidelines as “conforming loans”, which can be sold in the secondary market if Sunshine Bank choses to do so. Sunshine Bank holds both fixed and adjustable-rate mortgage loans. The adjustable-rate one-to-four family residential real estate loans generally have fixed rates for initial terms of three years, and adjust annually thereafter at a margin. This margin is generally 275 basis points over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year. The maximum amount by which the interest rate may be increased or decreased is generally 2.00% per adjustment period, and the lifetime interest rate cap is generally 6.00% over the initial interest rate of the loan.

Sunshine Bank generally limited the loan-to-value ratios of the one-to-four family residential mortgage loans to 80% of the purchase price or appraised value of the property, whichever was less. In addition, Sunshine Bank made one-to-four family residential mortgage loans with loan-to-value ratios between 80% and 95% of the purchase price or appraised value of the property, whichever is less, where the borrower obtained private mortgage insurance.

All residential mortgage loans in portfolio include “due-on-sale” clauses, which give Sunshine Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage, and the loan is not repaid. All borrowers were required to obtain title insurance for the benefit of Sunshine Bank. Sunshine Bank also required homeowner’s insurance and fire and casualty insurance and, where circumstances warranted, flood insurance on properties securing real estate loans.

Commercial Business Lending. At March 31, 2016, Sunshine Bank had $47.3 million of commercial business loans, representing 13.9% of its total loan portfolio. Sunshine Bank’s business strategy is to increase originations of commercial business loans. Sunshine Bank offers commercial term loans, lines of credit, agricultural production, equipment financing, and revolving lines of credit with a target loan size of $100,000 to $2.0 million to small businesses in its market area to finance short-term working capital needs such as accounts receivable and inventory. The commercial lines of credit are typically adjustable-rate and are generally priced on a floating rate basis utilizing the prime rate. Sunshine Bank generally obtains personal guarantees with respect to all commercial business lines of credit.

Sunshine Bank typically originates commercial business loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment in Sunshine Bank’s market area. Therefore, commercial business loans that Sunshine Bank originates generally have greater credit risk than one-to-four family residential real estate loans or consumer loans. In addition, commercial business loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

At March 31, 2016, the average loan balance of outstanding commercial business loans was $102,000, and the largest outstanding balance was a $2.0 million loan, collateralized by marketable securities. This loan was performing in accordance with its original terms at March 31, 2016.

Construction and Land Lending. At March 31, 2016, $17.7 million, or 5.2% of the total loan portfolio, consisted of construction and land loans. Of these, $12.2 million were for commercial development and land loans and $5.5 million were for residential development. At March 31, 2016, the largest land loan was $3.0 million and the largest construction loan was $1.8 million and both properties were located in Sunshine Bank’s primary market area. Both loans were performing in accordance with their original terms at March 31, 2016.

Sunshine Bank offers both fixed-rate and adjustable-rate construction and land loans, although most of these loans have fixed interest rates. The maximum loan-to-value of these loans is 80% of the lesser of the appraised value or the purchase price of the property. Sunshine Bank offers a onetime closed Residential Construction to Permanent product with its correspondent lending partners. These loans are processed, underwritten, closed both by internal bank consumer lending staff and the correspondent lender. This process is done simultaneously to ensure these loans meet both the internal underwriting criteria and the correspondent lenders criteria to ensure these loans are conformable to secondary marketing standards at loan modification after the construction phase is completed. Sunshine Bank funds the construction portion of the loan and monitors the draw process to ensure completion of the construction project according to the originally approved specifications. These loans are reported as loans held for sale on the consolidated statement of condition.

At the end of the construction phase when the loan is modified, it is sold to the correspondent lender for a service release premium. Sunshine Bank originates both conventional loans up to 85% loan-to-value ratios (“LTV”) and jumbo loans up to 80% LTV, construction loans. Conventional loans are up to the conforming limit of $417,000 and jumbo loans exceed this limitation. The loan pricing on these loans are fixed for a maximum construction period of 12 months. These loans modify to the current market pricing of the correspondent at the time of modification.

Construction and land lending generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction or land loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, Sunshine Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction and land loans also expose Sunshine Bank to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. Land loans pose additional risk because the property generally does not produce income and may be relatively illiquid.

Home Equity Loans. At March 31, 2016, Sunshine Bank had $7.4 million of home equity loans, representing 2.2% of its total loan portfolio. Home equity loans consists of either revolving lines of credit, term, or second mortgage loans secured by one-to-four residential real estate. These loans are underwritten based on repayment capacity and source, value of the underlying property, and credit history. Home equity loans are generally considered to have more credit risk than traditional one-to four-family residential loans because Sunshine Bank tends to have a subordinate lien position. Home equity loans are secured by a first or second mortgage on the borrower’s principal residence or their second/vacation home (excluding investment/rental property) at a maximum current loan-to-value of 80%. There are minimum credit score standards, maximum debt to income ratios and credit requirements on each Home equity product that is defined in Sunshine Bank’s Lending Policy. All credit decisions for home equity loans are made centrally by Sunshine Bank’s consumer lending department.

Consumer Lending. To a much lesser extent, Sunshine Bank offers a variety of consumer loans to individuals who reside or work in its market area. At March 31, 2016, the consumer loan portfolio totaled $2.4 million, or 0.7% of the total loan portfolio, and $902,000 of the consumer loans were unsecured (excluding overdraft accounts).

Consumer loans can have either a variable rate based on index of Wall Street Journal Prime rate or a fixed-rate of interest for a term of up to 10 years, depending on the type of collateral, product and the creditworthiness of the borrower. Sunshine Bank’s lending policy allows for unsecured, non- real estate secured, and real estate secured loan products that are either installment or open end credit. Consumer loans may be secured with deposits, automobiles, boats, motorcycles, recreational vehicles or real property. As part of Sunshine Bank’s response to newly effected regulations, the consumer lending process and product suite underwent thorough re-design in the fourth quarter of 2015. The entire consumer lending product suite has not been relaunched for customers as of March 31, 2016. Sunshine Bank is currently offering only the Home Equity Lines of Credit and CD secured loans. The remainder of products will be launched throughout the rest of 2016.

Sunshine Bank’s consumer loan policy sets forth its underwriting guidelines overall for all loan applications and addresses specific guidelines such as acceptable loan amounts, credit score, debt-to-income ratios, loan-to-value ratios, and collateral allowable by product type. The policy guidelines address applications, structuring, stability, credit standards, collateral, consumer compliance, insurance requirements and appraisal requirements. The consumer loan policy is approved by the board of directors quarterly.

Loan Originations, Participations, Purchases and Sales.

Most of Sunshine Bank’s loan originations are generated by its loan personnel operating at the main office and other banking office locations. All originated loans are underwritten pursuant to Sunshine Bank’s policies and procedures, which are approved by the board of directors. While Sunshine Bank originates both fixed-rate and adjustable-rate loans, its ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, thrifts, credit unions, and mortgage banking companies. The volume of loan originations is influenced significantly by market interest rates, and, accordingly, the volume of loan originations can vary from period to period.

With the exception of residential mortgage and construction loans originated for sale, Sunshine Bank generally holds all of the loans it originates in its portfolio. In December 2014, to enhance Sunshine Bank’s asset quality, management strengthened the balance sheet by selling or listing for sale approximately $5.0 million in loans. Of the $5.0 million, Sunshine Bank sold $2.1 million in classified commercial real estate loans in 2014 and the remaining principal balance of $2.9 million (less previous charge offs) was transferred to held for sale at year end 2014 at a net amount of $1.8 million. These loans were subsequently sold in January 2015. Sunshine Bank has not purchased any loans outside of loans purchased in the First Federal branch and Community Southern Bank acquisitions. As of March 31, 2016 Sunshine Bank had three participation loans sold to other financial institutions totaling $3.5 million.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a residential mortgage loan or consumer loan becomes more than 15 days delinquent, Sunshine Bank’s computer system sends an automatic notice advising the borrower of the delinquency. If the mortgage loan remains delinquent 30 days after the due date, Sunshine Bank sends a 30-day default letter giving the borrower approximately 10 days to cure the delinquency. This letter also includes credit counseling information. If the loan still remains delinquent following the 30-day letter, an additional letter is sent at approximately 45 days from the due date giving the borrower an additional 10 days to bring the loan current. If the loan is not made current by approximately 60 days from the due date, a demand letter is sent by regular and certified mail giving the borrower 30 days to cure the delinquency or foreclosure proceedings will begin. If the borrower fails to bring the loan current within 90 days from the due date or fails to make arrangements to make the loan current over a longer period of time, the matter is referred to legal counsel and foreclosure or other collection proceedings are instituted. Beginning in 2014 under Florida law, Sunshine Bank could not begin foreclosure proceedings on a borrower’s principal residence until the mortgage obligation was more than 120 days delinquent.

Commercial business and commercial real estate delinquent borrowers are contacted approximately 10 days after the past due date and in writing thereafter. Due to different default provisions, collection efforts are loan specific for commercial loans in compliance with applicable Florida law.

Delinquent Loans. The following table sets forth Sunshine Bank’s loan delinquencies, including nonaccrual loans, by type and amount at the dates indicated.

	At March 31, 2016			At December 31,
				2015			2014			2013			2012
Past Due Days:	30-59	60-89	90 or More	30-59	60-89	90 or More	30-59	60-89	90 or More	30-59	60-89	90 or More	30-59	60-89	90 or More
				(Dollars in Thousands)
Real estate loans:
One-to-four family residential	$952	$248	$40	$255	$13	$40	$59	$—	$—	$508	$207	$1,266	$1,461	$21	$1,300
Commercial real estate and Multi-family	498	—	—	355	—	86	—	—	—	233	—	—	—	—	—
Construction and land	212	202	—	192	—	—	—	—	—	—	—	—	—	—	308
Home equity	—	—	—	11	—	—	—	—	—	221	27	151	337	107	—
Non-Real estate loans:
Commercial business	65	96	11	193	—	—	167	94	72	181	272	601	249	266	936
Consumer	—	—	—	—	—	—	2	—	—	51	2	2	12	—	16

Total loans	$1,727	$546	$51	$1,006	$13	$126	$228	$94	$72	$1,194	$508	$2,020	$2,059	$394	$2,560

Nonaccrual Loans. Sunshine Bank generally ceases accruing interest on loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal or interest and is recognized on the cost recovery method or cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. At March 31, 2016, Sunshine Bank had $953,000 in nonaccrual loans.

Troubled Debt Restructurings. Loans are classified as restructured when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The modification of the terms of such loans were one of the following: a reduction of the stated interest rate of the loan for some period of time, an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk, or an extension of time to make payments with the delinquent payments added to the principal of the loan. Sunshine Bank considers modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in Sunshine Bank’s best interests.

Loans on nonaccrual status at the date of modification are initially classified as nonaccrual troubled debt restructurings. Sunshine Bank’s policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments and demonstrated ability to continue to repay.

Nonperforming Loans. Nonperforming loans increased to $953,000, or 0.28%, of total loans, at March 31, 2016, from $751,000, or 0.23% of total loans, at December 31, 2015.

Other Real Estate Owned. Other real estate owned includes assets acquired through, or in lieu of, loan foreclosure and are held for sale and are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance are included in operations. At March 31, 2016, Sunshine Bank had $32,000 in other real estate owned.

Nonperforming Assets. The following table sets forth the amounts and categories of Sunshine Bank’s nonperforming assets at the dates indicated. Sunshine Bank had no accruing loans past due 90 days or more at March 31, 2016 and December 31, 2015, 2014, 2013, or 2012.

	At March 31, 2016	At December 31,
		2015	2014	2013	2012
		(Dollars in Thousands)
Nonaccrual loans:
Real estate loans:
One-to-four-family residential	$40	$40	$—	$2,154	$2,051
Commercial real estate and multi-family	577	373	—	—	—
Construction and land	156	158	—	140	82
Home equity	—	—	—	—	—
Non-Real estate loans:
Commercial business	11	—	570	602	867
Consumer	—	—	—	2	47

Total nonaccrual loans	784	571	570	2,898	3,047

Nonaccruing troubled debt restructured loans:
Real estate loans:
One-to-four-family residential	—	—	—	132	—
Commercial real estate and multi-family	169	180	124	617	1,756
Construction and land	—	—	—	74	76
Home equity	—	—	—	—	—
Non-Real estate loans:
Commercial business	—	—	198	101	188
Consumer	—	—	—	—	—

Total nonaccruing troubled debt restructured loans	169	180	322	924	2,020

Total nonperforming loans	953	751	892	3,822	5,067

Loans Held for Sale	—	—	1,829	—	—

Other real estate owned:
Real estate :
Residential	—	—	41	634	—
Commercial	—	—	—	—	202
Land and construction	32	32	—	788	788
Home equity	—	—	—	—	—

Total other real estate owned	32	32	41	1,422	990

Total nonperforming assets	985	$783	$2,762	$5,244	$6,057

Total accruing troubled debt restructured loans	$1,336	$1,355	$3,903	$4,602	$3,722

Total nonperforming loans to total loans	0.28%	0.23%	0.81%	3.37%	4.34%
Total nonperforming assets to total assets	0.19%	0.15%	1.20%	2.70%	3.12%

Interest income that would have been recorded for the three months ended March 31, 2016, had nonaccruing loans been current according to their original terms amounted to $29,000. There was no interest income recognized on nonaccrual loans and $31,000 in interest income recognized on accruing troubled debt restructured loans.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by management. At March 31, 2016, Sunshine Bank had $2.4 million of loans designated by management as “special mention,” and $5.5 million of loans designated as “substandard.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that are both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of periodic regulatory reports and in accordance with Sunshine Bank’s classification of assets policy, Sunshine Bank regularly review the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or delinquency status, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” Management reviews the status of each loan on the classified list on a monthly basis with the full board of directors.

The following table sets forth the amounts of classified loans and loans designated as special mention as of March 31, 2016, and December 31, 2015, 2014, 2013 and 2012.

	At March 31, 2016	At December 31,
		2015	2014	2013	2012
		(In Thousands)
Classified loans:
Substandard	$5,492	$5,579	$1,260	$7,768	$13,022
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—

Total classified loans	$5,492	$5,579	$1,260	$7,768	$13,022

Special mention	$2,436	$3,196	$1,034	$986	$1,776

During the fourth quarter of 2014, management initiated the sale of selected criticized credits totaling $5.0 million. Of the $5.0 million, Sunshine Bank sold $2.1 million in classified commercial real estate loans in 2014 and the remaining principal balance of $2.9 million (less previous charge offs) was transferred to held for sale at year end 2014 at a net amount of $1.8 million. These loans were subsequently sold in January 2015.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Sunshine Bank’s allowance for loan losses is the amount considered necessary to reflect probable incurred losses in the loan portfolio. Sunshine Bank evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to operations.

The methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although Sunshine Bank determines the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Sunshine Bank identifies loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in charging off the loan or the portion of the loan that was impaired.

Among other factors, Sunshine Bank considers current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for the residential real estate portfolio. Sunshine Bank uses evidence obtained from its own loan portfolio as well as published housing data on its local markets from third party sources its believes to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of Sunshine Bank’s loans are secured by collateral. Residential real estate loans 180 days past due, consumer loans 120 days past due and all other loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using an independent appraisal, adjusted for current economic conditions and other factors, and related general or specific allowances for loan losses are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, Sunshine Bank will order a new independent appraisal if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Impaired Loans. Sunshine Bank establishes a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific impaired loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of the collateral position; (6) the estimated cost to sell the collateral; (7) the borrower’s effort to cure the delinquency; and (8) for loans secured by real estate, the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. Sunshine Bank establishes a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by losses recognized by portfolio segment and assigning specific loss rates for specific categories of loans based on Sunshine Bank’s historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio over the preceding twenty quarters. The allowance may be adjusted for qualitative factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These qualitative factors include the existence and effect of any concentrations of credit and changes in the level of such concentrations, changes in national, regional and local economic conditions that affect the collectability of the loan portfolio, changes in levels or trends in charge-offs and recoveries, changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss, changes in the size and composition of the loan portfolio and terms of loans, changes in lending policies and procedures, risk selection and underwriting standards, changes in the experience, ability and depth of lending management and other relevant staff, quality of loan review and the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and industry conditions. The qualitative factors are re-evaluated quarterly to ensure their relevance to the entire loan portfolio.

Allowance for Loan Losses. The following table sets forth activity in the allowance for loan losses for the periods indicated.

	Three Months Ended March 31, 2016	Years Ended December 31,
		2015	2014	2013	2012
		(Dollars in thousands)
Allowance at beginning of period	$2,511	$1,726	$1,718	$2,276	$3,415
Provision for loan losses	—	—	2,500	—	—
Charge offs:
Real estate loans:
One-to-four-family residential	—	(1)	(560)	(337)	(355)
Commercial real estate and multi-family	—	—	(658)	(196)	(573)
Construction and land	—	—	(144)	(152)	—
Home equity	—	—	—	—	—
Non-Real estate loans:
Commercial business	(11)	(9)	(1,213)	—	(390)
Consumer	(2)	(4)	(16)	(2)	(1)

Total charge-offs	(13)	(14)	(2,591)	(687)	(1,319)

Recoveries:
Real estate loans:
One-to-four-family residential	—	1	10	13	14
Commercial real estate and multi-family	2	130	12	63	36
Construction and land	—	—	—	14	32
Home equity	12	—	—	—	—
Non-Real estate loans:
Commercial business	19	666	68	36	96
Consumer	1	2	9	3	2

Total recoveries	34	799	99	129	180

Net recovery (charge-offs)	21	785	(2,492)	(558)	(1,139)

Allowance at end of period	$2,532	$2,511	$1,726	$1,718	$2,276

Allowance to nonperforming loans	265.61%	334.35%	193.50%	44.95%	44.92%
Allowance to total loans outstanding at the end of the period	0.74%	0.76%	1.56%	1.52%	1.95%
Net charge-offs (recoveries) to average loans outstanding	(0.03)%	(0.36)%	2.22%	0.50%	0.96%

As a part of the business acquisition, Sunshine Bank acquired loans, some of which have shown evidence of credit deterioration since origination. These purchased credit-impaired (“PCI”) loans were determined to be credit impaired based on borrower payment history, past due status, loan credit grading, value of underlying collateral and other factors that affect the collectability of contractual cash flows. Under GAAP, purchasers are permitted to individually evaluate or collectively aggregate PCI loans into pools. PCI loans acquired in the same fiscal quarter may be assembled into one or more pools with common risk characteristics. Once pooled, a single composite interest rate is used to determine aggregate expected cash flows for the pool.

As a result of Sunshine’s recent acquisition, Sunshine Bank individually evaluated three PCI loans. These acquired loans were recorded on the acquisition date at fair value. Sunshine Bank estimates the amount and timing of expected cash flows for each individually analyzed loan. Estimated cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	March 31, 2016
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Real estate loans:
One-to-four-family residential	$285	19.58%
Commercial real estate and multi-family	893	58.46%
Construction and land	152	5.20%
Home equity	38	2.17%
Non-Real estate loans:
Commercial business	591	13.88%
Consumer	22	0.71%

Total allocated allowance	2,532	100.00%
Unallocated	551

Total	$2,532

	At December 31,
	2015		2014		2013		2012
	(Dollars in Thousands)
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
Real estate loans:
One-to-four-family residential	$313	20.72%	$590	47.02%	$680	52.21%	$720	54.60%
Commercial real estate and multi-family	860	58.51%	697	29.56%	699	24.10%	771	24.89%
Construction and land	155	5.34%	122	6.40%	38	5.62%	29	6.17%
Home equity	26	2.01%	—	0.58%	—	0.72%	—	0.84%
Non-Real estate loans:
Commercial business	583	12.59%	308	15.18%	208	15.34%	189	12.19%
Consumer	23	0.83%	9	1.26%	10	2.01%	13	1.31%

Total allocated allowance	1,960	100.00%	1,726	100.00%	1,635	100.0%	1,722	100.00%
Unallocated	551		—		83		554

Total	$2,511		$1,726		$1,718		$2,276

At March 31, 2016, Sunshine Bank’s allowance for loan losses represented 0.74% of total loans and 265.69% of nonperforming loans. The allowance to total loans ratio decreased as a result of the Community Southern Merger. In accordance with current purchase accounting rules under GAAP, Sunshine Bank did not carry over the allowance of the acquired bank, but measured uncertainties relating to the expected future cash flows as part of the fair value measurement of the acquired loans and reflected it in the purchase price. At December 31, 2014, the allowance for loan losses represented 1.56% of total loans and 193.5% of nonperforming loans. At December 31, 2013, the allowance for loan losses represented 1.52% of total loans and 44.95% of nonperforming loans. At December 31, 2012, the allowance for loan losses represented 1.95% of total loans and 44.92% of nonperforming loans. There were $785,000 of net recoveries during the year ended December 31, 2015, and $2.5 million, $558,000 and $1.1 million in net loan charge-offs during the years ended December 31, 2014, 2013 and 2012, respectively. During 2014, management implemented a strategy to strengthen the balance sheet and enhance asset quality. This strategy led to an increase in charge off activity for classified and delinquent loans.

Although Sunshine Bank believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of the loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review the allowance for loan losses. The OCC may require that Sunshine Bank increase its allowance based on its judgments of information available to it at the time of its examination. Any material increase in the allowance for loan losses will adversely affect Sunshine Bank’s financial condition and results of operations.

Investment Activities

General. Sunshine Bank’s investment policy is established by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow Sunshine Bank to alter its liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) maintain a balance of high quality investments to minimize risk; (iii) provide collateral for pledging requirements; and (iv) maximize return on Sunshine Bank’s investments within the context of its interest rate risk management policy.

The Asset-Liability management committee (“ALCO”) is responsible for the investment management policy and approval of investment strategies. The ALCO will determine the approved dollar amount required for investment, typically for the forthcoming quarter, and authorize execution of the strategy. The ALCO has delegated the responsibility for administering the policy and implementing investment strategies to the Chief Financial Officer, and any designated investment officers. The investment officers will, under most circumstances, execute the purchase/sell orders, perform settlement operations, manage custody functions, and administer collateral assignments. Investment officers have the additional responsibility of continually monitoring the portfolios of Sunshine Bank to determine that the assets serve the objectives of Sunshine Bank as to liquidity, safety and soundness, and profitability.

Sunshine Bank accounts for investment securities in accordance with Accounting Standards Codification Topic 320, “Investments—Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale. At March 31, 2016, all Sunshine Bank securities were designated as available for sale. During 2015, management transferred all securities classified as held to maturity to available for sale. The transfer was executed for liquidity and interest rate risk purposes. Certain securities were subsequently sold and a gain of $195,000 was recognized. Sunshine Bank is precluded from classifying securities as held to maturity until March 2017.

Federally-chartered savings institutions have authority to invest in various types of assets, including U.S. government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain time deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At March 31, 2016, Sunshine Bank’s investment portfolio consisted of U.S. government sponsored enterprise mortgage-backed securities, securities and obligations issued by U.S. government agencies, U.S. government-sponsored enterprises or the Federal Home Loan Bank. At March 31, 2016, Sunshine Bank owned $1.3 million of Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, Sunshine Bank is required to purchase stock in the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank common stock is carried at cost.

The following table sets forth the composition of the investment securities portfolio, at the dates indicated, excluding stock of the Federal Home Loan Bank of Atlanta.

	At March 31, 2016
	Amortized Cost	Fair Value
	(In thousands)
Available for Sale
Federal Home Loan Bank obligations	$7,027	$7,037
Agency Mortgage-backed securities	50,844	50,942
U.S. government sponsored-enterprise and agency obligations	12,026	12,026

Total	$69,897	$70,005

Held to Maturity
U.S. Treasury securities	$—	$—
Federal Home Loan Bank obligations	—	—
Agency Mortgage-backed securities	—	—
U.S. government sponsored-enterprise and agency obligations	—	—

Total	$—	$—

	At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for Sale
Federal Home Loan Bank obligations	$15,074	$15,074	$—	$—	$—	$—
Agency Mortgage-backed securities	37,007	36,863	—	—	—	—
U.S. government sponsored-enterprise and agency obligations	14,037	14,007	—	—	—	—
Total	$66,118	$65,944	$—	$—	$—	$—
Held to Maturity
U.S. Treasury securities	$—	$—	$5,025	$5,030	$7,125	$7,138
Federal Home Loan Bank obligations	—	—	23,269	23,243	18,313	18,217
Agency Mortgage-backed securities	—	—	17,380	17,398	—	—
U.S. government sponsored-enterprise and agency obligations	—	—	29,799	29,798	22,998	22,832
Total	$—	$—	$75,473	$75,469	$48,436	$48,187

The following table sets forth the amortized cost and estimated fair value of securities of issuers as of March 31, 2016, that exceeded 10% of Sunshine Bank’s total equity as of that date.

	At March 31, 2016
	Amortized Cost	Estimated Fair Value
	(In thousands)
Federal Home Loan Bank obligations	$7,027	$7,037
Agency Mortgage-backed securities:
FHLMC	$20,917	$21,031
FNMA	$27,966	$27,963

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2016, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of the securities at March 31, 2016 were taxable securities.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Federal Home Loan Bank obligations	$6,027	0.76%	$1,000	1.00%	$—	—%	$—	—%	$7,027	$7,037	0.80%
Agency Mortgage- backed securities	—	—%	—	—%	13,198	1.67%	37,646	1.75%	50,844	50,942	1.73%
U.S. government sponsored enterprise and agency obligations	2,012	0.53%	10,014	0.80%	—	—%	—	—%	12,026	12,026	0.75%
Total	$8,039	0.70%	$11,014	0.82%	$13,198	1.67%	$37,646	1.75%	$69,897	$70,005	1.47%

Sources of Funds

General. Deposits have traditionally been Sunshine Bank’s primary source of funds for use in lending and investment activities. Sunshine Bank may also use borrowings, primarily Federal Home Loan Bank of Atlanta advances, to supplement cash flow needs, as necessary. In addition, Sunshine Bank receives funds from scheduled loan payments, loan prepayments, retained income and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Deposits are generated primarily from residents and businesses within Sunshine Bank’s primary market area. Sunshine Bank offers a selection of deposit accounts, including noninterest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At March 31, 2016, the core deposits, which are deposits other than time deposits, were $308.9 million, representing 74.4% of total deposits. Brokered deposits, including reciprocal deposits, totaled $43.5 million, or 10.5% of total deposits.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis by the ALCO committee. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that Sunshine Bank offers allows it to be competitive in generating deposits and to respond with flexibility to changes in its customers’ demands. The ability to generate deposits is impacted by the competitive market in which Sunshine Bank operates, which includes numerous financial institutions of varying sizes offering a wide range of products. Sunshine Bank believes that deposits are a stable source of funds, but its ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits by account type for the periods indicated.

	As of March 31, 2016
	Average Balance	Percent	Average Rate
	(Dollars in Thousands)
Non interest-bearing demand	$96,490	23.64%	—%
Interest-bearing demand	70,969	17.39	0.20
Money market	99,752	24.44	0.45
Savings	34,618	8.48	0.13
Time Deposits	106,321	26.05	0.59

Total	$408,150	100.00%	0.31%

	For the Year Ended December 31,
	2015			2014			2013
	Average Balance	Percent	Average Rate	Average Balance	Percent	Average Rate	Average Balance	Percent	Average Rate
	(Dollars in thousands)
Non interest-bearing demand	$57,243	21.13%	—%	$41,889	23.83%	—%	$27,447	16.37%	—%
Interest-bearing demand	45,492	16.80	0.09	30,659	17.44	0.05	30,123	17.96	0.05
Money market	67,818	25.04	0.38	36,776	20.92	0.18	38,867	23.18	0.19
Savings	28,810	10.63	0.12	25,977	14.78	0.10	25,493	15.20	0.10
Time Deposits	71,498	26.40	0.47	40,459	23.03	0.47	45,758	27.29	0.57
Total	$270,861	100.00%	0.25%	$175,760	100.00%	0.17%	$167,688	100.00%	0.22%

As of March 31, 2016, the aggregate amount of all time deposits in amounts greater than or equal to $100,000 was approximately $66.7 million. The following table sets forth the maturity of these deposits as of March 31, 2016.

March 31, 2016
(In thousands)
Maturity Period:
Three months or less	$25,845
Over three through six months	11,507
Over six through twelve months	19,332
Over twelve months	10,049

Total	$66,733

Borrowings. Sunshine Bank obtains advances from the Federal Home Loan Bank of Atlanta upon the security of its capital stock in the Federal Home Loan Bank of Atlanta and certain of its loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. As of March 31, 2016, Sunshine Bank had $20.0 million outstanding in FHLB advances. At March 31, 2016, based on available collateral and Sunshine Bank’s ownership of FHLB stock, Sunshine Bank had total borrowing capacity of $86.0 million less $20.0 million of outstanding borrowings for available borrowing capacity of $66.0 million at the Federal Home Loan Bank. Sunshine Bank also has lines of credit at three financial institutions that would allow it to borrow up to $25.5 million at March 31, 2016. Other than as required by federal regulations to test its borrowing capabilities, Sunshine Bank did not utilize any lines of credit during the period ended March 31, 2016, and years ended December 31, 2015 and 2014.

The following table sets forth information concerning balances and interest rates on the Federal Home Loan Bank advances at and for the periods shown:

	At March 31,	At or For the Years Ended December 31,
	2016	2015	2014	2013
		(Dollars in thousands)
Balance at end of period	$20,000	$27,500	$—	$—
Average balance during year	21,950	$13,905	$—	$—
Maximum outstanding at any month end	27,500	$27,500	$—	$—
Weighted average interest rate at end of period	0.43%	0.33%	—%	—%
Weighted average interest rate during period	0.43%	0.53%	—%	—%

Subsidiary Activities

Sunshine Bank is the wholly-owned subsidiary of Sunshine. Sunshine has no other subsidiaries.

Employees

As of March 31, 2016 Sunshine had 123 full-time equivalent employees. Its employees are not represented by any collective bargaining group. Management believes that Sunshine has a good working relationship with its employees.

Regulation and Supervision

As a federal savings bank, Sunshine Bank is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Sunshine Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Sunshine Bank also is regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. Sunshine Bank must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau. Sunshine Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. The OCC examines Sunshine Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Sunshine Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts, the form and content of Sunshine Bank’s loan documents and certain consumer protection matters.

As a savings and loan holding company, Sunshine is subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve Board. Sunshine is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Sunshine Bank and Sunshine. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Sunshine Bank and Sunshine. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Sunshine, Sunshine Bank and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies, as well as changes that affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Sunshine Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor. The Dodd-Frank Act increased stockholder influence over Boards of Directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage originations.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations or have not been issued in final form. The full impact on Sunshine’s operations cannot yet fully be assessed. It is likely that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Sunshine Bank and Sunshine.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Sunshine Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts. Sunshine Bank may also establish subsidiaries that may engage in certain activities not otherwise permissible for Sunshine Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require FDIC-insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8%, and a 4% Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

For purposes of the regulatory capital requirements, common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions such as Sunshine Bank, that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four- family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

Federal savings banks must also meet a statutory “tangible capital” standard of 1.5% of total adjusted assets. Tangible capital is generally defined as Tier 1 capital less intangible assets other than certain mortgage servicing rights.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

In assessing an institution’s capital adequacy, the OCC takes into consideration, not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

At March 31, 2016, Sunshine Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate.

Qualified Thrift Lender Test. As a federal savings bank, Sunshine Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Sunshine Bank must maintain at least 65% of its “portfolio assets” in

“qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business. A federal savings bank that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to enforcement action for a violation of law. At March 31, 2016, Sunshine Bank satisfied the QTL requirements.

Capital Distributions. In June 2015, Sunshine Bank applied for and received approval for an $18.8 million capital distribution to Sunshine which was used to facilitate the acquisition of Community Southern Holdings, Inc. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A federal savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net earnings for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a savings and loan holding company, such as Sunshine Bank, must still file a notice with the Federal Reserve Board at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings bank also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, Sunshine Bank’s ability to pay dividends will be limited if Sunshine Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Sunshine to pay dividends to its stockholders. See “—Capital Requirements.”

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the OCC is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Sunshine Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution, such as Sunshine Bank. Sunshine is an affiliate of Sunshine Bank because of its control of Sunshine Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings banks to maintain detailed records of all transactions with affiliates.

Sunshine Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Sunshine Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Sunshine Bank’s loan committee or Board of Directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings bank. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the OCC is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 8% Tier 1 risk-based capital, 10% total risk-based capital, and 6.5% common equity Tier 1 ratios and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued under certain statutes and regulations, to maintain a specific capital level for any capital measure);

•	adequately capitalized (at least 4% leverage capital, 6% Tier 1 risk-based capital, 8% total risk-based capital and 4.5% common equity Tier 1 ratios);

•	undercapitalized (less than 4% leverage capital, 6% Tier 1 risk-based capital, 8% total risk-based capital or 4.5% common equity Tier 1 ratios);

•	significantly undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital, 6% total risk-based capital or 3% common equity Tier 1 ratios); and

•	critically undercapitalized (less than 2% tangible capital to total assets).

The new rule that strengthened regulatory capital requirements adjusted the prompt corrective actions categories to incorporate the new standards, as reflected above.

Generally, the OCC is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date that a federal savings bank is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings bank that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the savings bank’s assets at the time it was deemed to be undercapitalized by the OCC or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the OCC notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings bank, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2016, Sunshine Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Sunshine Bank. Deposit accounts in Sunshine Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

The FDIC issued a final rule that redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The final rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2015, the annualized FICO assessment was equal to 0.60 of a basis point of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Sunshine Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Sunshine does not currently know of any practice, condition or violation that may lead to termination of Sunshine Bank’s deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Sunshine Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Sunshine Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2015, Sunshine Bank was in compliance with this requirement. While Sunshine Bank’s ability to borrow from the Federal Home Loan Bank of Atlanta provides an additional source of liquidity.

Other Regulations

Interest and other charges collected or contracted for by Sunshine Bank are subject to state usury laws and federal laws concerning interest rates. Sunshine Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one-to-four family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect Sunshine Bank’s consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. In addition, on October 3, 2015, the new TILA-RESPA Integrated Disclosure (TRID) rules for mortgage closings took effect for new loan applications. These new loan forms may have the effect of lengthening the time it takes to approve mortgage loans in the short term following implementation of the rule. Sunshine Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of Sunshine Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Sunshine is a savings and loan holding company within the meaning of Home Owners’ Loan Act. As such, Sunshine is registered with the Federal Reserve Board and is subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Sunshine and any future non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Sunshine are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met (including electing such status), or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. As of March 31, 2016 Sunshine has not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including Sunshine, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act, however, required the Federal Reserve Board to establish for all depository institution holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries.

However, legislation was enacted in December 2014 which required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to (i) extend its applicability to savings and loan holding companies and (ii) raise the threshold for the exemption from $500 million to $1 billion in consolidated assets. Regulations doing so were effective May 15, 2015. Consequently, both bank and savings and loan holding companies with under $1 billion in consolidated assets are exempt from the consolidated regulatory capital requirements unless the Federal Reserve Board determines otherwise on a case by case basis.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of managerial and financial strength to their subsidiary savings and loan associations by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings bank becomes undercapitalized. The policy statement also states that a savings and loan holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Sunshine to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Sunshine’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Sunshine is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in the conversion does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates may be resold without registration. Shares purchased by affiliates are subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Sunshine meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Sunshine may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

The JOBS Act which was enacted in April 2012 has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Sunshine qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Sunshine will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Sunshine has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, Sunshine’s Chief Executive Officer and Chief Financial Officer are required to certify that Sunshine’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: (i) they are responsible for establishing, maintaining and regularly evaluating the effectiveness of Sunshine’s internal control over financial reporting; (ii) they have made certain disclosures to Sunshine’s auditors and the audit committee of the Board of Directors about Sunshine’s internal control over financial reporting; and (iii) they have included information in Sunshine’s quarterly and annual reports about their evaluation and whether there have been changes in Sunshine’s internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Federal Taxation

General. Sunshine and Sunshine Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Sunshine and Sunshine Bank.

Method of Accounting. For federal income tax purposes, Sunshine currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2015, Sunshine had approximately $224,000 in alternative minimum tax credit carryforwards.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2015, Sunshine has net operating loss carryforwards of approximately $10.5 million available to offset future taxable income.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any unused loss remaining after the five year carryover period is not deductible. At December 31, 2015, Sunshine had no capital loss carryover.

Corporate Dividends. Sunshine may generally exclude from income 100% of dividends received from Sunshine Bank as a member of the same affiliated group of corporations.

State Taxation

Sunshine Bank and Sunshine are subject to Florida corporate tax which is assessed at the rate of 5.50%. For the Florida corporate tax, taxable income generally means federal taxable income subject to certain modifications under state law. As a Maryland business corporation, Sunshine is required to file annual franchise tax return with the State of Maryland. Sunshine Bank’s state income tax returns have not been audited in the past five years.

Properties

The following table sets forth information regarding Sunshine’s offices. Sunshine believe that its current facilities are adequate to meet its present and foreseeable needs. Sunshine routinely evaluates all of its properties for ongoing use and for opportunities to upgrade facilities and locations and may do so in the future.

Current Offices	Leased or Owned	Year Acquired or Leased
Main Office—Full Service Branch Office Executive Office & Administrative Headquarters	Owned	1959
102 West Baker Street
Plant City, FL 33563

Brandon—Full Service Branch Office	Owned	1962
420 West Brandon Boulevard
Brandon, FL 33511

Zephyrhills—Full Service Branch Office	Owned	2010
36450 Eiland Boulevard
Zephyrhills, FL 33541

Bartow—Full Service Branch Office	Owned	2015
101 West Main Street
Bartow, FL 33830

Walden Woods—Full Service Branch Office	Owned	1985
2400 James L. Redman Parkway
Plant City, FL 33566

Riverview—Full Service Branch Office	Owned	1972
7459 US Highway 301 South
Riverview, FL 33578

Lakeland—Full Service Branch Office	Owned	2015
3340 South Florida Avenue
Lakeland, FL 33803

Winter Haven—Full Service Branch Office	Owned	2015
6900 Cypress Gardens Boulevard
Winter Haven, FL 33884

Bradenton—Full Service Branch Office	Owned	2015
6004 26th Street West
Bradenton, FL 34207

Sarasota—Full Service Branch Office	Owned	2015
8307 Lockwood Ridge Road
Sarasota, FL 34243

Orlando—Full Service Branch Office	Leased	2015
111 North Magnolia Avenue, Suite 100
Orlando, FL 32801

Tampa—Full Service Branch Office	Leased	2015
500 East Kennedy Boulevard, Suite 101
Tampa, FL 33602

Legal Proceedings

Sunshine is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2016, Sunshine was not involved in any legal proceedings the outcome of which would be material to its financial condition or results of operations.

SUNSHINE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Sunshine’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of Sunshine’s financial condition as of March 31, 2016 and 2015 and December 31, 2015 and 2014 and results of operations for each of the three months ended March 31, 2016 and 2015 and the years ended December 31, 2015 and 2014. The information in this section has been derived from the consolidated financial statements, which appear beginning on page F-[●]. You should read the information in this section in conjunction with the business and financial information regarding Sunshine provided elsewhere in this joint proxy statement/prospectus.

Overview

Sunshine Bank is a financial services institution focused on positively impacting the consumers, businesses, and non-profits throughout central Florida by creating financial success for its customers. Sunshine’s competitive advantage is the ability to attract and retain employees, who are passionate about providing uncompromising service with a sense of warmth, integrity, friendliness, and company spirit. Operations are conducted from the main banking office in Plant City, Florida and eleven additional full service Florida banking offices located in Brandon, Riverview, Lakeland, Zephyrhills, Bartow, Plant City, Bradenton, Sarasota, Winter Haven. The two new offices opened in the first quarter 2016 are located in downtown Tampa and downtown Orlando. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.”

Sunshine’s principal business has consisted of attracting retail and commercial deposits from the general public in its primary market area of Hillsborough, Polk, Manatee, Orange, and Pasco counties, Florida, and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial business loans and, to a lesser extent, multi-family real estate, land and construction, one-to- four-family and consumer loans. Sunshine also invests in securities, which consist primarily of U.S. Treasury securities, U.S. government sponsored enterprise (“GSE”) mortgage-backed securities, GSE securities and obligations, U.S. government agency securities, securities issued by the Federal Home Loan Bank, municipal securities, and corporate obligations. Sunshine offers a variety of deposit accounts to consumers and small businesses, including savings accounts, NOW accounts, money market accounts, certificate of deposit accounts, other borrowings, and cash management programs.

Sunshine’s results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income Sunshine earns on interest-earning assets and the interest it pays on its interest-bearing liabilities. Sunshine’s results of operations also are affected by its provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of fees and service charges on deposit accounts, mortgage broker fees, gains on sales of securities, income from bank-owned life insurance, and other income. Noninterest expense currently consists of expenses related to salaries and employee benefits, occupancy and equipment, data and item processing, professional fees, advertising and promotion, stationery and supplies, FDIC insurance, merger related expenses, and other expenses.

Sunshine’s results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Sunshine Bank has made considerable progress in its transition from its roots as a residential mortgage lender to a full service commercial bank. Sunshine’s strategic plan calls for continued growth from organic loan and deposit generation, de novo branches, and acquisitions that meet Sunshine’s strategic criteria. Sunshine’s experienced management team has a proven track record of maximizing franchise creation, growth, and value.

Sunshine’s bankers have a long standing knowledge of the local marketplace and deep relationships in the communities that it serves. Sunshine believes that these combined elements are critical to creating a dominate Florida banking franchise. Sunshine’s core business strategies are discussed below.

Increase Sunshine’s focus on commercial lending. Sunshine has adjusted its business strategy to focus on increasing its originations of commercial loans. On October 14, 2014, Sunshine’s board of directors appointed Andrew S. Samuel, President and Chief Executive Officer. The hiring of Mr. Samuel, who was formerly President and Chief Executive Officer of Susquehanna Bank, was part of the board of director’s long-term strategy to continue to transform Sunshine Bank from a traditional thrift lender into a full service community bank with an increased focus on commercial lending. Following Mr. Samuel’s appointment, the board of directors reconstituted the senior management of Sunshine Bank by adding bankers who have many years of experience in commercial lending. In addition, Sunshine’s acquisition of Community Southern Bank, a Florida commercial bank, significantly increased the amount of commercial real estate and commercial business loans on the balance sheet. Sunshine focuses its commercial lending on small businesses located in its market area, and its targets owner-occupied businesses such as professional service providers and local farmers.

Increase Sunshine’s noninterest income by closing one-to-four family residential real estate loans through unaffiliated mortgage banking companies. Sunshine’s believes that its strategy to no longer portfolio new long-term fixed rate residential real estate loan originations, but to use the services of unaffiliated mortgage banking companies, will increase its noninterest income in future periods while not exposing it to the increased interest rate risk associated with holding long-term fixed rate loans in its portfolio. These loans are underwritten in accordance with secondary market standards and pursuant to guidelines established by the mortgage banking companies. Sunshine’s lending staff takes the loan applications and prepares the material for submission to a mortgage banking company for underwriting, final processing and closing. Sunshine receives a commission from the mortgage banking company for each loan that it closes. Sunshine may in the future look to develop relationships with other correspondent banks and originate for sale residential real estate loans.

Expand Sunshine’s banking franchise as opportunities arise through acquisitions of other financial institutions. On June 30, 2015, Sunshine acquired 100% of the outstanding common shares of Community Southern Holdings, Inc. (“Community Southern”) for $30.3 million in cash. Community Southern was merged into Sunshine and Community Southern Bank was merged into Sunshine Bank. Sunshine acquired $250.4 million in assets and assumed $214.4 million in liabilities and stockholders’ equity. Sunshine acquired these assets and liabilities to expand its market presence to Polk and Orange Counties, Florida and continue Sunshine Bank’s transformation into a full service community bank.

On November 13, 2015, Sunshine Bank purchased two branch offices from First Federal Bank of Florida. The branch offices are located in Bradenton and Sarasota, Florida. The purchase added $47.0 million in deposits and $7.9 million in loans to Sunshine Bank. Sunshine Bank also purchased the real estate property and some selected fixed assets associated with the branches. Sunshine acquired these assets and liabilities to expand its market presence to Manatee and Sarasota Counties, Florida. These acquisitions increased Sunshine’s branch network to ten full service offices.

In February 2016, Sunshine Bank opened two new full service offices in downtown Tampa and downtown Orlando, bringing the total number of branches to twelve. Sunshine anticipates these two offices will allow Sunshine Bank to capitalize upon the additional opportunities associated with being located in the center of two of Florida’s largest metropolitan markets.

Sunshine intends to continue to evaluate expansion opportunities though the acquisition of community banks generally between $200 million and $500 million in assets and /or branch acquisitions, located in Central Florida along interstates I-4 and I-75 contiguous to its current market areas.

Continue to attract low-cost deposits. Sunshine Bank offers noninterest bearing, interest bearing, savings and money market accounts, which generally are lower cost sources of funds than time deposits. These deposits are generally less sensitive to withdrawals when interest rates fluctuate, and provide Sunshine Bank the opportunity to generate deposit-related fee income. At March 31, 2016, approximately 74.4% of Sunshine Bank’s deposits were core deposits. Sunshine Bank intends to increase these low cost deposits by implementing marketing and promotional programs, adding competitive commercial banking products and fee generating services, and broadening banking relationships with lending customers.

Highlights for the Year Ended December 31, 2015 and the Quarter Ended March 31, 2016

Appointment of Chief Financial Officer. On October 2, 2015, Sunshine announced the appointment of John D. Finley as Executive Vice President and Chief Financial Officer effective October 5, 2015. Finley is responsible for overseeing Sunshine’s finance, strategic financial planning, investment management, asset liability and interest-rate, risk management, human resources, and operations departments.

Acquisition of First Federal Bank of Florida Branches. On November 13, 2015, the Bank completed the acquisition of two branch offices from First Federal Bank of Florida in Manatee County, which consisted of $47.0 million in deposits and $7.9 million in loans. Sunshine Bank also agreed to purchase the real estate property and some selected fixed assets associated with the branches.

Completion of Two Private Placements. On December 2, 2015, Sunshine entered into Purchase Agreements (the “Purchase Agreements”) with certain accredited investors relating to a private placement (the “Private Placement”) of 875,000 shares of its common stock at a price of $13.92 per share. The closing of the Private Placement occurred on December 4, 2015. The Private Placement resulted in net proceeds to Sunshine of approximately $11.4 million after placement agent fees and other expenses associated with the transaction. The proceeds from the Private Placement will be used for general corporate purposes.

On March 30, 2016, Sunshine accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $11.0 million of subordinated notes (the “Notes”), on a private placement basis, to two accredited investors. The investors included a corporation owned and controlled by George Parmer, who is a director of Sunshine, which purchased $7 million in principal amount of the Notes. The Notes bear interest at a fixed interest rate of 5.0% per year. The Notes have a term of five years, and have a maturity date of April 1, 2021. The Notes are redeemable at the option of Sunshine, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals. Sunshine contributed the proceeds from the Notes to Sunshine Bank as equity capital to support Sunshine Bank’s continued growth, including ongoing lending activities.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on Sunshine’s financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Sunshine considers the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that Sunshine uses are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of Sunshine’s assets and liabilities and results of operations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” Sunshine may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Sunshine intends to take advantage of the benefits of this extended transition period. Accordingly, Sunshine’s financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represents Sunshine’s critical accounting policies:

Business combinations. Sunshine accounts for acquisitions using the acquisition method of accounting. The acquisition method of accounting requires Sunshine to estimate the fair value of the tangible assets and identifiable assets acquired, liabilities and equity assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities.

Allowance for loan losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged to operations. In determining the allowance for loan losses, Sunshine management makes significant estimates and has identified this policy as one of Sunshine’s most critical accounting policies.

Sunshine management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components—specific and general allowances. The specific allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by losses recognized by portfolio segment. Sunshine also analyzes historical loss experience for the past twenty quarters, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. These qualitative factors include the existence and effect of any concentrations of credit and changes in the level of such concentrations, changes in national, regional and local economic conditions that affect the collectability of the loan portfolio, changes in levels or trends in charge-offs and recoveries, changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss, changes in the size and composition of the loan portfolio and terms of loans, changes in lending policies and procedures, risk selection and underwriting standards, changes in the experience, ability and depth of lending management and other relevant staff, quality of loan review and Sunshine’s board of directors oversight and the effect of other external factors, trends or uncertainties that could affect Sunshine management’s estimate of probable losses, such as competition and industry conditions. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Actual loan losses may be significantly more than the allowances Sunshine has established, which could result in a material negative effect on Sunshine’s financial results.

Other real estate owned. When Sunshine acquires real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at fair value less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal, which is obtained as soon as practicable, typically after the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Sunshine determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination including resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of March 31, 2016, Sunshine management is not aware of any uncertain tax positions that would have a material effect on Sunshine’s financial statements.

Sunshine recognizes interest and penalties on income taxes as a component of income taxes.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015 and at December 31, 2015 and December 31, 2014

Total Assets. Total assets increased $15.8 million, or 3.1%, to $523.1 million at March 31, 2016 from $507.3 million at December 31, 2015. The increase was primarily the result of an increase of $11.5 million in loans outstanding and an increase of $4.1 million in securities.

Total assets increased $277.4 million, or 120.7%, to $507.3 million at December 31, 2015 from $229.8 million at December 31, 2014. The increase was primarily the result of the merger with Community Southern. Sunshine completed the merger on June 30, 2015 adding approximately $250.4 million in total assets consisting of $44.4 million in securities available for sale, $171.5 million in total loans, and $34.5 million in all other assets. Following completion of the merger, Sunshine liquidated the securities portfolio acquired from Community Southern Bank and used the proceeds to pay off higher rate borrowings assumed in the merger. Management’s strategic transformation of the balance sheet from a traditional thrift to a full service commercial bank included an increase of $46.1 million or 42.4% growth in organic loans outstanding. The strategic transformation consisted mainly of a redeployment of short term investments and securities into higher yielding commercial and commercial real estate loans.

Cash and Cash Equivalents. Total cash and cash equivalents increased by $2.3 million, or 3.8%, to $61.6 million at March 31, 2016 from $59.3 million at December 31, 2015. Cash provided by financing activities totaled $19.4 million, primarily from increases in deposits and borrowings. This was offset by cash used in investing and operations of $14.9 million and $2.2 million, respectively, primarily from increases in loans and securities.

Total cash and cash equivalents increased by $38.9 million, or 189.8%, to $59.3 million at December 31, 2015 from $20.5 million at December 31, 2014. The increase was the net result of increases in cash received from the merger with Community Southern and branch acquisitions, from securities sales and maturities, and borrowings; partially offset by cash paid to stockholders of Community Southern and cash used for increases in loan originations, strategic investments in infrastructure, sales platforms, and new products.

Investment Securities. Investment securities increased $4.1 million, or 6.2%, to $70.0 million at March 31, 2016 from $65.9 million at December 31, 2015. The increase was primarily due to $15.6 million in purchases of agency mortgage backed securities, offset by $7.6 million in maturities, repayments, and calls, and the sale of approximately $4.0 million in agency securities, resulting in a $26,000 gain. All of Sunshine’s investment securities were classified as available for sale at both March 31, 2016 and December 31, 2015.

Investment securities decreased $9.5 million, or 12.6%, to $65.9 million at December 31, 2015 from $75.5 million at December 31, 2014. The decrease was primarily due to approximately $14.5 million in maturities and calls and the sale of approximately $16.0 million in securities, resulting in a $195,000 gain during the first half of 2015. During the same period, management transferred all securities classified as held to maturity to available for sale at an estimated fair market value of $69.7 million. The transfer was performed to enhance the interest rate risk position of Sunshine Bank and to provide liquidity for future loan growth. The sales were initiated as part of the strategic plan to redeploy excess proceeds from the July 2014 offering, which were initially invested in lower yielding securities, into the higher yielding loan portfolio. The fourth quarter of 2015, included securities purchases of approximately $22.5 million as Sunshine Bank invested a portion of its excess funds into mortgage back securities. The expected average life of the investment portfolio as of December 31, 2015 was 2.7 years, assuming no changes in the current interest rate environment.

Loans Held for Sale. Loans held for sale decreased $1.2 million or 60.7% to $790,000 as of December 31, 2015, from $2.0 million at December 31, 2014. The balance of held for sale loans at the end of 2014 consisted almost entirely of classified loans that were transferred to held for sale and written down to their fair market value in the fourth quarter of 2014. These loans were sold in January 2015. The balance in loans held for sale as of December 31, 2015 represented construction loans that will be sold through correspondent relationships upon modification to permanent loans.

Net Loans. Sunshine Bank’s primary interest earning asset and source of income is its loan portfolio. Net loans increased $11.5 million, or 3.5%, to $337.8 million at March 31, 2016 from $326.3 million at December 31, 2015. The growth was comprised of increases of $6.6 million in commercial real estate loans and $5.9 million in commercial loans, partially offset by an $852,000 decrease in all other loans. During the first quarter of 2016, Sunshine Bank began a strategic emphasis to focus more of its lending activities on the origination of commercial loans. This emphasis stresses Sunshine Bank’s effort on relationship banking and targeted asset class diversification within the loan portfolio.

Net loans increased $217.6 million, or 200.2%, to $326.3 million at December 31, 2015 from $108.7 million at December 31, 2014. The increase was primarily due to the Community Southern merger which resulted in a net loan increase of $171.5 million. The acquired loan portfolio consisted of $83.6 million in commercial real estate loans, $34.2 million in commercial loans, $34.0 million in one-to four-family residential loans and $19.7 million in other loans. Sunshine Bank also experienced strong organic growth in originated loans of $46.1 million. The growth was mostly comprised of increases in commercial loans and commercial real estate loans, partially offset by a decrease in one-to four-family residential loans.

Premises and equipment, net. Premises and equipment increased $11.5 million, or 190.0%, to $17.6 million at December 31, 2015 from $6.1 million at December 31, 2014. The increase in premises and equipment was comprised of $6.1 million in buildings and equipment acquired from Community Southern Bank, $2.6 million in buildings acquired from First Federal Bank of Florida, and approximately $2.8 million in infrastructure investments needed for the implementation of Sunshine’s strategic plan. This included software and equipment for new products, new branding of Sunshine Bank’s acquisitions, and major renovations to Sunshine’s headquarters in Plant City.

Deposits. Deposits increased $16.1 million, or 4.0%, to $415.2 million at March 31, 2016 from $399.1 million at December 31, 2015. The increase was primarily due to strong seasonal growth in core deposits, consisting of demand, money market and savings accounts of $20.8 million, offset by a $4.7 million decrease in noncore deposits, which consist of time deposits. The decrease in noncore deposits resulted mainly from Sunshine Bank allowing large municipal deposits requiring collateralization to run off. Sunshine Bank continued its efforts to attract new customers and offer more banking options to existing relationships by opening two new full service offices in Tampa and Orlando during the first quarter of 2016.

Deposits increased $235.2 million, or 143.5%, to $399.1 million at December 31, 2015 from $163.9 million at December 31, 2014. The increase was primarily due to the Community Southern merger and the First Federal branch acquisitions, which resulted in an increase in deposits of $178.9 million and $47.0 million, respectively. The assumed deposits were comprised of core deposits (consisting of noninterest-bearing, NOW, money market and savings accounts) of $190.9 million and noncore deposits (consisting of time deposits) of $82.0 million. Organic deposit growth during 2015 totaled $9.3 million or 5.7%. Sunshine Bank continued its efforts to attract new customers and retain relationships by investing in a modern infrastructure, enhancing its online and mobile banking products, expanding deposit products and services, and introducing a full suite of business banking products.

Borrowings. Other borrowings, consisting of Federal Home Loan Bank (“FHLB”) advances and customer repurchase sweep agreements, decreased $7.7 million to $21.2 million at March 31, 2016, compared to $28.9 million at December 31, 2015. Sunshine Bank’s strong liquidity allowed for the repayment of a $7.5 million FHLB advance during the first quarter of 2016. The remaining $20.0 million in FHLB advances are secured by a blanket asset lien on loans with unused borrowing capacity of approximately $86.0 million at March 31, 2016, collateralized by residential and commercial real estate loans. The customer repurchase sweep agreements are secured by securities with a market value of $4.0 million at March 31, 2016.

Subordinated notes (the “Notes”) were $11.0 million at March 31, 2016. There were no subordinated notes outstanding at December 31, 2015. The Notes were issued on March 30, 2016, to two accredited investors. The investors included a corporation owned and controlled by George Parmer, who is a director of Sunshine, which purchased $7.0 million in principal amount of the Notes. The Notes bear interest at a fixed interest rate of 5.0% per year. The Notes have a maturity date of April 1, 2021. The Notes are redeemable at Sunshine’s option, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals. Sunshine contributed the proceeds from the Notes to Sunshine Bank as equity capital to support Sunshine Bank’s continued growth, including ongoing lending activities.

Borrowings increased to $28.9 million at December 31, 2015 as a result of two short-term FHLB advances and $1.4 million in customer repurchase agreement accounts, a product offering acquired in the Community Southern merger. The FHLB advances are secured by a blanket asset lien on residential and commercial real estate loans. As of December 31, 2015, Sunshine Bank had total unused borrowing capacity of $60.8 million at the FHLB. The other borrowings are secured by securities with a market value of $4.0 million at December 31, 2015.

Stockholder’s Equity. Stockholders’ equity increased $542,000, or 0.8%, to $71.9 million at March 31, 2016, as a result of net income of $154,000 for the three months ended March 31, 2016, $212,000 in additional paid in capital from stock-based compensations and $176,000 in other comprehensive income mainly from increases in unrealized gains on securities.

Stockholders’ equity increased $9.8 million, or 15.9%, to $71.4 million at December 31, 2015. The increase included an $11.4 million increase from the net proceeds of the private placement offering, a $591,000 increase from stock based compensation awards, and a $171,000 increase from the release of ESOP shares. These increases were partially offset by the $2.2 million net loss for the year ended December 31, 2015 and $108,000 decrease in accumulated other comprehensive income, mostly from increases in unrealized gains on securities.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and March 31, 2015 and for the Years Ended December 31, 2015 and December 31, 2014

General. Net income for the three months ended March 31, 2016 was $154,000 compared to a net loss of $353,000 for the three months ended March 31, 2015. The increase in net income was primarily due to increases in net interest income of $2.6 million and $258,000 in noninterest income, partially offset by an increase in noninterest expense of $1.7 million. The increase in net interest income was due to the increase in interest earning assets as a result of new organic growth and the acquisitions that occurred in 2015. The increase in noninterest expense also reflects expenses related to the new organic growth and expansion of Sunshine through acquisitions and included increases in compensation expense, lending, risk management and compliance functions of Sunshine Bank, and other expense increases related to the larger infrastructure.

Net loss for the year ended December 31, 2015 was $2.2 million compared to a net loss of $2.5 million for the year ended December 31, 2014. The $216,000 decrease in net loss was primarily due to increases in revenue resulting from Sunshine Bank’s increased size and growth in higher yielding assets. This improvement was the result of an increase in net interest income of $5.1 million, a decrease in provision for loan losses of $2.5 million, an increase in noninterest income of $873,000 and an increase in income tax benefit of $731,000; partially offset by an increase in noninterest expense of $9.0 million. The increase in noninterest expense was mostly comprised of expenses related to the Community Southern merger, increases in salaries and benefits expense, and expenses related to the investment in expanding the lending, credit, risk, and compliance functions of Sunshine Bank, severance costs, and other increases related to infrastructure costs.

Interest Income. Interest income increased $2.6 million, or 149.3%, to $4.4 million for the three months ended March 31, 2016, as compared to the prior year period, primarily as a result of a $2.5 million increase in interest income on loans. The increase in interest income resulted primarily from a $228.8 million increase in the average balance of interest-earnings assets to $441.1 million and a 59 basis points increase in the average yield on interest-earning assets to 3.95% for the three months ended March 31, 2016 compared to the prior year period mostly as a result of the acquisition in 2015 and Sunshine Bank’s effort in redeploying assets into higher yielding commercial loans during 2015.

Interest income on loans increased $2.5 million, or 163.5%, to $4.1 million for the three months ended March 31, 2016, as compared to the prior year period. The average balance of loans increased to $331.1 million for the three months ended March 31, 2016 from $111.3 million for the three months ended March 31, 2015, primarily as a result of the acquisition in 2015 and new organic loan growth. The average yield on loans decreased 60 basis points to 4.90% for the three months ended March 31, 2016 compared to the prior year period. The prior year period included past due interest recognized upon payoff of a restructured loan which accounts for 43 basis points of the decline in the average yield. The remaining 17 basis points decline resulted from the sustained low rate environment.

Interest income on securities and other interest-earning assets increased $41,000, or 15.9%, to $299,000 for the three months ended March 31, 2016, as compared to the prior year period. The increase was primarily a result of the increase in the average balance of other interest-earning assets, which consists of fed funds and interest earning cash and the increase in average rate in these funds resulting from the Federal Reserve’s recent increase in the targeted Fed Funds rate.

Interest income increased $5.6 million, or 88.7%, to $11.8 million for the year ended December 31, 2015 primarily as a result of a $5.5 million increase in interest income on loans. The increase in interest income resulted primarily from an $111.1 million increase in the average balance of interest-earnings assets to $314.3 million and a 68 basis point increase in the average yield on interest-earning assets to 3.77% for the year ended December 31, 2015 compared to the prior year. The increase in the average yield and average balance was attributable to management’s focus on growing the higher yielding loan portfolio and the Community Southern merger, resulting in a shift from low interest yielding investment securities and cash into commercial loans.

Interest income on loans increased $5.5 million, or 101.1%, to $11.0 million for the year ended December 31, 2015 due mainly to the increase in the average balance of loans. Average loans for the year ended December 31, 2015 increased by $107.0 million to $219.3 million from $112.2 million for the year ended December 31, 2014, primarily as a result of the Merger. The average yield on loans increased 17 basis points to 5.00% for the year ended December 31, 2015 from 4.86% for the year ended December 31, 2014, as a result of the increase in commercial loans in the portfolio. During the year ended December 31, 2015, Sunshine Bank recognized $151,000 of past due interest due to the payoff of a restructured loan in the first quarter.

Interest income on investment securities decreased $21,000, or 2.98%, to $683,000 for the year ended December 31, 2015 as a result of the $5.3 million decrease in the average balance. The average yield on investment securities increased to 1.16% for the year ended December 31, 2015 from 1.10% for the year ended December 31, 2014.

Interest Expense. Interest expense increased $273,000 to $340,000 for the three months ended March 31, 2016 from $67,000 for the three months ended March 31, 2015 as a result of the increase in deposits from the 2015 acquisitions and the $25,000 increase in borrowing costs. The average cost of interest-bearing deposits increased by 20 basis points to 0.40% for the three months ended March 31, 2016 from 0.20% for the three months ended March 31, 2015 reflecting the slightly higher deposit rates assumed in the Merger. The average balance of interest-bearing deposits increased by $198.8 million during the three months ended March 31, 2016 to $311.6 million compared to the prior year period due primarily to the 2015 acquisitions.

Interest expense increased $453,000, or 152.0%, to $751,000 for the year ended December 31, 2015 from $298,000 for the year ended December 31, 2014. The increase can be attributed to the increase in average deposits and the increase in borrowings in 2015. The average balance of interest-bearing deposits increased by $79.7 million during the year ended December 31, 2015 to $213.6 million, due mainly to the increased deposits assumed in the Merger and branch acquisitions. The average cost of deposits increased by 9 basis points to 0.31% for the year December 31, 2015 from 0.22% for the year ended December 31, 2014. The increased cost of deposits was mostly due to slightly higher rates on the assumed deposits of Community Southern Bank. The average balance of borrowings increased $15.1 million for the year ended December 31, 2015. The average rate on borrowings was 0.54% which added 2 basis points to the overall cost of funds.

Net Interest Income. Net interest income increased $2.3 million, or 132.0%, to $4.0 million for the three months ended March 31, 2016 compared to the prior year period. The effect of a higher average balance of loans and higher yielding asset mix compared to the prior year period has increased Sunshine’s net interest income for the three months ended March 31, 2016. The net interest rate spread increased to 3.54% for the three months ended March 31, 2016 from 3.16% for the three months ended March 31, 2015. Sunshine Bank’s net interest margin also increased to 3.64% for the three months ended March 31, 2016 from 3.24% for the three months ended March 31, 2015.

Net interest income increased $5.1 million, or 85.5%, to $11.1 million for the year ended December 31, 2015 compared to the prior year due to effect of higher average balances on loans and an increased average yield on loans, securities, and other interest earning assets. The increase was primarily due to the increase in net interest rate spread to 3.44% for the year ended December 31, 2015 from 2.87% for the year ended December 31, 2014. Sunshine Bank’s net interest margin increased to 3.53% for the year ended December 31, 2015 from 2.94% for the year ended December 31, 2014.

Provision for Loan Losses. Sunshine Bank recorded no provision for loan losses for the three months ended March 31, 2016 and 2015. Net recoveries for the three months ended March 31, 2016 were $21,000 compared to net recoveries of $17,000 for the three months ended March 31, 2015.

Sunshine Bank recorded no provision for loan losses for the year ended December 31, 2015 compared to a provision of $2.5 million for the year ended December 31, 2014. Net recoveries for the year ended December 31, 2015 were $785,000 compared to net charge-offs of $2.5 million for the year ended December 31, 2014. In June

2014, commercial business loans made to a restaurant operator defaulted resulting in a charge of $625,000. Additional commercial credits were charged off for a total amount of $586,000 due to weak cash flow projections. During 2014, management also implemented a strategy to solidify the balance sheet and enhance asset quality. As a result, management initiated two loan sales for classified loans. A group of classified commercial real estate loans were charged down by $658,000 and sold during the year. Another group of loans consisting of classified one-to four-family real estate and land loans were transferred to loans held for sale at the end of 2014 with charge offs of $674,000, and were subsequently sold in January 2015.

Management considers the allowance for loan losses at March 31, 2016 to be adequate to cover losses inherent in the loan portfolio based on an assessment of the qualitative and quantitative factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact Sunshine’s financial condition and results of operations. In addition, the determination of the amount of the allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to Sunshine Bank’s provision for loan losses based upon their judgment of information available to them at the time of their examination.

Accounting for business combinations under the GAAP acquisition method prohibits “carrying over” valuation allowances, such as the allowance for loan losses. Uncertainties relating to the expected future cash flows was reflected in the fair value measurement of the acquired loans and reflected in the purchase price. Sunshine Bank will establish loan loss allowances for the acquired loans in periods after the Community Southern merger, but only for losses incurred on these loans due to credit deterioration after such merger.

Noninterest Income. Noninterest income increased $258,000, or 63.0%, to $667,000 for the three months ended March 31, 2016 from $409,000 for the three months ended March 31, 2015. The increase was primarily related to a $198,000 increase in fees and service charges on deposit accounts, a $26,000 increase in income from bank-owned life insurance, an increase of $22,000 in revenue from mortgages originated for sale, and increases in other service related revenues such as wealth management advisory.

Noninterest income increased $873,000, or 115.5%, to $1.6 million for the year ended December 31, 2015 from $756,000 for the year ended December 31, 2014. The increase was primarily related to a $195,000 gain on sales of securities, a $177,000 increase in income from bank-owned life insurance, a $171,000 increase in the deposit related fees, and a $224,000 increase in gains on the sales of other real estate owned.

Noninterest Expenses. Non-interest expenses increased $1.7 million to $4.5 million for the three months ended March 31, 2016 compared to the same period in 2015. The increase primarily reflected an increase of $1.0 million in salaries and employee benefits expense. The salaries and employee benefits expense increase was attributable to the addition of key Bank employees and the increased number of employees resulting from the Community Southern merger and branch acquisitions. Occupancy, data processing, and other expenses have all increased proportionally with the increased size of Sunshine. Professional fees increased due to expenses associated with the compliance requirements of Sunshine. Sunshine also had a decrease of $258,000 in merger related expenses that were incurred in during the first quarter of 2015.

Noninterest expenses increased $9.0 million, or 108.5%, to $17.3 million for the year ended December 31, 2015 compared to 2014. The increase in noninterest expense was mostly comprised of Community Southern merger related expenses, increases in salaries and benefits expense, and expenses related to the investment in expanding the lending, credit, risk, and compliance functions of Sunshine Bank, severance costs, and other increases related to infrastructure costs. The increase primarily reflected an increase of $5.1 million in salaries and employee benefits expense. The salaries and employee benefits expense increase year over year was attributable to the addition of key Sunshine Bank employees since October 2014 and the increased number of employees resulting from the Community Southern merger and branch acquisitions. The key employees have been critical to the organic growth during the year as well as preparing and positioning Sunshine for future organic and strategic growth. Most expense categories grew proportionally with the increased size of Sunshine. Sunshine had $1.3 million in merger related expenses associated with the Community Southern merger and $171,000 in acquisition related expense associated with the First Federal branch acquisition. Sunshine also had an increase of $255,000 in professional fees which related to the increased costs of legal and audit reporting as a public company.

Income Tax Expense (benefit). Income taxes were $49,000 for the three months ended March 31, 2016 due to pretax income of $203,000 as compared to the tax benefit of $266,000 for the three months ended March 31, 2015 due to the pre-tax loss of $619,000.

Income tax (benefit) was $2.3 million for the year ended December 31, 2015 due to pretax losses of $4.6 million and a change in accounting estimates compared to a tax benefit of $1.6 million for the year ended December 31, 2014. Sunshine performed a change in accounting estimate for bank-owned life insurance, which resulted in a benefit of approximately $733,000 for the year ended December 31, 2015.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the three months ended March 31, 2016 and 2015 and the twelve months ended December 31, 2015 and 2014. All average balances are daily average balances based upon amortized costs. Nonaccrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended March 31,
	2016			2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans	$331,144	$4,055	4.90%	$111,268	$1,529	5.50%
Securities	65,312	221	1.35	71,274	223	1.25
Other (2)	44,602	78	0.70	29,752	33	0.44

Total interest-earning assets	441,058	4,354	3.95	212,294	1,785	3.36
Non-interest-earning assets	62,094			22,325

Total assets	$503,152			$234,619

Interest-bearing liabilities:
Interest-bearing demand and savings accounts	$205,339	$159	0.31	$96,845	$28	0.12
Time deposits	106,321	156	0.59	36,009	39	0.43

Total interest-bearing deposits	311,660	315	0.40	132,854	67	0.20
FHLB Advances and other borrowings	23,291	25	0.43	—	—	—

Total interest-bearing liabilities	334,951	340	0.41	132,854	67	0.20
Non-interest-bearing liabilities	96,490			40,227

Total liabilities	431,441			173,081
Stockholders’ equity	71,711			61,538

Total liabilities and stockholders’ equity	$503,152			$234,619

Net interest income		$4,014			$1,718
Net interest rate spread (3)			3.54%			3.16%
Net interest-earning assets (4)	$106,107			$79,440

Net interest margin (5)			3.64%			3.24%
Average interest-earning assets to average interest-bearing liabilities	131.7%			159.8%

	For the Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans	$219,267	$10,963	5.00%	$112,234	$5,452	4.86%
Securities	58,831	683	1.16	64,148	704	1.10
Other	36,169	200	0.55	26,775	122	0.46

Total interest-earning assets	314,267	11,846	3.77	203,157	6,278	3.09
Non-interest-earning assets	40,157			17,840

Total assets	$354,424			$220,997

Interest-bearing liabilities:
Interest-bearing demand and savings accounts	$142,120	$331	0.23	$93,412	$109	0.12
Time deposits	71,498	339	0.47	40,459	189	0.47

Total interest-bearing deposits	213,618	670	0.31	133,871	298	0.22
FHLB Advances and other borrowings	15,056	81	0.54	—	—	—

Total interest-bearing liabilities	228,674	751	0.33	133,871	298	0.22
Non-interest-bearing liabilities	62,089			45,297

Total liabilities	290,763			179,168
Stockholders’ equity	63,661			41,829

Total liabilities and stockholders’ equity	$354,424			$220,997

Net interest income		$11,095			$5,980
Net interest rate spread (3)			3.44%			2.87%
Net interest-earning assets (4)	$85,593			$69,286

Net interest margin (5)			3.53%			2.94%
Average interest-earning assets to average interest-bearing liabilities	137.43%			151.76%

(1)	Annualized.
(2)	Includes interest-earning deposits, federal funds, FHLB stock and time deposits with other banks.
(3)	Net interest rate spread represents the difference between the weighted-average yield on interest earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on Sunshine’s net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Months Ended March 31,			Year Ended December 31,
	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) Due to Volume	Rate	Total Increase (Decrease)	Increase (Decrease) Due to Volume	Rate	Total Increase (Decrease)
	(In thousands)
Interest-earning assets:
Loans	$2,673	$(147)	$2,526	$5,346	$165	$5,511
Securities	(75)	73	(2)	(72)	51	(21)
Other	21	24	45	49	29	78

Total interest-earning assets	$2,619	$(50)	$2,569	$5,323	$245	$5,568

Interest-bearing liabilities:
Interest-bearing demand and savings accounts	$52	$79	$131	$76	$146	$222
Time deposits	99	18	117	147	3	150
FHLB Advances and other borrowings	25	—	25	81	—	81

Total interest-bearing liabilities	176	97	273	304	149	453

Change in net interest income	$2,443	$(147)	$2,296	$5,019	$96	$5,115

Asset Quality

Non-Performing Assets. Sunshine defines non-performing loans as loans that are non-accruing, accruing 90 days or more past due, and non-accruing troubled debt restructurings. Non-performing assets, including non-performing loans and other real estate owned, totaled $985,000, or 0.19% of total assets, at March 31, 2016 as compared to $783,000, or 0.15% of total assets, at December 31, 2015. Sunshine had no accruing loans past due 90 days or more at March 31, 2016 and December 31, 2015 or 2014.

Nonperforming loans decreased to $751,000, or 0.23%, of total loans, at December 31, 2015 from $892,000, or 0.81% of total loans, at December 31, 2014. During the year, we entered into one troubled debt restructuring, which had a balance of $323,000 at December 31, 2015. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments and demonstrated ability to continue to repay. During the year ended December 31, 2015, one loan with a recorded value of $86,000 that was modified prior to 2014 was not performing in accordance with its modified terms.

The following table sets forth the amounts and categories of Sunshine’s non-performing assets at the dates indicated.

	At March 31, 2016	At December 31, 2015	At December 31, 2014
	(dollars in thousands)
Non-accrual loans:
Real estate loans:
One-to-four-family residential	$40	$40	$—
Commercial real estate and multi-family	577	373	—
Construction and land	156	158	—
Home equity	—	—	—
Non-Real estate loans:
Commercial business	11	—	570
Consumer	—	—	—

Total nonaccrual loans	784	571	570

Non-accruing troubled debt restructured loans:
Real estate loans:
One-to-four-family residential	—	—	—
Commercial real estate and multi-family	169	180	124
Construction and land	—	—	—
Home equity	—	—	—
Non-Real estate loans:
Commercial business	—	—	198
Consumer	—	—	—

Total non-accruing troubled debt restructured loans	169	180	322

Total nonperforming loans	953	751	892

Loans Held for Sale	—	—	1,829

Other real estate owned:
Real estate :
Residential	—	—	41
Commercial	—	—	—
Land and construction	32	32	—
Home equity	—	—	—

Total other real estate owned	32	32	41

Total nonperforming assets	$985	$783	$2,762

Total accruing troubled debt restructured loans	$1,336	$1,355	$3,903

Total nonperforming loans to total loans	0.28%	0.23%	0.81%
Total nonperforming assets to total assets	0.19%	0.15%	1.20%

The following table sets forth activity in Sunshine’s allowance for loan losses for the periods indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014
	(Dollars in Thousands)
Allowance at beginning of year	$2,511	$1,726	$1,726	$1,718
Provision for loan losses	—	—	—	2,500
Charge offs:
Real estate loans:
One-to-four-family residential	—	(1)	(1)	(560)
Commercial real estate and multi-family	—	—	—	(658)
Construction and land	—	—	—	(144)
Home equity	—	—	—	—
Non-Real estate loans:
Commercial business	(11)	(9)	(9)	(1,213)
Consumer	(2)	—	(4)	(16)

Total charge-offs	(13)	(10)	(14)	(2,591)
Recoveries:
Real estate loans:
One-to-four-family residential	—	1	1	10
Commercial real estate and multi-family	2	1	130	12
Construction and land	—	—	—	—
Home equity	12	—	—	—
Non-Real estate loans:
Commercial business	19	24	666	68
Consumer	1	1	2	9

Total recoveries	34	27	799	99

Net charge-offs	21	17	785	(2,492)

Allowance at end of year	$2,532	$1,743	$2,511	$1,726

Allowance to nonperforming loans	265.69%	468.55%	334.35%	193.50%
Allowance to total loans outstanding at the end of the year	0.74%	1.45%	0.76%	1.56%
Net charge-offs to average loans outstanding during the year	0.03%	0.06%	0.36%	2.22%

Liquidity and Capital Resources

Liquidity describes Sunshine’s ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of Sunshine Bank’s customers and to fund current and planned expenditures. Sunshine Bank’s primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities and calls of securities. Sunshine Bank also has the ability to borrow from the Federal Home Loan Bank of Atlanta. At March 31, 2016 and December 31, 2015, Sunshine Bank had the capacity to borrow approximately $101.4 million and $88.3 million, respectively, from the Federal Home Loan Bank of Atlanta. At March 31, 2016, December 31, 2015, and December 31, 2014, Sunshine Bank had outstanding advances of approximately $20.0 million, $27.5 million, and $0, respectively, outstanding advances from the Federal Home Loan Bank of Atlanta. Sunshine Bank also has lines of credit at three financial institutions that would allow it to borrow up to $25.5 million at March 31, 2016. No credit lines were drawn upon at March 31, 2016.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Sunshine’s most liquid assets are cash and short-term investments including interest-earning demand deposits. The levels of these assets are dependent on Sunshine’s operating, financing, lending and investing activities during any given period.

The principle sources of Sunshine’s liquidity are its existing cash resources. Sunshine serves as a source of capital strength for Sunshine Bank. Sunshine has undertaken recent actions that demonstrate its ability to access capital and provide for the funding needs of Sunshine Bank. Cash on hand at Sunshine represents mainly the proceeds of the December 2015 private placement of common stock, which raised proceeds of approximately $11.4 million. On March 30, 2016, Sunshine also issued $11.0 million in subordinated notes, the proceeds of which were contributed to Sunshine Bank to support the growing loan demand.

Sunshine has established an Asset/Liability Management (ALCO) policy and committee in order to maximize earnings performance while maintaining acceptable levels of risks, adequate liquidity, and a “well capitalized” balance sheet. ALCO reviews and approves products, pricing, and strategies that affect balance sheet, cash flows, and liquidity positions. ALCO has also established a contingency funding plan to address risks associated with periods of liquidity stress. Sunshine is committed to maintaining a strong liquidity position. Sunshine monitors its liquidity position on a daily basis. Sunshine anticipates that it will have sufficient funds to meet its current funding commitments.

At March 31, 2016, Sunshine exceeded all of the regulatory capital requirements with a Tier 1 leverage capital level of 11.04% of adjusted total assets, which is above the required level of 5.00% to be considered “well capitalized”, common equity tier 1 capital to risk-weighted assets of 14.88%, which is above the required level of 6.50% to be considered “well capitalized”, tier 1 capital to risk-weighted assets of 14.88%, which is above the required level of 8.00% to be considered “well capitalized”, and total risk-based capital of 15.56% of risk-weighted assets, which is above the required level of 10.00% to be considered “well capitalized”. Management is not aware of any conditions or events since the most recent notification that would change Sunshine’s category.

Sunshine’s cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities.

Net cash used by operating activities for the three months ended March 31, 2016 was $2.2 million, primarily from decreases in other liabilities. Net cash provided by operating activities for the year ended December 31, 2015 was $639,000. During the year ended December 31, 2015, Sunshine had an increase in deferred tax asset of $1.5 million and $1.2 million decrease in loans held for sale, mainly from $1.9 million received from the proceeds of sales on loans held for sale at the end of 2014. Net cash provided by operating activities for the year ended December 31, 2014 was $2.3 million.

Net cash used in investing activities for the three months ended March 31, 2016 was $14.9 million, primarily from increases in loans and securities. Net cash provided by investing activities, which consisted primarily of the net assets acquired in the Community Southern merger and branch purchase, disbursements for loan originations and the purchase of premises and equipment, offset by principal collections on loans and proceeds from maturing securities, was $29.2 million for the year ended December 31, 2015. Net cash used in investing activities for the year ended December 31, 2014, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans and proceeds from maturing securities, was $29.3 million.

Net cash provided by financing activities for the three months ended March 31, 2016 was $19.4 million, primarily from increases in deposits and borrowings. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts, FHLB advances, proceeds of the private placement, and preferred stock repayment, was $9.1 million for the year ended December 31, 2015. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and net proceeds from the stock offerings, was $36.4 million for the year ended December 31, 2014.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, Sunshine is routinely a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by Sunshine Bank. At March 31, 2016, Sunshine Bank had unfunded loan commitments of $61.3 million and stand-by letters of credit of $739,000. Sunshine anticipates that it will have sufficient funds available to meet current lending commitments. Time deposits that are scheduled to mature in less than one year from March 31, 2016 totaled $86.8 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits are not retained, Sunshine may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of operations, Sunshine enters into certain contractual obligations. Such obligations include data processing services, operating leases for equipment, agreements with respect to borrowed funds and deposit liabilities.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on Sunshine’s operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

FBC’S BUSINESS

General

FBC is a bank holding company under the Bank Holding Company Act of 1956, as amended, for FBC Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and is a corporation organized under the laws of the State of Florida. FBC Bank is a full service Florida chartered commercial bank that is organized under the laws of the State of Florida and commenced operations in 2005. FBC provides a wide range of business and consumer financial services in its target service area of Orange and Brevard Counties in Florida. FBC conducts operations from its Orlando, Florida headquarters and its five branch offices located in Central Florida.

FBC’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. The operations of FBC are subject to the supervision and regulation of the FDIC and the Florida Office of Financial Regulation.

FBC provides a wide range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by FBC include: demand interest bearing and non-interest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, debit cards, direct deposits, notary services, money orders, night depository, cashier’s checks, domestic collections, bank drafts, automated teller services, drive-in tellers, banking by mail and a full range of consumer loans, both collateralized and uncollateralized. In addition, FBC makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. FBC provides automated teller machine (ATM) cards and is a member of the Jeanie, Pulse and Plus ATM network thereby permitting customers to utilize the convenience of FBC’s ATM network along with these other ATM networks both nationwide and internationally. FBC does not have trust powers and, accordingly, no trust services are provided.

FBC’s target market is consumers, professionals, small businesses, developers and commercial real estate investors. The small business customer has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors. These customers generally have the resources to generate greater profits.

FBC has actively pursued its targeted market for deposits, particularly the small businesses and professionals. FBC endeavors to offer leading technology to the marketplace. Such technology includes debit cards and voice response account information systems. The goal is to provide a “high tech—high touch” experience.

FBC’s revenues are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends on investment securities, service charge income generated from demand accounts, ATM fees, and other services. The principal sources of funds for FBC’s lending activities are its deposits (primarily business deposits), loan repayments, and proceeds from investment securities. The principal expenses of FBC are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, FBC’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. FBC faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

FBC’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on commercial real estate loans, commercial business loans to small and medium-sized businesses and consumer lending. FBC emphasizes comprehensive retail and business products and responsive, decentralized decision-making, which reflect FBC’s knowledge of its local markets and customers.

Banking Services

Commercial Banking. FBC primarily focuses on originating investor-owned and owner-occupied commercial real estate loans, including multifamily loans. FBC targets its commercial loan originations on small and mid-sized businesses (generally up to $25 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include: working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. FBC offers a range of cash management services and deposit products to its commercial customers. Online banking is currently available to FBC’s customers.

Retail Banking. FBC’s retail banking activities emphasize business deposit and checking accounts. A range of these services is offered by FBC to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, FBC offers contemporary products and services, such as debit cards, Internet banking and electronic bill payment services.

Lending Services

Loan Portfolio Composition. At March 31, 2016, FBC’s loan portfolio totaled $218.9 million, representing approximately 72.4% of its total assets of $302.4 million. FBC had $1.1 million in nonperforming loans or approximately .4% of total assets at March 31, 2016 compared to $1.5 million or .5% of total assets at December 31, 2015.

Real Estate Mortgage Loans. At March 31, 2016, FBC’s real estate loan portfolio totaled $181.4 million or 81.7% of total loans. FBC originates mortgage loans secured by commercial and residential real estate.

Commercial Real Estate. At March 31, 2016, FBC’s commercial real estate loan portfolio totaled $126.6 million or about 69.8% of the $181.4 million outstanding in total real estate mortgage loans. Such loans are primarily secured by retail buildings, warehouses and general purpose office space. Although terms may vary, FBC’s commercial real estate loans generally are variable rate loans that adjust every five years based on a spread to the five-year U.S. Treasury rate. The portfolio is comprised of both investor-owned and owner-occupied loans. FBC seeks to reduce the risks associated with commercial real estate lending by generally lending in its market area and obtaining periodic financial statements and tax returns from its borrowers. It is also FBC’s general policy to obtain personal guarantees from the principals of the borrowers and assignments of all leases related to the collateral.

Residential Real Estate Loans. At March 31, 2016, FBC’s residential real estate loan portfolio totaled $26.5 million or 14.6% of the $181.4 million outstanding in real estate mortgage loans. Such loans are mainly secured by first mortgages on primary residences and investment properties. FBC offers a variety of loan products that vary in terms.

Construction Loans and Land Development. At March 31, 2016, FBC’s construction and land development loan portfolio totaled $28.03 million. FBC provides interim real estate acquisition, development and construction loans to builders, developers, and persons who will ultimately occupy the building. Real estate development and construction loans to provide interim financing on the property are based on acceptable percentages of the appraised value of the property securing the loan in each case. Real estate development and construction loan funds are disbursed periodically at pre-specified stages of project completion. Interest rates on these loans are generally adjustable. FBC carefully monitors these loans with on-site inspections and control of disbursements.

Development and construction loans are secured by the properties under development or construction and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, FBC takes into consideration the financial condition and reputation of the borrower and any guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information.

Commercial Loans. At March 31, 2016, FBC’s commercial loan portfolio totaled $27.0 million. FBC originates secured and unsecured loans for business purposes. Loans are made for acquisition, expansion, and working capital purposes and may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. It is FBC’s general policy to obtain personal guarantees from the principals of the commercial loan borrowers.

Consumer and Other Loans. At March 31, 2016, FBC’s consumer and other loans portfolio totaled $13.7 million, substantially all of which were home equity lines of credit.

Credit Administration. FBC’s lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credits, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and to ascertain compliance with FBC’s policies. The review includes an evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

FBC generally does not make commercial real estate, commercial or consumer loans outside its market area unless the borrower has an established relationship with FBC and conducts its principal business operations within FBC’s market area. Consequently, FBC and its borrowers are affected by the economic conditions prevailing in its market area.

Competition

FBC operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than FBC. Many large financial institutions compete for business in its service area. Certain of these institutions have significantly higher lending limits than FBC does and provide services to their customers, which FBC does not offer.

As of March 31, 2016, Orange and Brevard Counties, Florida was served by approximately 41 financial institutions, operating a total of 415 retail branches. At March 31, 2016, FBC had a deposit market share of 0.56% in Orange and Brevard Counties.

FBC believes that it is able to compete favorably with its competitors because FBC provides timely, responsive, personalized services through its knowledge and awareness of its service area, customers and business.

Employees

As of March 31, 2016, FBC employed 54 full-time employees and three part-time employees. The employees are not represented by a collective bargaining unit. FBC considers relations with its employees to be good.

Properties

The main office of FBC Bank is located at 105 East Robinson Street, Orlando, Florida 32802. FBC Bank also has six branch offices located in Kissimmee, Lake Mary, Lake Nona, Melbourne, Merritt Island, and Winter Park, Florida.

Legal Proceedings

FBC is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. FBC management does not believe that there is any pending or threatened proceeding against FBC which, if determined adversely, would have a material adverse effect on its financial position, or results of operations.

Management

Directors. The Board of Directors of FBC is comprised of seven individuals and the Board of Directors of FBC Bank is comprised of nine individuals. Directors serve until the next annual meeting of shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of FBC and FBC Bank.

Directors of FBC:

Name	Position Held with FBC	Principal Occupation Or Employment
R. Van Bogan Michael Coleman	Director Director	Retired Private Investor
Dana Kilborne	Director, President & CEO	Banking
Sal A. (Joe) Nunziata William S. Orosz	Director Director	Mortgage Banking Real Estate Investments
Malcolm Kirschenbaum	Director, Chairman of the Board	Real Estate Investments
Ernest Wilding	Director	Retired

Directors of FBC Bank:

Name	Position Held with FBC Bank	Principal Occupation Or Employment
R. Van Bogan Tom C. Hermansen	Director, Chairman of the Board Director	Retired Hospitality Industry
John Kancilia	Director	Attorney at Law
Dana Kilborne	Director, President & CEO	Banking
James T. Swann	Director	Real Estate Investments
William S. Orosz	Director	Real Estate Investments
Eugene M. Pascarella	Director	Physician
John C. Reich	Director	Real Estate Investments
Wayne C. Wolfson	Director	Chiropractic Physician

Executive Officers. The following sets forth information regarding the executive officers of FBC and FBC Bank. The officers of FBC and FBC Bank serve at the pleasure of the Board of Directors.

Name	Principal Occupation and Business Experience During the Past Five Years
Dana Kilborne Phillip Tasker Ralph Betancourt	President & CEO of FBC and FBC Bank Executive Vice President & CFO of FBC and FBC Bank Executive Vice President & Orlando Market Area President of FBC Bank

FBC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s discussion and analysis provides supplemental information, which sets forth the major factors that have affected FBC’s financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. This discussion and analysis is divided into subsections entitled “General Overview,” “Results of Operations,” “Financial Condition,” “Liquidity,” “Off-Balance Sheet Arrangements”, “Capital Reserves”, “Market Price and Dividends on FBC’s Common Stock” and “Critical Accounting Policies.” Information in these subsections is intended to facilitate a better understanding of the major factors and trends that affect FBC’s earnings performance and financial condition, and how its performance compares with previous periods.

General Overview

FBC’s profitability, like most financial institutions, is dependent to a large extent upon net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses including income taxes, and noninterest income such as service charges on deposit accounts and merchant service fees.

Results of Operations

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

General. Net earnings was $2.3 million, or $0.74 per share for 2015 compared to $2.0 million or $0.64 per share in 2014. The $317,000 or 16.0% increase in net earnings occurred primarily due to an increase in the net interest income in the amount $855,000 and a $404,000 increase in noninterest income partially offset by with a $827,000 increase in noninterest expenses and an increase in income taxes of $192,000. Return on average assets for 2015 was .83%, compared to .79% in 2014. Return on average equity for 2015 was 7.47% compared to 6.96% in 2014.

Net Interest Income. Net interest income was $10.7 million for 2015, an increase of about $855,000 or 8.7% compared to net interest income of $9.8 million earned in 2014. Net interest income increased primarily due to an increase of 940,000 in interest income, offset in part by an increase of $85,000 in interest expense.

Net Interest Income Analysis. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

Net Interest Income Analysis

(Dollars in thousands)	Year Ended December 31, 2015			Year Ended December 31, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Loans receivable	$202,833	$10,847	5.35%	$182,071	$9,900	5.44%
Securities	20,925	515	2.46%	24,010	522	2.17%
Interest-bearing deposits	26,386	70	0.27%	16,336	42	0.26%

Total interest-earning assets	250,144	11,432	4.57%	222,417	10,464	4.70%

Other assets	24,870			28,313

Total assets	$275,014			$250,730

Interest-bearing liabilities:
Deposits	$144,640	$616	0.43%	$140,971	$530	0.38%
Borrowings	1,499	3	0.20%	1,873	4	0.21%

Total interest-bearing liabilities	146,139	619	0.42%	142,844	534	0.37%
Noninterest bearing demand deposits	97,761			79,175
Other liabilities	375			294
Stockholders’ equity	30,739			28,417

Total liabilities and stockholders’ equity	$275,014			$250,730

Net interest income		$10,813			$9,930

Net interest spread (1)			4.15%			4.33%

Net earning assets (2)	$104,005			$79,573

Net yield on average interest-earning assets (net interest margin)			4.32%			4.46%

(1)	Net interest-rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate Volume Analysis. The following table sets forth certain information regarding changes in FBC’s interest income and interest expense for the year ended December 31, 2015 compared to the year ended December 31, 2014. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

(Dollars in thousands)
	Change in Interest Income/ Expenses	Variance Due to Volume Changes	Variance Due to Rate Changes
Year Ended December 31, 2015:
Interest-earning assets:
Total loans	$947	$1,129	$(183)
Securities	(7)	(67)	61
Interest-bearing deposits	28	26	2

Total interest-earning assets	968	1,088	(120)

Interest-bearing liabilities:
Deposits	86	14	72
Borrowings	(1)	(1)	—

Total interest-bearing liabilities	85	13	72

Net interest spread	$883	$1,075	$(192)

Interest Income. Interest income totaled $11.4 million for 2015, an increase of $940,000 or 9.0% compared to $10.5 million earned in 2014. The increase in interest income was primarily due to an increase in interest earning assets and partially offset by a decrease in the yield earned on interest-earning assets from 4.70% during 2014 to 4.57% during 2015. Average interest-earning assets increased from $222.4 million during 2014 to $250.1 million in 2015.

Interest on loans was $10.8 million for 2015, an increase of $947,000 or 9.61% compared to $9.9 million for 2014. This was primarily attributable to an increase in the average loans and partially offset by a decrease in the yield on loans from 5.44% during 2014 to 5.35% during 2015 offset by an increase in the yield on loans. Average outstanding loans, increased from $182.1 million for 2014 to $202.8 million for 2015.

Interest earned on securities totaled $515,000 for 2015, compared to $522,000 in 2014, which represents a decrease of 1.3%. This was primarily due to a decrease in the average balance of securities from $24.0 million in 2014 to $20.9 million in 2015.

Interest Expense. Interest expense was $619,000 for 2015, up $85,000 or 15.9% from the $534,000 incurred for 2014. This was due to an increase in overall average interest rates from 0.37% for 2014 to 0.42% for 2015. The average balance of interest-bearing liabilities increased from $142.8 million for 2014 to $146.1 million for 2015.

During 2015, the average balance of interest-bearing deposits increased $3.7 million or 2.6% over 2014. The rate paid on interest-bearing deposits increased from 0.38% for 2014 to 0.43% for 2015.

Provision for Loan Losses. FBC recorded no provision for loan losses during 2015, compared to a $77,000 during 2014. The decrease in the provision was primarily due to a significant increase in the credit quality of the loan portfolio. Nonperforming loans were $1.1 million at December 31, 2014 to $1.5 million as of December 31, 2015. Net recoveries were $61,000 for 2014 compared to net charge-off of $2,000 for 2015. Local economic conditions continued to improve during 2015, resulting in higher employment levels and stabilizing real estate values, among other factors, which served to reduce the level of provision required.

Analysis of Allowance for Loan Losses

(Dollars in thousands)	For the Three Months Ended March 31,		For the Year Ended December 31,
	2016	2015	2015	2014
Balance at beginning of period	$2,885	$2,887	$2,887	$2,749
Net recoveries (charge-offs)	12	(9)	(2)	61
Additions charged to operations	—	—	—	77

Balance at end of period	$2,897	$2,878	$2,885	$2,887

Allowance for loan losses to loans	1.34%	1.42%	1.34%	1.49%

The following table reflects the allowance allocation per loan category and percent of loans in each category to total loans:

(Dollars in thousands)
	March 31, 2016		December 31,
			2015		2014
	Amount	%	Amount	%	Amount	%
Real estate loans	$2,522	87%	$2,310	80%	$2,187	76%
Commercial loans	124	4%	167	6%	148	5%
Consumer loans	84	3%	56	2%	148	5%
Unallocated	167	6%	352	12%	404	14%

Total	$2,897	100%	$2,885	100%	$2,887	100%

The following table shows the breakdown of the charge-offs and recoveries for the periods indicated:

(Dollars in thousands)	For the Three Months Ended March 31, 2016		For the Three Months Ended March 31, 2015		For the Twelve Months Ended December 31, 2014		For the Twelve Months Ended December 31, 2015
	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries
Real estate	$—	$10	$6	$—	$31	$—	$—	$22
Commercial	—	2	3	—	—	29	—	39
Consumer & other	—	—	—	—	—	—	—	—

Total	$—	$12	$9	$—	$31	$29	$—	$61

Noninterest Income. Noninterest income increased $.4 million from $1.2 million during 2014 to $1.6 million during 2015. The significant increase was the result of increased gains for the sale of loans originated for sale.

Noninterest Expenses. Noninterest expenses were $8.6 million for 2015, compared to $7.8 million for 2014. This reflects an increase of $827,000 or 10.7%. Most expenses increased during 2015 because of the growth of FBC Bank.

Income Taxes. Income tax expense was $1.4 million in 2015, compared to $1.2 million for 2014 primarily due to the increase in pre-tax earnings. The effective tax rate for 2015 was 38.4%, compared to 38.5% in 2014. The differences in the effective tax rates from the statutory 34% federal income tax rate include the addition of state income taxes along with the impact of nondeductible expenses.

Three months Ended March 31, 2016 Compared to Three months Ended March 31, 2015

General. Net earnings were $492,000 for the three month period ended March 31, 2016, up $9,000 from the $483,000 reported for the same period of last year. Return on average assets for the first three months of 2016 was 0.67% compared to 0.76% for the same period of last year. Return on average equity for the first three months of 2016 was 6.13% compared to 6.49% for 2015.

Net Interest Income. Net interest income for the three months ended March 31, 2016 was $2.9 million, up $300,000 or 12.0% from the $2.6 million recognized during the first three months of 2015. Net interest margin for the first three months of 2016 decreased to 4.33% from 4.46% for the same period of 2015.

Net Interest Income Analysis. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

Net Interest Income Analysis

(Dollars in thousands)	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate (1)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate (1)
Interest-earning assets:
Loans receivable	$215,540	$2,847	5.28%	$193,520	$2,578	5.33%
Securities	18,639	161	3.46%	22,425	124	2.21%
Interest-bearing deposits	33,607	43	0.51%	13,420	8	0.25%

Total interest-earning assets	267,786	3,051	4.56%	229,365	2,710	4.73%

Other assets	25,434			25,622

Total assets	$293,220			$254,987

Interest-bearing liabilities:
Deposits	$152,413	$148	0.39%	$139,044	$149	0.43%
Borrowings	1,499	1	0.27%	1,502	1	0.27%

Total interest-bearing liabilities	153,912	149	0.39%	140,546	150	0.43%
Noninterest bearing demand deposits	105,381			83,820
Other liabilities	1,818			874
Stockholders’ equity	32,109			29,747

Total liabilities and stockholders’ equity	$293,220			$254,987

Net interest income		$2,902			$2,560

Net interest spread (2)			4.17%			4.30%

Net earning assets (3)	$113,874			$88,819

Net yield on average interest-earning assets (net interest margin) (4)			4.33%			4.46%

(1)	Annualized
(2)	Net interest-rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate Volume Analysis. The following table sets forth certain information regarding changes in FBC’s interest income and interest expense for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

(Dollars in thousands)
	Change in Interest Income/ Expenses	Variance Due to Volume Changes	Variance Due to Rate Changes
Three Months Ended March 31, 2016:
Interest-earning assets:
Total loans	$269	$293	$(24)
Securities	37	(21)	58
Interest-bearing deposits	35	13	22

Total interest-earning assets	341	285	56

Interest-bearing liabilities:
Deposits	(1)	57	(58)

Total interest-bearing liabilities	(1)	57	(58)

Net interest spread	$342	$228	$114

Interest Income. Interest income for the three months ended March 31, 2016 was $3.1 million compared to $2.7 million for the same period in 2015. The primary reason for this increase was higher average loan balances which increased by $22.0 million. Although the yield on loans decreased slightly from 5.33% for the three months ended March 31, 2015 to 5.28% for the same period of 2016, the overall yield on total interest-earning assets decreased from 4.73% in the three months ended March 31, 2015 to 4.56% in the same period in 2016.

Interest Expense. Interest expense for the three months ended March 31, 2016 decreased $1,000 to $149,000 from $150,000 in 2015. The decrease was primarily attributable to a decrease in the overall cost of funds to 0.39% for the first three months of 2016 compared to 0.43% for the comparable period of 2015. Total outstanding interest-bearing liabilities increased by $13.4 million or 9.5% for the first three months of 2016 from the same period of 2015.

Noninterest Income. Noninterest income was $202,000 for the three months ended March 31, 2016, compared to $387,000 for the same period in 2015. The decrease in interest income was primarily due to a decrease in gain on sale of loans originated for sale.

Noninterest Expenses. Noninterest expense was $2.3 million for the three months ended March 31, 2016, which is essentially flat with $2.2 million for the same period of 2015.

Income Taxes. Income taxes were $308,000 for the three months ended March 31, 2016 compared to $302,000 for the three months ended March 31, 2015. The effective tax rate was 38.5% for the first three months of 2016 and 38.4% for the same period of 2015.

Financial Condition

General. Total assets at March 31, 2016 were $302.4 million compared to $287.5 million at December 31, 2015, and $248,885 at December 31, 2014. The increase in total assets from December 31, 2014 to 2015 was primarily due to an increase of $22.0 million in net loans and an increase of $23.1 million in cash and cash equivalents.

Lending Activities

General. The principal lending activities of FBC are to offer financial services to its commercial real estate and residential customers in its primary market area of Orange and Brevard Counties, Florida. FBC’s core business is in originating commercial real estate loans which comprised approximately 57% of its loan portfolio as of March 31, 2016.

Net loans increased $22.0 million or 11.5% from December 31, 2014 to December 31, 2015. The most significant increase was in commercial real estate loans, reflecting an increase of $17.0 million.

Loan Composition. The following table provides stratification of the loan portfolio by type in dollars and percentages.

(Dollars in thousands)
	March 31, 2016		December 31, 2015		December 31, 2014
Real Estate Loans:
Residential	$26,494	12%	$25,770	12%	$25,984	13%
Commercial	126,645	57	126,377	58	109,376	57
Construction & Development	28,270	13	27,338	13	25,088	13

Total real estate loans	181,409	82	179,485	83	160,448	83
Commercial Loans	27,022	12	23,571	11	22,826	12
Consumer Loans	13,691	6	12,485	6	10,288	5

Total Loans	$222,122	100%	$215,541	100%	$193,562	100%

Less:
Deferred Income	(295)		(307)		(294)
Allowance for loan losses	(2,897)		(2,885)		(2,887)

Total Loans, net	$218,930		$212,349		$190,381

During the first three months of 2016, central Florida has seen an increase in the real estate markets which has significantly impacted FBC’s efforts to provide loan portfolio growth. The growth in net loans during the three months ended March 31, 2016 was $6.6 million or about 3.1%. This is in contrast to the $21.2 million or 11.5% rate of loan growth experienced for the year ended December 31, 2015. Apart from a meaningful increase in commercial real estate loan during the year ended December 31, 2015, there have not been any substantive changes in the loan portfolio mix with near-term expectations to be similar. Real estate activity is expected to pick up going forward, but competitive and pricing pressures will continue to be a challenge for FBC. FBC’s loan pipe-line is increasing at moderate levels and stratification of the portfolio is expected to remain consistent.

Asset Quality. On a monthly basis, FBC’s board of directors monitors all loan portfolio activity including any and all levels of concentrations. FBC Bank’s asset quality management includes strong underwriting characteristics, conservative advance rates to known customers and a comprehensive risk rating component and profitability model. The FBC directors serving on the loan committee participate in the credit approval process and have extensive backgrounds in the core lines of business being served by FBC.

FBC’s lending philosophy is to invest in relationships in its local markets in order to provide for sound, profitable growth and support the credit needs of these markets.

The following table summarizes the amount of impaired loans all of which were collateral dependent:

(Dollars in thousands)	March 31		December 31
	2016	2015	2015	2014
Loans identified as impaired
Gross impaired loans with related allowance	$1,136	$1,121	$1,530	$3,802
Allowance on these loans	—	—	—	—

	$1,136	$1,121	$1,530	$3,802

Nonperforming Loans:
Nonaccrual loans	$1,136	$1,121	$1,530	$1,121
Loans past due ninety days or more, but still accruing interest	—	—	—	—

Securities. FBC’s investment securities portfolio represented 6.6% of total assets as of December 31, 2015, compared to 9.15% as of December 31, 2014. The securities portfolio is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. FBC’s investment portfolio is comprised entirely of residential FNMA and FHLMC mortgage-backed securities.

The following table sets forth the carrying amount of FBC’s securities portfolio, as of March 31, 2016, December 31, 2015 and December 31, 2014.

(Dollars in thousands)
	March 31, 2016	December 31, 2015	December 31, 2014
Carrying Value of securities in:
Mortgage-backed securities	$18,256	$18,885	$22,767

The composition of the securities portfolio as of March 31, 2016, December 31, 2015 and December 31, 2014 were as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At March 31, 2016:
Mortgage-backed securities	$17,950	$352	$—	$18,302

At December 31, 2015:
Mortgage-backed securities	$18,720	$190	$(19)	$18,891

At December 31, 2014:
Mortgage-backed securities	$22,493	$297	$(13)	$22,777

Due to the recent volatility in market interest rates and the resulting impact on the market value of FBC’s investment portfolio, FBC has not purchased securities over the last year. It has simply allowed the existing portfolio to amortize over the period. Accordingly, the portfolio decreased from $18.9 million at December 31, 2015 to $18.2 million as of March 31, 2016.

FBC follows GAAP, which requires companies to classify securities, including mortgage-backed securities, as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, reported as a separate component of stockholders’ equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. FBC expects to continue to hold its securities classified as available-for-sale, changes in the underlying market values of such securities could have a material adverse effect on FBC’s capital position.

Deposits. Deposits are the major source of FBC’s funds for lending and other investment purposes. Deposits are attracted principally from within FBC’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, savings accounts, certificates of deposits and retirement savings accounts.

Average deposits increased by $15.4 million or 6.4% to $257.8 million for the three months ended March 31, 2016 from $242.4 million for the year ended December 31, 2015. Likewise, average deposits increased by $22.3 million or 10.1% from $220.1 million for the year ended December 31, 2014 to the year ended December 31, 2015.

The following table sets forth the composition of the average deposits and the percentage of each category for the periods noted.

	March 31, 2016		December 31,
(Dollars in thousands)			2015		2014
	Amount	%	Amount	%	Amount	%
Non-interest bearing accounts	$105,381	40%	$97,761	42%	$79,175	39%
NOW, savings and money-market accounts	139,819	55%	132,344	53%	128,079	56%
Time deposits	12,594	5%	12,296	5%	12,892	5%

Total average deposits	$257,794	100%	$242,401	100%	$220,146	100%

As of March 31, 2016, certificates of deposits greater than $100,000 mature as follows:

(Dollars in thousands)	Amount	Average Rate
Up to three months	$2,239	0.33%
Three months to twelve	3,565	0.36%
One year thru three years	1,481	0.57%
Over three years	—	—%

	$7,285	0.39%

Maturity terms, service fees and withdrawal penalties are established by FBC on a periodic basis. The determination of such rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Borrowings. FBC utilizes borrowings for several purposes to fund its operations and manage liquidity levels. At December 31, 2015, FBC had two unsecured federal funds purchased lines of credit totaling $10.0 million with no outstanding balances thereunder at such date. At December 31, 2015, FBC also had a line of credit from the FHLB secured by eligible loans totaling $50.9 million of which $15.0 million was outstanding. At March 31, 2016, FBC had three unsecured federal funds purchased lines of credit aggregating $14.5 million with no balances outstanding under such facilities as of such date. At March 31, 2016, FBC also had a secured line of credit with the FHLB totaling $51.1 million under which it had $10.0 million outstanding.

Other borrowings include customer sweep repurchase agreements which had an outstanding balance of $2.9 million at December 31, 2015, secured by the pledge of $2.9 million in investment securities. As of March 31, 2016, FBC had $3.9 million outstanding in such repurchase agreements, secured by the pledge of $3.9 million in securities.

FBC also maintains a line of credit under the Federal Reserve’s discount window, but does not consider this a typical source of funds in the usual course of business. This would be available for emergency short-term uses only.

FBC utilizes these borrowings to fund loan demand as well as maintain its liquidity position within established policies. Borrowings as of March 31, 2016, December 31, 2015 and December 31, 2014 are as follows:

Repurchase Agreements:

(dollars in thousands)
	Actual	Weighted Average Rate	Period to Date Average	Maximum Month-End Balance
March 31, 2016	$3,881	.020%	$2,548	$3,881
December 31, 2015	$2,864	.020%	$1,496	$2,864
December 31, 2014	$2,310	.020%	$1,489	$2,310

Liquidity

FBC’s primary sources of funds are deposits, proceeds from principal and interest payment on loans and on investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.

FBC’s liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. The primary investing activities of FBC are the origination of loans and the purchase of investment securities. All other transactions such as the purchase of fixed assets and the reinvestment of investment security maturities are common activities of FBC.

FBC’s investing activities have a direct correlation to the financing activities. Factors that influence FBC’s financing activities involve the collection of deposits and notes payable and repayments of borrowings. At March 31, 2016, FBC had the ability to borrow approximately $41.1 million in advances from the FHLB along with $14.5 million under its unsecured federal funds lines of credit. The issuance of stock could also have a direct effect on FBC’s financing activities. Any future payments of cash dividends on its common stock would likewise represent financing activities.

FBC maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The following table summarizes significant contractual obligations and other commitments at March 31, 2016:

(Dollars in thousands)	Within 1 Year	1-5 Years	After 5 Years	Total
Time deposits	10,254	2,042	0	12,296
Operating leases	354	21	0	375

Financial commitments at March 31, 2016 whose contract amounts represent credit risk:

(Dollars in thousands)
Commitments to extend credit	$12,897
Unused lines of credit	46,838
Standby letters of credit	2,997

Total	$62,732

FBC’s most liquid assets are cash and cash due from banks along with overnight funds invested in the Federal Reserve’s excess balance account. The levels of these assets are dependent on FBC’s operating, financing, lending and investing activities during any given period. At March 31, 2016, December 31, 2015 and 2014, these liquid assets totaled $50.5 million, $40.9 million, and $17.8 million, respectively.

Liquidity management for FBC is both a daily and long-term function of its strategy. Excess funds are generally invested in overnight investments in FBC’s excess balance account with the Federal Reserve. In the event that FBC should require funds beyond its ability to quickly generate them internally, additional sources of funds are available, including FHLB advances and brokered deposits.

At March 31, 2016, FBC had outstanding commitments to extend credit of $12.9 million. These commitments provide that the loans would be secured by properties located primarily in FBC’s local market areas. FBC anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that were scheduled to mature in one year or less from March 31, 2016 totaled $12.3 million. Based upon the historically stable nature of FBC’s deposit base, management believes that a significant portion of such deposits will remain with FBC. FBC also had unused lines of credit extended to customers of $46.8 million at March 31, 2016.

Off-Balance Sheet Arrangements

FBC does not currently engage in the use of derivative instruments to hedge interest rate risks. However, FBC is a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers.

At March 31, 2016, FBC had $59.7 million in commitments to extend credit and unused line of credit and $3.0 million in standby letters of credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by FBC to guarantee the performance of a customer to a third party. FBC uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance sheet instruments.

To the extent that commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact FBC’s ability to meet its on-going obligations. In the event these commitments require funding in excess of historical levels, management believes that current liquidity, availability under the secured FHLB line of credit, investment security maturities and sales, along with FBC’s unsecured lines of credit should provide sufficient sources of funds to meet these commitments.

Capital Resources

At March 31, 2016 and December 31, 2015, FBC was in compliance with all of the capital requirements as established by federal and state regulatory agencies.

FBC is subject to various requirements administered by the banking regulators. Failure to maintain minimum capital requirements can cause certain mandatory action by regulators that, if taken, could have a material effect on FBC’s financial statements. Under capital adequacy guidelines FBC must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. FBC’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk factors and other factors.

As of March 31, 2016 and December 31, 2015, FBC’s capital was categorized as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes would have changed FBC’s classification as well capitalized.

Regulatory Capital

(Dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of March 31, 2016:
Common equity tier 1capital ratio	$29,535	12.91%	$10,292	4.50%	$14,867	6.50%
Tier 1 capital ratio	29,535	12.91	13,723	6.00	18,298	8.00
Total capital ratio	32,394	14.16	18,298	8.00	22,872	10.00
Tier 1 leverage ratio	29,535	10.16	11,632	4.00	14,540	5.00
As of December 31, 2015:
Common equity tier 1capital ratio	29,032	13.10	9,970	4.50	14,401	6.50
Tier 1 capital ratio	29,032	13.10	13,294	6.00	17,725	8.00
Total capital ratio	31,803	14.35	17,725	8.00	22,156	10.00
Tier 1 leverage ratio	29,032	10.10	11,493	4.00	14,366	5.00

FBC has not paid any cash dividends on its common stock since inception. FBC is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. In general, FBC may not pay dividends in excess of its net earnings for the most recent three years. The payment of future dividends, if any, will depend primarily upon FBC’s earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical industry loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that FBC will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, FBC does not separately identify individual consumer and residential loans for impairment disclosures.

Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statements and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized. As of March 31, 2016 and December 31, 2015, FBC did not have any valuation allowances against any of its deferred tax assets.

Stock-Based Compensation

The Company expenses the fair value of stock options granted. The Company recognizes stock-based compensation in salaries and employee benefits for officers and employees in the accompanying consolidated statements of earnings. The expense is recognized on a straight-line basis over the vesting periods.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Executive Officers of the Combined Company Following the Merger

The combined company’s executive officers will consist of Sunshine’s existing executive officers and Dane Kilborne, FBC’s current President and Chief Executive Officer. Upon the closing of the merger, Ms. Kilborne will be appointed as Executive Vice President of Sunshine and Co-President and Chief Banking Officer of Sunshine Bank. The table below sets forth certain information regarding the executive officers of the combined company.

Name	Position(s) Held With Sunshine Bancorp, Inc.	Age (1)
Andrew S. Samuel	President, CEO and Director	53
Janak M. Amin	Executive Vice President of Sales and Marketing	51
John D. Finley	Executive Vice President and Chief Financial Officer	57
Dana Kilborne	Executive Vice President and Co-President; Chief Banking Officer of Sunshine Bank	53
Brent Smith	Senior Vice President, Corporate Development	33
Jane Tompkins	Executive Vice President and Chief Risk Officer	63

(1)	As of June 15, 2016.

The biographies of each of the executive officers are set forth below.

Andrew S. Samuel. Please see “Directors of the Combined Company Following the Merger” below.

Janak M. Amin has been the Executive Vice President of Sales and Marketing since January 2016 after serving as a consultant to Sunshine Bank in 2015. Mr. Amin previously held the position of Market CEO for the Pennsylvania region for Susquehanna Bank from 2012 to 2014. Mr. Amin has also served in various executive positions at other financial institutions since 1997 including Tower Bancorp, Graystone Tower Bank, Graystone Financial, Sovereign Bank and Waypoint Bank. Mr. Amin is a graduate of Liverpool University (U.K.) and obtained his MBA from Penn State. He has held board positions in community organizations such as Holy Spirit Hospital, Leukemia Society and been an active member of YPO.

John D. Finley has been the Executive Vice President and Chief Financial Officer since October 5, 2015. Beginning in 2013 and until he joined Sunshine Bancorp, Inc. and Sunshine Bank, Mr. Finley served as Director of Treasury Strategies at Susquehanna Bancshares, Inc. (recently acquired by The BB&T Corporation), where he was responsible for leading the interest rate and liquidity risk management processes as well as ALCO management for the company. From 2007 to 2012, Mr. Finley was with Graystone Tower Bank and served in the positions of Senior Vice President and Chief Financial Officer and Senior Vice President, Director of Finance. From 2012 to 2013, he was President of Margin Advisors, Inc., which provided consulting services to community banks.

Dana Kilborne has been the President and CEO of FBC Bank and FBC since May 2010. Prior to that time, she was the founding President and CEO of Prime Bank since December 2004 which merged with and into FBC Bank in May 2010. Ms. Kilborne has also served in various executive positions in financial institutions in Florida. She serves on the Board of the Florida Banker’s Association, the Federal Reserve Bank of Atlanta’s Jacksonville Branch, and on several community boards in Central Florida. Ms. Kilborne is a graduate of Canisius College and has a Master’s degree from the Stonier Graduate School of Banking.

Brent Smith has been the Senior Vice President, Corporate Development since 2014. He has over 10 years of experience in the financial services industry. Prior to joining Sunshine Bank, he was vice president and director of brokerage services at Susquehanna Bank from 2012 to 2014. He joined Susquehanna after the acquisition of Tower Bancorp, Inc. where he had served as Vice President and Director of Investor Relations from 2009 to 2012.

Jane Tompkins has been the Executive Vice President and Chief Risk Officer since 2014 and has over 40 years of experience in the banking industry. Prior to joining Sunshine Bancorp, Inc., she most recently served as the Risk Management Officer at F&M Trust Company from 2013 to 2014 where she managed all aspects of Enterprise Risk as well as served as the Chairman of the Loan Committee and liaison with internal audit and bank examiners. She was Chief Credit Officer with Graystone Tower Bank from 2007 until 2012 and then Senior Credit Officer with Susquehanna Bank until 2013.

Directors of the Combined Company Following the Merger

Following the completion of the Merger, the combined company’s board of directors will consist of fifteen directors in total, ten directors from Sunshine’s current board of directors and five directors from FBC’s current board of directors.

Current Directors of Sunshine

The table below sets forth certain information regarding the current directors of Sunshine. At the consummation of the merger, ten of the current directors of Sunshine will remain on the combined company’s board of directors.

Name	Position(s) Held With Sunshine	Age (1)	Director Since (2)	Current Term Expires
Ray H. Rollyson, Jr.	Chairman of the Board	71	1992	2016
Kenneth H. Compton	Director	47	2015	2016
J. Coleman Davis	Director	73	2010	2017
J. Floyd Hall	Director	68	1984	2016
Winfred M. Harrell	Director	75	2009	2018
W.D. McGinnes, Jr.	Director	68	1999	2017
D. William Morrow	Director	62	2012	2018
Joe E. Newsome	Director	74	1993	2018
George Parmer	Director	76	2014	2017
William E. Pommerening	Director	57	2014	2016
Andrew S. Samuel	President, CEO and Director	53	2014	2017
Marion M. Smith	Director	58	1995	2016
Will Weatherford	Director	36	2015	2018

(1)	As of June 15, 2016.
(2)	Includes service with Sunshine and Sunshine Bank

The biographies of each of Sunshine’s current directors are set forth below.

Ray H. Rollyson, Jr. is an advisor and insurance agent with V&R Insurance, Inc. Mr. Rollyson’s experience in the insurance industry provides the board of directors with knowledge of the local business community. Mr. Rollyson is also actively involved in the Sunshine Bank community and has been associated with the Florida Strawberry Festival for many years. Mr. Rollyson became Chairman of the Board in 2007.

Kenneth H. Compton is the founder and managing partner of Compton & Associates, a private wealth consulting firm since 1998. On June 30, 2015, in connection with the completion of the acquisition of Community Southern Holdings, Inc. by Sunshine Bancorp, Inc., Mr. Compton began his service as a director. His appointment to the Board of Directors was made pursuant to the agreement and plan of merger with Community Southern Holdings, Inc. Mr. Compton was a director of Community Southern Holdings, Inc. and Community Southern Bank since 2013. Mr. Compton’s financial experience led to his selection as the financial expert on the Audit Committee.

J. Coleman Davis is retired. For more than 40 years, Mr. Davis operated several retail furniture, appliance and electronics stores that financed the majority of customer purchases in-house. In the last 18 years before his retirement, he owned and operated up to four stores. As a result, Mr. Davis has extensive experience in lending, credit approval, and collections, which provides a valuable resource to the board of directors. Mr. Davis is a Trustee of the South Florida Baptist Hospital, a member of the board of the South Florida Baptist Hospital Foundation, a member of the Plant City Lions Club, and a member of the Plant City Chamber of Commerce.

J. Floyd Hall is retired. He was the President and Chief Executive Officer of Sunshine Bank from 1986 until October 2014. Mr. Hall also serves as Treasurer and Director of the Florida Strawberry Festival and Trustee of the South Florida Baptist Hospital. Mr. Hall holds a degree in accounting from the University of Central Florida. Mr. Hall provides the board of directors with 35 years of banking experience in the Florida market.

Winfred Harrell is the owner and president of Harrell’s Nursery, Inc. and Harrell’s Liner Farm, Inc. and has operated these companies for more than 50 years. Mr. Harrell’s experience managing a local business provides the board of directors with insight into economic and business trends in Sunshine Bank’s market area and led to his nomination to the board. Mr. Harrell also serves as a Trustee of South Florida Baptist Hospital.

W.D. McGinnes, Jr. is retired. For more than 35 years, Mr. McGinnes worked in the building material supply industry, serving as President of his family-owned corporation which he sold in 2000. Mr. McGinnes’ business background brings financial and local market knowledge to the board of directors. Mr. McGinnes serves as a Deacon of the First Baptist Church of Plant City, Chairman of the Board of Trustees of the South Florida Baptist Hospital, member of the board of directors of the South Florida Baptist Hospital Foundation and member of the board of directors of the Florida Strawberry Festival.

D. William Morrow is President and Chief Executive Officer of Morrow Steel, a position he has held since 1995. Mr. Morrow has more than 40 years of experience in the construction industry and currently serves as a Trustee for Tampa Iron Workers Pension and Annuity Fund. Mr. Morrow also serves both as a Regional and National Trustee for IMPACT, an iron worker international labor and management organization. Mr. Morrow’s experience in the steel industry provides the board of directors with business and financial expertise that led to his nomination to the board. Mr. Morrow also serves as a Deacon of the First Baptist Church of Plant City and is a member of the board of directors of the South Florida Baptist Hospital Foundation.

Joe E. Newsome is retired. Mr. Newsome was a local pharmacist and store owner. He served on the Hillsborough County School Board for 25 years. He currently serves as a Trustee of the South Florida Baptist Hospital, a Director of the Florida Strawberry Festival, and a Deacon of the First Baptist Church of Plant City. Mr. Newsome’s long standing ties to the local community provide the board of directors with valuable insight on Sunshine Bank’s local market area which led to his selection to the board.

George Parmer is the founder, president and CEO of Fine Line Homes, a family-owned company that started building homes in 1972. He is also the president and CEO of Residential Warranty Corporation, a leading provider of insured new home warranties to the building industry. In addition to his business venues, Mr. Parmer was a licensed public accountant, a member of the National Association of Accountants, and is currently a member of the National Association of Home Builders. Mr. Parmer provides the board of directors with an in depth knowledge of real estate and finance.

William E. Pommerening is the chief executive officer and managing director of RP Financial, LC. He has provided consulting, valuation, merger and acquisition advisory and planning services to the financial services industry since 1993. In addition to his banking work, Mr. Pommerening is engaged with several smaller technology oriented companies as investor and director. Mr. Pommerening’s vast experience with the financial services industry led to his nomination to the board.

Andrew S. Samuel has been the President and Chief Executive Officer of Sunshine Bancorp, Inc. and Sunshine Bank since October 2014. He served as a Director and President of Susquehanna Bancshares, Inc. and

President and Chief Executive Officer and Chairman of the Board of Susquehanna Bank, from February 2012 to October 2014. Prior to joining Susquehanna and, beginning in 2005, Mr. Samuel served as Chairman, Chief Executive Officer and President of Tower Bancorp, Inc. and Graystone Financial Corp. Mr. Samuel has served in various executive and other positions at other financial institutions dating back to 1984, including Waypoint Financial Corp., Sovereign Bank, Fulton Bank, and Commonwealth National Banks/Mellon. Mr. Samuel’s leadership experience and vast knowledge of the banking industry led to his appointment to the board.

Marion M. Smith has been President of the Greater Plant City Chamber of Commerce since 2001. Previously, Ms. Smith was a partner and managed an automotive sales company in Sunshine Bank’s market area for approximately 19 years. Ms. Smith’s experience working with the Chamber of Commerce provides the board of directors with insights into issues facing local businesses.

Will Weatherford was the Speaker of the Florida House of Representatives, serving from 2012-2014. In addition to his public service, he is the Managing Partner of Weatherford Partners, a firm with deep roots in Florida and a strong global network that partners with owners and management teams to build businesses through the provision of capital and strategic business advisory services. Mr. Weatherford spent six years as a board director at Florida Traditions Bank, prior to its sale to Home BancShares in July 2014. He is also Managing Partner of Red Eagle Group, a boutique investment and business consulting firm. Mr. Weatherford’s extensive experience in finance, politics and his previous experience as a bank director led to his selection to the board.

Sunshine Board Independence

Sunshine’s board of directors has determined that each of its directors, with the exception of President and Chief Executive Officer Andrew Samuel and former President and Chief Executive Officer J. Floyd Hall, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Samuel and Hall are not independent because they are or have been an executive officer of Sunshine during the past three years. In determining the independence of the other directors, Sunshine’s board of directors considered loans made to Messrs. Davis and Smith.

Current Directors of FBC

The table below sets forth certain information regarding the current directors of FBC. At the consummation of the merger, five of the current directors of FBC will remain on the combined company’s board of directors.

Name	Position(s) Held With FBC	Age (1)	Director Since		Current Term Expires
R. Van Bogan	Director	69	2005	(2)	2016
Michael Coleman	Director	72	2004		2016
Dana Kilborne	Director, President & CEO	53	2004	(2)	2016
Sal A. (Joe) Nunziata	Director	48	2006		2016
William S. Orosz	Director	66	2007	(2)	2016
Malcolm Kirschenbaum	Director, Chairman of the Board	75	2004		2016
Ernest Wilding	Director	68	2005		2016

(1)	As of March 31, 2016
(2)	Includes service with FBC and FBC Bank

The biographies of each of FBC’s current directors are set forth below.

R. Van Bogan, is a director of FBC and the Chairman of the Board of FBC Bank. As one of the original founders of FBC, Mr. Bogan has previously served as the President and CEO of FBC Bank and, similarly, has served as Chairman, President and CEO of FBC. Previously, Mr. Bogan was Chairman, President and CEO of

SouthTrust Bank of Orlando and Regional Executive of SouthTrust, Central Florida. He has served as President and CEO of Citizens and Southern National Bank, Orlando, Florida and was the founding President of Fidelity Bank of Indiana. Mr. Bogan is a graduate of the University of Illinois.

Michael J. Coleman is the Chairman of the Board of Cool Media Company and a partner in CS&W Associates Media Management, both based in Cocoa Beach, Florida. Mr. Coleman served as chairman of Cape Publications in Melbourne, Florida until retiring from that position in January 2007. In addition to serving as a director of FBC, he is a director of Ron Jon Surf Shops Worldwide, Cocoa Beach, and DENTSPLY/SIRONA (NASDAQ: Xray) and is a trustee of the Washington-based The Freedom Forum, The Newseum and The Newseum Institute.

Dana Kilborne. Please see “Executive Officers of the Combined Company Following the Merger” above.

Joe Nunziata is the Co-CEO of FBC Mortgage, LLC and has been in the residential mortgage industry since 1988. Mr. Nunziata has been a director of FBC since 2006 and had been a past director of Southern Community Bank and Fifth Third Bank of Central Florida. From 2012 through 2015, he was the CEO of Sterne Agee Group, Inc. in Birmingham Alabama. In addition, Mr. Nunziata serves on the boards of The Florida Hospital Foundation, Lake Highland Preparatory School, and the FBC Mortgage Foundation. He graduated from The University of South Florida and has his CMB from the Mortgage Bankers Association of America.

William S. Orosz, Jr., is President and CEO of Hanover Capital Partners, a family owned real estate investment company with active operations in land development, home building and mezzanine project financing. The company also owns and manages a large portfolio of industrial warehouse and commercial office property for its own account. Since Mr. Orosz moved to Central Florida in 1981, he has built more than 16,000 homes and developed more than 90 residential communities in both Florida and North Carolina. He is a member of the board of directors of FBC, The Catholic Leadership Institute (Philadelphia PA), the Augustine Institute (Denver, CO) and is the Orlando Chapter President of Legatus, a national organization of Catholic CEOs.

Malcolm Robert Kirschenbaum is a lawyer, real estate developer, and Chairman of the Board of FBC. Mr. Kirschenbaum is actively involved with the Freedom Forum, the largest funder of the Newseum in Washington, D.C., and serves as the Chairman of its Executive and Finance/Investment committee. Mr. Kirschenbaum also serves as Chairman of the Board of Ron Jon Surf Shops Worldwide, Cocoa Beach.

Ernest L Wilding is retired. He was the founder of FAS Windows & Doors. He was in the building and home improvement industry for 40 years. During his career he created the fourth largest home improvement company in America. The company did 65% of its installed business financed in consumer credit. Mr. Wilding serves as Chairman of the HR Committee and serves on the Executive Committee of FBC. Mr. Wilding also served on the SouthTrust Bank state board from 1994 to 1997 holding various committee positions. Mr. Wilding is currently serving as secretary for the Board of Trustees of Junior Achievement of Central Florida.

FBC Board Independence

FBC’s board of directors has determined that each of its directors, with the exception of its President and Chief Executive Officer, Dana Kilborne, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Ms. Kilborne is not independent because she is an executive officer of FBC. In determining the independence of the other directors, FBC’s board of directors considered, among other factors, the business transactions between FBC Bank and Director Nunziata.

Director Compensation

It is anticipated that the compensation to be paid to the combined company’s directors following the closing of the merger will be substantially similar to the compensation currently paid to non-employee members of Sunshine’s board of directors.

Sunshine Director Compensation

The following table sets forth for the year ended December 31, 2015 certain information as to the total remuneration Sunshine paid to its current directors other than Andrew S. Samuel who does not receive board fees.

Directors Compensation Table
Name	Fees earned or paid in cash ($)	Option Awards (1) ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Ray H. Rollyson, Jr.	22,050	29,688	54,528	—	106,266
Kenneth H. Compton	6,100	29,688	54,528	—	90,316
J. Coleman Davis	18,300	29,688	54,528	—	102,516
J. Floyd Hall	18,300	29,688	54,528	—	102,516
Winfred M. Harrell	18,300	29,688	54,528	—	102,516
W.D. McGinnes, Jr.	19,800	29,688	54,528	—	104,016
D. William Morrow	18,300	29,688	54,528	—	102,516
Joe E. Newsome	18,300	29,688	54,528	—	102,516
George Parmer	18,300	29,688	54,528	—	102,516
William E. Pommerening	18,300	29,688	54,528	—	102,516
Marion M. Smith	18,300	29,688	54,528	—	102,516
Will Weatherford	17,100	29,688	54,528	—	101,316

(1)	The amounts for the year ended December 31, 2015 represent the grant date fair value of the stock and option awards granted to the directors under Sunshine’s 2015 Equity Incentive Plan. The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in the calculations of these amounts are included in note 20 to Sunshine’s financial statements for the year ended December 31, 2015, which appear beginning on page F-[●]. The outstanding aggregate number of option awards for each director as of December 31, 2015 was 9,766. The outstanding aggregate number of stock awards for each director in the table as of December 31, 2015 was 3,124.
(2)	No director received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000 in 2015.

Sunshine Director Fees

For the year ended December 31, 2015, non-employee directors received a retainer of $10,000, the Audit Committee Chairman received a retainer of $12,000 and the Chairman of the Board received a retainer of $15,000 for board service. In order to receive the retainer board members must attend 80% of board and committee meetings. The retainer is paid quarterly. In addition, board members receive $600 for each Sunshine and Sunshine Bank meeting attended, but no fee for any committee meetings attended. For 2015, each person who served as a director of Sunshine also served as a director of Sunshine Bank and earned director and committee fees on his or her attendance as a board or committee member of both Sunshine and Sunshine Bank.

Sunshine Director Plans

2015 Equity Incentive Plan. Sunshine directors are eligible to participate in the 2015 Equity Incentive Plan. Please see a description of the plan set forth under “Equity Plan Amendment Proposal—Amendment of Sunshine’s 2015 Equity Incentive Plan.”

Supplemental Executive Retirement Plan Agreement with J. Floyd Hall. Sunshine Bank is a party to a Supplemental Executive Retirement Plan Agreement with Mr. Hall. In connection with Mr. Hall’s retirement, Mr. Hall was entitled to receive 100% of his deferral account balance under the agreement as of his date of retirement, which had a beginning balance of $1.6 million. The deferral account balance is payable to Mr. Hall in

180 equal monthly installments, payment of which commenced on July 1, 2015. During the payout period, interest will continue to accrue on the deferral account balance at an annual rate of 6.0%, compounded monthly, until the balance is paid in full. As a result, the monthly installment amount payable to Mr. Hall is $13,121.

Executive Compensation

It is anticipated that at least initially the compensation to be paid to the combined company’s executive officers, other than Ms. Kilborne, following the closing of the merger will be the same to the compensation currently paid to such officer. For information regarding Ms. Kilborne’s compensation following the closing of the merger and the terms of her employment agreement with Sunshine and Sunshine Bank, see “The Merger Agreement—Employee Matters” beginning on page [●] of this joint proxy statement/prospectus.

Sunshine Executive Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to Andrew S. Samuel who served as principal executive officer of Sunshine during 2015 and the total compensation paid to Sunshine’s two other most highly compensated executive officers who earned total compensation in excess of $100,000 for 2015. Each individual listed in the table below is referred to as a “named executive officer.”

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-equity Incentive Plan Compensation ($)	All other compensation ($) (2)	Total ($)
Andrew S. Samuel President and Chief Executive Officer	2015 2014	366,923 69,231	3,600 108,000	590,787 —	321,632 —	180,000 —	223,278 403	1,686,220 177,634

Brent S. Smith Senior Vice President, Corporate Development	2015	136,791	—	139,600	45,600	44,800	8,716	375,507

Jane Tompkins Executive Vice President and Chief Risk Officer	2015	178,365	—	97,720	30,400	52,500	8,546	367,531

(1)	The amounts for the year ended December 31, 2015 represent the grant date fair value of the stock and option awards granted to the named executive officers under the 2015 Equity Incentive Plan. The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in the calculations of these amounts are included in note 20 to Sunshine’s financial statements for the year ended December 31, 2015, which appear beginning on page F-[●].
(2)	The amounts in this column reflect what Sunshine Bank paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received in 2015. A breakdown of the various elements of compensation in this column is set forth in the following table:

Name	Country Club Dues ($)	SERP Contribution ($)	Employer Contributions to 401(k) Plan ($)	ESOP (1) ($)	Personal Use Company Car ($)	All Other Compensation ($)
Andrew S. Samuel	1,200	207,403	3,808	9,592	1,275	223,278
Brent S. Smith	—	—	2,746	5,970	—	8,716
Jane Tompkins	—	—	1,817	6,729	—	8,546

(1)	Based on Sunshine Bancorp, Inc.’s closing stock price of $15.20 per share on December 31, 2015.

Amounts included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the year ended December 31, 2015 represent grants under Sunshine’s 2015 Equity Incentive Plan. Notwithstanding that (1) 80% of these awards vest ratably over a four-year period following the grant date; and (2) the annual financial statement expense that Sunshine is required to recognize for these grants will be expensed ratably over the vesting period and will be significantly less than the amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2015, the Securities and Exchange Commission rules require that Sunshine report the full grant date fair value of restricted stock and stock option awards in the year in which the grants are made. In addition, with respect to the stock options, the actual value, if any, realized by any named executive officers from any stock options will depend on the extent to which the market value of the Sunshine common stock exceeds the exercise price of the stock option on the date of exercise. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above in the “Option Awards” column.

Short Term Cash Incentive Plan

On January 28, 2015, Sunshine Bank adopted the Sunshine Bank Executive Incentive Plan (the “Incentive Plan”). Each named executive officer was eligible to participate in the plan in 2015. The Incentive Plan is based on overall performance against pre-defined performance factors. These factors may change from year to year and may be based on measures such as return on assets, return on equity, earnings per share or net income and additional strategic objectives appropriate for the plan year. The performance factors and weighing of the factors are determined at the beginning of each plan year. Each factor has quantifiable objectives consisting of threshold, target, and maximum goals. The award opportunities are calculated as a percentage of the participant’s base salary.

Annual goals are determined at the beginning of each plan year and may change from year to year. The goals are established each year by the compensation committee of Sunshine Bank’s board of directors, with input from the Chief Executive Officer. The Incentive Plan provides that if a performance factor is satisfied as a result of inappropriate risk, that performance factor will be deemed to not have been met for purposes of quantifying payments under the Incentive Plan. Sunshine Bank’s board of directors also has discretion to reduce incentive payments, on an individual or group basis, by as much as 100% if it is determined that excessive risk has been taken.

For the 2015 plan year, Sunshine’s board of directors established the following performance factors for determining annual incentive awards payable to the named executive officers: (1) core earnings per share; (2) non-performing assets to average assets; and (3) the achievement of pre-established strategic objectives related to the named executive officer’s executive position. The target payout level range (as a percentage of base salary) for the Chief Executive Officer and other named executive officers was 20% to 60% and 10% to 40%, respectively.

Based on the satisfaction of the performance factors noted above, the compensation committee of Sunshine Bank’s board of directors authorized the payments to the named executive officers under the Incentive Plan for 2015 plan year as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Employment and Change in Control Agreements

Employment Agreements

Employment Agreement with Andrew S. Samuel. Sunshine and Sunshine Bank are parties to an employment agreement with Mr. Samuel. Pursuant to the terms and conditions of the agreement, Mr. Samuel is retained for a period of three years to serve as President and Chief Executive Officer of Sunshine and Sunshine Bank, subject to extension for an additional year on each annual anniversary of the agreement. The agreement provides for Mr. Samuel to receive a base salary and participate in Sunshine’s benefit plans. He also is entitled to an annual bonus which, in the first year of employment, will be equal to 20% of his annual rate of base salary.

If Mr. Samuel’s employment is terminated by Sunshine or Sunshine Bank without cause (as defined in the agreement) or by Mr. Samuel for good reason (as defined in the agreement) or by Mr. Samuel within 30 days after a change in control (as defined in the agreement), then Sunshine Bank is required to pay to him a lump sum cash payment equal to three times the sum of: (i) his highest annual base salary during the immediately preceding three calendar years; (ii) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination; and (iii) the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. In addition, for a period of three years after the date of termination of employment he is permitted to continue participation in Sunshine Bank’s benefit plans. Also, upon termination of employment following a change in control, all stock grants received by Mr. Samuel will immediately become vested in full. If any payments received by Mr. Samuel, together with any other payments to which he is entitled to receive from Sunshine and Sunshine Bank, result in the imposition of an excise tax under the Sections 280G and 4999 of the Internal Revenue Code, he will be entitled to an additional “excise tax” adjustment payment. In the event of his termination due to disability, the agreement also provides for certain post-termination payments to be made to Mr. Samuel. If his employment is terminated for cause, all rights of Mr. Samuel under the agreement will cease.

The agreement includes confidentiality, non-competition and non-solicitation provisions for any period of time during which Mr. Samuel is receiving salary, benefits or any other compensation under the agreement and for 12 months after the effective date of the termination of his employment. The agreement also indemnifies Mr. Samuel to the fullest extent permitted by Florida law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Sunshine and Sunshine Bank or is or was serving at the written request of Sunshine as a director, officer, employee or agent of another person or entity.

Employment Agreement with John D. Finley. On January 27, 2016, Sunshine and Sunshine Bank entered into an employment agreement with John D. Finley, Chief Financial Officer of Sunshine and Executive Vice President of Sunshine Bank. The term of the agreement is for two years and renews daily such that the remaining term will be two years, unless otherwise terminated. Mr. Finley is entitled to a base salary of $200,000 and incentive bonuses payable at the discretion of the board. In addition, Mr. Finley is eligible to participate in the employee benefit plans offered by Sunshine Bank, and will be reimbursed for reasonable business expenses incurred.

If Mr. Finley’s employment is terminated by Sunshine or Sunshine Bank without cause or he voluntarily resigns for “good reason,” he will receive a payment equal to the sum of his annual base salary and most recent bonus received from Sunshine Bank, payable for a period of 12 months following his date of termination. In addition, Sunshine Bank will reimburse Mr. Finley for the cost of continued coverage under Sunshine Bank’s medical insurance plan during his applicable COBRA period, less the amount that he would be required to contribute for such coverage if he was an active employee with Sunshine Bank.

In the event of a change in control of Sunshine or Sunshine Bank, followed by either Mr. Finley’s: (i) voluntary resignation within 30 days thereafter; or (ii) involuntary termination without cause within two years thereafter, Mr. Finley will receive a lump sum payment equal to two times the sum of his annual base salary and last annual cash bonus earned. In addition, Mr. Finley will receive a lump sum payment equal to the estimated cost of obtaining medical insurance substantially similar to the coverage under Sunshine Bank’s medical insurance plan for a period of 24 months, less the aggregate amount he would be required to contribute for coverage under Sunshine Bank’s medical insurance plan if he was an active employee with Sunshine Bank for 24 months following his date of termination.

Mr. Finley agrees that while employed and for period of 12 months following his termination of employment for any reason, he will be subject to non-competition and non-solicitation covenants.

Change in Control Agreements for Jane Tompkins, Brent Smith and Janak Amin. On January 27, 2016, Sunshine Bank entered into change in control agreements with Ms. Tompkins, Mr. Smith and Mr. Amin. The change in control agreement provides that in the event of a change in control of Sunshine or Sunshine Bank, followed by either the executive’s: (i) voluntary resignation within 30 days thereafter; or (ii) involuntary termination without cause, the executive will receive a lump sum payment equal to two times the sum of the executive’s annual base salary and last annual cash bonus earned by the executive.

Outstanding Equity Awards at Fiscal Year End

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2015 for the named executive officers. All equity awards reflected in this table were granted pursuant to Sunshine’s 2015 Equity Incentive Plan.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)
Andrew S. Samuel	21,160	84,640	—	$13.96	10/29/25	33,856	$514,611
Brent S. Smith	3,000	12,000	—	$13.96	10/29/25	8,000	$121,600
Jane Tompkins	2,000	8,000	—	$13.96	10/29/25	5,600	$85,120

(1)	Options vest in five equal annual installments commencing on October 29, 2015.
(2)	Stock awards vest in five equal annual installments commencing on October 29, 2015.
(3)	Based on the $15.20 per share trading price of our common stock on December 31, 2015.

FBC Executive Compensation

Summary Compensation Table. The following table sets forth the total compensation paid in 2014 and 2015 to Dana Kilborne, the President and Chief Executive Officer of FBC and FBC Bank, who will become the Executive Vice President of Sunshine and the Co-President and Chief Banking Officer of Sunshine Bank following completion of the merger. The compensation paid to other executive officers of FBC has been excluded from the following table because Ms. Kilborne is the only executive officer of FBC that will become an executive officer of Sunshine following the completion of the merger.

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All other compensation ($) (2)	Total ($)
Dana Kilborne	2015	246,000	71,568	—	2,134	319,702
President and Chief Executive Officer	2014	216,000	62,622	53,520	2,134	334,276

(1)	In 2014, Ms. Kilborne surrendered options to purchase 55,615 shares of FBC common stock and was granted new options to purchase 55,615 shares of FBC common stock with a new exercise price of $9.16 per share. These options vest over four years and have a life of ten years.

The amount for the year ended December 31, 2014 represents the grant date fair value of the new options granted to Ms. Kilborne. The grant date fair value of the options has been calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating this amount are included in Note 13 to FBC’s financial statements for the year ended December 31, 2015, which appear beginning on page F-[●].

(2)	The amounts in this column reflect what FBC paid for, or reimbursed Ms. Kilborne for, club dues.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2015 for Dana Kilborne. All equity awards reflected in this table were granted pursuant to FBC’s stock option plan. Any equity awards granted to other executive officers of FBC have been excluded from the following table because Ms. Kilborne is the only executive officer of FBC that will become an executive officer of Sunshine following the completion of the merger.

	Option awards (1)					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Dana Kilborne	8,000	2,000	—	$7.54	1/19/22
	22,246	33,369	—	$9.16	7/1/24	—	—

(1)	These options vest over four years (beginning on the respective grant date) and have a life of ten years.

Pending Equity Awards. FBC will issue a new option to Ms. Kilborne which will entitle her to purchase 13,500 shares of FBC common stock. This award will be issued prior to the closing of the merger with Sunshine, and will have a strike price equal to the closing price of Sunshine common stock immediately prior to the closing of the merger.

Certain Relationships and Related Transactions

Sunshine Related Party Transactions

Transactions With Certain Related Persons

General. Any transactions that would be required to be reported under this section must be reviewed and approved by the audit committee of Sunshine’s board of directors. Any transaction with a director is reviewed to confirm that the transaction is on terms that are no less favorable as those that would be available to Sunshine Bank from an unrelated party through an arms-length transaction, that there is no conflict of interest and whether the provision of goods and services are available from unaffiliated third parties.

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Sunshine Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Sunshine Bank made loans to its directors, executive officers and employees through an employee loan program pursuant to which loans were made at a reduced rate. The reduced rate was 50 basis points over the year-end cost of funds, adjusted annually. The program applied only to first mortgages on primary residences and was available to all employees of Sunshine Bank. No new loans will be originated under this program. The following table sets forth loans made by Sunshine Bank to its directors and executive officers where the largest amount of all indebtedness outstanding during the two years ended December 31, 2015 and all amounts of interest payable during such period exceeded $120,000, and where the borrowers received reduced interest rates pursuant to the employee loan program described above. Except for the reduced interest rates, all loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Sunshine Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Name	Type of Loan	Largest Aggregate Balance from January 1, 2014 to December 31, 2015	Interest Rate on December 31, 2015	Principal balance on December 31, 2015	Amount of Principal Paid from January 1, 2014 to December 31, 2015	Amount of Interest Paid from January 1, 2014 to December 31, 2015
Smith, Marion	Residential Real Estate	$124,825	0.665%	$111,030	$13,795	$1,630
Davis, Coleman	Residential Real Estate	$118,625	0.665%	$109,708	$8,917	$1,630

Other than as described above and except for directors and executive officers whose loans were made on preferential terms but for which the principal balance has been less than $120,000 since January 1, 2014, all loans made by Sunshine Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Sunshine Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. Sunshine Bank is in compliance with federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer or affiliate thereof must be approved in advance by a lending officer, the loan committee and the board of directors. The aggregate amount of loans made by Sunshine Bank to its executive officers and directors and their related affiliates was approximately $4.8 million (total includes authorized lines of credit that have not been drawn on) at December 31, 2015. As of December 31, 2015, these loans were performing according to their original repayment terms.

FBC Related Party Transactions

Transactions With Certain Related Persons

General. Any transactions that would be required to be reported under this section must be reviewed and approved by the FBC board of directors. Any transaction with a director is reviewed to determine that the transaction is on terms that are no less favorable as those that would be available to FBC Bank from an unrelated party through an arms-length transaction, that there is no conflict of interest, and whether the provision of goods and services are available from unaffiliated third parties.

Loans and Extensions of Credit. FBC Bank has outstanding loans to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made substantially on terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with FBC Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

Commercial Transactions. FBC Bank leases its Lake Nona, Florida office from Lake Nona Marketplace LLC which is owned by John Reich (a director of FBC Bank) and his wife. The lease commenced on October 1, 2014 and is for a term of three years with FBC Bank having two two-year renewal options. The initial annual rent was $33,600, plus pass-through charges (e.g., real estate taxes, common area maintenance, etc.) of $6,000. The rent increases $3,000 annually. During 2015, FBC Bank paid Lake Nona Marketplace LLC $42,966 and for the first three months of 2016, FBC Bank paid it $11,451 with those payments including rent, pass-through charges and sales taxes.

FBC Bank has a correspondent relationship with FBC Mortgage, LLC, which is owned in part by Sal A. (Joe) Nunizata (a director of FBC) and his brother. FBC Bank originates and sells residential mortgage loans through FBC Mortgage, LLC. On occasion, FBC Bank has purchased loans from FBC Mortgage, LLC. The relationship is on a non-exclusive basis and FBC Bank can sell and has sold residential mortgage loans through other brokers.

PRINCIPAL STOCKHOLDERS OF SUNSHINE

Principal Holders

Persons and groups who beneficially own in excess of 5% of the shares of Sunshine’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership. The following table sets forth, as of June 17, 2016, the shares of common stock beneficially owned by Sunshine’s directors and executive officers, individually and as a group, and by each person who was known to Sunshine as the beneficial owner of more than 5% of the outstanding shares of common stock. No director, nominee for director or executive officer has pledged shares of Sunshine common stock as collateral for a loan. The mailing address for each of Sunshine’s directors and executive officers and the Sunshine Bank Employee Stock Ownership Plan is 102 West Baker Street, Plant City, Florida 33563.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding
Five Percent Stockholders

EJF Capital LLC Emanuel J. Friedman EJF Sidecar Fund, Series LLC—Series E 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201	360,489	(2)	6.9%
Sunshine Bank Employee Stock Ownership Plan Trust	338,548	(3)	6.4%

Directors, Executive Officers and Named Executive Officers

Ray H. Rollyson, Chairman of the Board	25,860	(4)	*
Andrew S. Samuel, President and Chief Executive Officer	71,796	(5)	1.4%
Kenneth H. Compton, Director	15,860	(6)	*
James Coleman Davis, Director	8,860	(7)	*
J. Floyd Hall, Director	26,811	(8)	*
Winfred M. Harrell, Director	20,860	(9)	*
W.D. McGinnes, Jr., Director	35,860	(10)	*
D. William Morrow, Director	35,860	(11)	*
Joe E. Newsome, Director	9,860	(12)	*
George Parmer, Director	49,650	(13)	*
William E. Pommerening, Director	25,860	(14)	*
Marion M. Smith, Director	25,860	(15)	*
Will Weatherford, Director	9,805	(16)	*
Brent S. Smith, SVP-Corporate Development	14,092	(17)	*
Jane Tompkins, Executive Vice President and Chief Risk Officer	11,072	(18)	*
John D. Finley, Executive Vice President and Chief Financial Officer	3,841	(19)	*
Janak M. Amin, Executive Vice President of Sales and Marketing	46,629	(20)	*
All directors and current executive officers as a group (16 persons)	420,909	(21)	7.9%

*	Less than 1%.
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	On a Schedule 13G filed with the Securities and Exchange Commission on February 19, 2016, EJF Capital LLC, Emanuel J. Friedman and EJF Sidecar Fund, Series LLC—Series E reported shared dispositive and voting power with respect to 360,489 shares of our common stock.
(3)	On a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2016, Pentegra Services, Inc. reported sole voting power with respect to 315,990 shares, shared voting power with respect to 22,558 shares and sole dispositive power with respect to 338,548 shares of our common stock.
(4)	Includes 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(5)	Includes 631 shares held in the ESOP, 33,856 unvested shares of restricted stock and 21,160 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(6)	Includes 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(7)	Includes 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(8)	Includes 20,000 shares held in the Sunshine State Federal Savings Employees Savings Plan for the benefit of Mr. Hall, 951 shares held in the ESOP, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(9)	Includes 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(10)	Includes 20,000 shares held in a trust for the benefit of Mr. McGinnes, 10,000 shares held in a trust for the benefit of Mr. McGinnes’ spouse, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(11)	Includes 10,000 shares held by Mr. Morrow’s spouse, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(12)	Includes 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(13)	Includes 2,200 shares held by an affiliated company, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(14)	Includes 7,500 shares held in Mr. Pommerening’s SEP-IRA account, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(15)	Includes 20,000 shares held in a trust for the benefit of Ms. Smith, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(16)	Includes 1,260 shares held in Mr. Weatherford’s IRA account, 1,750 shares held in a retirement account, 3,124 unvested shares of restricted stock and 1,953 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(17)	Includes 393 shares held in the ESOP, 8,000 unvested shares of restricted stock and 12,000 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(18)	Includes 443 shares held in the ESOP, 2,000 shares held in Ms. Tompkins’ IRA account, 5,600 unvested shares of restricted stock and 2,000 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(19)	Includes 2,400 unvested shares of restricted stock and 1,000 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(20)	5,600 unvested shares of restricted stock and 2,000 shares that can be acquired pursuant to stock options within 60 days of June 17, 2016.
(21)	Reflects ownership of Executive Officers as of January 1, 2016, which includes Andrew S. Samuel, John D. Finley, Jane Tompkins and Janak M. Amin.

PRINCIPAL STOCKHOLDERS OF FBC

Directors and Officers. The following sets forth the beneficial ownership of FBC’s outstanding shares of common stock as of March 31, 2016 by (i) each person or entity who is known by FBC to beneficially own more than 5% of its outstanding shares of common stock, (ii) each director and executive officer of FBC and FBC Bank, and (iii) all directors and executive officers of FBC and FBC Bank as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 3,096,824 shares of FBC common stock that were issued and outstanding as of March 31, 2016. The shares of FBC common stock beneficially owned includes all stock options held by the individual as such options become exercisable upon closing of the merger.

Unless otherwise indicated, to FBC’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Individual and Address of Beneficial Owner (a)	Number of Shares of FBC Common Stock Beneficially Owned		Percent of Outstanding Shares of FBC Common Stock
Directors:
R. Van Bogan	124,642	(1)	4.0%
Michael Coleman	70,917	(2)	2.3%
Tom Hermansen	98,760	(3)	3.2%
John Kancilia	18,160	(4)	0.6%
Dana Kilborne	90,750	(5)	2.9%
Malcolm Kirschenbaum	21,717	(6)	0.7%
Sal A. (Joe) Nunizata	26,308	(7)	0.8%
William Orosz	53,511	(8)	1.7%
Eugene Pascarella	72,375	(9)	2.3%
John Reich	43,376	(10)	1.4%
James T. Swann	154,834	(11)	5.0%
Ernest Wilding	116,249	(12)	3.8%
Wayne Wolfson	45,641	(13)	1.5%

Executive Officers:
Dana Kilborne	90,750	(5)	2.9%
Phillip Tasker	27,500	(14)	0.9%
Ralph Betancourt	7,500	(15)	0.2%

All directors and executive officers as a group (15 persons)	972,239		31.4%

(1)	14,286 shares owned by spouse, 50,000 shares owned by his IRA account, 11,000 shares owned as trustee, and 49,356 shares representing exercisable options.
(2)	65,614 shares owned by a controlled company and 5,303 shares representing exercisable options.
(3)	55,615 shares owned individually, 37,842 shares owned by controlled companies, and 5,303 shares representing exercisable options.
(4)	15,778 shares owned individually and 2,382 shares representing exercisable options.
(5)	4,635 shares owned jointly with spouse, 7,000 shares owned by her IRA account, and 79,115 shares representing exercisable options (including an option to purchase 13,500 shares that will be issued immediately prior to the closing of the merger).
(6)	18,538 shares owned by his IRA account and 3,179 shares representing exercisable options.
(7)	3,500 shares owned jointly with spouse, 17,000 shares owned by his IRA account, and 5,808 shares representing exercisable options

(8)	46,428 shares owned by a controlled company and 7,083 shares representing exercisable options.
(9)	5,000 shares owned by his IRA account, 52,500 shares owned by a controlled company, and 14,874 shares representing exercisable options
(10)	30,000 shares owned individually, 3,120 shares owned as trustee, and 10,256 shares representing exercisable options.
(11)	148,785 shares owned as trustee and 6,049 shares representing exercisable options.
(12)	95,000 shares owned by a controlled company and 21,249 shares representing exercisable options.
(13)	30,000 shares owned individually, 7,142 shares owned by his IRA account, and 8,499 shares representing exercisable options.
(14)	27,500 shares representing exercisable options.
(15)	7,500 shares representing exercisable options.
(a)	The address of each of FBC’s executive officers and directors is c/o FBC Bancorp, Inc., 105 East Robinson Street, Orlando, Florida 32802.

Other Principal Shareholders. Other than Mr. Swann, FBC does not have any person or entity having the beneficial ownership of 5% or more of FBC’s outstanding shares of common stock.

DESCRIPTION OF SUNSHINE CAPITAL STOCK

The following is a brief description of the terms of the capital stock of Sunshine. This summary does not purport to be complete in all respects. The described is subject and qualified in its entirety by reference to the Maryland General Corporation Law and Sunshine’s articles of incorporation and bylaws.

General

Sunshine is authorized to issue 50,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Each share of Sunshine common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All of the outstanding shares of common stock were duly authorized, fully paid and nonassessable.

The shares of common stock of Sunshine represent nonwithdrawable capital, are not an account of an insurable type, and are not insured by the FDIC or any other government agency.

Common Stock

Dividends. Sunshine can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Sunshine were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Sunshine will be entitled to receive and share equally in dividends as may be declared by Sunshine’s board of directors out of funds legally available therefor. If Sunshine issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Sunshine have exclusive voting rights in Sunshine. They elect Sunshine’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Sunshine’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit absent certain exceptions discussed previously. If Sunshine issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require, in addition to majority approval by Sunshine’s board of directors, a two-thirds approval of the outstanding shares eligible to vote, and certain amendments require the approval of 80% of the outstanding shares eligible to vote.

As a federal stock savings and loan association, corporate powers and control of Sunshine Bank will be vested in its board of directors, who elect the officers of Sunshine Bank and who fill any vacancies on the board of directors. Voting rights of Sunshine Bank will be vested exclusively in the owner of the shares of capital stock of Sunshine Bank, which will be Sunshine, and voted at the direction of Sunshine’s board of directors. Consequently, the holders of the common stock of Sunshine will not have direct control of Sunshine Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Sunshine Bank, Sunshine, as the holder of 100% of Sunshine Bank’s capital stock, would be entitled to receive all assets of Sunshine Bank available for distribution, after payment or provision for payment of all debts and liabilities of Sunshine Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Sunshine, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Sunshine available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Sunshine will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by Sunshine’s board of directors. The common stock is not subject to redemption.

Preferred Stock

Preferred stock may be issued with preferences and designations as Sunshine’s board of directors may from time to time determine. Sunshine’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

COMPARISON OF STOCKHOLDERS’ RIGHTS

After the merger, FBC shareholders will become stockholders of Sunshine and FBC shareholders’ rights will be governed by Sunshine’s articles of incorporation, Sunshine’s bylaws and the MGCL. The following summary discusses differences between Sunshine’s articles of incorporation and bylaws and FBC’s articles of incorporation and bylaws and the differences between the FBCA and the MGCL. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page [●].

We do not intend for the following summary to be a complete statement of the differences affecting the rights of FBC shareholders who become Sunshine stockholders, but rather as a summary of the more significant differences affecting the rights of such stockholders and certain important similarities. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of Sunshine, the articles of incorporation and bylaws of FBC and applicable laws and regulations. We urge you to read Sunshine’s articles of incorporation and bylaws, FBC’s articles of incorporation and bylaws, and the MGCL, the FBCA and federal law governing bank holding companies in their entirety.

Removal of Directors; Filling Vacancies on the Board of Directors

SUNSHINE

Under the MGCL, unless otherwise provided in
Sunshine’s articles of incorporation, the Sunshine
stockholders may remove any directors, with or without
cause, by the affirmative vote of a majority of all the
votes entitled to be cast generally for the election of
directors. Sunshine’s articles of incorporation provide,
however, that members of the Sunshine board of
directors may be removed from office for cause only,
and only by the affirmative vote of a majority of the
voting power of all then-outstanding shares of capital
stock entitled to vote. When holders of a series of
preferred stock of Sunshine, voting separately as a class,
have the right to elect one or more directors, the above
removal procedures do not apply to those directors.

Vacancies in the Sunshine board of directors, however
caused, may be filled by a two-thirds majority vote of
the directors then in office, whether or not a quorum,
and any director so chosen will hold office for the
remainder of the term of the class of directors in which
the vacancy occurred and until the director’s successor
is elected and qualified.

FBC

The FBCA permits a corporation’s shareholders to
remove directors with or without cause. FBC’s
bylaws provide that the shareholders may remove
one or more directors with or without cause at a
meeting of shareholders (provided that the notice of
the meeting states that one of the purposes of the
meeting is the removal of a director). Under the
FBCA and FBC’s bylaws, the remaining directors,
even though less than a quorum, may, by majority
vote, fill vacancies on the board of directors,
including vacancies resulting from an increase in the
number of directors or resulting from a removal from
office.

Quorum of Stockholders

SUNSHINE

Under the MGCL and Sunshine’s articles of
incorporation, the presence in person or by proxy of the
stockholders entitled to cast a majority of all the votes
entitled to be cast at the meeting of the stockholders
constitutes a quorum.

FBC

Under the FBCA and FBC’s bylaws, the holders of a
majority of the votes entitled to be cast on a matter to
be considered, represented in person or by proxy,
constitute a quorum for action on the matter.

Adjournment and Notice of Stockholder Meetings

SUNSHINE

Under Sunshine’s bylaws, the majority of the members
of the board of directors or a majority of the shares
attending any regular or special meeting of stockholders
(whether or not a quorum is present) may adjourn the
meeting without further notice to a date not more than
120 days after the original record date. Under the
MGCL, any meeting of the stockholders may be
adjourned from time to time without further notice to a
date not more than 120 days after the original record
date of the original meeting of stockholders.

FBC

Under the FBCA, if a quorum is not present or
represented at a shareholders’ meeting, a majority of
the shareholders present and entitled to vote at the
meeting may adjourn such meeting from time to
time. Under FBC’s bylaws, notice of an adjourned
meeting need not be provided if the record date has
not changed and the date, time and place of the
adjourned meeting is announced at the meeting
before it is adjourned.

Call of Special Meetings of Stockholders

SUNSHINE

Sunshine’s bylaws provide that special meetings of
stockholders may be called by the Chairman of the
Board, the Vice Chairman of the Board, the Chief
Executive Officer or by the Board of Directors by a
majority resolution. The bylaws also provide that special
meetings of stockholders may be called by the secretary
of Sunshine at the written request of stockholders
entitled to cast a majority of the shares entitled to be
cast at the meeting. The MGCL provides also that a
special meeting of the stockholders may be called by the
president of a corporation.

FBC

FBC’s bylaws provide that special meetings of
shareholders may be called only by the Chairman of
the Board, the President, the Board of Directors or
when requested in writing by holders of not less than
10% of the outstanding shares of FBC.

Stockholder Consent in Lieu of Meeting

SUNSHINE

Under the MGCL, any action required or permitted to be
taken at a meeting of stockholders may be taken without
a meeting if the written consents signed by all of the
stockholders entitled to vote at a meeting for such
purpose are delivered to the corporation.

FBC

Under the FBCA and FBC’s bylaws, any action that
may be taken at a meeting of the shareholders of FBC
may be taken without a meeting, if, prior or
subsequent to the action, one or more written
consents are signed by the holders of the minimum
number of votes that would be required to authorize
that action at a meeting. An action taken by consent
will only become effective upon compliance with
certain delivery and notice requirements.

Dissenters’ Rights

SUNSHINE Under the MGCL, dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction and to demand that the corporation pay the	FBC Under the FBCA, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or

“fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the MGCL. Generally speaking, under the MGCL, dissenters’ rights are denied to holders of shares in certain circumstances including where the applicable class or series of stock is listed on a national securities exchange (not applicable where the beneficial owners, in the aggregate, own 5% or more of the voting stock of the company) or where the stock received is that of the successor in the merger and the merger does not alter the rights of the stockholder.

However, under Sunshine’s articles of incorporation, holders of Sunshine common stock shall not be entitled to exercise dissenters’ rights unless Sunshine’s board of directors, pursuant to a majority resolution, determine that such rights apply with respect to all or any classes or series of stock, in instances where holders of such shares would otherwise be entitled to exercise such rights.

substantially all of the property of the corporation other than in the ordinary course of business, approval of certain control-share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under the FBCA, dissenters’ rights are generally denied with respect to shares listed on a national securities exchange or when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

SUNSHINE

Under Maryland law, a stockholder may bring a
derivative action on behalf of the company. Before a
stockholder can make such a demand, they must first
make a demand on the board of directors to bring an
action on behalf of the company or show why such a
demand would be futile.

FBC

Under the FBCA, a person may bring a derivative
action only if the person was a shareholder of FBC at
the time of the alleged wrongdoing or became a
shareholder through transfer by operation of law
from one who was a shareholder at the time of the
alleged wrongdoing. Before bringing a derivative
action on behalf of the company, the person must
make a demand upon the board of directors.

Dividends and Distributions

SUNSHINE

Subject to any restrictions in a corporation’s articles of incorporation or bylaws, the MGCL generally provides that a corporation may make distributions to its stockholders unless after giving effect thereto:

•    the corporation would not be able to pay its debts as they become due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus the amount that upon its dissolution it would need to satisfy any preferential rights of other stockholders.

FBC

Under the FBCA, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•    the corporation would not be able to pay its debts as they become due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of other shareholders.

Subject to the terms of any Sunshine preferred stock then outstanding, neither Sunshine’s articles of incorporation nor its bylaws contain any restrictions on the payment of dividends or the making of distributions to stockholders.	FBC’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

Classes of Stock with Preferential Rights

SUNSHINE

The articles of incorporation of Sunshine authorize the
Sunshine board of directors to issue, from time to time,
by action of its members, shares of Sunshine’s
authorized, undesignated preferred stock, par value
$0.01 per share, in one or more classes or series. In
connection with any such issuance, the Sunshine board
of directors may determine the designation, voting
rights, preferences as to dividends and liquidation rights,
participation, redemption, sinking fund, conversion,
dividend or other special rights or powers, and the
limitations, qualifications and restrictions of such shares
of preferred stock. The Sunshine articles of
incorporation provide for 5,000,000 shares of serial
preferred stock. Currently, no shares of preferred stock
are outstanding. Sunshine previously issued 5,700
shares of Series A Senior Non-Cumulative Perpetual
Preferred Stock that have been redeemed.

Sunshine’s board of directors, acting by majority
resolution, may amend Sunshine’s articles of
incorporation, without stockholder approval, to increase
or decrease the amount of authorized preferred stock.

FBC

The articles of incorporation of FBC authorize the
FBC board of directors to issue, from time to time, by
action of its members, shares of FBC’s authorized,
undesignated preferred stock, par value $5.00 per
share, in one or more classes or series. In connection
with any such issuance, the FBC board of directors
may determine the designation, voting rights,
preferences as to dividends and liquidation rights,
participation, redemption, sinking fund, conversion,
dividend or other special rights or powers, and the
limitations, qualifications and restrictions of such
shares of preferred stock. The FBC articles of
incorporation provide for 1,000,000 shares of serial
preferred stock. Currently, no shares of preferred
stock are outstanding.

Director Qualifications, Number and Term

SUNSHINE

The articles of incorporation and bylaws provide that the
number of directors may be fixed from time to time by
the vote of Sunshine’s board of directors provided that
the number shall never be less than the minimum
required by the MGCL. Each director serves for three
years and until his or her successor shall have been
elected. The directors are divided into three classes as
nearly equal in number as possible with the term in
office of one class to expire each year. Sunshine’s
articles of incorporation also provides certain minimum
director qualifications, including no regulatory
discipline related to financial or securities agencies, no
specified positions at competing banks operating in the
same region as Sunshine and maximum age
requirements.

FBC

FBC’s bylaws provide that FBC shall initially have
ten (10) directors and such number may be increased
or decreased from time to time by FBC’s board of
directors. FBC’s bylaws further provide that FBC’s
board of directors shall be elected annually at FBC’s
annual meeting of shareholders. Under the FBCA and
FBC’s bylaws, a director need not be a resident of
Florida. In addition, under FBC’s bylaws, directors
must own at least 100 shares of FBC common stock.

Nomination of Directors

SUNSHINE

The Sunshine bylaws provide that nominations for election to the Sunshine board of directors may be made by the Sunshine board of directors or by any stockholder of any outstanding class of capital stock entitled to vote for election of directors.

Nominations by Sunshine stockholders must be made in writing and delivered or mailed to and received by Sunshine by no later than the close of business on the 90th day prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting; provided, that if (A) less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and (B) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, such written notice shall be timely if delivered or mailed to an received by the Secretary of Sunshine at its principal executive office not later than the tenth day following the day on which public disclosure of the date of such meeting is first made.

A notice with respect to director nominations must include (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on Sunshine’s board of directors (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of Sunshine’s bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation, and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on Sunshine’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other

FBC FBC’s bylaws provide that directors are elected at each annual meeting of shareholders.

person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

Cumulative Voting

SUNSHINE

Under the MGCL, cumulative voting in the election of
directors is not available unless the articles of
incorporation of the corporation provide for cumulative
voting. Sunshine’s articles of incorporation do not
provide for cumulative voting.

FBC

Under the FBCA, cumulative voting in the election
of directors is not available unless a corporation’s
articles of incorporation provide for cumulative
voting. FBC’s articles of incorporation do not
provide for cumulative voting.

Limitations on Voting

SUNSHINE

Sunshine’s articles of incorporation provide that holders
of common stock who beneficially own in excess of
10% of the outstanding shares of Sunshine common
stock (the “Limit”) are not entitled to any vote with
respect to the shares held in excess of the Limit.
Sunshine’s articles of incorporation authorize
Sunshine’s board of directors (i) to make all
determinations necessary to implement and apply the
Limit, including determining whether persons or entities
are acting in concert, and (ii) to demand that any person
who is reasonably believed to beneficially own stock in
excess of the Limit supply information to enable
Sunshine’s board of directors to implement and apply
the Limit.

FBC Not applicable.

Indemnification of Officers and Directors

SUNSHINE

Under the MGCL, a corporation is permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, unless it is proven that (i) the act or omission at issue of the director or officer was material to the cause of action adjudicated in the subject proceeding and was

FBC

Under its bylaws, FBC shall have the power to indemnify any director or officer of FBC or its subsidiaries against expenses and amounts reasonably incurred by him or her in connection with any proceeding that is brought against him or her by reason of his or her performance or status as a director or officer of FBC or one of its subsidiaries, unless that director or officer was adjudged to be committed in bad faith, or was the result of active and deliberate dishonesty, (ii) the individual actually received an improper personal benefit in money, property, or services, (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful or (iv) in a derivative action, the director or officer is adjudged liable to the corporation. Under the MGCL, a corporation may also pay expenses incurred in defending any action or proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification from the corporation.

Under the MGCL, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a by-law or by vote of stockholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Under the MGCL, corporations are permitted to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him or her and incurred by him or her in such capacity, whether or not we would have the power to indemnify such person against such liability.

If authorized by the board of directors, corporations may also create a trust fund, letter of credit, or surety bond for the purpose of securing their obligation to indemnify or advance expenses under the bylaws.

The Sunshine articles of incorporation provide that Sunshine will indemnify any current or former director and officer and any employees and agents authorized by Sunshine’s board of directors, in each instance to the fullest extent permissible under MGCL.

liable to FBC in respect of the claim, issue or matter for which the director or officer seeks indemnification. Before making that indemnity available to a director or officer, FBC’s board of directors are required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of FBC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. FBC’s bylaws also provide that FBC may advance expenses incurred in defending a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by FBC.

With respect to derivative actions, the FBCA only permits a corporation to indemnify its directors and officers up to an amount equal to the estimated expense of litigating the matter to conclusion.

Director Liability

SUNSHINE

Under the MGCL, director liability is limited so long as the actions taken by the director were in good faith, in a manner the director reasonably believed to be in the best interest of Sunshine, with the care of an ordinary prudent person in similar circumstances.

FBC

Under the FBCA, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform such director’s duties as a director and the director’s breach of, or failure to perform, those duties

The Sunshine articles of incorporation contain a provision limiting the personal liability of directors and officers, except (i) where it is proven that the individual officer or director actually received an improper benefit or profit in money, property or services, or (ii) where a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, unless the MGCL is amended to further eliminate or limit the personal liability of officers and directors, in which case Sunshine will limit the personal liability of officers and directors to the fullest extent permitted by the MGCL as amended.	constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness.

Amendment of Articles of Incorporation and Bylaws

SUNSHINE

Under the MGCL, in order to amend the articles of incorporation, the affirmative vote is required of a two-thirds majority of all votes entitled to be cast on the matter, provided that the MGCL does not otherwise require stockholder approval for certain amendments impacting the aggregate number of shares of Sunshine.

Under Sunshine’s articles of incorporation, Sunshine may amend, appeal, alter, or rescind any provision in the articles of incorporation except for certain provisions regarding the nomination and election of directors, stockholder notice and the submission of stockholder proposals, the composition of the Sunshine board of directors, removal of directors, indemnification and limitations on officer and director liability, and the process to amend bylaws. Any amendment to these provisions requires the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock. All other amendments are required to be approved by a majority of the votes entitled to be cast if the amendment is approved by Sunshine’s board of directors (otherwise it must be approved by 2/3 of the votes entitled to be cast).

Under the MGCL, the power to adopt, amend or repeal the bylaws is generally vested in stockholders, except to the extent that the articles of incorporation or bylaws vest it in the board of directors.

Under Sunshine’s articles of incorporation, the bylaws may be repealed, altered, amended or rescinded (i) by the majority of the members of the board of directors or

FBC

The FBCA requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. However, if the proposed amendment would trigger dissenters’ rights under the FBCA, the amendment must be approved by a majority of the votes entitled to be cast. The FBCA does not require shareholder approval for certain non-material amendments to the articles of incorporation.

FBC’s bylaws provide that FBC board of directors has the power to repeal, alter or amend the bylaws. Under the FBCA, FBC’s shareholders may amend or repeal FBC’s bylaws if votes cast in favor of an amendment must exceed the votes cast against the amendment.

(ii) by the stockholders of Sunshine only by vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Vote Required for Extraordinary Corporation Transactions

SUNSHINE

Under the MGCL, approval of a merger, consolidation,
share exchange, or transfer of substantially all of a
corporation’s assets other than in the ordinary course of
business requires (i) approval by the board of directors,
(ii) submission by the board of directors to the
stockholders, and (iii) the affirmative vote of a two-
thirds majority of the votes entitled to be cast by all
stockholders. However, under Sunshine’s articles of
incorporation, as permitted under MGCL, in lieu of the
two-thirds majority by stockholders, approval of a
merger, consolidation, share exchange, or transfer of
substantially all of a corporation’s assets other than in
the ordinary course of business requires the affirmative
vote of the holders of a majority of the votes entitled to
be cast by all stockholders.

The agreement of consolidation, merger, share
exchange, or transfer of assets may require that the
proposed transaction be submitted to the stockholders
even if the board of directors has deemed the transaction
to no longer be advisable or recommends that the
stockholders reject the transaction.

FBC

Under the FBCA, approval of a merger,
consolidation, share exchange, dissolution or sale of
all or substantially all of a corporation’s assets other
than in the ordinary course of business must receive
approval from the board of directors and the holders
of a majority of the shares entitled to vote thereon,
unless the corporation’s articles of incorporation
require a higher vote. FBC’s articles of incorporation
do not require a higher vote.

The FBCA provides that shareholder approval of a
plan of merger is not required if:

•    the articles of incorporation of the
surviving corporation will not differ, except
for certain minor amendments specified in
the FBCA, from its articles of
incorporation before the merger; and

•    each shareholder of the surviving
corporation whose shares were outstanding
immediately prior to the effective date of
the merger will hold, immediately after the
merger, the same number of shares, with
identical designations, preferences,
limitations and relative rights.

Interested Stockholder Transactions

SUNSHINE

Under the MGCL, unless otherwise exempted under the law, a corporation may not engage in, amongst other actions, any merger, consolidation, share exchange, or sale, lease, transfer, other disposition, other than in the ordinary course of business, or transfer of 5% or more of the total market value of the company’s stock, (“business combination”) with any stockholder (or their affiliate) that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the company after the date on which the company had 100 or more beneficial owners of the stock (“interested stockholder”) for a period of 5 years following the time in which the

FBC

The FBCA requires supermajority approval for certain transactions with affiliates. If any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to herein as an interested person), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or an exchange of securities requiring shareholder approval, or a business combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested interested stockholder became an interested stockholder. A person is not an interested stockholder if the transaction that would have made the person an interested stockholder was approved by the board of directors. Notwithstanding the foregoing, Sunshine’s bylaws, as permitted by MGCL, provide that the MGCL applicable to business combinations with interested stockholders does not apply to any acquisition by any person of shares of Sunshine.

Any business combination with an interested stockholder that is not exempt or otherwise prohibited under the law requires that the transaction is approved by 80% of the votes entitled to be cast by the outstanding shares of the company and two-thirds of the votes entitled to be cast by holders of voting stock, other than those held by an interested stockholder.

person. However, that approval is not required in certain situations, including the following:

•    a majority of the disinterested directors has approved the interested person transaction;

•    the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

•    the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•    the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•    the consideration holders of the stock will receive meets certain minimum levels, as determined by a formula under Section 607.0901(4)(f) of the FBCA.

Fiduciary Duty

SUNSHINE

Under the MGCL, a director shall perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing a director’s duties, the director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by:

•    one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•    counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

FBC

Under the FBCA, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•    officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•    legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•    a committee of the board of which the director is not a member if the director

•    a committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Under the MGCL, the duties of a director do not require them to:

•    accept, recommend or respond on behalf of the company to any proposal by a person seeking to acquire control of the company;

•    authorize the company to redeem any rights under, modify, or render inapplicable, a stockholders right plan;

•    elect or refrain from electing on behalf of the company to be subject to certain anti-takeover provisions provided for under the law;

•    make a determination under the Maryland Business Combination Act and Maryland Control Share Acquisition Act; and

•    act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control of a company or (ii) the amount or type of any consideration that may be offered or paid to stockholders in an acquisition.

reasonably believes the committee merits confidence.

Provisions with Possible Anti-Takeover Effects

SUNSHINE

Possible “anti-takeover” provisions under the MGCL and/or Sunshine’s articles of incorporation and bylaws include:

•    Classified Board Structure. Under Maryland law, directors may be classified into classes with each class serving for up to five years. As a result, at each annual meeting of the stockholders, only one-fifth of the board of directors may be up for election.

•    Removal of Directors only for Cause. Directors may only be removed “for cause.”

•    Voting Procedures for Director Removal. Shareholders may vote to remove a director but such removal requires a determination of “cause” and a majority vote.

FBC

FBC is subject to statutory “anti-takeover” provisions under the FBCA. The FBCA restricts the voting rights of shares of stock acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the “control shares,” will, upon such acquisition, cease to have any voting rights. The acquiring party may petition the corporation to reassign voting rights to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit such request for shareholder approval. A corporation may reassign voting rights to the control shares by a resolution of a majority of the corporation’s shareholders of each class and series of stock, with the control shares not voting.

•    Number of Directors. Only the board of directors may fix the number of directors for the board of directors.

•    Vacancy on Board. If a vacancy on the board results from an increase in the size of the board, the death of a director, or the resignation or removal of a director, the vacancy can only be filled by the remaining directors and the new director serves the remainder of the full term of the vacated director’s class.

•    Limits on Special Meetings of Stockholders. Special meetings called by stockholders may only be called at the request of stockholders holding a majority of the outstanding votes entitled to be cast at the meeting.

•    Explicit Approval of Stockholders’ Rights Plans (Poison Pill). The MGCL provides for explicit approval of certain stockholders rights programs or poison pills which are anti-takeover devices that can dilute the holdings of stockholders attempting an acquisition by distributing additional securities to the other stockholders.

•    Issuance of Preferred Stock. Sunshine’s articles of incorporation authorize the Sunshine board of directors, without further stockholder action, to issue from time to time, up to a total of 5,000,000 shares of Sunshine preferred stock. The Sunshine board of directors has the power to divide any and all of the shares of Sunshine preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

•    Ability of Board to Amend Articles of Incorporation to Increase Authorized Stock. Sunshine’s board of directors, without a vote of stockholders, may amend the articles of incorporation to increase or decrease the aggregate amount of shares of stock or number of shares of any class of stock.

In addition, FBC’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•    the ability of FBC’s board of directors to fill vacancies resulting from an increase in the number of directors; and

•    provisions in FBC’s articles of incorporation which authorize FBC’s board of directors, without shareholder action, to issue from time to time, up to 1,000,000 shares of FBC preferred stock. The board of directors of FBC has the power to divide any and all of the shares of FBC preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

EXPERTS

Sunshine

The consolidated financial statements of Sunshine as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, included in this joint proxy statement/prospectus, have been audited by Hacker, Johnson & Smith PA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FBC

The consolidated financial statements of FBC as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, included in this joint proxy statement/prospectus, have been audited by Hacker, Johnson & Smith PA, an independent accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Sunshine common stock offered by this joint proxy statement/prospectus has been passed upon for Sunshine by Foley & Lardner LLP, Tampa, Florida. The material U.S. federal income taxes of the merger have been passed upon for Sunshine and FBC by Hacker, Johnson & Smith PA.

STOCKHOLDER PROPOSALS

Sunshine

In order to be eligible for inclusion in the proxy materials for Sunshine’s 2017 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at Sunshine’s executive office, 102 West Baker Street, Plant City, Florida 33563, no later than November 25, 2016. If the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days, any stockholder proposal must be received at a reasonable time before Sunshine prints or mails proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In order to be considered at Sunshine’s 2017 Annual Meeting of Stockholders, but not included in proxy materials, a stockholder proposal to take action at such meeting must be received by the Secretary of Sunshine at the principal executive office of Sunshine by no later than the close of business on the 90th day prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting; provided, that if (A) less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and (B) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, such written notice shall be timely if delivered or mailed to and received by the Secretary of Sunshine at the principal executive office of Sunshine not later than the tenth day following the day on which public disclosure of the date of such meeting is first made. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter: (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on the books of Sunshine and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

A notice with respect to director nominations must include (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors of Sunshine; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of Sunshine’s Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation, and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on Sunshine’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

Nothing in this joint proxy statement/prospectus shall be deemed to require Sunshine to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sunshine Bancorp, Inc.

Plant City, Florida:

We have audited the accompanying consolidated balance sheets of Sunshine Bancorp, Inc. and Subsidiary (the “Company”), as of December 31, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and 2014, and the consolidated results of its operations and their cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 18, 2016

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	As of December 31,
	2015	2014
Assets
Cash and due from banks	$13,220	$5,316
Interest-earning deposits with banks	16,523	688
Federal funds sold	29,601	14,475
Cash and cash equivalents	59,344	20,479
Time deposits with banks	4,410	5,880
Securities available for sale	65,944	—
Securities held to maturity (Fair value of $0 and $75,469)	—	75,473
Loans held for sale	790	2,012
Loans, net of allowance for loan losses of $2,511 and $1,726	326,266	108,666
Premises and equipment, net	17,612	6,074
Federal Home Loan Bank stock, at cost	1,597	180
Cash surrender value of bank-owned life insurance	12,122	7,259
Deferred income tax asset	6,426	2,782
Goodwill and other intangibles	10,101	—
Accrued interest receivable	1,048	613
Other real estate owned	32	41
Other assets	1,573	361

Total assets	$507,265	$229,820

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$89,114	$34,774
Interest-bearing demand and savings accounts	198,977	92,897
Time deposits	111,020	36,253
Total deposits	399,111	163,924
Federal Home Loan Bank advances	27,500	—
Other Borrowings	1,427	—
Other liabilities	7,833	4,270

Total liabilities	435,871	168,194

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 authorized; none outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding of 5,259,321 and 4,232,000	53	42
Additional paid in capital	52,763	40,766
Retained income	21,846	24,091

Unearned employee stock ownership plan (“ESOP”) shares	(3,160)	(3,273)

Accumulated other comprehensive loss	(108)	—

Total stockholders’ equity	71,394	61,626

Total liabilities and stockholders’ equity	$507,265	$229,820

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2015	2014
Interest income:
Loans	$10,963	$5,452
Securities	683	704
Other	200	122

Total interest income	11,846	6,278

Interest Expense:
Deposits	670	298
Borrowed funds	81	—

Total interest expense	751	298

Net interest income	11,095	5,980
Provision for loan losses	—	2,500

Net interest income after provision for loan losses	11,095	3,480

Noninterest income:
Fees and service charges on deposit accounts	762	591
Gain (loss) on sale of other real estate owned	20	(204)
Mortgage Broker Fees	146	124
Gain on sale of securities	195	—
Income from bank-owned life insurance	331	154
Other	175	91

Total noninterest income	1,629	756

Noninterest expenses:
Salaries and employee benefits	9,633	4,580
Occupancy and equipment	1,441	1,244
Data and item processing services	948	566
Professional fees	776	521
Advertising and promotion	302	76
Stationery and supplies	148	99
Deposit insurance and general insurance	289	180
Merger and acquisition	1,501	—
Other	2,238	1,021

Total noninterest expenses	17,276	8,287

Loss before income taxes	(4,552)	(4,051)
Income tax benefit	(2,321)	(1,590)

Net loss	$(2,231)	$(2,461)
Preferred Stock dividend paid	(14)	—

Net loss available to common stockholders	$(2,245)	$(2,461)

Basic and diluted loss per share	$(0.56)	N/A

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2015	2014
Net loss	$(2,231)	$(2,461)
Other comprehensive loss:
Change in unrealized gain on securities:
Unrealized gain (losses) arising during the period	21	—
Reclassification adjustment for realized gains	(195)	—

Net change in unrealized gain	(174)	—
Deferred income tax benefit on above change	66	—

Total other comprehensive income	(108)	—

Comprehensive loss	$(2,339)	$(2,461)

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

(In thousands, except per share amounts)

Year Ended December 31, 2015 and 2014

	Preferred Stock		Common Stock		Additional Paid In Capital	Retained Income	Unearned ESOP Shares	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2013	—	$—	—	$—	$—	$26,552	$—	$—	$26,552

Net loss						(2,461)			(2,461)

Proceeds from issuance of common stock, net of offering costs of $1,536	—	—	3,893,440	39	37,360				37,399

Employee Stock Ownership Plan allocation to participants	—	—	—	—	23		113		136

Issuance of common stock for Employee Stock Ownership Plan	—	—	338,560	3	3,383		(3,386)		—

Balance, December 31, 2014	—	$—	$4,232,000	$42	$40,766	$24,091	$(3,273)	$—	$61,626

Balance, December 31, 2014	—	$—	4,232,000	$42	$40,766	$24,091	$(3,273)	$—	$61,626
Net loss						(2,231)			(2,231)
Dividends paid on preferred stock						(14)			(14)
Preferred stock exchanged	5,700	5,700							5,700
Preferred stock redeemed	(5,700)	(5,700)							(5,700)
Proceeds from issuance of common stock, net of offering costs of $821			875,000	9	11,350				11,359
Issuance of common stock under share-based awards plan and Stock-based compensation expense			152,321	2	589				591
Employee Stock Ownership Plan allocation to participants					58		113		171
Net change in unrealized loss on Securities available for sale, net of taxes								(108)	(108)

Balance, December 31, 2015	—	$—	5,259,321	$53	$52,763	$21,846	$(3,160)	$(108)	$71,394

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,231)	$(2,461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	620	547
Provisions for loan losses	—	2,500
Amortization of premiums and discounts on securities, net	337	270
Gain on sale of loans held for sale	(16)	—
Proceeds from the sale of loans held for sale	1,967	1,593
Loans originated as held for sale	(729)	(183)
Amortization of deferred loan fees and costs, net	(119)	(24)
Income from bank-owned life insurance, net	(278)	(120)
(Gain) loss on sale of other real estate owned	(20)	204
Gain on sale of securities available for sale	(195)	—
Decrease (increase) in accrued interest receivable	250	(32)
Decrease in Other intangible assets	54	—
Increase in deferred tax assets	(1,483)	(1,492)
(Increase) decrease in other assets	(1,114)	50
Stock options and restricted stock compensation expense	591	—
Employee Stock Ownership Plan compensation expense	171	136
Increase in other liabilities	2,834	1,272

Net cash provided by operating activities	639	2,260

Cash flows from investing activities:
Maturities of time deposits with banks	1,470	3,648
Purchases of securities held to maturity	—	(30,273)
Maturities of securities held to maturity	5,000	2,000
Principle repayment of securities held to maturity	800	966
Proceeds from sale of securities available for sale	60,369	—
Purchases of securities available for sale	(23,507)	—
Calls and maturities of securities available for sale	8,000	—
Principle repayment of securities available for sale	2,923	—
Net increase in loans	(38,073)	(3,301)
Proceeds from sale of other real estate owned	61	1,177
Purchases of premises and equipment, net	(3,431)	(493)
Purchase of bank owned life insurance	—	(3,050)
Redemption of Federal Home Loan Bank stock	123	57
Business acquisitions, net of cash received	15,424	—

Net cash provided by (used in) investing activities	29,159	(29,269)

Cash flows from financing activities:
Net increase (decrease) in deposits	9,260	(965)
Net decrease in Federal Home Loan Bank Advances	(3,980)	—
Net decrease in other borrowings	(1,858)	—
Redemption in Preferred Stock	(5,700)	—
Payment of Dividend to Preferred Stock	(14)	—
Net proceeds received from stock issuance	11,359	37,399

Net cash provided by financing activities	9,067	36,434

Increase in cash and cash equivalents	38,865	9,425
Cash and cash equivalents at beginning of year	20,479	11,054

Cash and cash equivalents at end of year	$59,344	$20,479

Supplemental disclosure of cash flow information:
Cash paid during the period for-Interest	$716	$159

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2015	2014
Noncash transaction
Accumulated other comprehensive loss, net change in unrealized loss on securities available for sale, net of taxes	$(108)	—

Securities held to maturity transferred to available for sale	$69,665	—

Transfer from loans to loans held for sale	$—	3,422

Noncash assets acquired and liabilities assumed:
Securities available for sale	$44,372	—

Loans	$179,408	—

Premises and equipment	$8,727	—

Federal Home Loan Bank stock	$1,540	—

Cash surrender value of bank-owned life insurance	$4,585	—

Deferred income taxes	$2,095	—

Goodwill	$9,500	—

Core Deposit Intangible	$655	—

Accrued interest	$685	—

Other Real Estate Owned	$32	—

Other assets	$98	—

Deposits	$225,927	—

Federal Home Loan Bank advances	$31,480	—

Other borrowings	$3,285	—

Other liabilities	$729	—

Preferred Stock	$5,700	—

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014 and the Years Then Ended

(1)	Organization and Significant Accounting Policies

Organization. Sunshine Bancorp, Inc. (the “Holding Company”) was formed on March 7, 2014 to serve as the savings and loan holding company for Sunshine Bank, a federal savings bank (the “Bank”). Collectively, the Bank and the Holding Company are referred to as the “Company.” Sunshine Bancorp, Inc. was incorporated as a Maryland corporation and owns all of the outstanding shares of common stock of Sunshine Bank as a result of the conversion from mutual to stock form of Sunshine Bank on July 14, 2014. Also on July 14, 2014, Sunshine Bancorp completed its initial public offering of common stock. In the offering, Sunshine Bancorp sold a total of 4,232,000 shares of its common stock for an aggregate of $42.3 million in gross offering proceeds. Sunshine Bancorp has not engaged in any business to date other than owning the common stock of Sunshine Bank. At December 31, 2015, the Company had total consolidated assets of $507.3 million, total deposits of $399.1 million and total stockholders’ equity of $71.4 million. Our common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.”

The conversion was accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

In connection with the Conversion, the Holding Company implemented an ESOP, to provide eligible employees the opportunity to own the Company’s stock. This plan is a tax-qualified retirement plan for the benefit of all Bank employees. A total of 338,560 shares of the stock issued in the conversion were acquired by the ESOP.

The Bank operations are conducted from the main banking office in Plant City, Florida and eleven additional full service banking offices located in Brandon, Riverview, Lakeland, Zephyrhills, Bartow, Plant City, Sarasota, Bradenton, Winter Haven, Tampa, and Orlando, Florida. The Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

As part of the Conversion, the Holding Company established a liquidation account in an amount equal to retained income of $26.6 million described in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who maintain deposit accounts in the Bank after the conversion.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred income taxes, and the estimated fair value of the tangible assets and identifiable assets acquired, and liabilities and equity assumed.

Acquisition Method of Accounting. The Company accounts for acquisitions using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable assets acquired, and liabilities and equity assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities.

Accounting for business combination under GAAP acquisition method prohibits “carrying over” valuation allowances, such as the allowance for loan losses. Uncertainties relating to the expected future cash flows is reflected in the fair value measurement of the acquired loans and reflected in the purchase price. The Bank will establish loan loss allowances for the acquired loans in periods after the acquisition, but only for losses incurred on these loans due to credit deterioration after acquisition.

Purchased Credit-Impaired Loans. As a part of the business acquisition, the Company acquired loans, some of which have shown evidence of credit deterioration since origination. These purchased credit-impaired (“PCI”) loans were determined to be credit impaired based on borrower payment history, past due status, loan credit grading, value of underlying collateral and other factors that affect the collectability of contractual cash flows. Under GAAP, purchasers are permitted to individually evaluate or collectively aggregate PCI loans into pools. PCI loans acquired in the same fiscal quarter may be assembled into one or more pools with common risk characteristics. Once pooled, a single composite interest rate is used to determine aggregate expected cash flows for the pool.

As a result of the Company’s recent acquisition, the Company individually evaluated three PCI loans. These acquired loans were recorded on the acquisition date at fair value. The Company estimates the amount and timing of expected cash flows for each individually analyzed loan. Estimated cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan.

On a quarterly basis, the Company will update the amount of loan principal and interest cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected loan principal cash flows trigger the recognition of impairment, which is then measured as the present value of the expected principal loss plus any related foregone interest cash flows discounted at the loan’s effective interest rate. Impairments that occur after the acquisition date are recognized through the allowance for loan losses. Probable and significant increases in expected cash flows would first reverse any previously recorded allowance for loan losses; any remaining increases are recognized prospectively as interest income. The impacts of (i) prepayments, (ii) changes in variable interest rates, and (iii) any other changes in the timing of expected cash flows are recognized prospectively as adjustments to interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, or foreclosure, result in removal of the loan from the PCI portfolio.

Goodwill and Core Deposit Intangible. Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired in the acquisition. GAAP requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired. There can be no assurance that future goodwill impairment tests will not result in a charge to income. Core deposit intangibles (“CDI”) are initially measured at fair value and then amortized over ten years on an accelerated basis using projected decay rates of the underlying core deposits. The principal factors considered when valuing the CDI consist of the following: (1) the rate and maturity structure of the interest bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment and (4) estimated noninterest income potential of the acquired relationship. The CDI is evaluated periodically for impairment.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits with banks and federal funds sold, all of which have original maturities of ninety days or less.

The Bank is required under Federal Reserve Board regulations to maintain cash reserves, generally consisting of deposits with the Federal Reserve Bank, of cash or noninterest-earning accounts with qualifying banks, against its transaction accounts. At December 31, 2015 and 2014, the Bank’s cash reserve requirements were $6,348,000 and $1,883,000, respectively.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from operations and reported in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

Loans Held for Sale. Loans held for sale includes loans originated which are intended for sale in the secondary market and substandard loans transferred to loans held for sale and are carried at the lower of book value or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations. At December 31, 2014, the book value of loans held for sale exceeded fair value in the aggregate and were charged down to the fair value.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized. The net amount are deferred and are recognized as an adjustment of the yield of the related loan.

The accrual of interest on all portfolio classes, including troubled debt restructurings, is discontinued at the time the loan is more than ninety days delinquent unless the loan is well collateralized and in process of collection. Nonaccrual loans are reviewed for charge-off if more than ninety-days past due, except for residential loans and consumer loans. Residential loans are reviewed at 180 days and consumer loans are reviewed at 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered unlikely.

All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. In addition, a loan should be in accordance with the contractual terms for a reasonable period of time, usually requiring a payment history of six months.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Bank’s accounting policies or methodology related to the allowance for loan losses during the years ended December 31, 2015 or 2014.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding eight quarters. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of unemployment and reduced credit availability and lack of confidence in the economy. The historical experience is adjusted for the following qualitative factors: (a) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (b) changes in national, regional and local economic conditions that affect the collectability of the loan portfolio; (c) changes in levels or trends in charge-offs and recoveries; (d) changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss; (e) changes in the nature and volume of the loan portfolio and terms of loans; (f) changes in lending policies and procedures, risk selection and underwriting standards; (g) changes in the experience, ability and depth of lending management and other relevant staff; (h) quality of loan review; (i) the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and industry conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate and residential mortgage loan segments by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination including resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2015, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company recognizes interest and penalties on income taxes as a component of income taxes.

Premises and Equipment. Land is stated at cost. Buildings and improvements and furniture and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the assets. Estimate useful lives for building and improvements is forty years; for furniture and equipment from three to ten years; leasehold improvements are amortized over the lease term.

Other Real Estate Owned. Other real estate owned includes assets acquired through, or in lieu of, loan foreclosure and are held for sale and are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP has established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Impaired Loans. Estimates of fair value for impaired loans is based on the estimated value of the underlying collateral which is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Other Real Estate Owned. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for other real estate owned are classified as Level 3.

Assets Acquired and Liabilities Assumed. The estimated fair values of the investment securities classified as available for sale were calculated utilizing Level 2 inputs. The prices for these instruments are based upon sales of the securities shortly after the acquisition date. The Company reviewed the data and assumptions used in pricing the securities by its third party provider to ensure the highest level of significant inputs are derived from market observable data.

Level 3 inputs were utilized to value the acquired loan portfolio and included the use of present value techniques employing cash flow estimates and the incorporated assumptions that marketplace participants would use in estimating fair values. In instances where reliable market information was not available, the Company used its own assumptions in an effort to determine reasonable fair value adjustments required under GAAP.

Core deposit premium represents the value assigned to demand, interest checking, money market and savings accounts assumed as part of an acquisition. The core deposit premium value represents the future economic benefit and was valued utilizing Level 3 inputs.

Certificates of deposit (time deposits) are not considered to be core deposits as they are assumed to have a low expected average life upon acquisition. The fair value of certificates of deposits represents the present value of the certificates’ expected contractual payments discounted by market rates for similar CDs and is valued utilizing Level 3 inputs.

The estimated fair values of the borrowings were calculated utilizing Level 3 inputs. The prices for these instruments are based upon the termination costs of the borrowings shortly after the acquisition date.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unused lines of credit, commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts approximate their fair value.

Time Deposits with Banks. The fair value of time deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities. Fair values for securities are based on quoted market prices for identical or similar securities.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgages (e.g. one-to four-family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Federal Home Loan Bank Stock. The stock is not publicly traded and the estimated fair value is its redemption value.

Accrued Interest Receivable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using discounted cash flow calculation that applies interest rates currently being offering on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

FHLB Advances. The fair values for FHLB advances is estimated using current rates available to the Company for borrowings with similar terms and remaining time to maturity.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Loss. GAAP generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net loss, are components of comprehensive loss.

Share-Based Compensation. The Company has an equity-based compensation plan that provide for the granting of stock options (incentive and nonqualified) and restricted stock to selected employees and directors. The Company recognizes all share-based payments to employees in the consolidated statement of operations based on their fair values. The fair value of such equity instruments is recognized as an expense in the historical financial statements over the service period. The Company uses the Black-Scholes Model to

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Significant Accounting Policies, Continued

estimate the fair value of each option on the date of grant. The Company grants stock options to employees with an exercise price equal to the fair value of the shares at the date of grant. The fair value of restricted stock is equivalent to the fair value on the date of grant and is amortized over the vesting period.

Earnings (Loss) per Share. Basic earnings (loss) per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the year. Diluted earnings per share includes additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares relate to outstanding stock options determined using the treasury stock method.

Recent Accounting Standards Update.

During February 2016, the FASB issued new guidance related to Leases. The new guidance requires lessees to recognize assets and liabilities related to certain operating leases on the balance sheet. The new guidance also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. This guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. The Company is currently evaluating this guidance to determine the impact on its consolidated financial statements.

During January 2016, the FASB issued new guidance related to Financial Instruments. The new guidance requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The adoption of this guidance is not expected to be material to the consolidated financial statements.

During September 2015, the FASB issued new guidance related to Business Combinations. The new guidance requires acquirers to recognize adjustments to provisional amounts (that are identified during the measurement period) in the reporting period in which the adjustment amounts are determined. The new guidance also requires such amounts to be disclosed in the consolidated financial statements. The adoption of this guidance is not expected to be material to the consolidated financial statements.

During April 2015, the FASB issued new guidance related to Debt Issuance Costs. The new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This guidance is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. The adoption of this guidance is not expected to be material to the consolidated financial statements.

Reclassifications. Certain amounts in the 2014 financial statements have been reclassified to conform to the 2015 presentation.

(2)	Business Combinations

Agreement to Acquire Certain Assets and Liabilities of First Federal Bank of Florida. On November 13, 2015, pursuant to a purchase and assumption agreement signed July 16, 2015, the Bank assumed the deposits and certain loans from two branch offices of First Federal Bank of Florida in Manatee county. The

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Business Combinations, Continued

branch offices are located in Bradenton and Sarasota, Florida. The purchase and assumption added $47.0 million in deposits and $7.9 million in loans. Sunshine Bank also purchased the real estate and some selected fixed assets associated with the branches. The Company acquired these assets and liabilities to expand its market presence to Sarasota and Manatee Counties, Florida and to capitalize on the demographically attractive I-75 corridor between Tampa and Sarasota, Fl. The Company incurred approximately $171,000 in merger and acquisition related expenses.

Agreement to Acquire Community Southern Holdings, Inc. On June 30, 2015, the Company acquired 100% of the outstanding common shares of Community Southern Holdings, Inc. for cash of $30.3 million, through an Agreement and Plan of Merger (the “Merger”). Community Southern Holdings, Inc. was merged into the Company and Community Southern Bank was merged into the Bank. The Company acquired $250.4 million in assets and assumed $214.4 million in liabilities and stockholders’ equity and exchanged $5.7 million in preferred stock to the U.S. Treasury as part of its Small Business Lending Fund. The exchanged shares were subsequently redeemed on September 30, 2015 at their par value of $5.7 million. The Company acquired these assets and liabilities to expand its market presence to Polk and Orange Counties, Florida and to strengthen its position along the demographically attractive I-4 corridor. The Company incurred approximately $1.3 million in merger and acquisition related expenses.

The following table summarizes the fair value of assets acquired, liabilities assumed and stockholders’ equity exchanged on the date of acquisition and for the year ended December 31, 2015 in total.

	Community Southern Holdings, Inc.	First Federal Branch Acquisition	Total
Cash and cash equivalents	$10,183	$38,165	$48,348
Securities available for sale	44,372	—	44,372
Loans	171,476	7,932	179,408
Premises and equipment	6,097	2,630	8,727
Federal Home Loan Bank stock	1,540	—	1,540
Bank owned life insurance	4,585	—	4,585
Deferred tax asset	2,095	—	2,095
Goodwill	8,662	838	9,500
Core deposit intangible	588	67	655
Accrued interest receivable	685	—	685
Other real estate owned	32	—	32
Other assets	82	16	98

Total assets acquired	$250,397	$49,648	$300,045
Deposits	178,912	47,015	225,927
Federal Home Loan Bank advances	31,480	—	31,480
Other borrowings	3,285	—	3,285
Other liabilities	726	3	729
Preferred Stock	5,700	—	5,700

Total liabilities assumed	220,103	47,018	267,121

Net assets acquired	$30,294	$2,630	$32,924

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Business Combinations, Continued

Results of operations for Community Southern Holdings, Inc. prior to the acquisition date are not included in the Consolidated Statement of Operations for the years ended December 31, 2014 and 2015. The following table presents financial information regarding the former Community Southern Holdings, Inc. operations excluded from the Consolidated Statement of Operations prior to the date of acquisition:

Actual from January 1, 2015 Through June 30, 2015 (Unaudited) (in thousands)
Net interest income	$3,642

Noninterest income	$331

Net loss	$(1,470)

The following table presents unaudited pro forma information as if the acquisition of Community Southern Holdings, Inc. had occurred on January 1, 2015.

	Unaudited pro forma information For the year ended,
	2015	2014
	(in thousands, except per share data)
Net interest income	$14,417	$10,379

Noninterest income	$1,960	$1,330

Net (Loss) income	$(3,873)	$1,452

Pro forma Loss per share-Basic and Diluted	$(0.90)	N/A

The tables above have been prepared for comparative purposes only and are not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results. Furthermore, the unaudited pro forma information does not reflect the Company’s estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Goodwill and Other Intangible Assets

Goodwill and Core Deposit Intangible (“CDI”) at December 31, 2015 was $9,500,000 and $602,000 respectively.

The future expected amortization of CDI with determinable useful lives as of December 31, 2015 are as follows (in thousands):

Year Ending December 31,	Amount
2016	$114
2017	102
2018	90
2019	78
2020	66
Thereafter	152

$602

(4)	Securities

Securities have been classified according to management intent. On March 19, 2015 management transferred all securities classified as held to maturity to available for sale at an estimated fair market value of $69.7 million. The transfer was performed to enhance the interest rate risk position of the Bank and provide liquidity for future loan growth. As a result of the transfer, the Bank is precluded from classifying securities as held to maturity until March 2017. The amortized cost and fair values of securities are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
Securities Available for Sale:
December 31, 2015:
Federal Home Loan Bank obligations	$15,074	6	(6)	$15,074
U.S. Government enterprise and agency obligations	14,037	7	(37)	14,007
Agency Mortgage-backed securities	37,007	—	(144)	36,863

Total	$66,118	13	(187)	$65,944

Securities held for maturity:
December 31, 2014:
U.S. Treasury securities	$5,025	5	—	$5,030
Federal Home Loan Bank obligations	23,269	24	(50)	23,243
U.S. Government enterprise and agency obligations	29,799	84	(85)	29,798
Agency Mortgage-backed securities	17,380	19	(1)	17,398

Total	$75,473	132	(136)	$75,469

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Securities, Continued

The amortized cost and fair value of securities at December 31, 2015, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to call or prepayment rights. Securities not due at a single maturity date, primarily mortgage backed securities, are shown separately.

	Securities Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$10,069	$10,071
Due from one year to five years	19,042	19,010
Agency Mortgage-backed securities	37,007	36,863

	$66,118	$65,944

The Company pledged securities with a fair market value of approximately $22.1 million at December 31, 2015 and $25.6 million at December 31, 2014 to secure public funds and other borrowings.

Securities available for sale sold during the year ended December 31, 2015, are summarized as follows (in thousands):

Proceeds received from sale	$60,369

Gross Gains on sale	$195

Securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

	Less Than Twelve Months		More than Twelve Months
	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value
Securities Available for sale:
At December 31, 2015:
Federal Home Loan Bank obligations	$(6)	$6,018	$—	$—
U.S Government enterprise and agency obligations	(37)	12,000	—	—
Agency Mortgage-backed securities	(144)	36,863	—	—

Totals	$(187)	$54,881	$—	$—

Securities held for maturity:
At December 31, 2014:
Federal Home Loan Bank obligations	$(13)	$7,055	$(37)	$3,995
U.S Government enterprise and agency obligations	(50)	14,957	(35)	4,001
Agency Mortgage-backed securities	(1)	1,964	—	—

Totals	$(64)	$23,976	$(72)	$7,996

At December 31, 2015 there were twenty-four securities in a loss position. In considering the credit quality of the issuers, the nature and cause of the unrealized loss, the severity and length of time in an unrealized loss position, and other factors, it is expected that the securities would not be settled at a price less than the par value of the investments. Management determined that the decline in fair value is attributable to

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Securities, Continued

fluctuations in interest rates and other market conditions and not a deterioration of the credit quality of the issuers. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(5)	Loans

The portfolio segments and classes of loans are as follows (in thousands):

	At December 31,
	2015	2014
Real estate loans:
One-to-four-family residential	$68,169	$51,960
Commercial real estate and multi-family	192,568	32,665
Construction and land	17,570	7,075
Home equity	6,623	645

Total real estate loans	284,930	92,345

Commercial loans	41,417	16,773
Consumer loans	2,726	1,398

Total loans	329,073	110,516

Deduct:
Deferred loan fees, net	(296)	(124)
Allowance for loan losses	(2,511)	(1,726)

Loans, net	$326,266	$108,666

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Company’s Board of Directors. The portfolio segments identified by the Company are as follows:

Real Estate Loans. Real estate loans are typically segmented into four classes: one-to four-family residential, commercial and multi-family, construction and land, and home equity.

One-to four-family residential real estate loans are underwritten based on the borrower’s repayment capacity and source, value of the underlying property, credit history and stability.

Commercial real estate and multifamily loans are secured by the subject property and are underwritten based on loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loans are generally considered to have more credit risk than traditional one-to four-family residential loans because these loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate.

Construction and Land loans are to finance the construction of owner-occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or one-to four-family residential loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction loan funds are disbursed periodically based on the percentage of construction or development completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction and land loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

Home Equity Loans. Home equity loans consists of either revolving line of credit, term, or second mortgage loans secured by one-to-four residential real estate. These loans have similar risk characteristics to one-to-four family loans and are secured by a first or second mortgage on the borrower’s principal residence or their second/vacation home (excluding investment/rental property). There are minimum credit score standards, maximum debt to income ratios and credit requirements on each Home equity product. Home equity lines of credit are variable rate based on an index of Wall Street Journal prime rate with a margin.

Commercial Loans. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

Consumer Loans. Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Loans	Commercial Loans	Consumer Loans	Unallocated	Total
Year Ended December 31, 2015:
Beginning balance	$1,409	$308	$9	$—	$1,726
Provision (credit) for loan losses	(185)	(382)	16	551	—
Charge-offs	(1)	(9)	(4)	—	(14)
Recoveries	131	666	2	—	799

Ending balance	$1,354	$583	$23	$551	$2,511

Individually evaluated for impairment:
Recorded investment	$1,527	539	—	—	$2,066

Balance in allowance for loan losses	$39	9	—	—	$48

Collectively evaluated for impairment:
Recorded investment	$282,760	40,820	2,726	—	$326,306

Balance in allowance for loan losses	$1,315	574	23	551	$2,463

Acquired with deteriorated credit quality
Recorded Investment	$643	58	—	—	$701

Balance in allowance for loan losses	$—	—	—	—	$—

Year Ended December 31, 2014:
Beginning balance	$1,417	$208	$10	$83	$1,718
Provision (credit) for loan losses	1,333	1,245	5	(83)	2,500
Charge-offs	(1,362)	(1,213)	(16)	—	(2,591)
Recoveries	21	68	10	—	99

Ending balance	$1,409	$308	$9	$—	$1,726

Individually evaluated for impairment:
Recorded investment	$4,028	768	—	—	$4,796

Balance in allowance for loan losses	$301	9	—	—	$310

Collectively evaluated for impairment:
Recorded investment	$88,317	16,005	1,398	—	$105,720

Balance in allowance for loan losses	$1,108	299	9	—	$1,416

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Real Estate Loans
	One-to	Commercial	Construction
	Four-Family	Real Estate/	and	Home
	Residential	Multi Family	Land	Equity	Commercial	Consumer	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2015:
Grade:
Pass	$66,271	189,979	16,705	6,241	38,375	2,726	320,297
Special mention	972	1,066	707	382	70	—	3,197
Substandard	926	1,523	158	—	2,972	—	5,579

Total	$68,169	192,568	17,570	6,623	41,417	2,726	329,073

At December 31, 2014:
Grade:
Pass	$51,644	31,883	6,864	645	15,788	1,398	108,222
Special mention	316	413	211	—	94	—	1,034
Substandard	—	369	—	—	891	—	1,260

Total	$51,960	32,665	7,075	645	16,773	1,398	110,516

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial, multi-family and commercial real estate loans are generally reviewed periodically to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the borrower contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2015:
Real estate mortgage loans:
One-to-four family residential	$255	13	—	268	67,861	40	$68,169
Commercial Real Estate and Multifamily	355	—	—	355	191,660	553	192,568
Construction and Land	192	—	—	192	17,220	158	17,570
Home Equity	11	—	—	11	6,612	—	6,623
Commercial loans	193	—	—	193	41,224	—	41,417
Consumer loans	—	—	—	—	2,726	—	$2,726

Total	$1,006	$13	$—	$1,019	$327,303	$751	$329,073

At December 31, 2014:
Real estate mortgage loans:
One-to-four family residential	$59	—	—	59	51,901	—	$51,960
Commercial Real Estate and Multifamily	—	—	—	—	32,541	124	32,665
Construction and Land	—	—	—	—	7,075	—	7,075
Home Equity	—	—	—	—	645	—	645
Commercial loans	167	—	—	167	15,838	768	16,773
Consumer loans	2	—	—	2	1,396	—	1,398

Total	$228	$—	$—	$228	$109,396	$892	$110,516

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31,2015:
Real estate mortgage loans:
One-to four-family residential	$—	$—	$460	$460	$39	$460	$460	$39
Commercial and Multifamily	909	1,849	—	—	—	909	1,849	—
Construction and Land	158	164	—	—	—	158	164	—
Commercial loans	452	482	87	92	9	539	574	9

	$1,519	$2,495	$547	$552	$48	$2,066	$3,047	$48

December 31, 2014:
Real estate mortgage loans:
One-to four-family residential	$—	$—	$123	$140	$12	$123	$140	$12
Commercial	504	1,231	3,401	3,401	289	3,905	4,632	289
Commercial loans	664	750	104	107	9	768	857	9

	$1,168	$1,981	$3,628	$3,648	$310	$4,796	$5,629	$310

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average	Interest	Interest
	Recorded	Income	Income
	Investment	Recognized	Received
For the year ended December 31, 2015:
Real estate mortgage loans:
One-to four-family residential	$289	$18	$16
Commercial and Multifamily	1,317	115	135
Construction and Land	119	—	12
Commercial loans	578	28	39

	$2,303	$161	$202

For the year ended December 31, 2014:
Real estate mortgage loans:
One-to four-family residential	$1,552	$34	$66
Commercial and Multifamily	4,841	301	339
Construction and Land	102	—	2
Commercial loans	725	—	33

	$7,220	$335	$440

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Loans, Continued

Troubled Debt Restructurings (“TDR’s”) entered into during the years ended December 31, 2015 and 2014 are as follows (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Year Ended December 31, 2015
One-to four-family residential loans - Modified interest rate and amortization	1	328	328

Year Ended December 31, 2014:
Commercial loans-Modified interest rate and amortization	6	740	116

The allowance for loan losses on all loans that have been restructured and are considered TDRs is included in the Company’s specific allowance for loan losses. The specific allowance for loan losses is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

There were no TDRs entered during the years ended December 31, 2014 or December 31, 2015 that subsequently defaulted.

The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in Hillsborough, Polk, Manatee, Orange, and Pasco Counties, Florida. Therefore, the Company’s exposure to credit risk could be significantly affected by changes in the economy and real estate market in these market areas.

(6)	Purchased Credit Impaired Loans (“PCI”)

The carrying amounts as of the acquisition date of PCI loans acquired are detailed in the following table (in thousands):

During the Year Ended December 31, 2015
Contractually required principal and interest at acquisition	$1,272
Nonaccretable difference	(404)

Cash flows expected to be collected at acquisition	868
Accretable yield adjustment	(128)

Total carrying amount of PCI loans	$740

The carrying amounts as of PCI loans at December 31, 2015 was $701,000.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	At December 31,
	2015	2014
Land	$4,971	$2,461
Buildings and improvements	13,286	6,158
Furniture and equipment	5,604	3,108

Total, at cost	23,861	11,727
Less accumulated depreciation and amortization	(6,249)	(5,653)

Premises and equipment, net	$17,612	$6,074

(8)	Deposits

The following is a summary of deposits at December 31, 2015 and 2014:

	At December 31,
	2015	2014
Noninterest-bearing demand	$89,114	$34,774
Interest-bearing demand	64,984	32,589
Money Market	100,348	35,208
Savings	33,645	25,100
Time under $100	39,543	23,920
Time of $100 or more	71,477	12,333

Total deposits	$399,111	$163,924

Brokered deposits totaled $19.4 million at December 31, 2015. The brokered deposits included $8.3 million in reciprocal brokered deposits. There were no brokered deposits outstanding as of December 31, 2014.

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $71.5 million and $12.3 million at December 31, 2015 and 2014, respectively. Deposits in excess of $250,000 are not insured by the FDIC.

At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

Year Ending December 31,	Amount
2016	$90,606
2017	14,130
2018	5,328
2019	708
2020	248

$111,020

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9)	Federal Home Loan Bank Advances

There were no Federal Home Loan Bank Advances (“FHLB”) advances as of December 31, 2014. A summary of FHLB advances at December 31, 2015 is presented below ($ in thousands).

Maturing in the Year Ending December 31,	Advance Type	Interest Rate	Amount
2016	Fixed Rate	0.32%	$7,500
2016	Fixed Rate	0.37%	$20,000

			$27,500

At December 31, 2015, the Company had total credit availability of approximately $60.8 million with the FHLB. Advances are secured by a blanket lien on certain loans and the Company’s FHLB stock. Pursuant to the collateral agreement, borrowing capacity is determined by the amount of qualifying collateral pledged. As of December 31, 2015 the Company had qualifying collateral pledged of $86.9 million in loans and FHLB stock of $1.6 million.

(10)	Other Borrowings

The Company enters into sweep agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. At December 31, 2015, the outstanding balance of such borrowings totaled $1.4 million. The company pledged securities with a market value of $4.0 million as collateral for these agreements. There were no sweep agreements at December 31, 2014.

(11)	Available Other Borrowings

At December 31, 2015 and 2014, the Company also has lines of credit at three financial institutions that would allow the Company to borrow up to $25.5 million and $6.0 million, respectively. Neither credit line was drawn upon at December 31, 2015 or 2014.

(12)	Fair Value Measurements

There were no securities available for sale at December 31, 2014. Securities available for sale measured at fair value on a recurring basis at December 31, 2015 are summarized below (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Federal Home Loan Bank obligations	15,074	—	15,074	—
U.S. Government enterprise and agency obligations	14,007	—	14,007	—
Mortgage-backed securities	36,863	—	36,863	—

Total	$65,944	—	65,944	—

During the year ended December 31, 2015, no securities were transferred in or out of Level 1, Level 2, or Level 3.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Fair Value Measurements, Continued

Other real estate owned which is measured at fair value on a nonrecurring basis is summarized below (in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
At December 31, 2015:
Other real estate owned	$32	—	—	32	—	—

At December 31, 2014:
Other real estate owned	$41	—	—	41	—	—

Impaired collateral-dependent loans are carried at the lower of carrying value or fair value. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
At December 31, 2015:
Commercial and Multifamily	450	—	—	450	645	—
Commercial	452	—	—	452	72	—

Total	$902	—	—	902	717	—

At December 31, 2014:
Commercial and Multifamily	504	—	—	504	645	—
Commercial	94	—	—	94	74	2

Total	$598	—	—	598	719	2

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Fair Value Measurements, Continued

Acquired assets, assumed liabilities and stockholders’ equity exchanged measured at fair value on an on recurring bases are as follows (in thousands):

	For the Year Ended December 31, 2015					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
Securities available for sale	$44,372	—	44,372	—	—	—

Loans, net of discount	$179,408	—	—	179,408	—	—

Premises and equipment	$8,727	—	—	8,727	—	—

Federal Home Loan Bank Stock	$1,540	—	—	1,540	—	—

Cash surrender value of bank owned life insurance	$4,585	—	—	4,585	—	—

Deferred income taxes	$2,095	—	—	2,095	—	—

Goodwill	$9,500	—	—	9,500	—	—

Core deposit intangible	$655	—	—	655	—	—

Accrued interest	$685	—	—	685	—	—

Other assets	$130	—	—	130	—	—

Deposits	$225,927	—	—	225,927	—	—

FHLB Advances	$31,480	—	—	31,480	—	—

Other borrowings	$3,285	—	—	3,285	—	—

Other liabilities	$729	—	—	729	—	—

Preferred Stock	$5,700	—	—	5,700	—	—

(13)	Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13)	Off-Balance-Sheet Financial Instruments, Continued

commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party and to support public and private borrowing arrangements. Generally letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company may hold collateral supporting these commitments, and at December 31, 2015 such collateral amounted to approximately $188,000.

Commitments to extend credit and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk at December 31, 2015 follows (in thousands):

Contract
Amount
Unused lines of credit	$44,671

Commitments to extend credit	$23,297

Standby letters of credit	$732

(14)	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At December 31, 2015		At December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (Level 1)	$59,344	59,344	20,479	20,479
Time deposits with banks (Level 1)	4,410	4,410	5,880	5,880
Securities available for sale (Level 2)	65,944	65,944	—	—
Securities held to maturity (Level 2)	—	—	75,473	75,469
Loans held for sale (Level 3)	790	806	2,012	2,028
Loans (Level 3)	326,266	330,801	108,666	113,807
Federal Home Loan Bank stock (Level 3)	1,597	1,597	180	180
Accrued interest receivable (Level 3)	1,048	1,048	613	613
Financial liabilities:
Deposits (Level 3)	399,111	399,000	163,924	163,882
FHLB Advances (Level 3)	27,500	27,487	—	—
Off-balance-sheet financial instruments (Level 3)	—	—	—	—

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Income Taxes

Allocation of Federal and state income tax benefit between current and deferred portions is as follows (in thousands):

	Current	Deferred	Total
Year Ended December 31, 2015:
Federal	$(731)	$(1,260)	$(1,991)
State	(107)	(223)	$(330)

Total income tax benefit	$(838)	$(1,483)	$(2,321)

Year Ended December 31, 2014:
Federal	$(98)	$(1,271)	$(1,369)
State	—	(221)	$(221)

Total income tax benefit	$(98)	$(1,492)	$(1,590)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are as follows ($ in thousands):

	Year Ended December 31,
	2015		2014
	Amount	%	Amount	%
Income taxes (benefit) at Federal statutory rate	$(1,547)	(34.0%)	$(1,378)	(34.0%)
Increase (decrease) in taxes resulting from:
State taxes, net of Federal tax benefit	(218)	(4.8%)	(146)	(3.6%)
Officer’s life insurance	(747)	(16.4%)	—	—
Other, net	191	4.2%	(66)	(1.6%)

Total	$(2,321)	(51.0%)	$(1,590)	(39.2%)

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	At December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$879	$642
Net operating loss carryforwards	4,029	1,739
Deferred compensation	858	780
Deferred loan fees	111	47
Alternative minimum tax credits	224	169
Accrued interest income	143	56
Premises and Equipment	—	45
Unrealized loss on Securities AFS	66	—
Other	247	6

Deferred tax assets	6,557	3,484

Deferred tax liabilities:
Officers life insurance	—	(702)
Premises and equipment	(18)	—
Fair Market Value adjustments	(113)	—

Deferred tax liabilities	(131)	(702)

Net deferred tax asset	$6,426	$2,782

At December 31, 2015, the Company has net operating loss carryforwards of approximately $10.5 million available to offset future taxable income. These carryforwards will begin to expire as follows:

Year	Amount
2033	$764
2034	4,548
2035	5,148

$10,460

The Company performs periodic evaluations on the deferred tax asset to determine if a valuation allowance is necessary. The analysis weighs positive evidence against negative evidence to determine if it is more likely than not to recognize the future benefit of the deferred tax asset. The Company’s analysis includes internal forecasts that demonstrate the Company’s ability to fully utilize the deferred tax asset prior to the expiration of the related net operating loss periods discussed above. The Company was profitable during 2013. The Company’s internal forecasts include growth assumptions relating to loans, noninterest income and noninterest expense, as well as estimating loan losses and other nonrecurring items. Management determined that a valuation allowance against the deferred tax asset was not necessary at December 31, 2015 or 2014.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Income Taxes, Continued

The Company files income tax returns in the U.S. federal jurisdiction and the State of Florida. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2012.

(16)	Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s financial statements. As of December 31, 2015, there is no pending or threatened litigation of which management is aware.

(17)	Lease Obligations

We are obligated under operating leases for two of our banking offices. For the years ended December 31, 2015 and 2014 rental expense under operating leases was $83,000 and $0, respectively, which is included in the occupancy and equipment expenses. Office leases generally include renewal options for various additional terms after the expiration of the initial term of each lease, which are not included in the future minimum lease payments below. At December 31, 2015, future minimum lease payments for the fixed, non-cancelable terms of operating leases are as follows:

2016	$179
2017	184
2018	135
2019	99
2020	76
Thereafter	—

$673

(18)	Related Parties

In the ordinary course of business, the Company makes loans to and accepts deposits from its executive officers and directors and their related entities. The activity is as follows (in thousands):

	Year Ended December 31,
	2015	2014
Loans:
Balance at beginning of year	$268	$280
Additions	1,101	—
Repayments	(481)	(12)

Balance at end of year	$888	$268

Deposits at end of year	$3,297	$2,503

(19)	Employee Benefit Plans

The Company has a 401(k) Profit Sharing plan. For the years ended December 31, 2015 and 2014, the Company’s contributions were approximately $93,000 and $61,000, respectively.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Employee Benefit Plans, Continued

The Company provides supplemental executive retirement plans for certain of its officers. The terms of the plan agreements provide for a specific percentage of the participants compensation to be accrued for deferred compensation. The Company is accruing interest on these amounts at a rate of 6%. The benefits vest at various times and will be paid upon retirement, death or disability. For the years ended December 31, 2015 and 2014, the Company expense in connection with the plans was approximately $381,000 and $172,000, respectively. At December 31, 2015 and 2013, the balance in the accrued deferred compensation accounts was $2.3 million and $2.1 million, respectively, and it was included with other liabilities in the consolidated balance sheets.

(20)	Stock-Based Compensation

On August 26, 2015, stockholders approved the Company’s 2015 Equity Incentive Plan (the “Plan”), which provides for the grant of stock-based awards to officers, employees and directors of the Company. The Plan authorizes the issuance or delivery to participants of up to 592,480 shares of the Company’s common stock pursuant to grants of incentive and non-statutory stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares that may be issued pursuant to the exercise of stock options is 423,200 shares, and the maximum number of shares that may be issued as restricted stock awards or restricted stock units is 169,280 shares. During the year, 372,760 stock options were granted, leaving 50,440 available for future grants. Additionally, 162,248 shares of restricted stock were granted leaving 7,032 shares available for future grants. Generally the grants vest over a five year period with the first 20% of each grant vesting immediately. The Company will recognize the remaining unearned compensation over the remaining vesting period of four years. The fair value of options is measured on the grant date using the Black-Scholes option-pricing model. The Company’s assumptions included the one year Treasury-bill rate to establish a risk free interest rate of 0.32%, expected volatility of 16.7%, and an expected life of seven years. At December 31, 2015 no restricted stock units have been granted.

The following table summarizes the outstanding stock options and restricted stock under the 2015 Equity Plan at December 31, 2015:

Stock Options

	Options Issued	Exercise Price	Expiration Date	Options Vested	Options Forfeited
Date of Issuance
October 29, 2015	372,760	$13.96	October 29, 2025	74,552	19,013

Restricted Stock

	Shares Issued	Fair Value Per Share	Shares Vested	Shares withheld for income tax purposes	Shares Forfeited
Date of Issuance
October 29, 2015	162,248	$13.96	32,460	6,403	3,524

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20)	Stock-Based Compensation, Continued

Compensation Expense (in 000’s)
Stock Options	$227
Restricted Shares	453
Fair Value of Shares withheld for income tax purposes	(89)

Stock-based compensation expense	$591

Unearned Compensation (in 000’s)
Stock Options Issued	$907
Restricted Shares Issued	1,812

Total unearned compensation	$2,719

(21)	Dividend Restrictions

The Holding Company is limited in the amount of cash dividends it may declare and pay by the amount of dividends it can receive from the Bank. The Bank is limited in the amount of cash dividends that may be paid based on current regulations governing national associations. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(22)	Regulatory Matters

Effective January 1, 2015, the Bank became subject to new capital requirements set forth by federal banking regulations. These changes were designed to ensure capital positions remain strong during the events of economic downturns or unforeseen losses. The Company is exempt from consolidated capital requirements as the Federal Reserve Board amended its “small bank holding company” policy statement to generally exempt savings and loan holding companies with less than $1.0 billion in assets from capital requirements.

These new requirements create a new capital ratio for common equity Tier 1 capital and increase the Tier 1 capital ratio requirements. Under the new capital regulation for the Bank, the minimum capital ratios consist of a common equity tier 1 ratio of 4.5% of risk-weighted assets, a tier 1 capital ratio of 6.0% of risk-weighted assets, a total capital ratio of 8.0% of risk weighted assets, and a leverage ratio of 4.0%. Common equity tier 1 generally comprises of common stock, additional paid in capital, and retained income.

There were changes in the risk weighting of certain assets to better reflect the risk associated with those assets, such as the risk weighting for nonperforming loans and certain high volatility commercial real estate acquisitions, development and construction loans. The changes also include additional limitations on the inclusion of deferred tax asset in capital. The Bank made a one-time election to exclude accumulated other comprehensive income from regulatory capital in order to reduce the impact of market volatility on regulatory capital.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(22)	Regulatory Matters, Continued

The following table shows the Bank’s capital amounts and ratios and regulatory thresholds at December 31, 2015 and 2014.

	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized
	Amount	%	Amount	%	Amount	%
December 31, 2015
Common Equity Tier 1 Capital to Risk-Weighted Assets	$45,056	12.44%	$16,297	4.50%	$23,540	6.50%
Tier I Capital to Risk-Weighted Assets	45,056	12.44	21,729	6.00	28,972	8.00
Total Capital to Risk-Weighted Assets	47,567	13.13	28,972	8.00	36,215	10.00
Tier I Capital to Total Assets	45,056	9.76	18,466	4.00	23,082	5.00
December 31, 2014
Tier I Capital to Risk-Weighted Assets	$38,581	32.57	$4,738	4.00%	$7,107	6.00
Total Capital to Risk-Weighted Assets	40,064	33.82	9,477	8.00	11,846	10.00
Tier I Capital to Total Assets	38,581	16.99	9,083	4.00	11,354	6.00

As of December 31, 2015, the Bank was well capitalized under all capital ratios. There are no conditions or events since that notification that management believes have changed the institution’s capitalization category.

(23)	Employee Stock Ownership Plan

Effective July 14, 2014, the Holding Company established an ESOP which acquired 8% of the total number of shares of common stock sold during the Company’s initial public offering. A total of 338,560 shares were acquired in exchange for a $3,385,600 indirect note payable from the Employee Stock Ownership Plan Trust to the Holding Company. The note bears interest at a variable rate based on Prime and is payable in thirty annual installments. As of December 31, 2015, 22,571 shares held by the Employee Stock Ownership Plan Trust have been released and allocated to employees.

ESOP shares were as follows ($ in thousands, except per share amounts):

	2015	2014
Allocated shares	22,571	11,285
Unallocated shares	315,989	327,275

Total ESOP shares	338,560	338,560

Fair value of unallocated shares	$4,803	$4,003

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(24)	Loss Per Share

Basic loss per share has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the year ended December 31, 2015, basic and diluted loss per share is the same due the stock options not being considered dilutive due to the loss incurred by the Company. The shares purchased by the Employee Stock Ownership Plan are included in the weighted-average shares when they are committed to be released ($ in thousands, except per share amounts):

	Net loss available to common stockholders	Weighted Average Shares	Per Share Amount
Year Ended December 31, 2015:
Basic and Dilutive loss per share:
Net loss available to common stockholders	$(2,245)	3,993,560	$(0.56)

The Conversion was completed on July 14, 2014. Loss per share was not computed until January 1, 2015, as if the Conversion from a mutual savings bank to a capital stock holding company occurred on that date.

(25)	Parent Company Only Financial Information

The holding Company’s unconsolidated financial information at December 31, 2015 and for the year ended December 31, 2014 are as follows:

Condensed Balance Sheet

(in thousands)

	December 31,
	2015	2014
Assets
Cash	$11,671	$17,035
Investment in Subsidiary	56,193	41,317
Other assets	3,604	3,307

Total Assets	$71,468	$61,659

Liabilities
Other liabilities	$74	$33
Stockholder’s Equity
Stockholder’s Equity	71,394	61,626

Total liabilities and Stockholder Equity	$71,468	$61,659

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(25)	Parent Company Only Financial Information, Continued

Condensed Statement of Operations

(in thousands)

	December 31,
	2015	2014
Revenues	$106	$51
Expenses	(1,222)	(172)
Income tax benefit	319	46

Loss before net loss of subsidiary	(797)	(75)

Net loss of subsidiary	(1,434)	(2,386)

Net loss	$(2,231)	$(2,461)

Condensed Statement of Cash Flows

(in thousands)

	December 31,
	2015	2014
Net loss:	$(2,231)	$(2,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in loss of subsidiary	1,434	2,386
Change in other assets	(297)	(3,307)
Change in accrued expenses and other liabilities	41	33
Stock-based compensation expense	220	—

Net cash used in operating activities	(833)	(3,349)
Cash flows from investing activities:
Dividends received from subsidiary	18,800	—
Cash received in acquisition	(34,676)	—
Investment to bank subsidiary, net ESOP	—	(17,015)

Net cash used in investing activities	(15,876)	(17,015)
Cash flows from financing activities:
Net proceeds received from stock issuance	11,359	37,399
Payment of Dividend to Preferred Stock	(14)

Net cash provided by financing activities	11,345	37,399

Net (Decrease) Increase in Cash	$(5,364)	$17,035
Cash at beginning of year	17,035	—
Cash at end of year	11,671	17,035
Noncash items:
Accumulated other comprehensive loss, net change in unrealized gain on securities available for sale, net of taxes	$(108)	$—

Employee stock option expense from subsidiary	$371	$—

Employee stock ownership plan expense from subsidiary	$171	$136

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2016	As of December 31, 2015
	(unaudited)
Assets
Cash and due from banks	$12,490	$13,220
Interest-earning deposits with banks	30,686	16,523
Federal funds sold	18,443	29,601

Cash and cash equivalents	61,619	59,344
Time deposits with banks	3,920	4,410
Securities available for sale	70,005	65,944
Loans held for sale	453	790
Loans, net of allowance for loan losses of $2,532 and $2,511	337,784	326,266
Premises and equipment, net	17,613	17,612
Federal Home Loan Bank stock, at cost	1,306	1,597
Cash surrender value of bank-owned life insurance	12,203	12,122
Deferred income tax asset	6,272	6,426
Goodwill and other intangibles	10,071	10,101
Accrued interest receivable	1,050	1,048
Other real estate owned	32	32
Other assets	739	1,573

Total assets	$523,067	$507,265

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$101,490	$89,114
Interest-bearing demand and savings accounts	207,410	198,977
Time deposits	106,300	111,020

Total deposits	415,200	399,111
Other borrowings	21,238	28,927
Subordinated notes	11,000	—
Other liabilities	3,693	7,833

Total liabilities	451,131	435,871
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 authorized; none outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding of 5,265,950 and 5,259,321 shares	53	53
Additional paid in capital	52,975	52,763
Retained income	22,000	21,846
Unearned employee stock ownership plan (“ESOP”) shares	(3,160)	(3,160)
Accumulated other comprehensive income (loss)	68	(108)

Total stockholders’ equity	71,936	71,394

Total liabilities and stockholders’ equity	$523,067	$507,265

See Accompany Notes to Condensed Consolidated Financial Statements

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Interest income:
Loans	$4,055	$1,529
Securities	221	223
Other	78	33

Total interest income	4,354	1,785

Interest Expense:
Deposits	315	67
Borrowed funds	25	—

Total interest expense	340	67

Net interest income	4,014	1,718
Provision for loan losses	—	—

Net interest income after provision for loan losses	4,014	1,718

Noninterest income:
Fees and service charges on deposit accounts	326	128
Mortgage Broker Fees	47	25
Gain on sale of securities	26	142
Income from bank-owned life insurance	95	69
Other	173	45

Total noninterest income	667	409

Noninterest expenses:
Salaries and employee benefits	2,576	1,564
Occupancy and equipment	576	299
Data and item processing services	341	120
Professional fees	171	124
Advertising and promotion	45	38
Stationery and supplies	46	25
FDIC Deposit insurance	102	56
Merger related	—	258
Other	621	262

Total noninterest expenses	4,478	2,746

Income (Loss) before income taxes	203	(619)
Income tax expense (benefit)	49	(266)

Net income (loss)	$154	$(353)

Basic and Diluted earnings (loss) per share	$0.03	$(0.09)

See Accompany Notes to Condensed Consolidated Financial Statements

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2016	2015
Net income (loss)	$154	$(353)

Other comprehensive income:
Change in unrealized gain on securities:
Unrealized gain arising during the period	308	394
Reclassification adjustment for realized gains	(26)	(142)

Net change in unrealized gain	282	252
Deferred income taxes on above change	(106)	(95)

Total other comprehensive income	176	157

Comprehensive income (loss)	$330	$(196)

See Accompany Notes to Condensed Consolidated Financial Statements

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Stockholders’ Equity

($ In thousands)

Three Months Ended March 31, 2016 and 2015

	Common Stock		Additional Paid In Capital	Retained Income	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Equity
	Shares	Amount
Balance, December 31, 2014	4,232,000	$42	$40,766	$24,091	$(3,273)	$—	$61,626
Net loss (unaudited)	—	—	—	(353)	—	—	(353)
Net change in unrealized loss on Securities available for sale, net of taxes (unaudited)	—	—	—	—	—	157	157

Balance, March 31, 2015 (unaudited)	4,232,000	$42	$40,766	$23,738	$(3,273)	$157	$61,430

Balance, December 31, 2015	5,259,321	$53	$52,763	$21,846	$(3,160)	$(108)	$71,394
Net Income (unaudited)	—	—	—	154	—	—	154
Issuance of common stock under share-based awards plan, net (unaudited)	6,629	—	—	—	—	—	—
Stock based compensation (unaudited)	—	—	212	—	—	—	212
Net change in unrealized loss on Securities available for sale, net of taxes (unaudited)	—	—	—	—	—	176	176

Balance, March 31, 2016 (unaudited)	5,265,950	$53	$52,975	$22,000	$(3,160)	$68	$71,936

See Accompany Notes to Condensed Consolidated Financial Statements

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$154	$(353)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	268	160
Provisions for loan losses	—	—
Amortization of premiums and discounts on securities, net	143	85
Gain on sale of loans held for sale	(47)	(16)
Proceeds from the sale of loans held for sale	1,199	1,864
Loans originated as held for sale	(815)	(183)
Amortization of deferred loan fees and costs, net	(12)	(9)
Income from bank—owned life insurance, net	(81)	(58)
Gain on sale of securities available for sale	(26)	(142)
(Increase) decrease in accrued interest receivable	(2)	70
Amortization of other intangible assets	30	—
Increase (decrease) in deferred tax assets	48	(95)
Decrease (increase) in other assets	834	(350)
Stock options and restricted stock compensation expense	212	—
Decrease in other liabilities	(4,140)	(314)

Net cash (used in) provided by operating activities	(2,235)	659

Cash flows from investing activities:
Maturities of time deposits with banks	490	490
Maturities of securities held to maturity	—	5,000
Principle repayment of securities held to maturity	—	800
Proceeds from sale of securities available for sale	4,048	9,943
Purchases of securities available for sale	(15,630)	—
Calls and maturities of securities available for sale	6,000	—
Principle repayment of securities available for sale	1,686	—
Net increase in loans	(11,506)	(10,000)
Purchases of premises and equipment, net	(269)	(837)
Redemption (purchase) of Federal Home Loan Bank stock	291	(31)

Net cash (used in) provided by investing activities	(14,890)	5,365

Cash flows from financing activities:
Net increase in deposits	16,089	18,362
Net decrease in other borrowings	(7,689)	—
Net increase in subordinated notes	11,000	—

Net cash provided by financing activities	19,400	18,362

Increase in cash and cash equivalents	2,275	24,386

Cash and cash equivalents at beginning of period	59,344	20,479

Cash and cash equivalents at end of period	$61,619	$44,865

Supplemental disclosure of cash flow information:
Cash paid during the period for-Interest	$339	$67
Noncash transactions:
Accumulated other comprehensive income (loss), net change in unrealized gain (loss) on securities available for sale, net of taxes	$176	$157
Securities held to maturity transferred to available for sale	$—	$69,665

See Accompany Notes to Condensed Consolidated Financial Statements

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(1)	Organization and Significant Accounting Policies

Organization. Sunshine Bancorp, Inc., a Maryland corporation (the “Holding Company”), was formed on March 7, 2014 to serve as the savings and loan holding company for Sunshine Bank, a federal savings bank (the “Bank”). The Holding Company was formed as part of the Bank’s mutual-to-stock conversion (the “Conversion”). Collectively, the Bank and Holding Company are referred to as the “Company.” On July 14, 2014, the Conversion was completed and the Holding Company became the parent holding company for the Bank.

Sunshine Bank is a federal stock savings bank. It was first organized in 1954 as a federal mutual savings and loan association under the name First Federal Savings and Loan Association of Plant City. In 1975, the Bank changed its name to Sunshine State Federal Savings and Loan Association. In 2014, the Bank changed its name to Sunshine Bank. The Bank through its twelve full service banking offices provides a variety of retail community banking services to individuals and businesses primarily in Hillsborough, Polk, Manatee, Sarasota, Pasco, and Orange Counties, Florida.

Our accounting and reporting policies conform to Accounting Principles Generally Accepted in the United States of America (“GAAP”) and general practices within the banking industry and are described in note 1 to the audited consolidated financial statements in our 2015 Annual Report on Form 10-K, as updated by information in our Form 10-Q for the quarter ended March 31, 2016 and this Registration Statement. These consolidated financial statements and notes are presented in accordance with the instructions for Form 10-Q and Form S-4, certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted.

In the opinion of management, the accompanying condensed consolidated financial statements of the Company contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2016, and the results of operations for the three month periods ended March 31, 2016 and 2015. The results of operations for the three months ended March 31, 2016, are not necessarily indicative of the results to be expected for the full year or any other period.

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired. Material estimates that are particularly susceptible to significant changes include that allowance for loan loss, the valuation of goodwill and other intangibles, deferred income taxes, and purchase accounting related adjustments.

Principles of Consolidation. The condensed consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements in this report have not been audited except for information derived from our audited 2015 financial statements.

Share-based Compensation. The Company expenses the fair value of any stock options or restricted stock granted. The Company recognizes share-based compensation in operations as the awards vest.

Comprehensive Income (Loss). GAAP generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net income (loss), are components of comprehensive income (loss).

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(1)	Organization and Significant Accounting Policies, Continued

Reclassifications. Certain amounts reported in the prior periods, consolidated financial statements have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income or stockholders’ equity.

(2)	Business Combinations

Acquisition of Certain Assets and Liabilities of First Federal Bank of Florida. On November 13, 2015, the Bank, pursuant to a purchase and assumption agreement, assumed the deposits and certain loans from two branch offices of First Federal Bank of Florida. The branch offices are located in Bradenton and Sarasota, Florida. The purchase and assumption added $47.0 million in deposits and $7.9 million in loans. Sunshine Bank also purchased the real estate and selected fixed assets associated with the branches. The Company acquired these assets and liabilities to expand its market presence to Sarasota and Manatee Counties, Florida and to capitalize on the demographically attractive I-75 corridor between Tampa and Sarasota, Fl. The Company incurred approximately $171,000 in acquisition related expenses.

Acquisition of Community Southern Holdings, Inc. On June 30, 2015, the Company acquired 100% of the outstanding common shares of Community Southern Holdings, Inc. for cash of $30.3 million, through an Agreement and Plan of Merger (the “Merger”). Community Southern Holdings, Inc. was merged into the Company and Community Southern Bank was merged into the Bank. The Company acquired $250.4 million in assets and assumed $214.4 million in liabilities and stockholders’ equity and exchanged $5.7 million in preferred stock to the U.S. Treasury as part of its Small Business Lending Fund. The exchanged shares were subsequently redeemed on September 30, 2015 at their par value of $5.7 million. The Company acquired these assets and liabilities to expand its market presence to Polk and Orange Counties, Florida and to strengthen its position along the demographically attractive I-4 corridor. The Company incurred approximately $1.3 million in merger and acquisition related expenses. Management used market quotations to measure the fair value of investment securities and FHLB advances.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(2)	Business Combinations, Continued

Community Southern Bank’s loans were measured at fair value by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management’s best estimates of default rates and payment speeds. At acquisition, Community Southern Bank’s loan portfolio totaled $170.0 million and was recorded at a fair value of $171.5 million. The following table summarizes the fair value of assets acquired, liabilities assumed and stockholders’ equity exchanged on the date of acquisition (in thousands):

	Community Southern Holdings, Inc.	First Federal Branch Acquisition	Total
Cash and cash equivalents	$10,183	$38,165	$48,348
Securities available for sale	44,372	—	44,372
Loans	171,476	7,932	179,408
Premises and equipment	6,097	2,630	8,727
Federal Home Loan Bank stock	1,540	—	1,540
Bank owned life insurance	4,585	—	4,585
Deferred tax asset	2,095	—	2,095
Goodwill	8,662	838	9,500
Core deposit intangible	588	67	655
Accrued interest receivable	685	—	685
Other real estate owned	32	—	32
Other assets	82	16	98

Total assets acquired	$250,397	$49,648	$300,045

Deposits	178,912	47,015	225,927
Federal Home Loan Bank advances	31,480	—	31,480
Other borrowings	3,285	—	3,285
Other liabilities	726	3	729
Preferred Stock	5,700	—	5,700

Total liabilities assumed	220,103	47,018	267,121

Net assets acquired	$30,294	$2,630	$32,924

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(3)	Securities

Securities have been classified according to management intent. On March 19, 2015 management transferred all securities classified as held to maturity to available for sale at an estimated fair market value of $69.7 million. The transfer was performed to enhance the interest rate risk position of the Bank and provide liquidity for future loan growth. As a result of the transfer, the Bank is precluded from classifying securities as held to maturity until March 2017. The amortized cost and fair values of securities are as follows (in thousands):

Securities Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
March 31, 2016:
Federal Home Loan Bank obligations	$7,027	10	—	$7,037
U.S. Government enterprise and agency obligations	12,026	7	(7)	12,026
Agency Mortgage-backed securities	50,844	157	(59)	50,942

Total	$69,897	174	(66)	$70,005

December 31, 2015:
Federal Home Loan Bank obligations	$15,074	6	(6)	$15,074
U.S. Government enterprise and agency obligations	14,037	7	(37)	14,007
Agency Mortgage-backed securities	37,007	—	(144)	36,863

Total	$66,118	13	(187)	$65,944

The amortized cost and fair value of securities at March 31, 2016, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to call or prepayment rights. Securities not due at a single maturity date, primarily mortgage backed securities, are shown separately. (in thousands)

	Securities Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$8,038	$8,047
Due from one year to five years	11,015	11,016
Agency Mortgage-backed securities	50,844	50,942

	$69,897	$70,005

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(3)	Securities, Continued

Securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

	Less Than Twelve Months		More than Twelve Months
	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value
Securities Available for sale:
At March 31, 2016
U.S Government enterprise and agency obligations	$(7)	$6,008	$—	$—
Agency Mortgage-backed securities	(59)	10,736	—	—

Totals	$(66)	$16,744	$—	$—

At December 31, 2015:
Federal Home Loan Bank obligations	$(6)	$6,018	$—	$—
U.S Government enterprise and agency obligations	(37)	12,000	—	—
Agency Mortgage-backed securities	(144)	36,863	—	—

Totals	$(187)	$54,881	$—	$—

At March 31, 2016 there were seven securities in a loss position. In considering the credit quality of the issuers, the nature and cause of the unrealized loss, the severity and length of time in an unrealized loss position, and other factors, it is expected that the securities would not be settled at a price less than the par value of the investments. Management determined that the decline in fair value is attributable to fluctuations in interest rates and other market conditions and not a deterioration of the credit quality of the issuers. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

The Company pledged securities with a fair market value of approximately $20.5 million at March 31, 2016 and $22.1 million at December 31, 2015 to secure public funds and other borrowings.

Securities available for sale sold are summarized as follows (in thousands):

	2016	2015
Proceeds received from sale	$4,048	$9,943

Gross Gains on sale	$26	$142

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans

The loan portfolio segments and classes are as follows (in thousands):

	At March 31, 2016	At December 31, 2015
Real estate loans:
One-to-four-family residential	$66,715	$68,169
Commercial and multi-family	199,172	192,568
Construction and land	17,710	17,570
Home equity	7,399	6,623

Total real estate loans	290,996	284,930

Commercial loans	47,311	41,417
Consumer loans	2,412	2,726

Total loans	340,719	329,073

Deduct:
Deferred loan fees, net	(403)	(296)
Allowance for loan losses	(2,532)	(2,511)

Loans, net	$337,784	$326,266

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Company’s Board of Directors. The portfolio segments identified by the Company are as follows:

Real Estate Loans. Real estate loans are typically segmented into four classes: one-to-four-family residential, commercial and multi-family, construction and land, and home equity.

One-to-four-family residential real estate loans are underwritten based on the borrower’s repayment capacity and source, value of the underlying property, credit history and stability.

Commercial and multifamily real estate loans are secured by the subject property and are underwritten based on loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loans are generally considered to have more credit risk than traditional one-to-four-family residential loans because these loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate.

Construction and Land loans are to finance the construction of owner-occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or one-to- four-family residential loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction loan funds are disbursed periodically based on the percentage of construction or development completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction and land loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

Home equity loans consists of either revolving line of credit, term, or second mortgage loans secured by one-to-four residential real estate. These loans have similar risk characteristics to one-to-four family loans and are secured by a first or second mortgage on the borrower’s principal residence or their second/vacation home (excluding investment/rental property). There are minimum credit score standards, maximum debt to income ratios and credit requirements on each Home equity product. Home equity lines of credit are variable rate based on an index of Wall Street Journal prime rate with a margin.

Commercial Loans. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

Consumer Loans. Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Loans	Commercial Loans	Consumer Loans	Unallocated	Total
Three Months Ended March 31, 2016:
Beginning balance	$1,354	$583	$23	$551	$2,511
Provision for loan losses	—	—	—	—	—
Charge—offs	—	(11)	(2)	—	(13)
Recoveries	14	19	1	—	34

Ending balance	$1,368	$591	$22	$551	$2,532

Individually evaluated for impairment:
Recorded investment	$1,493	529	—	—	$2,022

Balance in allowance for loan losses	$37	9	—	—	$46

Collectively evaluated for impairment:
Recorded investment	$288,861	46,782	2,412	—	$338,055

Balance in allowance for loan losses	$1,331	582	22	551	$2,486

Acquired with deteriorated credit quality
Recorded Investment	$642	—	—	—	$642

Balance in allowance for loan losses	$—	—	—	—	$—

Year Ended December 31, 2015:
Beginning balance	$1,409	$308	$9	$—	$1,726
Provision (credit) for loan losses	(185)	(382)	16	551	—
Charge-offs	(1)	(9)	(4)	—	(14)
Recoveries	131	666	2	—	799

Ending balance	$1,354	$583	$23	$551	$2,511

Individually evaluated for impairment:
Recorded investment	$1,527	539	—	—	$2,066

Balance in allowance for loan losses	$39	9	—	—	$48

Collectively evaluated for impairment:
Recorded investment	$282,760	40,820	2,726	—	$326,306

Balance in allowance for loan losses	$1,315	574	23	551	$2,463

Acquired with deteriorated credit quality
Recorded Investment	$643	58	—	—	$701

Balance in allowance for loan losses	$—	—	—	—	$—

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial, multi-family and commercial real estate loans are generally reviewed periodically to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the borrower contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Real Estate Loans
	One-to	Commercial	Construction
	Four-Family	and	and	Home
	Residential	Multi Family	Land	Equity	Commercial	Consumer	Total
Credit Risk Profile by Internally Assigned Grade:
At March 31, 2016:
Grade:
Pass	$65,025	196,938	16,876	7,030	44,510	2,412	332,791
Special mention	941	748	677	—	70	—	2,436
Substandard	749	1,486	157	369	2,731	—	5,492

Total	$66,715	199,172	17,710	7,399	47,311	2,412	340,719

At December 31, 2015:
Grade:
Pass	$66,271	189,979	16,705	6,241	38,375	2,726	320,297
Special mention	972	1,066	707	382	70	—	3,197
Substandard	926	1,523	158	—	2,972	—	5,579

Total	$68,169	192,568	17,570	6,623	41,417	2,726	329,073

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At March 31, 2016:
Real estate mortgage loans:
One-to-four family residential	$952	248	—	1,200	65,475	40	$66,715
Commercial Real Estate and Multifamily	498	—	—	498	197,928	746	199,172
Construction and Land	55	202	—	257	17,297	156	17,710
Home Equity	—	—	—	—	7,399	—	7,399
Commercial loans	65	96	—	161	47,150	11	47,311
Consumer loans	—	—	—	—	2,401	—	$2,412

Total	$1,570	$546	$—	$2,116	$337,650	$953	$340,719

At December 31, 2015:
Real estate mortgage loans:
One-to-four family residential	$255	13	—	268	67,861	40	$68,169
Commercial Real Estate and Multifamily	355	—	—	355	191,660	553	192,568
Construction and Land	192	—	—	192	17,220	158	17,570
Home Equity	11	—	—	11	6,612	—	6,623
Commercial loans	193	—	—	193	41,224	—	41,417
Consumer loans	—	—	—	—	2,726	—	$2,726

Total	$1,006	$13	$—	$1,019	$327,303	$751	$329,073

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
March 31, 2016
Real estate mortgage loans:
One-to- four-family residential	$—	$—	$456	$456	$37	$456	$456	$37
Commercial and Multifamily	880	1,831	—	—	—	880	1,831	—
Construction and Land	157	164	—	—	—	157	164	—
Commercial loans	445	476	84	89	9	529	565	9

	$1,482	$2,471	$540	$545	$46	$2,022	$3,016	$46

December 31,2015:
Real estate mortgage loans:
One-to- four-family residential	$—	$—	$460	$460	$39	$460	$460	$39
Commercial and Multifamily	909	1,849	—	—	—	909	1,849	—
Construction and Land	158	164	—	—	—	158	164	—
Commercial loans	452	482	87	92	9	539	574	9

	$1,519	$2,495	$547	$552	$48	$2,066	$3,047	$48

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average	Interest	Interest
	Recorded	Income	Income
	Investment	Recognized	Received
For the three months ended March 31, 2016:
Real estate mortgage loans:
One-to- four-family residential	$458	$9	$7
Commercial and Multifamily	891	19	26
Construction and Land	157	—	2
Commercial loans	533	12	12

	$2,039	$40	$47

For the year ended December 31, 2015:
Real estate mortgage loans:
One-to- four-family residential	$289	$18	$16
Commercial and Multifamily	1,317	115	135
Construction and Land	119	—	12
Commercial loans	578	28	39

	$2,303	$161	$202

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(4)	Loans, Continued

Loans are classified as troubled debt restructurings when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. During the three months ended March 31, 2016 and 2015, the Company had no loans restructured as troubled debt restructurings and the Company had no loans restructured as troubled debt restructurings that subsequently defaulted that had been modified in the previous twelve month period.

At March 31, 2016, the contractually required principle of Purchased Credit Impaired (“PCI”) loans acquired was $896,000. The recorded investment of PCI loans was $642,000. There were no additional losses generated during the three month period ended March 31, 2016 from these loans.

(5)	Other Borrowings

The Company is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). The FHLB requires members to purchase stock in the FHLB based upon their level of borrowings. FHLB stock is non-marketable and is carried at cost. At March 31, 2016 the Company held $1.3 million in FHLB stock.

At March 31, 2016, the Company had a maximum borrowing capacity of approximately $101.4 million with the FHLB. Advances are secured by a blanket lien on loans and the Company’s FHLB stock. Pursuant to the collateral agreement, borrowing availability is determined by the amount of qualifying collateral pledged. As of March 31, 2016 the Company had $86.0 million in loans pledged and total availability of approximately $66.0 million.

As of at March 31, 2016, the Company had the following FHLB advances ($ in thousands).

Maturing in the Year Ending December 31,	Advance Type	Interest Rate	Amount
2016	Fixed Rate	0.42%	$10,000
2016	Fixed Rate	0.44%	$10,000

			$20,000

The Company enters into sweep agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. At March 31, 2016, the outstanding balance of such borrowings totaled $1.2 million. The Company pledged securities with a market value of $4.0 million as collateral for these agreements. There were $1.5 million in sweep agreements at December 31, 2015.

(6)	Subordinated notes

On March 30, 2016, the Company accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $11.0 million of subordinated notes (the “Notes”), on a private placement basis, to two accredited investors. The investors included a corporation owned and controlled by George Parmer, who is a director of the Company, which purchased $7.0 million in principal amount of the Notes. The Notes bear interest at a fixed interest rate of 5.0% per year. The Notes have a term of five years, and have a maturity date of April 1, 2021. The Notes are redeemable at the option of the Company, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals. The Company contributed the proceeds from the Notes to the Bank as equity capital to support the Bank’s continued growth, including ongoing lending activities.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(7)	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At March 31, 2016		At December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (Level 1)	$61,619	$61,619	$59,344	59,344
Time deposits with banks (Level 1)	3,920	3,920	4,410	4,410
Securities available for sale (Level 2)	70,005	70,005	65,944	65,944
Loans held for sale (Level 3)	453	462	790	806
Loans (Level 3)	337,784	342,476	326,266	330,801
Federal Home Loan Bank stock (Level 3)	1,306	1,306	1,597	1,597
Accrued interest receivable (Level 3)	1,050	1,050	1,048	1,048
Financial liabilities:
Deposits (Level 3)	415,200	415,084	399,111	399,000
FHLB Advances (Level 3)	20,000	19,996	27,500	27,487
Subordinated Notes	11,000	10,997	—	—
Off-balance-sheet financial instruments (Level 3)	—	—	—	—

Discussion regarding the assumptions used to compute the estimated fair values of instruments can be found in Note 1 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2016 (“2015 Form 10-K”).

(8)	Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):

March 31, 2016	Fair Value	Level 1	Level 2	Level 3
Federal Home Loan Bank obligations	$7,037	—	7,037	—
U.S. Government enterprise and agency obligations	12,026	—	12,026	—
Mortgage-backed securities	50,942	—	50,942	—

Total	$70,005	—	70,005	—

December 31, 2015	Fair Value	Level 1	Level 2	Level 3
Federal Home Loan Bank obligations	$15,074	—	15,074	—
U.S. Government enterprise and agency obligations	14,007	—	14,007	—
Mortgage-backed securities	36,863	—	36,863	—

Total	$65,944	—	65,944	—

During the three months ended March 31, 2016, no securities were transferred in or out of Levels 1, 2, or 3.

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(8)	Fair Value Measurements, Continued

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value on a nonrecurring basis, excluding purchased credit impaired loans are as follows (in thousands):

	At Period End				Total Losses	Losses Recorded During the Period
	Fair Value	Level 1	Level 2	Level 3
At March 31, 2016:
Commercial and Multifamily	$433	—	—	433	645	—
Commercial	446	—	—	446	72	—

Total	$879	—	—	879	717	—

At December 31, 2015:
Commercial and Multifamily	$450	—	—	450	645	—
Commercial	452	—	—	452	72	—

Total	$902	—	—	902	717	—

Other real estate owned which is measured at fair value on a nonrecurring basis is summarized below (in thousands):

	At Period End				Total Losses	Losses Recorded During the Period
	Fair Value	Level 1	Level 2	Level 3
At March 31, 2016:
Other real estate owned	$32	—	—	32	—	—

At December 31, 2015:
Other real estate owned	$32	—	—	32	—	—

(9)	Employee Stock Ownership Plan (“ESOP”)

The Holding Company has established an ESOP which acquired 8% of the total number of shares of common stock sold during the Company’s initial public offering. A total of 338,560 shares were acquired in exchange for a $3,385,600 indirect note payable from the Employee Stock Ownership Plan Trust to the Holding Company. The note bears interest at a variable rate based on Prime and is payable in thirty annual installments. As of March 31, 2016, 22,571 shares held by the Employee Stock Ownership Plan Trust have been released and allocated to employees.

ESOP shares were as follows ($ in thousands, except per share amounts):

	At March 31, 2016	At December 31, 2015
Allocated shares	22,571	22,571
Unallocated shares	315,989	315,989

Total ESOP shares	338,560	338,560

Fair value of unallocated shares	$4,594	$4,803

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(10)	Stock-Based Compensation

On August 26, 2015, stockholders approved the Company’s 2015 Equity Incentive Plan (the “Plan”), which provides for the grant of stock-based awards to officers, employees and directors of the Company. The Plan authorizes the issuance or delivery to participants of up to 592,480 shares of the Company’s common stock pursuant to grants of incentive and non-statutory stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares that may be issued pursuant to the exercise of stock options is 423,200 shares, and the maximum number of shares that may be issued as restricted stock awards or restricted stock units is 169,280 shares. The fair value of options is measured on the grant date using the Black-Scholes option-pricing model. The Company’s used the following assumptions to determine the fair value of stock options granted which included the one year Treasury-bill rate to establish a risk free interest rate of 0.32%, expected volatility of 16.7%, and an expected life of seven years.

There were no outstanding stock options or restricted stock grants as of March 31, 2015.

The following tables summarize the outstanding stock options and restricted stock under the 2015 Equity Plan at March 31, 2016:

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2015	373,760	13.96
Granted	10,000	15.15
Vested	2,000	15.15
Outstanding at March 31, 2016	383,760	13.99
Exercisable at March 31, 2016	76,752	13.99

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2015	158,724	13.96
Granted	7,000	15.15
Vested	1,050	15.15
Shares withheld for income tax purposes	(371)	15.15
Outstanding at March 31, 2016	165,353	13.99

(11)	Regulatory Matters

Effective January 1, 2015, the Bank became subject to new capital requirements set forth by federal banking regulations. These changes were designed to ensure capital positions remain strong during the events of economic downturns or unforeseen losses. The Company is exempt from consolidated capital requirements as the Federal Reserve Board amended its “small bank holding company” policy statement to generally exempt savings and loan holding companies with less than $1.0 billion in assets from capital requirements.

These new requirements create a new capital ratio for common equity Tier 1 capital and increase the Tier 1 capital ratio requirements. Under the new capital regulation for the Bank, the minimum capital ratios consist of a common equity tier 1 ratio of 4.5% of risk-weighted assets, a tier 1 capital ratio of 6.0% of risk-weighted assets, a total capital ratio of 8.0% of risk weighted assets, and a leverage ratio of 4.0%.Common equity tier 1 generally comprises of common stock, additional paid in capital, and retained income.

There were changes in the risk weighting of certain assets to better reflect the risk associated with those assets, such as the risk weighting for nonperforming loans and certain high volatility commercial real estate

(continued)

SUNSHINE BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

(11)	Regulatory Matters, Continued

acquisitions, development and construction loans. The changes also include additional limitations on the inclusion of deferred tax asset in capital. The Bank made a one-time election to exclude accumulated other comprehensive income from regulatory capital in order to reduce the impact of market volatility on regulatory capital. In order to avoid limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers, an institution must hold a capital conservation buffer above its minimum risk-based capital requirements. As of March 31, 2016, the Banks’ capital conservation buffer was 7.56% exceeding the minimum of 0.625% for 2016.

The following table shows the Bank’s capital amounts and ratios and regulatory thresholds at March 31, 2016 and December 31, 2015. As of March 31, 2016, the Bank was well capitalized under all capital ratios.

	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized
	Amount	%	Amount	%	Amount	%
March 31, 2016
Common Equity Tier 1 to Risk-Weighted Assets	$55,568	14.88%	$16,807	4.50%	$24,276	6.50%
Tier I Capital to Risk-Weighted Assets	55,568	14.88%	22,409	6.00%	29,878	8.00%
Total Capital to Risk-Weighted Assets	58,100	15.56%	29,878	8.00%	37,348	10.00%
Tier I Capital to Total Assets	55,568	11.32%	19,642	4.00%	24,553	5.00%
December 31, 2015
Common Equity Tier 1 to Risk-Weighted Assets	$45,056	12.44%	$16,297	4.50%	$23,540	6.50%
Tier I Capital to Risk-Weighted Assets	45,056	12.44%	21,729	6.00%	28,972	8.00%
Total Capital to Risk-Weighted Assets	47,567	13.13%	28,972	8.00%	36,215	10.00%
Tier I Capital to Total Assets	45,056	9.76%	18,466	4.00%	23,082	5.00%

(12) Earnings (Loss) Per Share

Basic earnings (loss) per share has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the three months ended March 31, 2016 outstanding stock options are considered dilutive securities for the purposes of calculating diluted earnings per share which was computed using the treasury method. The shares purchased by the Employee Stock Ownership Plan are included in the weighted-average shares when they are committed to be released. ($ in thousands, except per share amounts):

	Three months ended March 31, 2016	Three months ended March 31, 2015
Income (Loss)	$154	$(353)

Weighted-Average Shares	4,949,835	3,904,725
Effect of stock options	16,235	—

Weighted-Average Diluted Shares	4,966,070	3,904,725
Basic income per share	$0.03	$(0.09)

Diluted income per share	$0.03	$(0.09)

FBC BANCORP, INC. AND SUBSIDIARY

Independent Auditors’ Report

Board of Directors and Stockholders

FBC Bancorp, Inc.

Orlando, Florida

We have audited the accompanying consolidated financial statements of FBC Bancorp, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

June 10, 2016

FBC BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except share amounts)

	At December 31,
	2015	2014
Assets
Cash and due from banks	$4,313	4,470
Interest-bearing demand deposits in other banks	36,555	13,286

Total cash and cash equivalents	40,868	17,756
Interest-bearing time deposits in other banks	100	100
Securities available for sale	16,945	20,792
Securities held to maturity (fair value of $1,946 and $1,985)	1,940	1,975
Loans held for sale	1,455	426
Loans, net of allowance for loan losses of $2,885 and $2,887	212,349	190,381
Accrued interest receivable	542	500
Premises and equipment, net	9,598	9,863
Foreclosed real estate	—	2,393
Federal Home Loan Bank stock, at cost	224	216
Goodwill	2,430	2,430
Deferred income taxes	546	1,661
Other assets	525	392

Total assets	$287,522	248,885

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	98,387	74,578
Savings, NOW and money-market deposits	140,667	123,099
Time deposits	12,892	17,937

Total deposits	251,946	215,614
Other borrowings	2,864	2,310
Other liabilities	835	1,361

Total liabilities	255,645	219,285

Commitments and contingencies (Notes 4, 11 and 16)

Stockholders’ equity:
Preferred stock, $5 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value; 5,000,000 shares authorized, 3,092,824 shares issued and outstanding	15,464	15,464
Additional paid-in capital	16,446	16,396
Accumulated deficit	(136)	(2,431)
Accumulated other comprehensive income	103	171

Total stockholders’ equity	31,877	29,600

Total liabilities and stockholders’ equity	$287,522	248,885

See Notes to Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

(In thousands)

	Year Ended December 31,
	2015	2014
Interest income:
Loans	$10,847	9,900
Securities	515	522

Total interest income	11,362	10,422

Interest expense:
Deposits	616	530
Borrowings	3	4

Total interest expense	619	534

Net interest income	10,743	9,888
Provision for loan losses	—	77

Net interest income after provision for loan losses	10,743	9,811

Noninterest income:
Service charges on deposit accounts	614	583
Gain on sale of loans	914	550
Other	32	23

Total noninterest income	1,560	1,156

Noninterest expense:
Salaries and employee benefits	4,791	4,114
Occupancy and equipment	1,204	1,145
Data processing	811	740
FDIC assessments	152	196
Professional fees	241	181
Other	1,380	1,376

Total noninterest expense	8,579	7,752

Earnings before income taxes	3,724	3,215
Income taxes	1,429	1,237

Net earnings	$2,295	1,978

Earnings per share:
Basic	$.74	.64

Diluted	$.73	.64

See Notes to Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2015	2014
Net earnings	$2,295	1,978

Other comprehensive (loss) income:
Net change in unrealized gain or loss on securities	(109)	571
Deferred income (tax benefit) taxes on above change	(41)	215

Total other comprehensive (loss) income	(68)	356

Comprehensive income	$2,227	2,334

See Notes to Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015 and 2014

($ in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance December 31, 2013	3,092,824	$15,464	16,364	(4,409)	(185)	27,234

Net earnings	—	—	—	1,978	—	1,978

Change in unrealized loss on securities available for sale, net of income taxes	—	—	—	—	356	356
Stock-based compensation	—	—	32	—	—	32

Balance December 31, 2014	3,092,824	15,464	16,396	(2,431)	171	29,600
Net earnings	—	—	—	2,295	—	2,295
Change in unrealized gain on securities available for sale, net of income taxes	—	—	—	—	(68)	(68)
Stock-based compensation	—	—	50	—	—	50

Balance December 31, 2015	3,092,824	$15,464	16,446	(136)	103	31,877

See Notes to Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$2,295	1,978
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	1,156	1,217
Provision for loan losses	—	77
Net amortization of deferred loan fees and costs	(14)	(26)
Proceeds from sale of loans held for sale	19,342	13,038
Originations of loans held for sale	(19,457)	(12,914)
Gain on sale of loans	(914)	(550)
Write-down of foreclosed real estate	113	360
Gain on sale of foreclosed real estate	(37)	(83)
Depreciation and amortization	341	326
Net amortization of securities available for sale	175	241
Stock-based compensation	50	32
(Increase) decrease in accrued interest receivable	(42)	11
(Decrease) increase in other liabilities	(526)	770
Increase in other assets	(133)	(23)

Net cash provided by operating activities	2,349	4,454

Cash flows from investing activities:
Purchases of securities	—	(2,032)
Proceeds from maturities, repayments and calls of securities	3,598	3,578
Proceeds from sale of foreclosed real estate	2,317	821
(Purchase) redemption of FHLB stock	(8)	64
Net increase in loans	(21,954)	(15,773)
Premises and equipment additions, net	(76)	(209)

Net cash used in investing activities	(16,123)	(13,551)

Cash flows from financing activities:
Net increase in deposits	36,332	5,381
Increase in other borrowings	554	714

Net cash provided by financing activities	36,886	6,095

Net increase (decrease) in cash and cash equivalents	23,112	(3,002)
Cash and cash equivalents at beginning of year	17,756	20,758

Cash and cash equivalents at end of year	$40,868	17,756

Supplemental disclosure:
Interest paid	$633	541

Income taxes paid	$510	20

Noncash transactions:
Accumulated other comprehensive income (loss), change in unrealized gain on securities available for sale, net of tax	$(68)	356

See Notes to Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2015 and 2014 and for the Years then Ended

(1)	Summary of Significant Accounting Policies

Organization. FBC Bancorp, Inc. (the “Holding Company”) is a bank holding company which owns 100% of the outstanding common shares of Florida Bank of Commerce (the “Bank”). The Bank is state-chartered, full-service commercial banking institution headquartered in Orlando, Florida with six full-service banking offices in the Central Florida area. The Bank’s deposits are insured, up to the applicable limits by the Federal Deposit Insurance Corporation. Collectively, the Holding Company and the Bank are referred to as the “Company.”

The following is a description of the significant accounting policies and practices followed by the Company, which conform to Accounting Principles Generally Accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.

The accompanying consolidated financial statements include the Holding Company and its subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Subsequent Events. Management has evaluated events occurring subsequent to the balance sheet date through June 10, 2016 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Use of Estimates. In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash due from banks, and interest-bearing demand deposits in other banks, all of which mature within ninety days.

Banks are required to maintain cash reserves in the form of vault cash, in an account with the Federal Reserve Bank or in a noninterest-earning account with other qualified banks based on the balances of their transaction deposit accounts. The Bank had reserve requirements of $4,912,000 and $2,953,000 at December 31, 2015 and 2014, respectively.

Comprehensive Income. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive (loss) income.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in operations. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive (loss) income. Gains and losses on the sale of

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale. The Company originates loans for sale. Loans held for sale are carried at the lower of cost or estimated fair value. Earnings from these loan originations sold are included in gain on sale of loans.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety-days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2015 or 2014.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such loans that are considered impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by historical losses recognized by portfolio segment over the preceding three years, with the most recent years carrying more weight. This is

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include reduced consumer and business spending as a result of unemployment, reduced credit availability and lack of confidence in the economy. The historical loss experience is adjusted for the following qualitative factors, changes in: portfolio growth trends, delinquency trends, administration issues, loan to value adjustment on commercial real estate loans, and economic conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Foreclosed Real Estate. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less costs to sell. Revenue and expenses from operations and subsequent write-downs on foreclosed real estate are included in the statements of earnings.

Premises and Equipment. Land and land improvements are stated at cost. Buildings, furniture and equipment, leasehold improvements and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset, or the lease term if shorter.

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination including resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2015, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

The Company files consolidated income tax returns. Income taxes are allocated to the Holding Company and the Bank as if separate income tax returns were filed. Interest and penalties on income taxes are recognized as a component of income taxes.

Stock Compensation Plans. The Company expenses the fair value of stock options granted. The Company recognizes stock-based compensation in salaries and employee benefits for officers and employees in the accompanying consolidated statements of earnings. The expense is recognized on a straight-line basis over the vesting periods.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes the valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain mortgage-backed securities.

Impaired Loans. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Foreclosed Real Estate. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts approximate fair value.

Interest-Bearing Time Deposits with Bank. The carrying amounts approximate fair value.

Securities. Fair values for securities are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable. The carrying amount approximates fair value.

Federal Home Loan Bank Stock. The fair value of Federal Home Loan Bank stock is its redemption value.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Other Borrowings. The carrying amount approximates fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder. Recourse in the form of an independent third-party guarantee shall be excluded from the evaluation of whether the participating interest definition is met.

Advertising. The Company expenses all media advertising as incurred.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Pronouncements. In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10):

Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The ASU requires equity investments to be measured at fair value with changes in fair values recognized in net earnings, simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment and eliminates the requirement to disclose fair values, the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. These amendments are effective for the Company beginning January 1, 2019. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company is in the process of determining the effect of the ASU on its consolidated balance sheets and statements of earnings. Early application will be permitted for all organizations.

(2)	Securities

The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2015:
Available for Sale-
Mortgage-backed securities	$16,780	184	(19)	16,945

Held to Maturity-
Mortgage-backed securities	$1,940	6	—	1,946

At December 31, 2014:
Available for Sale-
Mortgage-backed securities	$20,518	287	(13)	20,792

Held to Maturity-
Mortgage-backed securities	$1,975	10	—	1,985

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

The following schedule shows those securities with gross unrealized losses, aggregated by investment category and length of time that the securities have been in a continuous loss position, as well as their estimated fair value (in thousands):

	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2015:
Available for Sale-
Mortgage-backed securities	$(19)	5,221	—	—

December 31, 2014:
Available for Sale-
Mortgage-backed securities	$(3)	3,013	(10)	3,168

These unrealized losses at December 31, 2015 on four securities are considered by management to be attributable to changes in market interest rates, and not attributable to credit risk on the part of the issuer. Accordingly, if market rates were to decline, much or all of the decline in market value would likely be recovered through market appreciation. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future, no declines in the fair value below amortized cost are deemed to be other than temporary.

At December 31, 2015 and 2014, the Bank has pledged securities with a carrying amount of $5,007,000 and $3,224,000, respectively, as collateral for public deposits and repurchase agreements.

(3)	Loans

The loan portfolio segments and classes are as follows (in thousands):

	At December 31,
	2015	2014
Real estate mortgage:
Commercial real estate	$126,377	109,376
Residential real estate	25,770	25,984
Construction and land development	27,338	25,088

Total real estate mortgage	179,485	160,448

Commercial	23,571	22,826
Consumer and other	12,485	10,288

Total loans	215,541	193,562
Allowance for loan losses	(2,885)	(2,887)
Unearned loan fees	(307)	(294)

Loans, net	$212,349	190,381

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Board. The portfolio segments identified by the Company are as follows:

Real Estate Mortgage. The real estate mortgage loans segment is divided into three classes: Commercial real estate, Residential real estate and Construction and land development.

Commercial Real Estate. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, retail and mixed-use properties, churches, warehouses and restaurants located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are typically larger than residential loans and involve greater credit risk. These loan types also are considered a higher degree of credit risks due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Residential Real Estate. Residential real estate loans consists of mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties. These loans are collateralized by first or second mortgages on owner-occupied, second homes or investment residential properties located in the Company’s market area. The Company’s underwriting analysis includes reviewing the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. The risks inherent with these types of loans are economic conditions affecting the borrower’s future employment affecting his ability to continue servicing debt repayments as well as declining collateral values.

Construction and Land Development. Construction loans to borrowers are to finance the construction of owner occupied and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the collateral property. Construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring construction progress and overall market saturations which may affect values negatively during an economic downturn. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land development loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

monitoring development progress, and overall market saturations which may affect values negatively. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

Commercial. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans are also made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

Consumer and Other. Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles and boats. The Company also offers home improvement loans, lines of credit including home equity lines of credit, personal loans and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit and the secondary source of repayment. Consumer loans are made at fixed- and variable-interest rates and may be made on terms of up to ten years. The risk inherent with this type of lending is economic conditions affecting the borrower’s future employment or their spouse’s loss of job affecting their ability to continue servicing debt repayments. Risk is mitigated by the fact that the loans are of smaller individual amounts.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Mortgage Loans	Commercial	Consumer	Unallocated	Total
Year Ended December 31, 2015:
Beginning balance	$2,187	148	148	404	2,887
Provision (credit) for loan losses	154	(10)	(92)	(52)	—
Recoveries, net of charge-offs	(31)	29	—	—	(2)

Ending balance	$2,310	167	56	352	2,885

Individually evaluated for impairment:
Recorded investment	$1,530	—	—	—	1,530

Balance in allowance for loan losses	$—	—	—	—	—

Collectively evaluated for impairment:
Recorded investment	$177,955	23,571	12,485	—	214,011

Balance in allowance for loan losses	$2,310	167	56	352	2,885

Year Ended December 31, 2014:
Beginning balance	2,249	162	120	218	2,749
Provision (credit) for loan losses	(84)	(53)	28	186	77
Recoveries, net of charge-offs	22	39	—	—	61

Ending balance	$2,187	148	148	404	2,887

Individually evaluated for impairment:
Recorded investment	$3,183	619	—	—	3,802

Balance in allowance for loan losses	$—	—	—	—	—

Collectively evaluated for impairment:
Recorded investment	$157,265	22,207	10,288	—	189,760

Balance in allowance for loan losses	$2,186	148	148	404	2,887

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Construction and Land	Commercial	Consumer	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2015:
Grade:
Pass	$121,638	25,301	25,801	22,972	12,485	208,197
Special mention	4,072	—	1,143	599	—	5,814
Substandard	667	469	394	—	—	1,530
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$126,377	25,770	27,338	23,571	12,485	215,541

At December 31, 2014:
Grade:
Pass	103,143	25,420	25,088	22,826	10,288	187,765
Special mention	5,112	—	—	—	—	5,112
Substandard	1,121	564	—	—	—	1,685
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$109,376	25,984	25,088	22,826	10,288	193,562

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance and nonhomogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on at least an annual basis. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2015:
Real estate mortgage loans:
Commercial real estate	$—	128	—	128	125,582	667	126,377
Residential real estate	803	—	—	803	24,498	469	25,770
Construction and land	—	—	—	—	26,944	394	27,338
Commercial	—	—	—	—	23,571	—	23,571
Consumer	—	—	—	—	12,485	—	12,485

Total	$803	128	—	931	213,080	1,530	215,541

At December 31, 2014:
Real estate mortgage loans:
Commercial real estate	—	—	—	—	108,255	1,121	109,376
Residential real estate	—	—	—	—	25,984	—	25,984
Construction and land	—	—	—	—	25,088	—	25,088
Commercial	—	—	—	—	22,826	—	22,826
Consumer	—	—	—	—	10,288	—	10,288

Total	$—	—	—	—	192,441	1,121	193,562

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31, 2015:
Real estate mortgage loans:
Commercial real estate	$667	935	—	—	—	667	935	—
Residential real estate	469	558	—	—	—	469	558	—
Construction and land	394	599	—	—	—	394	599	—

	$1,530	2,092	—	—	—	1,530	2,092	—

December 31, 2014:
Real estate mortgage loans:
Commercial real estate	2,224	2,224	—	—	—	2,224	2,224	—
Residential real estate	564	564	—	—	—	564	564	—
Construction and land	395	395	—	—	—	395	395	—
Commercial	619	619	—	—	—	619	619	—

	$3,802	3,802	—	—	—	3,802	3,802	—

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For the Year Ended December 31, 2015:
Real estate mortgage loans:
Commercial real estate	$696	—	—
Residential real estate	395	—	—
Construction and land	564	2	2

	$1,655	2	2

For the Year Ended December 31, 2014:
Real estate mortgage loans:
Commercial real estate	2,238	—	—
Construction and land	404	3	3
Commercial	658	—	—

	$3,300	3	3

The Company grants the majority of its loans to borrowers throughout Orange and Brevard Counties in Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy of Orange and Brevard Counties and the State of Florida and the United States. The Company does not have significant concentrations to any one industry or customer.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment, Net

A summary of premises and equipment follows (in thousands):

	At December 31,
	2015	2014
Land and land improvements	$5,048	5,048
Buildings	5,253	5,253
Furniture and equipment	2,106	2,031
Leasehold improvements	347	342
Software	43	48

Total, at cost	12,797	12,722
Less accumulated depreciation and amortization	(3,199)	(2,859)

Premises and equipment, net	$9,598	9,863

The Company leases two of its office facilities under operating leases. The leases have renewal options. Rent expense during the years ended December 31, 2015 and 2014 was $480,000 and $421,000, respectively. Future rentals over the remaining noncancellable lease at December 31, 2015 is as follows (in thousands):

Year Ending December 31,
2016	$469
2017	32

Total minimum lease payments	$501

(5)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was $7,621,000 and $11,561,000 at December 31, 2015 and 2014, respectively. At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

Year Ending December 31,	Amount
2016	$10,204
2017	1,849
2018	423
2019	259
2020 and thereafter	157

$12,892

(6)	Federal Home Loan Bank (“FHLB”) Advances

The Company occasionally borrows against its daily advance line of credit with FHLB. At December 31, 2015 and 2014, there were no outstanding amounts under this line. Borrowings under this line are

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)	Federal Home Loan Bank (“FHLB”) Advances, Continued

collateralized by a blanket lien on portions of the Company’s commercial real estate loan portfolios. At December 31, 2015, the Company had available credit with the FHLB of $58,322,000.

(7)	Other Borrowings

The Company borrows on a short-term basis through customer repurchase agreements and the purchase of federal funds. The amount outstanding under the customer repurchase agreements was $2,864,000 and $2,310,000 at December 31, 2015 and 2014, respectively. The average amount outstanding during those years was $1,496,000 and $1,489,000, respectively. The average cost of borrowings of .20% and .20%, respectively. At December 31, 2015, the Company has available credit line with correspondent banks of $12,500,000 draws are subject to market conditions and an ongoing review of the Company’s financial performance.

(8)	Income Taxes

The provision for income taxes is as follows (in thousands):

	At December 31,
	2015	2014
Current:
Federal	$228	20
State	45	—

Total current	273	20

Deferred:
Federal	995	1,036
State	161	181

Total deferred	1,156	1,217

	$1,429	1,237

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (in thousands):

	Year Ended December 31,
	2015		2014
	Amount	Rate	Amount	Rate
Income taxes at statutory rate	$1,266	34.0%	$1,093	34.0%
Increase resulting from:
State income taxes, net of federal benefit	135	3.6	119	3.7
Share-based compensation	11	.3	7	.2
Other	17	.5	18	.6

	$1,429	38.4%	$1,237	38.5%

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8)	Income Taxes, Continued

The more significant temporary differences and the related deferred tax assets and liabilities are as follows (in thousands):

	At December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$—	647
Allowance for loan losses	542	542
Foreclosed property expenses	—	514
Nonqualified stock option expense	81	74
Nonaccrual interest	29	—
Other	12	50

Deferred tax assets	664	1,827

Deferred tax liabilities:
Premises and equipment	(56)	(63)
Unrealized gains on securities available for sale	(62)	(103)

Deferred tax liabilities	(118)	(166)

Net deferred tax asset	$546	1,661

The Company files income tax returns in the U.S. Federal jurisdiction and the state of Florida. The Company is no longer subject to U.S. Federal or state and local income tax examinations by tax authorities for years before 2012.

(9)	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At December 31, 2015		At December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$40,868	40,868	17,756	17,756
Time deposits	100	100	100	100
Securities available for sale	16,945	16,945	20,792	20,792
Securities held to maturity	1,940	1,946	1,975	1,985
Loans held for sale	1,455	1,455	426	439
Loans	213,349	215,307	190,381	190,141
Accrued interest receivable	542	542	500	500
Federal Home Loan Bank stock	224	224	216	216
Financial liabilities:
Deposits	251,946	244,353	215,614	209,621
Other borrowings	2,864	2,864	2,310	2,310
Off-balance-sheet financial instruments	—	—	—	—

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Related Party Transactions

In the ordinary course of business, the Company grants loans to and accepts deposits from principal officers and directors and their affiliates. These are summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014
Loans:
Beginning balance	$13,336	13,102
Additions	2,032	6,917
Repayments	(1,683)	(6,683)

Ending balance	$13,685	13,336

Deposits at end of year	$14,873	20,459

(11)	Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party and to support private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit.

Commitments to extend credit and standby letters of credit typically result in loans with a market interest rate when funded.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Off-Balance Sheet Financial Instruments, Continued

A summary of the amounts of the Bank’s financial instruments with off-balance sheet risk at December 31, 2015 follows (in thousands):

Contract Amount
Commitments to extend credit	$38,061

Unused lines of credit	$5,372

Standby letters of credit	$2,839

(12)	Dividend Restrictions

The Holding Company is limited in the amount of cash dividends it may declare and pay by the amount of dividends it can receive from the Bank. The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(13)	Stock-Based Compensation

The Company had two stock option plans (the “2005 plans”) for directors and employees. The 2005 plans were terminated in 2014. At December 31, 2015, 32,738 options remain outstanding. No options are available for grant from the 2005 plans.

In 2014, the Company established two new stock option plans (the “2014 plans”) for directors and employees. Under the two plans, the number of options which may be granted to purchase common stock is 275,000 for employees and 110,900 for directors. At December 31, 2015, 9,916 options remain available for grant to directors and 131,172 options remain available for grant to employees. Both the directors’ and employee options vest over five years and have a life of ten years.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31,
	2015	2014
Risk-free interest rate	1.35%	1.28%
Expected dividend yield	—	—
Expected stock volatility	10.00%	10.00%
Expected life in years	6.25	6.50
Per share grant-date fair value of options issued during the year	$1.05	.96

The Company used the guidance issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on historical volatility of similar peer bank’s

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13)	Stock-Based Compensation, Continued

common stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s expectation of divided payments.

A summary of the activity in the Company’s stock option plans is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2013	321,219	$10.48

Granted	241,312
Forfeited	(259,441)

Outstanding at December 31, 2014	303,090	$9.20

Granted	3,500
Forfeited	(29,040)

Outstanding at December 31, 2015	277,550	$9.12	3.46 years

Exercisable at December 31, 2015	123,463

At December 31, 2015, there was $171,000 of total unrecognized compensation expense related to nonvested options granted under the plans. That cost is expected to be recognized in expense ratably as the options vest over the remaining weighted-average vesting period. The total fair value of shares vesting and recognized as compensation expense was $50,000 and $32,000 for the years ended December 31, 2015 and 2014, respectively.

(14)	Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015-
Mortgage-backed securities	$16,945	—	16,945	—

December 31, 2014-
Mortgage-backed securities	$20,792	—	20,792	—

During the years ended December 31, 2015 and 2014, no securities were transferred in or out of Level 1, Level 2 or Level 3.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Fair Value Measurements, Continued

Impaired loans measured at fair value on a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2015:
Commercial real estate	$667	—	—	667	268	13
Residential real estate	469	—	—	469	89	89
Construction and land development	394	—	—	394	205	—

Impaired loans	$1,530	—	—	1,530	562	102

December 31, 2014:
Commercial real estate	726	—	—	726	255	—
Residential real estate	564	—	—	564	—	—
Construction and land development	959	—	—	959	205	—

Impaired loans	$2,249	—	—	2,249	460	—

There was no foreclosed real estate at December 31, 2015. Foreclosed real estate at December 31, 2014 which is measured at fair value on a nonrecurring basis is as follows (in thousands):

	Total	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
December 31, 2014	$2,393	—	—	2,393	3,000	359

(15)	Goodwill

The Company acquired 100% of Prime Bank of Florida in 2008. The initial purchase price resulted in a premium of approximately $2.4 million, consisting mainly of goodwill, the goodwill is carried at its cost. The Company reviews its goodwill for possible impairment at least annually, or sooner in the event circumstances indicate that the carrying amounts may not be recoverable. No impairment of goodwill was recognized during the years ended December 31, 2015 and 2014.

(16)	Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.

(17)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17)	Regulatory Matters, Continued

prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2015, the Bank, became subject to the new Basel III capital level threshold requirements under the Prompt Corrective Action regulations with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. These new regulations were designed to ensure that banks maintain strong capital positions even in the event of severe economic downturns or unforeseen losses.

Changes that could affect the Bank going forward include additional constraints on the inclusion of deferred tax assets in capital and increased risk weightings for nonperforming loans and acquisition/development loans in regulatory capital. Under the new regulations in the first quarter of 2015, the Bank elected an irreversible one-time opt-out to exclude accumulated other comprehensive income from regulatory capital.

As of December 31, 2015, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. There are no conditions or events that management believes have changed the Bank’s category. Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are presented in the table (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2015:
Common equity tier 1 capital ratio	$29,032	13.10%	$9,970	4.50%	$14,401	6.50%
Tier 1 capital ratio	29,032	13.10	13,294	6.00	17,725	8.00
Total capital ratio	31,803	14.35	17,725	8.00	22,156	10.00
Tier 1 leverage ratio	29,032	10.10	11,493	4.00	14,366	5.00

As of December 31, 2014:
Tier 1 capital	26,533	13.21	8,033	4.00	12,050	6.00
Total capital ratio	28,981	14.43	16,066	8.00	20,083	10.00
Tier 1 leverage ratio	26,533	10.75	9,869	4.00	12,336	5.00

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18)	Earnings Per Share

Earnings per share (“EPS”) have been computed on the basis of the weighted-average number of shares of common stock outstanding. For the year ended December 31, 2015 and 2014, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method (dollars in thousands, except per share amounts):

	2015			2014
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Year Ended December 31:
Basic EPS:
Net earnings	$2,295	3,092,824	$0.74	$1,978	3,092,824	$0.64
Effect of dilutive securities-
Incremental shares from assumed conversion of options		31,382			11,735

Diluted EPS:
Net earnings	$2,295	3,124,206	$0.73	$1,978	3,104,559	$0.64

(19)	Acquisition of FBC Bancorp, Inc.

On May 10, 2016, FBC Bancorp, Inc., the parent holding company of Florida Bank of Commerce announced the signing of a definitive agreement pursuant to which Sunshine Bancorp, Inc. (NASDAQ) will acquire FBC in an all-stock merger transaction.

FBC BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

($ in thousands, except share amounts)

	At March 31, 2016	At December 31, 2015
	(Unaudited)
Assets
Cash and due from banks	$3,966	4,313
Interest-bearing demand deposits in other banks	46,572	36,555

Total cash and cash equivalents	50,538	40,868
Interest-bearing time deposits in other banks	100	100
Securities available for sale	16,326	16,945
Securities held to maturity (fair value of $1,976 and $1,946)	1,930	1,940
Loans held for sale	676	1,455
Loans, net of allowance for loan losses of $2,897 and $2,885	218,930	212,349
Accrued interest receivable	566	542
Premises and equipment, net	9,579	9,598
Federal Home Loan Bank stock, at cost	259	224
Goodwill	2,430	2,430
Deferred income taxes	732	546
Other assets	304	525

Total assets	$302,370	287,522

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	109,946	98,387
Savings, NOW and money-market deposits	142,436	140,667
Time deposits	12,296	12,892

Total deposits	264,678	251,946
Other borrowings	3,881	2,864
Other liabilities	1,310	835

Total liabilities	269,869	255,645

Commitments and contingencies (Notes 6 and 11)
Stockholders’ equity:
Preferred stock, $5 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value; 5,000,000 shares authorized, 3,096,824 and 3,092,824 shares issued and outstanding	15,484	15,464
Additional paid-in capital	16,470	16,446
Retained earnings (accumulated deficit)	356	(136)
Accumulated other comprehensive income	191	103

Total stockholders’ equity	32,501	31,877

Total liabilities and stockholders’ equity	$302,370	287,522

See Notes to Condensed Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Interest income:
Loans	$2,847	2,578
Securities	161	124

Total interest income	3,008	2,702

Interest expense:
Deposits	148	149
Borrowings	1	1

Total interest expense	149	150

Net interest income	2,859	2,552
Provision for loan losses	—	—

Net interest income after provision for loan losses	2,859	2,552

Noninterest income:
Service charges on deposit accounts	148	151
Gain on sale of loans	43	230
Other	11	6

Total noninterest income	202	387

Noninterest expense:
Salaries and employee benefits	1,281	1,133
Occupancy and equipment	310	304
Data processing	228	191
FDIC assessments	42	39
Professional fees	41	45
Other	359	442

Total noninterest expense	2,261	2,154

Earnings before income taxes	800	785
Income taxes	308	302

Net earnings	$492	483

Earnings per share (basic and diluted)	$.16	.16

See Notes to Condensed Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Net earnings	$492	483

Other comprehensive income (loss):
Net change in unrealized gain or loss on securities	141	(72)
Deferred income (tax benefit) taxes on above change	(53)	27

Total other comprehensive income (loss)	88	(45)

Comprehensive income	$580	438

See Notes to Condensed Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Stockholders’ Equity

Three Months Ended March 31, 2016 and 2015

($ in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount
Balance December 31, 2014	3,092,824	15,464	16,396	(2,431)	171	29,600
Net earnings (unaudited)	—	—	—	483	—	483
Change in unrealized gain on securities available for sale, net of income taxes (unaudited)	—	—	—	—	45	45
Stock-based compensation (unaudited)	—	—	12	—	—	12

Balance March 31, 2015 (unaudited)	3,092,824	$15,464	16,408	(1,948)	216	30,140

Balance December 31, 2015	3,092,824	$15,464	16,446	(136)	103	31,877
Net earnings (unaudited)	—	—	—	492	—	492
Change in unrealized gain on securities available for sale, net of income taxes (unaudited)	—	—	—	—	88	88
Stock issued for exercised stock options (unaudited)	4,000	20	10	—	—	30
Stock-based compensation (unaudited)	—	—	14	—	—	14

Balance March 31, 2016 (unaudited)	3,096,824	$15,484	16,470	356	191	32,501

See Notes to Condensed Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$492	483
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	(239)	242
Provision for loan losses	—	—
Net amortization of deferred loan fees and costs	12	(22)
Proceeds from sale of loans held for sale	2,647	4,879
Originations of loans held for sale	(1,825)	(4,887)
Gain on sale of loans	(43)	(230)
Write-down of foreclosed real estate	—	113
Gain on sale of foreclosed real estate	—	10
Depreciation and amortization	74	88
Net amortization of securities available for sale	32	46
Stock-based compensation	14	12
(Increase) decrease in accrued interest receivable	(24)	(43)
Increase (decrease) in other liabilities	475	(399)
Decrease in other assets	221	42

Net cash provided by operating activities	1,836	334

Cash flows from investing activities:
Proceeds from maturities, repayments and calls of securities	738	839
Proceeds from sale of foreclosed real estate	—	1,785
(Purchase) of FHLB stock	(35)	(8)
Net increase in loans	(6,593)	(9,067)
Premises and equipment additions, net	(55)	(23)

Net cash used in investing activities	(5,945)	(6,474)

Cash flows from financing activities:
Net increase in deposits	12,732	21,897
Increase in other borrowings	1,017	167
Proceeds from exercised stock options	30	—

Net cash provided by financing activities	13,779	22,064

Net increase in cash and cash equivalents	9,670	15,924
Cash and cash equivalents at beginning of period	40,868	17,756

Cash and cash equivalents at end of period	$50,538	33,680

Supplemental disclosure:
Interest paid	$147	162

Income taxes paid	$308	357

Noncash transactions:
Accumulated other comprehensive income, change in unrealized gain on securities available for sale, net of tax	$88	45

See Notes to Condensed Consolidated Financial Statements.

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

At March 31, 2016 and the Three Months Ended March 31, 2016 and 2015

(1)	Description of Business and Basis of Presentation

Organization. FBC Bancorp, Inc. (the “Holding Company”) is a bank holding company which owns 100% of the outstanding common shares of Florida Bank of Commerce (the “Bank”). The Bank is state-chartered, full-service commercial banking institution headquartered in Orlando, Florida with six full-service banking offices in the Central Florida area. The Bank’s deposits are insured, up to the applicable limits by the Federal Deposit Insurance Corporation. Collectively, the Holding Company and the Bank are referred to as the “Company.”

The following is a description of the significant accounting policies and practices followed by the Company, which conform to Accounting Principles Generally Accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.

The accompanying consolidated financial statements include the Holding Company and its subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying condensed consolidated financial statements of the Company contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2016, and the results of operations for the three months ended March 31, 2016 and 2015. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full year.

Comprehensive Income. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive income.

Stock Compensation Plans. The Company expenses the fair value of stock options granted. The Company recognizes stock-based compensation in salaries and employee benefits for officers and employees in the accompanying consolidated statements of earnings. The expense is recognized on a straight-line basis over the vesting periods.

(2)	Securities

The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At March 31, 2016:
Available for Sale-
Mortgage-backed securities	$16,020	306	—	16,326

Held to Maturity-
Mortgage-backed securities	$1,930	46	—	1,976

At December 31, 2015:
Available for Sale-
Mortgage-backed securities	$16,780	184	(19)	16,945

Held to Maturity-
Mortgage-backed securities	$1,940	6	—	1,946

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(2)	Securities, Continued

During the three months ended March 31, 2016 and 2015, no securities were transferred in or out of Level 1, Level 2 or Level 3.

The following schedule shows those securities with gross unrealized losses, aggregated by investment category and length of time that the securities have been in a continuous loss position, as well as their estimated fair value (in thousands):

	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
March 31, 2016:
Available for Sale-
Mortgage-backed securities	$—	—	—	—

December 31, 2015:
Available for Sale-
Mortgage-backed securities	$(19)	5,221	—	—

(3)	Loans

The loan portfolio segments and classes are as follows (in thousands):

	At March 31, 2016	At December 31, 2015
Real estate mortgage:
Commercial real estate	$126,645	126,377
Residential real estate	26,494	25,770
Construction and land development	28,270	27,338

Total real estate mortgage	181,409	179,485

Commercial	27,022	23,571
Consumer and other	13,691	12,485

Total loans	222,122	215,541
Allowance for loan losses	(2,897)	(2,885)
Unearned loan fees	(295)	(307)

Loans, net	$218,930	212,349

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Board. The portfolio segments identified by the Company are as follows:

Real Estate Mortgage. The real estate mortgage loans segment is divided into three classes: Commercial real estate, Residential real estate and Construction and land development.

Commercial Real Estate. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loans, Continued

on office buildings, apartments, retail and mixed-use properties, churches, warehouses and restaurants located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are typically larger than residential loans and involve greater credit risk. These loan types also are considered a higher degree of credit risks due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Residential Real Estate. Residential real estate loans consists of mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties. These loans are collateralized by first or second mortgages on owner-occupied, second homes or investment residential properties located in the Company’s market area. The Company’s underwriting analysis includes reviewing the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. The risks inherent with these types of loans are economic conditions affecting the borrower’s future employment affecting his ability to continue servicing debt repayments as well as declining collateral values.

Construction and Land Development. Construction loans to borrowers are to finance the construction of owner occupied and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the collateral property. Construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring construction progress and overall market saturations which may affect values negatively during an economic downturn. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land development loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring development progress, and overall market saturations which may affect values negatively. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

Commercial. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans are also made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loans, Continued

Consumer and Other. Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles and boats. The Company also offers home improvement loans, lines of credit including home equity lines of credit, personal loans and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit and the secondary source of repayment. Consumer loans are made at fixed- and variable-interest rates and may be made on terms of up to ten years. The risk inherent with this type of lending is economic conditions affecting the borrower’s future employment or their spouse’s loss of job affecting their ability to continue servicing debt repayments. Risk is mitigated by the fact that the loans are of smaller individual amounts.

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Mortgage Loans	Commercial	Consumer	Unallocated	Total

Three Months Ended March 31, 2016:
Beginning balance	$2,310	167	56	352	2,885
Provision (credit) for loan losses	202	(45)	28	(185)	—
Recoveries, net of charge-offs	10	2	—	—	12

Ending balance	$2,522	124	84	167	2,897

Individually evaluated for impairment:
Recorded investment	$1,136	—	—	—	1,136

Balance in allowance for loan losses	$—	—	—	—	—

Collectively evaluated for impairment:
Recorded investment	$180,273	27,022	13,691	—	220,986

Balance in allowance for loan losses	$2,522	124	84	167	2,897

Three Months Ended March 31, 2015:
Beginning balance	2,187	148	148	404	2,887
Provision (credit) for loan losses	61	(1)	(46)	4	—
Recoveries, net of charge-offs	(6)	(3)	—	—	(9)

Ending balance	$2,242	144	102	408	2,896

Individually evaluated for impairment:
Recorded investment	$1,121	—	—	—	1,121

Balance in allowance for loan losses	$—	—	—	—	—

Collectively evaluated for impairment:
Recorded investment	$167,061	22,912	11,588	—	201,561

Balance in allowance for loan losses	$2,242	144	102	408	2,896

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Construction and Land	Commercial	Consumer	Total

Credit Risk Profile by Internally Assigned Grade:
At March 31, 2016:
Grade:
Pass	$121,311	26,025	27,142	27,022	13,691	215,191
Special mention	4,641	—	1,128	—	—	5,769
Substandard	693	469	—	—	—	1,162
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$126,645	26,494	28,270	27,022	13,691	222,122

At December 31, 2015:
Grade:
Pass	121,638	25,301	25,801	22,972	12,485	208,197
Special mention	4,072	—	1,143	599	—	5,814
Substandard	667	469	394	—	—	1,530
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$126,377	25,770	27,338	23,571	12,485	215,541

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance and nonhomogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on at least an annual basis. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loans, Continued

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At March 31, 2016:
Real estate mortgage loans:
Commercial real estate	$127	—	—	127	125,851	667	126,645
Residential real estate	—	—	—	—	26,025	469	26,494
Construction and land	—	—	—	—	28,270	—	28,270
Commercial	—	—	—	—	27,022	—	27,022
Consumer	—	—	—	—	13,691	—	13,691

Total	$127	—	—	127	220,859	1,136	222,122

At December 31, 2015:
Real estate mortgage loans:
Commercial real estate	—	128	—	128	125,582	667	126,377
Residential real estate	803	—	—	803	24,498	469	25,770
Construction and land	—	—	—	—	26,944	394	27,338
Commercial	—	—	—	—	23,571	—	23,571
Consumer	—	—	—	—	12,485	—	12,485

Total	$803	128	—	931	213,080	1,530	215,541

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
March 31, 2016:
Real estate mortgage loans:
Commercial real estate	$667	935	—	—	—	667	935	—
Residential real estate	469	558	—	—	—	469	558	—
Construction and land	—	—	—	—	—	—	—	—

	$1,136	1,493	—	—	—	1,136	1,493	—

December 31, 2015:
Real estate mortgage loans:
Commercial real estate	667	935	—	—	—	667	935	—
Residential real estate	469	558	—	—	—	469	558	—
Construction and land	394	599	—	—	—	394	599	—

	$1,530	2,092	—	—	—	1,530	2,092	—

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For the Three Months Ended March 31, 2016:
Real estate mortgage loans:
Commercial real estate	$667	—	—
Residential real estate	469	—	—
Construction and land	282	—	—

	$1,395	—	—

For the Three Months Ended March 31, 2015:
Real estate mortgage loans:
Commercial real estate	711	—	—
Residential real estate	478	—	—
Construction and land	480	—	—

	$1,669	—	—

The Company grants the majority of its loans to borrowers throughout Orange and Brevard Counties in Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy of Orange and Brevard Counties and the State of Florida and the United States. The Company does not have significant concentrations to any one industry or customer.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(4)	Federal Home Loan Bank (“FHLB”) Advances

The Company occasionally borrows against its daily advance line of credit with FHLB. At March 31, 2016 and 2015, there were no outstanding amounts under this line. Borrowings under this line are collateralized by a blanket lien on portions of the Company’s commercial real estate loan portfolios. At March 31, 2016, the Company had available credit with the FHLB of $57 million.

(5)	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At March 31, 2016		At December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$50,538	50,538	40,868	40,868
Time deposits	100	100	100	100
Securities available for sale	16,326	16,326	16,945	16,945
Securities held to maturity	1,930	1,976	1,940	1,946
Loans held for sale	676	676	1,455	1,455
Loans	218,930	221,678	213,349	215,307
Accrued interest receivable	566	566	542	542
Federal Home Loan Bank stock	259	259	224	224

Financial liabilities:
Deposits	264,678	258,734	251,946	244,353
Other borrowings	3,881	3,881	2,864	2,864

Off-balance-sheet financial instruments	—	—	—	—

(6)	Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(6)	Off-Balance Sheet Financial Instruments, Continued

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party and to support private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit.

Commitments to extend credit and standby letters of credit typically result in loans with a market interest rate when funded.

A summary of the amounts of the Bank’s financial instruments with off-balance sheet risk at March 31, 2016 follows (in thousands):

Contract Amount
Commitments to extend credit	$5,090

Unused lines of credit	$34,138

Standby letters of credit	$2,141

(7)	Stock-Based Compensation

The Company had two stock option plans (the “2005 plans”) for directors and employees. The 2005 plans were terminated in 2014. At March 31, 2016, 27,738 options remain outstanding. No options are available for grant from the 2005 plans.

In 2014, the Company established two new stock option plans (the “2014 plans”) for directors and employees. Under the two plans, the number of options which may be granted to purchase common stock is 275,000 for employees and 110,900 for directors. At March 31, 2016, 9,916 options remain available for grant to directors and 131,172 options remain available for grant to employees. Both the directors’ and employee options vest over five years and have a life of ten years.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended		Year Ended December 31,
	March 31,
	2016	2015	2015
Risk-free interest rate	1.35%	1.28%	1.35%
Expected dividend yield	—	—	—
Expected stock volatility	10.00%	10.00%	10.00%
Expected life in years	6.25	6.50	6.25
Per share grant-date fair value of options issued during the year	$1.05	.96	1.05

The Company used the guidance issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on historical volatility of similar peer bank’s common stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s expectation of divided payments.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(7)	Stock-Based Compensation, Continued

A summary of the activity in the Company’s stock option plans is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2014	303,090	$9.20
Granted	—
Forfeited	—

Outstanding at March 31, 2015	303,090	$9.20	2.77 years

Outstanding at December 31, 2015	277,550	9.12
Granted	—
Forfeited	(1,000)
Exercised	(4,000)

Outstanding at March 31, 2016	272,550	$9.15	3.34 years

Exercisable at March 31, 2016	123,463

At March 31, 2016, there was $152,622 of total unrecognized compensation expense related to nonvested options granted under the plans. That cost is expected to be recognized in expense ratably as the options vest over the remaining weighted-average vesting period. The total fair value of shares vesting and recognized as compensation expense was $14,000 and $12,000 for the three months ended March 31, 2016 and 2015, respectively.

(8)	Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2016-
Mortgage-backed securities	$16,326	—	16,326	—

December 31, 2015-
Mortgage-backed securities	$16,945	—	16,945	—

During the three months ended March 31, 2016 and 2015, no securities were transferred in or out of Level 1, Level 2 or Level 3.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(8)	Fair Value Measurements, Continued

Impaired loans measured at fair value on a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
March 31, 2016:
Commercial real estate	$667	—	—	667	268	—
Residential real estate	469	—	—	469	89	—
Construction and land development	—	—	—	—	—	—

Impaired loans	$1,136	—	—	1,136	357	—

December 31, 2015:
Commercial real estate	667	—	—	667	268	13
Residential real estate	469	—	—	469	89	89
Construction and land development	394	—	—	394	205	—

Impaired loans	$1,530	—	—	1,530	562	102

There was no foreclosed real estate at March 31, 2016 or December 31, 2015.

(9)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2015, the Bank, became subject to the new Basel III capital level threshold requirements under the Prompt Corrective Action regulations with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. These new regulations were designed to ensure that banks maintain strong capital positions even in the event of severe economic downturns or unforeseen losses.

Changes that could affect the Bank going forward include additional constraints on the inclusion of deferred tax assets in capital and increased risk weightings for nonperforming loans and acquisition/development loans in regulatory capital. Under the new regulations in the first quarter of 2015, the Bank elected an irreversible one-time opt-out to exclude accumulated other comprehensive income from regulatory capital.

(continued)

FBC BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(9)	Regulatory Matters, Continued

As of March 31, 2016, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. There are no conditions or events that management believes have changed the Bank’s category. Management believes, as of March 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are presented in the table (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of March 31, 2016:
Common equity tier 1 capital ratio	$29,535	12.91%	$10,292	4.50%	$14,867	6.50%
Tier 1 capital ratio	29,535	12.91	13,723	6.00	18,298	8.00
Total capital ratio	32,394	14.16	18,298	8.00	23,263	10.00
Tier 1 leverage ratio	29,535	10.16	17,447	4.00	22,872	5.00

As of December 31, 2015:
Common equity tier 1 capital ratio	29,032	13.10	9,970	4.50	14,401	6.50
Tier 1 capital ratio	29,032	13.10	13,294	6.00	17,725	8.00
Total capital ratio	31,803	14.35	17,725	8.00	22,156	10.00
Tier 1 leverage ratio	29,032	10.10	11,493	4.00	14,366	5.00

(10)	Earnings Per Share

Earnings per share (“EPS”) have been computed on the basis of the weighted-average number of shares of common stock outstanding. For the three months ended March 31, 2016 and 2015, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method (dollars in thousands, except per share amounts):

	2016			2015
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Three Months Ended March 31:
Basic EPS:
Net earnings	$492	3,095,792	$0.16	$483	3,092,824	$0.16
Effect of dilutive securities-
Incremental shares from assumed conversion of options		34,928			16,945

Diluted EPS:
Net earnings	$492	3,130,720	$0.16	$483	3,109,769	$0.16

(11)	Acquisition of FBC Bancorp, Inc.

On May 10, 2016, FBC Bancorp, Inc., the parent holding company of Florida Bank of Commerce announced the signing of a definitive agreement pursuant to which Sunshine Bancorp, Inc. (NASDAQ) will acquire FBC in an all-stock merger transaction.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 9, 2016

BY AND AMONG

SUNSHINE BANCORP, INC.,

SUNSHINE BANK,

FBC BANCORP, INC.

AND

FLORIDA BANK OF COMMERCE

[Note: Exhibits and schedules have been omitted pursuant to Item 601 (b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.]

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 9, 2016, by and among Sunshine Bancorp, Inc., a Maryland corporation (“Buyer”), Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), FBC Bancorp, Inc., a Florida corporation (“Company”), and Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”).

WITNESSETH

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A-1 (each a “FBC Voting Agreement” and collectively, the “FBC Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement and as additional consideration to Company to enter into this Agreement, each of the directors and certain officers and principal holders of the Buyer Common Stock have entered into a voting agreement with Company dated as of the date hereof, the form of which is attached hereto as Exhibit A-2 (each a “Buyer Voting Agreement” and collectively, the “Buyer Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Buyer Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the FBCA and the MGCL. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the MGCL (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03. Directors and Officers of Surviving Entity.

(a) Buyer and Buyer Bank shall take such corporate actions as necessary so that effective immediately after the Closing Date, (a) the board of directors of each of Buyer and Buyer Bank shall be comprised of fifteen (15) individuals, and (b) five (5) individuals, as set forth on Company Disclosure Schedule 1.03, each of whom is a director of Company (as of the date hereof and as of the Effective Time) and who is designated by Buyer and Buyer Bank, in consultation with Company, shall be appointed and elected to the Buyer’s and Buyer Bank’s boards of directors.

(b) On the Closing Date, Company’s Chief Executive Officer shall enter into an executive employment agreement with Buyer Bank, the form of which is attached hereto as Exhibit B (the “Executive Employment Agreement”).

Section 1.04. Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger

Section 1.05. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Florida Secretary of State and the Maryland Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which Effective Time shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b) The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter. Prior to the Effective Time, Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Buyer, 102 West Baker Street, Plant City, Florida 33563, or such other place as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(b) and Article 6 hereof.

Section 1.06. Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07. Reservation of Right to Revise Structure. Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to any holder of Company Common Stock as Merger Consideration, (ii) impede or delay consummation of the Merger, (iii) adversely or alter or change the federal income tax treatment of holders of Company Common Stock in connection with the Merger from what such treatment would have been absent such change, (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company in any material respect. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Section 1.08. Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Buyer nor Company by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of the other party’s Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or the other party’s Subsidiaries.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the Merger Consideration (and cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2.

Section 2.02. Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (subject to the provisions of Section 2.07). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Average VWAP of the Buyer Common Stock as of the Closing Date.

Section 2.04. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05. Stock Options, Other Stock-Based Awards and Warrants.

(a) Unless otherwise noted, the provisions of this Section 2.05 pertain to all options and other stock-based awards granted by Company, including but not limited to awards granted under Company’s 2014 Directors’ Stock Option Plan and 2014 Officers’ and Employees’ Stock Option Plan, issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Awards”), provided, however, that any accelerated vesting performed pursuant to this Section 2.05 shall only be performed if required by the terms of the Company Stock Awards as in effect on the date hereof without any further action by Company.

(b) As of the Effective Time, Buyer shall either (i) assume any Company Stock Awards substantially in accordance with the terms of the Company Stock Awards; or (ii) ; substitute the Company Stock Awards for substantially identical awards under any Buyer Stock Plans or other plans to be adopted by Buyer before the Effective Time (including substantially identical vesting and termination provisions in such Company Stock Awards), such that after the Merger and without any action on the part of the holders of any Company Stock Awards, the Company Stock Awards shall be converted into and become rights with respect to Buyer Common Stock. From and after the Effective Time and after giving effect to the foregoing assumption or substitution: (i) each Company Stock Award assumed or substituted by Buyer may be exercised solely for shares of Buyer Common Stock; (ii) the number of shares of Buyer Common Stock subject to such Company Stock Award shall be equal to the number of shares of Company Common Stock subject to such Company Stock Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share); and (iii) the per share exercise price under each such Company Stock Award shall be equal to the exercise price under each such Company Stock Award immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an “incentive stock option.” Buyer and Company agree to take all necessary steps to effect the provisions of this Section 2.05. Buyer shall cause the shares of Buyer Common Stock issuable upon exercise of the Company Stock Awards after the Effective Time to be registered under the Securities Act and applicable state securities laws and to be authorized for listing on NASDAQ.

(c) At or prior to the Effective Time, Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Company or Company Bank employee or other participant consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.05.

Section 2.06. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required under the terms of the Exchange Agent Agreement, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (“Holder”) appropriate and customary transmittal materials in a form reasonably satisfactory to Company and the Exchange Agent, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders of shares of Company Common Stock, which books shall be conclusive with respect thereto.

Section 2.07. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the FBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the FBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Common Stock held by him in accordance with the applicable provisions of the FBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his Certificates or Book-Entry Shares pursuant to Section 2.06. Buyer shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.

Section 2.08. Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver the aggregate Merger Consideration payable under the terms hereof (together with, to the extent then determinable any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.08 and Section 2.09(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.09. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a non-dissenting Holder will be entitled to receive as promptly as practicable thereafter the aggregate Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 to be issued or paid in respect of the shares of Company Common Stock represented by such Holder’s Certificates or Book-Entry Shares. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b) In the event of a transfer of ownership of a Certificate or Book-Entry Shares for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate or Book-Entry Share shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Share, Buyer and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) or Book-Entry Share is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.10. Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (y) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards (provided that the applicable sales price or exercise price per share of such issuances under clause (y) is equal to the then-fair market value of one share of Buyer Common Stock, as determined in good faith by Buyer’s board of directors).

Section 2.11. Exemption from Liability Under Section 16(b). Prior to the Effective Time, Company and Buyer shall take all commercially reasonable steps as may be required to cause any dispositions of Company Common Stock or Company Stock Awards and any acquisitions of Buyer Common Stock or any awards under Buyer Stock Plans resulting from the transactions contemplated by this Agreement by each director or officer of Company who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5; provided, however, that nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02. Organization, Standing and Authority.

(a) Company is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has not elected to be a treated as a financial holding company under such Act. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a Florida state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Company Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Atlanta.

Section 3.03. Capital Stock.

(a) The authorized capital stock of Company consists solely of (i) 5,000,000 shares of Company Common Stock, par value $5.00 per share, of which, as of the date of this Agreement, 3,096,824 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $5.00 per share, none of which is issued and outstanding as of the date of this Agreement. As of the date of this Agreement, no shares of Company Common Stock or Company preferred stock were reserved for issuance, except for 294,550 shares of Company Common Stock underlying options currently outstanding; and 105,172 shares of Company Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the 2014 Directors’ Stock Option Plan and 2014 Officers’ and Employees’ Stock Option Plan. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the security holders of the Company, showing the number of shares of Company Common Stock or other securities of the Company held by each such security holder, and in the case of options, warrants and other exercisable securities, the exercise price thereof and the number and type of securities issuable thereunder.

(b) There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c) Except as set forth in Section 3.03(a), as of the date of this Agreement, there are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the FBC Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(b), since December 31, 2014 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or other equity securities of the Company or (B) issued or awarded any Company Stock Awards.

(d) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

(e) Company Disclosure Schedule 3.03(d) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Company Common Stock issued under the Company Stock Awards, the number of shares of Company Common Stock subject to outstanding Company Stock Awards and the number of shares of Company Common Stock reserved for future issuance for the Company Stock Awards; (ii) all outstanding Company Stock Awards, indicating with respect to each such award the name of the holder thereof, the number of shares of Company Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Company Common Stock subject to such warrant and the exercise price thereof. Company has provided to Buyer complete and accurate copies of the 2014 Directors’ Stock Option Plan and 2014 Officers’ and Employees’ Stock Option Plan and the forms of all award agreements related thereto, along with copies of all warrants.

Section 3.04. Subsidiaries.

(a) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a).

Section 3.05. Corporate Power.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b) Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in material violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06. Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Immediately following the execution of this

Agreement, in accordance with Section 5.23, Company, as the sole shareholder of Company Bank, shall approve this Agreement and the Bank Merger (the “Company Bank Shareholder Approval”). Promptly following execution of this Agreement, Company, as the sole shareholder of Company Bank shall approve the Plan of Bank Merger. Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the FBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 3.07. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC, the Florida Office of Financial Regulation, the Maryland Office of the Commissioner of Financial Regulation, the filing of the Articles of Merger with the Maryland Secretary of State and the Florida Secretary of State, respectively, the filing or issuance of the articles of combination with or by the Florida Secretary of State, the Florida Office of Financial Regulation and the OCC, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and the approval of the listing of such Buyer Common Stock on NASDAQ in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) expect as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) except as set forth in Company Disclosure Schedule 3.07(a), conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on Company.

(b) As of the date hereof, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08. Financial Statements.

(a) Prior to the execution of this Agreement, Company has delivered to Buyer true and complete copies of the following financial statements (which are set forth in Company Disclosure Schedule 3.08): (i) Company’s consolidated audited balance sheets as of December 31, 2015, 2014 and 2013 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) Company’s consolidated unaudited balance sheets as of March 31, 2016 and the related consolidated unaudited statements of operations and shareholders’ equity for the three-month period then ended (the “Unaudited Financial Statements”); and (iii) Call Reports for Company Bank as of the close of business on December 31, 2015, 2014, and 2013 and March 31, 2016. The Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”. All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Audited Financial Statements) in all material respects its financial condition and results of operations at and as of the respective dates thereof and for the respective periods covered thereby.

(b) Except as has not been and would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective.

(c) Since January 1, 2013, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09. Regulatory Reports. Since January 1, 2013, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Florida Office of Financial Regulation and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2013 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2013.

Section 3.10. Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2014, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank and to Company’s Knowledge as of the date hereof, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or Company Bank in the future; (b) since December 31, 2014 to the date hereof there has not been (i) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (vii) any lease of real or personal property entered into, other than in connection with foreclosed property.

Section 3.11. Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12. Compliance with Laws.

(a) Company and each of its Subsidiaries is, and have been since January 1, 2013, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the

Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans. Neither Company nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.

(c) Except as set forth in Company Disclosure Schedule 3.12 or would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2013 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13. Company Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.13(a), as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries; (iii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) relating to the lease of personal property having a value in excess of $50,000; (viii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Company or Company Bank; and (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company or Company Bank. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14. Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application and since January 1, 2014, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15. Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Company Disclosure Schedule 3.15 and pursuant to letter agreements listed thereon, true, complete and correct copies of which have been previously delivered to Buyer.

Section 3.16. Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Code Sections 414(b), (c) or (m) (“Controlled Group Members”) (such current and former employees collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members or (iii) with respect to which Company, any of its Subsidiaries, or any Controlled Group Members has any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). Neither Company nor any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year) and the most recent IRS determination, opinion, notification and advisory letters, with respect thereto. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c) Each Company Benefit Plan is in compliance in all material respects with its terms and in operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and, to Company’s Knowledge, nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. In all material respects, all Company Benefits Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). Neither Company nor any of its Subsidiaries or any Controlled Group Member has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Member to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission.

There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.

(f) Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and neither Company nor Company Bank has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(g) All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(h) Except as set forth in Company Disclosure Schedule 3.16(h) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in material compliance with, and has been operated in material compliance with, Section 409A of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries or Controlled Group Members has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Company Disclosure Schedule 3.16(j) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) Except for failures that have not had and would not reasonably be expected to have, a Material Adverse Effect on Company, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17. Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18. Environmental Matters.

(a) Except as set forth in Company Disclosure Schedule 3.18(a), to Company’s Knowledge there has been no release of Hazardous Substances at, on, or under any Company Loan Property, nor has there been any release of Hazardous Substances at, on, or under any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) Except as set forth in Company Disclosure Schedule 3.18(b), to Company’s Knowledge neither Company nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as set forth in Company Disclosure Schedule 3.18(c), each of the Company and its Subsidiaries, and, to the Company’s Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan documentation regarding real property securing a Loan made in the Ordinary Course of Business to a third party that is not an affiliate of the Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all applicable Environmental Law.

(d) To the Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(f) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(g) Except as set forth in Company Disclosure Schedule 3.18(g), to Company’s Knowledge there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(h) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries. Company Disclosure Schedule 3.18(h) includes a list of the environmental reports and other information provided.

(i) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

Section 3.19. Tax Matters.

(a) Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Except as set forth in Company Disclosure Schedule 3.19(a), since January 1, 2014, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2015, 2014, 2013 and 2012. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2015, 2014, 2013 and 2012. Company has timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Company Disclosure Schedule 3.19(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of December 31, 2015, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Except as set forth in Company Disclosure Schedule 3.19(g), since January 1, 2012, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Except as set forth in Company Disclosure Schedule 3.19(j), neither the execution of this Agreement, Company shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) give rise to an additional Tax under Section 409A of the Code, or (ii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.20. Investment Securities. Company Disclosure Schedule 3.20 sets forth as of March 31, 2016, the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between March 31, 2016 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after March 31, 2016.

Section 3.21. Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with prudent banking practices and applicable Laws and regulatory policies of any Governmental Authority, and were entered into in the Ordinary Course of Business and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction outstanding as of the date of this Agreement is listed in Company Disclosure Schedule 3.21(b), and the financial position of Company or Company Bank under or with respect to each has been reflected in the Financial Statements in accordance with GAAP, and as of the date of this Agreement no open exposure of Company or Company Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Company Disclosure Schedule 3.21(b).

(c) No Derivative Transaction outstanding as of the date of this Agreement, were it to be treated as a Loan held by Company or any of its Subsidiaries, would as of the date hereof be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22. Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Florida Office of Financial Regulation. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23. Loans; Nonperforming and Classified Assets.

(a) Company Disclosure Schedule 3.23(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of March 31, 2016, and (ii) identifies, as of March 31, 2016, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date.

(b) Company Disclosure Schedule 3.23(b) identifies, as of March 31, 2016, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by

Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Company Disclosure Schedule 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of March 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since March 31, 2016 and any sales of OREO between March 31, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Company Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.23(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f) Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.

(i) Company and Company Bank have not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.23(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

Section 3.24. Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial Statements and (b) the Unaudited Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25. Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26. Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27. Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28. Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29. Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons who are customers, former customers and prospective customers that will be transferred to Buyer and the Buyer Bank pursuant to this Agreement.

Section 3.30. Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any of its respective directors, executive officers or to any of their respective Affiliates or Associates or other Affiliates of the Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2014, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.31. Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31(a), Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for taxes and other governmental charges and assessments, which are not yet due and payable, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable. Except as set forth on Company Disclosure Schedule 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Company Disclosure Schedule 3.31(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer.

(b) Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a breach by Company or any of its Subsidiaries of, or default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete in all material respects of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Company Disclosure Schedule 3.31(b), have been furnished or made available to Buyer.

(c) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

Section 3.32. Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property.

(a) The Company or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). To the Company’s Knowledge, the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company.

(b) Except as set for on Company Disclosure Schedule 3.32, the Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and have the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.32.

(c) The Company Intellectual Property owned by the Company or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(d) None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(e) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). No other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(f) Set forth on Company Disclosure Schedule 3.32 is a complete and accurate list and summary description, including any royalties paid or received by the Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.32 is a list of all items of material Company Intellectual Property which is or has been used or proposed for use in or in connection with, is useful, reasonably necessary, or otherwise related to the business that is licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software).

(g) Company Disclosure Schedule 3.32 contains a complete and accurate list and summary description of all Patents included in the Company Intellectual Property.

(h) Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(i) Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.33. Insurance. Company Disclosure Schedule 3.33 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with what the Company believes are very reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither

Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement.

Section 3.34. Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.

Section 3.35. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.36. Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.37. Company Information. No statement, certificate, instrument, or other writing furnished or to be furnished by Company or Company Bank to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or incorporation by reference therein, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.38. No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in (i) the Buyer Reports filed prior to the date hereof or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02. Organization, Standing and Authority.

(a) Buyer is a Maryland corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Maryland and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is a savings bank duly organized and validly existing under the laws of the United States of America. Buyer Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

Section 4.03. Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, (Y) 5,700 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Buyer Series A Preferred Stock”), of which none are outstanding and (Z) no other shares of preferred stock were outstanding, and (ii) 50,000,000 shares of Buyer Common Stock, of which, as of March 18, 2016, 5,265,950 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) Except (i) for any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. The Capitalization Table set forth on Buyer Disclosure Schedule 4.03(b) sets forth a true, correct and complete list of all options, warrants and other exercisable securities as of the date of this Agreement, and the exercise price thereof and the number and type of securities issuable thereunder. Except (I) as set forth in Section 4.03(a), (II) for any grants or awards properly issued to officers, directors or employees of Buyer or

Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer or (III) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date of this Agreement, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. There are no obligations, contingent or otherwise, of Buyer or any of Buyer’s subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any such Subsidiary. Other than the Buyer Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Other than that certain Purchase Agreement, dated as of December 2, 2015 and filed as an exhibit to the Company’s Current Report on Form 8-K that was filed on December 2, 2015, there are no other agreements or arrangements under which Buyer is obligated to register the sale of any of its securities under the Securities Act.

(c) Neither the Buyer nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 4.04. Corporate Power.

(a) Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b) Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Articles of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05. Corporate Authority.

(a) Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.23, Buyer, as the sole shareholder of Company Bank, shall approve this Agreement, and the Bank Merger (the “Buyer Bank Shareholder Approval”). Promptly following execution of this Agreement, Buyer, as the sole shareholder of Buyer Bank, shall approve the Plan of Bank Merger. Buyer’s Board of Directors has directed that this Agreement be submitted to Buyer’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Buyer Shareholder Approval in accordance with the MGCL and Buyer’s Articles of Incorporation and Bylaws and the receipt of the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Articles of Incorporation of Buyer and Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

(b) Except as set forth on Buyer Disclosure Schedule 4.05(b), Buyer Bank is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federal savings banks. Buyer Disclosure Schedule 4.05(b) sets forth a calculation of Buyer Bank’s compliance with the Qualified Thrift Lender requirements applicable to federal savings associations.

Section 4.06. SEC Documents; Financial Statements.

(a) Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2015 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Buyer 2015 Form 10-K”) and, except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c) Buyer and each of its Subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as has not been and would not reasonably be expected to be material to Buyer, Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(d) Since January 1, 2013, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.07. Regulatory Reports. Since January 1, 2013, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, the OCC, and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2013 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2013.

Section 4.08. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC, the Florida Office of Financial Regulation, Maryland Office of the Commissioner of Financial Regulation, the filing of the Articles of Merger with the Maryland Secretary of State and the Florida Secretary of State, respectively, the filing or issuance of the articles of combination with or by the Florida Secretary of State, the Florida Office of Financial Regulation and the OCC, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(b) As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.09. Legal Proceedings. Except as set forth in the Buyer Reports, as of the date of this Agreement:

(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.10. Absence of Certain Changes or Events. Since December 31, 2015 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.11. Compliance with Laws.

(a) Buyer and each of its Subsidiaries is, and have been since January 1, 2013, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Buyer and Buyer Bank and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(c) Except as would not be reasonably expected to be material, neither Buyer nor Buyer Bank has received, since January 1, 2013 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.12. Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Buyer Disclosure Schedule 4.12 and pursuant to letter agreements listed thereon, true, complete and correct copies of which have been previously delivered to Company.

Section 4.13. Tax Matters.

(a) Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2014, no written claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Buyer’s Knowledge, pending with respect to Buyer or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(c) Buyer has made available to Company true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2015 and 2014. Buyer has delivered to Company correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Buyer with respect to income Taxes filed for the years ended December 31, 2015 and 2014. Buyer has timely and properly taken such actions in response to and in compliance with written notices that Buyer has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

Section 4.14. Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15. Buyer Material Contracts; Defaults.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the Buyer 2015 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Buyer Material Contract”).

(b) (i) Each Buyer Material Contract is valid and binding on Buyer and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Buyer, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Buyer or Buyer Bank; and (ii) neither Buyer nor any of its Subsidiaries is in default under any Buyer Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer or Buyer Bank. No material power of attorney or similar authorization given directly or indirectly by Buyer or any of its Subsidiaries is currently outstanding.

Section 4.16. Employee Benefit Plans.

(a) All Buyer Benefit Plans, are identified and described in Buyer Disclosure Schedule 4.16(a). Neither Buyer nor any of its Subsidiaries or Buyer Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Buyer Benefit Plan (except to the extent required by Law).

(b) Each Buyer Benefit Plan is in compliance in all material respects with its terms and in operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Buyer 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Buyer nor Buyer Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Buyer 401(a) Plan under Section 401(a) of the Code, and, to Buyer’s Knowledge, nothing has occurred that would be expected to result in the Buyer 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. In all material respects, all Buyer Benefits Plans have been administered in accordance with their terms. There is no pending or, to Buyer’s Knowledge, threatened litigation or regulatory action relating to the Buyer Benefit Plans (other than routine claims for benefits or matters that are not material). Neither Buyer nor any of its Subsidiaries or any Buyer Controlled Group Member has engaged in a transaction with respect to any Buyer Benefit Plan, including a Buyer 401(a) Plan that could subject Buyer, any of its Subsidiaries or any Buyer Controlled Group Member to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Buyer 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Buyer’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Buyer Benefit Plan.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer, any of its Subsidiaries or Buyer Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Buyer, any of its Subsidiaries, Buyer Controlled Group Members or any ERISA Affiliate. Neither Buyer, Buyer Bank nor any ERISA Affiliate (or their predecessor) thereof has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Buyer, Buyer Bank, or any ERISA Affiliate thereof has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Buyer, any of its Subsidiaries or Buyer Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Buyer Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Buyer to the extent required to be reflected under applicable accounting principles.

(e) Each Buyer Benefit Plan that is a deferred compensation plan or arrangement is in material compliance with, and has been operated in material compliance with, Section 409A of the Code, to the extent applicable. Neither Buyer nor any of its Subsidiaries or Buyer Controlled Group Members has agreed to reimburse or indemnify any participant in a Buyer Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

Section 4.17. Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer or Buyer Bank aware of any activity involving any Buyer employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18. Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, since January 1, 2014, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.19. Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Buyer’s or Buyer Bank’s operations, neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. Neither Buyer nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Buyer or Buyer Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.20. Environmental Matters.

(a) Each of Buyer and its Subsidiaries is in material compliance with all applicable Environmental Laws. There are no actions, suits or proceedings, and Buyer has received no written notice of any demand, claim, or investigation including, without limitation, written notices, demand letters or requests for information from any environmental agency or other person, instituted, or to Buyer’s Knowledge, pending or threatened relating to the liability of any property owned or operated by Buyer or any of its Subsidiaries under any Environmental Law.

(b) Neither Buyer nor any of its Subsidiaries has received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which Buyer or any of its Subsidiaries holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

Section 4.21. Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Buyer’s and Buyer Bank’s Knowledge, threatened.

Section 4.22. Loans.

(a) Except as would not reasonably be expected to be material, each Loan held in Buyer’s, Buyer Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Buyer Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) All currently outstanding Buyer Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Buyer Bank’s lending policies at the time of origination of such Buyer Loans, and the notes or other credit or security documents with respect to each such outstanding Buyer Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Buyer Loans that are not reflected in the written records of Buyer or Buyer Bank, as applicable. All such Buyer Loans are owned by Buyer or Buyer Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta). No claims of defense as to the enforcement of any Buyer Loan have been asserted in writing against Buyer or Buyer Bank for which there is a reasonable probability of an adverse determination, and neither Buyer nor Buyer Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Buyer Bank.

(c) Except as would not reasonably be expected to be material, neither Buyer nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Buyer or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Buyer or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Buyer or any of its Subsidiaries, and none of the agreements pursuant to which Buyer or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Neither Buyer nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(e) Neither Buyer nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.

(f) Buyer Disclosure Schedule 4.22(f) (i) sets forth the aggregate outstanding principal amount of Loans as of March 31, 2016, and (ii) identifies, as of March 31, 2016, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on non-accrual status as of such date.

(g) Buyer Disclosure Schedule 4.22(g) identifies, as of March 31, 2016, each of the Buyer Bank Criticized Loans together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(h) Buyer Disclosure Schedule 4.22(h) identifies each asset of Buyer or any of its Subsidiaries that as of March 31, 2016 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since March 31, 2016 and any sales of OREO between March 31, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

Section 4.23. Allowance for Loan and Lease Losses. Buyer’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Buyer Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Buyer’s and Buyer Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 4.24. Intellectual Property.

(a) Except as set for on Buyer Disclosure Schedule 4.24, Buyer or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all Buyer Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates).

(b) Except as set for on Buyer Disclosure Schedule 4.24, the Buyer Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Buyer and its Subsidiaries as currently conducted. The Buyer Intellectual Property owned by the Buyer or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Buyer nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Buyer Intellectual Property.

(c) None of Buyer or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Buyer of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Buyer or any of its Subsidiaries is a party and pursuant to which Buyer or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Buyer nor any of its Subsidiaries has received notice challenging Buyer’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Buyer or any of its Subsidiaries to own or use any material Buyer Intellectual Property.

(d) Buyer and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Buyer or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Buyer or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). No other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Buyer or any of its Subsidiaries.

(e) Buyer and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing.

Section 4.25. Opinion. Prior to the execution of this Agreement, the board of directors of Buyer has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Buyer. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.26. Buyer Information. No statement, certificate, instrument, or other writing furnished or to be furnished by Buyer or Buyer Bank to Company pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The information relating to Buyer and its Subsidiaries that is provided by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy Statement-Prospectus relating to Buyer and Buyer’s Subsidiaries and other portions thereof will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.27. No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01. Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use reasonable best efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a) Stock. (i) Except as set forth in Company Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plans or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed in Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $85,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or buy, acquire, or lease any properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5 shall prohibit) Company from purchasing business related supplies in the Ordinary Course of Business.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(j) Governing Documents. Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(l) Contracts. Except as set forth in Company Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to Company or any of its Subsidiaries, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(m) Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement (A) involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually, or $100,000 in the aggregate, and/or (B) would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and its Subsidiaries.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5 shall prohibit) Company from purchasing or holding U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business.

(r) Deposits. Make any increases to deposit pricing, except for (x) increases regarding certificates of deposits with maturities less than 181 days, (y) increases in deposit pricings less than 26 basis points, or (z) immaterial changes on an individual customer basis, consistent with past practices.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Company Disclosure Schedule 5.01(s), (1) make, renew, renegotiate, increase, extend or modify any

(a) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (b) any loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, (c) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, or (d) loan any borrower with a Criticized Loan, (2) sell any loan or loan pools in excess of $2,000,000 in principal amount or sale price, or (3) except for SBA Loans acquire any servicing rights, or sell or otherwise transfer any loan where the Company or any of its Subsidiaries retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Except for loans or extensions of credit made in compliance with this Agreement, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable Law, (i) make, in any manner different from Company’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, solely for purposes of this subsection (u), “material” shall mean affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income; or (ii) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y) Capital Stock Purchase. Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.

(aa) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02. Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Buyer Disclosure Schedule 5.02, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer shall carry on its business, including the business of each of its Subsidiaries, only in the ordinary course of business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Buyer Disclosure Schedule 5.02, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Company (such consent not to be unreasonably withheld or delayed), the Buyer shall not and shall not permit its Subsidiaries to:

(a) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Buyer Bank to Buyer or from any Subsidiary of Buyer Bank to Buyer Bank.

(b) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Company pursuant to any other applicable paragraph of this Section 5.02; provided that, for the avoidance of doubt, Buyer shall be permitted without Company’s prior consent (and nothing in this Article 5 shall prohibit) Buyer from purchasing business related supplies in the Ordinary Course of Business.

(c) Governing Documents. Amend Buyer’s Articles of Incorporation or Bylaws or any equivalent documents of Buyer’s Subsidiaries in any manner that would adversely affect the rights of Company’s shareholders in the Surviving Entity.

(d) Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Buyer or any of its Subsidiaries under any agreement with any Governmental Authority or under any Buyer Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(e) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) Redemptions; Stock Split. Except as a result of foreclosure or deficiency judgment settlement (or otherwise pursuant to its repurchase rights under a stock award granted to an employee or consultant of Buyer), directly or indirectly split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock.

(g) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(h) Stock. Except as set forth in Buyer Disclosure Schedule 5.02(h) or for Rights granted under a Buyer Stock Plan that have been approved by the Board of Directors of Buyer, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights or any other securities of Buyer or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company) at a price below the then-current fair market value of such stock or securities without a corresponding equitable adjustment to the Exchange Ratio then in effect.

(i) Acceleration of Vesting. Except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights.

(j) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(k) Derivative Transactions. Enter into any Derivative Transaction.

(l) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition. In furtherance of the foregoing, Company shall use its reasonable best efforts to have each of the Company Material Contracts listed on Company Disclosure Schedule 5.03 terminated prior to the Closing, such that neither Buyer, the Surviving Entity nor their Subsidiaries shall have any liability thereunder.

Section 5.04. Company Shareholder Approval.

(a) Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Subject to Section 5.10 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the FBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.10, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger; provided, however, that for the avoidance of doubt, nothing in this sentence shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger).

(b) Except to the extent provided otherwise in Section 5.10, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(c) Except to the extent provided otherwise in Section 5.10, the Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting three times pursuant to the first sentence of this Section 5.04(c). For the avoidance of doubt, nothing in this Section 5.04 shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger).

Section 5.05. Buyer Shareholder Approval.

(a) Following the execution of this Agreement, Buyer shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Buyer, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Company) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Buyer Meeting”), and shall use its reasonable best efforts to solicit such approval by such shareholders. Buyer shall use its reasonable best efforts to obtain the Requisite Buyer Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the MGCL, the Articles of Incorporation and Bylaws of Buyer, Regulation 14A under the Exchange Act, the applicable rules and regulations of NASDAQ, and all other applicable legal requirements.

(b) Buyer’s Board of Directors shall at all times prior to and during the Buyer Meeting recommend approval of this Agreement by the shareholders of Buyer and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Buyer Recommendation”) and the Proxy Statement-Prospectus shall include the Buyer Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Buyer Shareholder Approval, Company will not adjourn or postpone the Buyer Meeting unless Buyer’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Company.

(c) The Buyer shall adjourn or postpone the Buyer Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Buyer has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Buyer Shareholder Approval. Buyer shall only be required to adjourn or postpone the Buyer Meeting three times pursuant to the first sentence of this Section 5.05(c). For the avoidance of doubt, nothing in this Section 5.05 shall limit Buyer’s obligation to ensure that the Buyer Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger).

Section 5.06. Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use reasonable best efforts to deliver to Buyer such financial statements and related analysis of the Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use reasonable best efforts to cause the Registration Statement to be filed with the SEC within forty-five (45) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders, and Buyer, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting and Buyer Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its reasonable best efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c) Buyer agrees to use reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.07. Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would materially prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, continue any portion of any Company Regulatory Agreement against Buyer after the Merger, or otherwise be reasonably likely to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries, taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, (C) Buyer and Company shall each furnish to the other for review a copy of each such filing made solely in connection with the transactions contemplated by this Agreement with any Governmental

Authority prior to its filing and (D) Buyer and Company will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any affiliates or any pending merger transaction, other than the Merger.

(b) Company will use its reasonable best efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.08. Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of NASDAQ. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.09. Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, each party agrees to afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as a party may reasonably request and the other party shall use reasonable best efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy and, during such period, each party shall furnish to the other, upon reasonable request, all such other information concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, each party will furnish to the other party copies of the board packages distributed to its board of directors or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its board of directors or any committee thereof relating to its financial performance and risk management.

(c) During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, each party agrees to provide to the other party, to the extent permitted by applicable Law, a copy of each report filed by such party or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.

(d) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.09, Section 5.14 and Section 5.19 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(e) Notwithstanding anything in this Section 5.09(e) to the contrary, no party shall not be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.09(e) shall apply, each party shall consent, waiver, decree and approve necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.10. No Solicitation by Company; Superior Proposals.

(a) Subject to Section 5.10(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party except if the Company Board reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company

Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 20% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.10, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.10(a) or any other provision of this Agreement, prior to the date of the Company Meeting, Company may take any of the actions described in Section 5.10(a) if, but only if, (A) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.10(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.10(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a

Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of Company and may submit this Agreement to Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.10 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.11. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.11(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.11, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.11, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.11(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 190% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company, prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.11(c) (including subject to the aggregate Maximum D&O Tail Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.11(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.11.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Buyer or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

Section 5.12. Employees; Benefit Plans.

(a) Employees of Company and Company Bank shall be retained as “at will” employees after the Effective Time as employees of Buyer or Buyer Bank. In addition, Company and Company Bank agree, upon

Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent required under applicable Law; (ii) terminate all such plans effective immediately prior to Closing (unless directed otherwise by Buyer or Buyer Bank); and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(c) For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan or for service time requirements under the Buyer’s Employee Stock Ownership Plan); provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d) Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Except to the extent otherwise expressly provided in this Section 5.12, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Company Disclosure Schedule 5.12(e). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(f) Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank equal to two (2) weeks of pay at the rate then in effect, for each full year of employment with Company or Company Bank, up to a maximum of twenty six (26) weeks, provided that such employee enters into a release of claims against Company and Buyer, their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(g) Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or Controlled Group Members, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.11.

Section 5.13. Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.13, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.14. Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their reasonable best efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur at, as may be elected in writing by Buyer to Company after the date hereof and prior to filing the application for the Regulatory Approvals, (a) the time that is immediately following the Merger and the Bank Merger or (b) such later date as may be specified by Buyer, in each case, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Company shall, subject to any such applicable Laws: (i) reasonably cooperate with Buyer to establish a project plan as specified by Buyer to effectuate the Informational Systems Conversion; (ii) use its commercially reasonable efforts to have Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Buyer for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Company or any of its Subsidiaries are bound if requested to do so by Buyer to the extent permitted by such contracts; provided, that Company shall not be required to take any action under this Section 5.14 that, after consultation with Buyer regarding Company’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Buyer shall promptly reimburse Company for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 5.14. Such access as contemplated by this Section 5.14 shall be conducted by Buyer in a manner which does not adversely affect the normal operations of Company or Company Bank and neither Company nor Company Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of the Company or Company Bank or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgement, decree or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, and Superior Proposal, a Company Subsequent Determination or any matters related thereto, (iii) except as otherwise provided in this Agreement, related to the Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’(including investment bankers) agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iv) the disclosure which would violate applicable Law.

Section 5.15. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16. Environmental Assessments.

(a) No later than forty-five (45) Business Days after the date hereof, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Buyer and reasonably acceptable to Company (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any owned property set forth in Company Disclosure Schedule 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report. If Company or Company Bank has ASTM Phase I reports for any property set forth in Company Disclosure Schedule 3.31(a) that are dated as of a date that is within two (2) years before the date of this Agreement, then Company or Company Bank may deliver such reports to Buyer in lieu of the obligations set forth in this Section 5.16(a) with respect to that property.

(b) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Company shall use its reasonable best efforts to take and complete any such reporting, remediation or other response actions prior to Closing.

Section 5.17. Certain Litigation. Company shall promptly advise Buyer orally and in writing of any actual or threatened litigation against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation; (iii) consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.

Section 5.18. Director Matters.

(a) Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

(b) Buyer shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Buyer and Buyer Bank shall be increased by five, and that the individuals identified on Company Disclosure Schedule 1.03 shall be appointed as directors of Buyer and Buyer Bank. Such individuals shall serve in such roles subject to the policies of Buyer.

(c) At or promptly following the Effective Time, Buyer shall invite the remaining members of the Board of Directors of Company (i.e., those individuals who were not specified in Company Disclosure Schedule 1.03) to serve as members of one or more regional advisory boards for Buyer Bank.

Section 5.19. Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c) Following the satisfaction of the conditions set forth in Sections 6.01(a) and prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(d) Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(e) Following the satisfaction of the conditions set forth in Sections 6.01(a) and prior to the Effective Time, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.

(f) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Mutual Confidentiality and Exclusivity Agreement, dated as of March 30, 2016.

Section 5.21. Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.22. Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.23. Company Bank and Buyer Bank Approval. Immediately following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement and the Bank Merger. Promptly following execution of this Agreement, Company, as the sole shareholder of Company Bank, and Buyer, as the sole shareholder of Buyer Bank, shall approve the Plan of Bank Merger.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received (i) the Requisite Company Shareholder Approval and (ii) the Requisite Buyer Shareholder Approval, and the number of shares held by Dissenting Shareholders shall not exceed 5.0% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Foley & Lardner LLP and Hacker, Johnson & Smith PA, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Foley & Lardner LLP and Hacker, Johnson & Smith PA may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

(f) Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(g) Amendment to Bylaws of Buyer Bank. The Buyer Bank shall have amended its Bylaws to allow for co-presidents, and such amendment to the Bylaws shall have received all required Regulatory Approvals.

Section 6.02. Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect on Buyer.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Buyer Bank.

(e) Executive Employment Agreement. The Buyer shall have executed, and delivered to Dana Kilborne the Executive Employment Agreement.

(f) Other Actions. Buyer’s and Buyer Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Company, the Buyer Recommendation referred to in Section 5.05.

Section 6.03. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer and its Subsidiaries by Buyer’s Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d) Executive Employment Agreement. Dana Kilborne shall have executed, and delivered to Buyer, the Executive Employment Agreement.

(e) Termination of Contracts. The Company Material Contracts listed on Company Disclosure Schedule 5.03 shall have been terminated.

(f) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.10(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(g) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have a Material Adverse Effect on Company or Company Bank.

Section 6.04. Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE 7.

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04, and provided in the case of Buyer that it shall not be in breach of any of its obligations under Section 5.05), if the Requisite Company Shareholder Approval and Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the one year anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Buyer Failure to Recommend; Etc. In addition to and not in limitation of Company’s termination rights under Section 7.01(e), by Company prior to the Requisite Buyer Shareholder Approval being obtained, if the Buyer’s Board of Directors materially breaches its obligations to call, give notice of and commence the Buyer Meeting in accordance with the provisions of Section 5.05, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or resolves or otherwise determines to take, or announce as an intention to take, the foregoing action.

(i) Decline in Buyer Common Stock Price. By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the three (3)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)	the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii)	(x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Index Price on the Starting Date (each as defined below), and (B) subtracting twenty one-hundredths (0.20) from the quotient in clause (ii)(y)(A);

subject, however, to the following three (3) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(i), Company and Company Bank shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3)-day period). During the three (3)-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) the quotient (rounded to the nearest one one-thousandth (1/1000)) of (A) the product of (1) the Starting Price, multiplied by (2) eighty one-hundredths (0.80), and further multiplied by (3) the applicable Exchange Ratio (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one one-thousandth (1/1000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the applicable Exchange Ratio (as then in effect), divided by (B) the Buyer Ratio. If Buyer so elects within such three (3)-day period, it shall give prompt written notice to Company of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 7.01(i), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the VWAP during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the fourth (4th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the KBW Nasdaq Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $14.03.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(i).

Section 7.02. Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $1,800,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (whether or not the Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”. In recognition of the efforts, expenses and other opportunities foregone by Company while structuring and pursuing the Merger, Buyer shall pay to Company an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account specified by Company in the event of any of the following: (i) in the event Company terminates this Agreement pursuant to Section 7.01(h), Buyer shall pay Company the Termination Fee within two (2) Business Days after receipt of Company’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, (A) there is a publicly announced inquiry, offer or proposal from any Person to acquire, via merger, tender offer, exchange offer, asset purchase, stock purchase or any transaction which is similar in form, substance or purpose to any of the foregoing, 20% or more of any class of equity of Buyer or Buyer Bank or 20% or more of the consolidated assets of Buyer or Buyer Bank, and (B) Buyer subsequently terminates this Agreement pursuant to Section 7.01(c) due to Buyer’s failure to obtain Requisite Buyer Shareholder Approval, Buyer shall pay Company the Termination Fee within two (2) Business Days after notification by Buyer to Company of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $750,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination. Any payment made under this Section 7.02(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).

(c) The parties hereto agree and acknowledge that if Company terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Buyer’s or Buyer Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by Company, including the expenses incurred by Company preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Company being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Buyer shall pay a reasonable estimate of the amount of such damages, which the parties agree is the Liquidated Damages Payment, as liquidated damages to Company, which payment is not intended as a penalty, within two (2) Business Days after Company’s notification of such termination. Any payment made under this Section 7.02(c) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if a party pays or causes to be paid to the other party or its subsidiary bank the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Sections 7.02(b) or 7.02(c), neither paying party nor its subsidiary bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such paying party or its subsidiary bank) will have any further obligations or liabilities to the other party or its subsidiary bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be the receiving party’s sole and exclusive remedy against the other party, its subsidiary bank, and their respective Affiliates, Representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once.

Section 7.03. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(e); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.20, Section 7.02, Section 9.03 and Section 9.04 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.10(a).

“Acquisition Transaction” has the meaning set forth in Section 5.10(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Average Closing Price” has the meaning set forth in Section 7.01(i).

“Average VWAP” means, for any date, the average of the VWAP for such date and the four (4) Trading Days preceding such date.

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Book-Entry Share” means any non-certificated share held by book entry in the Company’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.07(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer 2015 Form 10-K” has the meaning set forth in Section 4.06(b).

“Buyer 401(a) Plan” has the meaning set forth in Section 4.16(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering Buyer Controlled Group Members, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Controlled Group Members” means the current or former employees of Buyer, any of its Subsidiaries or any of Buyer’s related organizations described in Code Sections 414(b), (c) or (m).

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Loan” has the meaning set forth in Section 4.22(a).

“Buyer Material Contracts” has the meaning set forth in Section 4.15(a).

“Buyer Meeting” has the meaning set forth in Section 5.05(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.18.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Stock Plan” means all equity plans of Buyer or any Subsidiary, including the 2015 Equity Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“Buyer Voting Agreement” or “Buyer Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.11(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Code” has the meaning set forth in Section 2.04.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $5.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Investment Securities” or “Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.10(a).

“Company Stock Awards” has the meaning set forth in Section 2.05(a).

“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the 2014 Directors’ Stock Option Plan and 2014 Officers’ and Employees’ Stock Option Plan, and any sub-plans adopted thereunder, each as amended to date.

“Company Subsequent Determination” has the meaning set forth in Section 5.10(d).

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“Criticized Loans” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.11(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” has the meaning set forth in Section 7.01(i).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.16(a).

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company appointed prior to the Effective Time pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange procedures described in Article 2.

“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.

“Exchange Fund” has the meaning set forth in Section 2.08(a).

“Exchange Ratio” means 0.88, representing the quotient of the value ascribed per share to Company Common Stock, divided by the value ascribed per share to Buyer Common Stock; provided, however, that the Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 7.01(i).

“Executive Employment Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” means the Florida Business Corporation Act.

“FBC Voting Agreement” or “FBC Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a).

“Index Group” has the meaning set forth in Section 7.01(i).

“Index Price” has the meaning set forth in Section 7.01(i).

“Index Ratio” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.14.

“Insurance Policies” has the meaning set forth in Section 3.33.

“Intellectual Property” means with regard to a Person all intellectual property of that person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.32(f).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following alone or in combination, shall not constitute a Material Adverse Effect, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a Material Adverse Effect (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which it operates or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) any failure by Company or Buyer to meet any internal or published industry analyst projections, forecasts or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood and agreed that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (E) changes in the trading price or trading volume of Buyer Common Stock, and (F) the impact of the Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“MGCL” means the Maryland General Corporation Law, as amended.

“NASDAQ” means The NASDAQ Capital Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.10(e).

“Notice Period” has the meaning set forth in Section 5.10(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount in all material respects.

“OREO” has the meaning set forth in Section 3.23(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means a plan of bank merger between Company Bank and Buyer Bank in a form to be agreed upon by the parties pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Florida and the regulations promulgated by the OCC.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock and Buyer Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Buyer Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Buyer Common Stock required under applicable Law to approve this Agreement and the Merger that are entitled to vote thereon at the Buyer Meeting.

“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Company Common Stock required under applicable Law to approve this Agreement and the Merger that are entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Date” has the meaning set forth in Section 7.01(i).

“Starting Price” has the meaning set forth in Section 7.01(i).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and any Subsidiary of Company Bank. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.10(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VWAP” means, for any date, the daily volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

ARTICLE 9.

MISCELLANEOUS

Section 9.01. Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 of this Agreement.

Section 9.02. Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the earlier of the (i) Company Meeting or (ii) Buyer Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03. Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (except for mandatory effects of Maryland law relating to the Merger, as applicable), without regard to the conflicts of law rules of such state.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04. Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

Section 9.05. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:		With a copy (which shall not constitute notice) to:

Sunshine Bancorp, Inc.		Foley & Lardner LLP
102 West Baker Street		100 North Tampa Street, Suite 2700
Plant City, Florida 33563		Tampa, Florida 33602
Attn:		Attn:	Curt P. Creely
		Email:	ccreely@foley.com
If to Company or Company Bank:
With a copy (which shall not constitute notice) to:
FBC Bancorp, Inc.
105 East Robinson Street		Smith Mackinnon PA
Orlando, Florida 32802		255 South Orange Avenue, Suite 1200
Attn:	Dana S. Kilborne	Orlando, Florida 32801
	President and Chief Executive Officer	Attn:	John P. Greeley
		Email:	jpg7300@aol.com

Section 9.06. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and shareholders of Company with respect to Article 2, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08. Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Florida, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Florida.

Section 9.09. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be readily apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SUNSHINE BANCORP, INC.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

SUNSHINE BANK

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

FBC BANCORP, INC.

By:	/s/ Dana S. Kilborne
Dana S. Kilborne
President and Chief Executive Officer

FLORIDA BANK OF COMMERCE

By:	/s/ Dana S. Kilborne
Dana S. Kilborne
President and Chief Executive Officer

EXHIBIT A-1

FORM OF FBC VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2016, is made and entered into between the undersigned shareholder (“Shareholder”) of FBC Bancorp, Inc., a Florida corporation (the “Company”), and Sunshine Bancorp, Inc., a Maryland corporation (“Buyer”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Buyer, Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”), and Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company into Buyer and Company Bank into Buyer Bank;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Buyer to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

Shareholder represents and warrants to Buyer that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally.

(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares.

Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company): (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Company Bank’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company). Notwithstanding any other provision of this Agreement, nothing in this Agreement shall preclude the Shareholder from voting for a Superior Proposal (and, in that circumstance, against the Merger and the Merger Agreement) in accordance with the terms of Section 5.10 of the Merger Agreement.

4.	No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Buyer.

5.	Transfer and Encumbrance.

Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters’ Rights.

Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

8.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.	No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

10.	Specific Performance.

Each party hereto acknowledges that it may be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Buyer:

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

Fax:

Attention: Brent Smith

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

13.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer, Company Bank, and Buyer Bank, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

SUNSHINE BANCORP, INC.

By
Name:
Title:

SHAREHOLDER
NAME:

By
Name:
Title:

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Fax:

EXHIBIT A-2

FORM OF BUYER VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2016, is made and entered into between the undersigned shareholder (“Shareholder”) of Sunshine Bancorp, Inc., a Maryland corporation (the “Buyer”) and FBC Bancorp, Inc., a Florida corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Buyer, Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”), and Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company into Buyer and Company Bank into Buyer Bank;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Buyer Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

Shareholder represents and warrants to Buyer that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Shareholder does not beneficially own any shares of Buyer Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Buyer Common Stock or any security exercisable for or convertible into shares of Buyer Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally.

(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares.

Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Buyer are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Buyer): (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Buyer at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Buyer under the Merger Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Buyer’s or Buyer Bank’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Buyer (including any amendments to the articles of incorporation or bylaws of the Buyer).

4.	No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Buyer.

5.	Transfer and Encumbrance.

Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Shareholder agrees that all shares of Buyer Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	[Intentionally Omitted].

8.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.	No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Buyer or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Buyer or its shareholders.

10.	Specific Performance.

Each party hereto acknowledges that it may be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Company:

FBC Bancorp, Inc.

105 East Robinson Street

Orlando, Florida 32802

Attn:    Dana S. Kilborne

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

13.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer, Company Bank, and Buyer Bank, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

FBC BANCORP, INC.

By
Name:
Title:

SHAREHOLDER
NAME:

By
Name:
Title:

Number of Shares of Buyer Common Stock Beneficially Owned as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Fax:

EXHIBIT B

FORM OF KILBORNE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of this             day of                     , 2016, by and between Sunshine Bancorp, Inc., a Maryland corporation (the “Corporation”), Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of the Corporation (the “Bank”), and Dana Kilborne (the “Officer”).

WITNESSETH:

WHEREAS, the Officer, FBC Bancorp, Inc., a Florida corporation (“FBC”) and Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of FBC (“FBC Bank” and together with FBC, the “Targets”) are parties to an Employment Agreement made as of May 1, 2010 (the “Predecessor Agreement”);

WHEREAS, in accordance with the terms, and subject to the conditions, of an Agreement and Plan of Merger dated as of May 9, 2016 between the Corporation, the Bank and the Targets (the “Merger Agreement”), the parties intend to effect a strategic business combination whereby (i) FBC will merge with and into the Corporation, with the Corporation as the surviving entity (the “FBC Merger”), and immediately thereafter (ii) FBC Bank will merge with and into the Bank, with the Bank as the surviving entity (the “Bank Merger” and together with the FBC Merger, the “Mergers”);

WHEREAS, in connection with the Mergers, the Corporation and the Bank desire to induce the Officer to commence employment with the Corporation and the Bank, and the Officer hereby agrees to commence employment with the Corporation and the Bank, effective on the Closing Date as defined in the Merger Agreement (the “Effective Date”), on the terms and subject to the conditions hereinafter set forth;

WHEREAS, in consideration of the Corporation and the Bank entering into and performing its obligations under the Merger Agreement and the Officer’s receipt of substantial consideration as a result of the Mergers, the Corporation and the Bank desire enter into certain restrictive covenants set forth in Sections 12 and 13 of this Agreement to protect their interests following the Mergers and the Officer agrees to be bound by such restrictive covenants;

WHEREAS, subject to, and upon, consummation of the Mergers pursuant to the terms and conditions of the Merger Agreement, this Agreement replaces and supersedes all previous employment agreements between the Officer and the Targets, including the Predecessor Agreement; and

WHEREAS, this Agreement is conditioned upon the consummation of the Mergers pursuant to the Merger Agreement and shall be void and of no effect if the Mergers are not consummated.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements herein contained, the Corporation, the Bank and the Officer covenant and agree as follows:

1. Employment. Pursuant to the terms and conditions of this Agreement, the Corporation and the Bank agree to employ the Officer and the Officer agrees to render services as set forth herein. As of the Effective Date, any prior employment agreement entered into between the Officer and the Targets, including the Predecessor Agreement, are hereby terminated and of no further force or effect, and Officer hereby waives and releases all any and all rights and claims she may have under the Predecessor Agreement as of the Effective Date. In furtherance of the foregoing, the Officer hereby waives any and all payments, rights or claims to the foregoing that such Officer might otherwise have under any bonus plan or incentive plan of the Targets. Notwithstanding the foregoing, nothing in the preceding two sentences shall affect Officer’s right to receive (i) the payment provided for in Section 8(e) of the Predecessor Agreement, (ii) any payment required under Section 8(g) of the Predecessor Agreement solely by reason of the payment provided for in Section 8(e) of the Predecessor Agreement, and (iii) any accrued and unpaid base salary under the Predecessor Agreement through the Effective Date.

2. Position and Duties. During the term of this Agreement, the Officer shall serve as the Executive Vice President of the Corporation and the Co-President and Chief Banking Officer of the Bank and shall undertake such duties, consistent with such titles, as may be assigned to the Officer from time to time by the Board of Directors of the Bank or the Corporation (referred to as the “Board”) and Chief Executive Officer of the Corporation, including serving on Board committees as appointed from time to time by the Board, and assisting in keeping the Bank in compliance with applicable laws and regulations. In performing the Officer’s duties pursuant to this Agreement, the Officer shall devote the Officer’s full business time, energy, skill and reasonable best efforts to promote the Corporation and the Bank and its respective business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Officer shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Officer of the Officer’s duties and obligations to the Corporation or the Bank. The Board shall, in its sole and exclusive discretion, assign reasonable duties and responsibilities to the Officer, and the Officer commits to perform those duties to the best of the Officer’s ability. The Corporation shall cause the Officer to be appointed to serve as a member of the Board of Directors of each of the Corporation and the Bank, and thereafter during the term of this Agreement, the Corporation shall cause the Officer to be nominated for re-election to the Board of Directors of the Corporation and shall re-elect the Officer to the Board of Directors of the Bank, provided, however, that upon the termination of the Officer’s employment for any reason, Officer shall immediately resign from her position on the Board of Directors of each of the Corporation and the Bank.

3. Term. The term of this Agreement shall be for a period of two (2) years, commencing on the Effective Date and subject to earlier termination as provided herein (the “Term”). Beginning on the first day after the Effective Date and on each day thereafter, the Term of this Agreement shall be renewed and extended for a period ending two years from that day, unless otherwise terminated as hereinafter set forth. After termination of the employment of the Officer for any reason whatsoever, the Corporation, Bank and Officer shall continue to be subject to the provisions of Sections 10 through 23, inclusive, of this Agreement.

4. Compensation. During the term of this Agreement, the Bank shall pay or provide to the Officer as compensation for the services of the Officer set forth in Section 2 hereof:

(a) A base annual salary of at least $300,000 payable in such periodic installments consistent with other employees of the Bank (such base salary to be subject to increase each year in the discretion of the Board); and

(b) Such incentive bonuses as the Board in its discretion may award.

5. Benefits and Insurance. The Bank shall provide to the Officer such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time as are afforded to similarly titled executives. During the term of this Agreement, the Bank shall provide the Officer with exclusive use of an automobile mutually agreed upon by the Officer and the Bank. This automobile shall be a mid-size car or comparable sports utility vehicle. The Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil.

6. Vacation. The Officer may take such weeks of vacation time as authorized by the Bank’s personnel policies and at such periods during each year as the Chief Executive Officer of the Corporation and the Officer shall determine from time to time. The Officer shall be entitled to full compensation during such vacation periods.

7. Reimbursement of Expenses. The Bank shall reimburse the Officer for reasonable expenses incurred in connection with the Officer’s employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

8. Termination; Change in Control. The employment of the Officer may be terminated as follows:

(a) By the Corporation by action taken by its Board or its Chief Executive Officer, at any time and immediately upon written notice to the Officer if said discharge is for cause. In the notice of termination furnished to the Officer under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 8(e). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Officer for cause under this Section 8(a) (“Cause”):

(i) The conviction of, plea of nolo contendere, or entry of judgment against the Officer by a civil or criminal court of competent jurisdiction of a felony or first degree misdemeanor, or any other offense or wrongdoing involving dishonesty, embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty;

(ii) The finding by a court of competent jurisdiction in a criminal or civil action or by the U.S. Securities and Exchange Commission or state blue sky agency in an administrative proceeding that the Officer has violated any federal or state securities law;

(iii) If the Officer shall fail or refuse to comply with the obligations required of Officer as set forth in this Agreement or the reasonable duties assigned to the Officer from time to time, or comply with the reasonable policies of the Corporation or the Bank established from time to time;

(iv) If the Officer shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Corporation or the Bank;

(v) If the Officer shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(vi) If the Officer shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Corporation or the Bank, or has been convicted of a crime involving moral turpitude;

(vii) If the Officer shall have filed, or had filed against the Officer, any petition under the federal bankruptcy laws or any state insolvency laws;

(viii) The unauthorized disclosure by the Officer of Confidential Information, as defined in this Agreement, concerning the Corporation, the Bank or any of their respective affiliates or subsidiaries, unless such disclosure was required by an order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof) or any governmental or administrative agency; or

(ix) The performance of services by the Officer, other than in the course of properly carrying out the Officer’s duties under this Agreement and as otherwise provided herein, for any other corporation or person that competes with the Bank while the Officer is employed by the Corporation or the Bank.

In the event of termination for Cause, the Bank shall pay the Officer only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b) By the Officer upon the lapse of 30 days following written notice by the Officer to the Corporation of termination of Officer’s employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Officer’s employment is being terminated; provided, however, that the Corporation shall have the opportunity to cure such Good Reason, during such 30-day period, and the Officer’s employment shall continue in effect during such time. If such Good Reason shall be cured during such time, the Officer’s employment and the obligations of the Corporation and the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Officer shall not relieve the Corporation or the Bank from any obligations to the Officer under this Agreement or otherwise and shall not affect the Officer’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. Any notice of termination for Good Reason must be delivered by the Officer to the Corporation within sixty (60) days of the event providing grounds for Good Reason termination and must contain a reasonably detailed description of the relevant facts and circumstances. For purposes of this Agreement, the term “Good Reason” shall mean (i) any breach by the Corporation or the Bank of Sections 4, 5, 6, 7, 8, or 18 of this Agreement, (ii) any material breach by the Corporation or the Bank of any other provision of this Agreement, or (iii) reassignment which assigns full-time employment duties to Officer to a location more than thirty-five (35) miles from the Officer’s principal office on the date of this Agreement (provided, however, that the Officer shall be required to regularly travel to the Corporation’s various offices and customers as a core function of the Officer’s duties, and such obligations and travel requirements shall not give rise to a termination for “Good Reason”).

If the Officer’s employment is terminated by the Officer for Good Reason, the Bank shall, for a period of 12 months after said termination (i) pay the Officer the sum of the annual base salary in effect under Section 4(a) on the date of said termination, plus an amount equal to the last bonus paid by the Bank to the Officer, which amount shall be paid in equal installments on each regularly scheduled pay period and (ii) reimburse the Officer for the costs of continued coverage under the Bank’s medical insurance plan in accordance with the Omnibus Budget Reconciliation Act (COBRA), less the amount that the Officer would be required to contribute for such health coverage if the Officer were an active employee.

(c) By the Officer upon the lapse of 30 days following written notice by the Officer to the Corporation of the Officer’s resignation for other than Good Reason; provided, however, that the Corporation, in its discretion, may cause such termination to be effective at any time during such 30-day period. If the Officer’s employment is terminated because of the Officer’s resignation, the Bank shall be obligated to pay to the Officer any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

(d) If the Officer’s employment is terminated by the death or disability (i.e., the inability of the Officer by reason of illness or physical or mental disability to perform the employment duties required of the Officer, as determined by the Corporation and the Bank, for a period of 90 consecutive days) of the Officer, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Officer or the Officer’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

(e) By the Corporation, by action taken by its Board or its Chief Executive Officer, at any time if said discharge is without Cause. If the Officer’s employment is terminated without Cause, the Bank shall, for a period of 12 months after said termination (i) pay to the Officer the sum of the annual base salary in effect under Section 4(a) on the date of said termination plus an amount equal to the last bonus paid by the Bank to the Officer, which amount shall be paid in equal installments on each regularly scheduled pay period and (ii) reimburse the Officer for the costs of continued coverage under the Bank’s medical insurance plan in accordance with the Omnibus Budget Reconciliation Act (COBRA), less the amount that the Officer would be required to contribute for such health coverage if the Officer were an active employee.

(f) If a Change in Control (as defined below) shall occur at any time during the term of this Agreement, the Officer may terminate her employment for any reason or no reason by delivering a notice in writing (the “Notice of Termination”) to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination. In the event that the Officer delivers a Notice of Termination to the Corporation, or the Officer’s employment is terminated without Cause by the Corporation within two (2) years following a Change in Control, Officer shall be entitled to receive, within twenty (20) days of termination, a lump sum payment in an amount equal to two (2) times the sum of (i) her base annual salary and (ii) the last annual cash bonus earned by the Officer. For purposes of this Agreement, a Change in Control shall mean (i) a merger or consolidation of the Corporation with an unaffiliated entity, but not including a merger or consolidation in which any individual or group of the shareholders of the Corporation immediately prior to such merger or consolidation are the beneficial owners of more than 50% of the outstanding shares of the common stock of the surviving corporation immediately after such merger or consolidation, (ii) the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Corporation common stock, or (iii) the sale by the Corporation or the Bank of all or substantially all of their respective assets. Notwithstanding the foregoing, a “Change in Control” shall only be deemed to occur under this Section 8(f) if it constitutes a “change in control” as defined under Section 409A of the Code. It is the intent of the parties that benefits under this Section 8(f) shall be in lieu of any other benefit payments that the Corporation or Bank may otherwise be obligated to make to the Officer under this Section 8. Therefore, if any benefits are paid under this Section 8(f), no subsequent benefits shall be paid under any other subsection of this Section 8, and shall not be paid for a second time under this Section 8(f).

(g) Notwithstanding anything is this Agreement to the contrary, any benefits payable by the Corporation or the Bank to the Officer which constitute a “deferral of compensation” as that term is defined in Treasury Regulations Section 1.409A-l (b), and which are payable by reason of the Officer’s termination, shall not be payable unless the Officer’s termination of employment qualifies as a “separation of service” as that term is defined in Treasury Regulations Section 1.409A-l (h) (“Separation from Service”).

(h) (1) Notwithstanding anything in this Agreement to the contrary, if the Officer is considered a Specified Employee (as defined below), any benefit distributions which would otherwise be made to the Officer due to a Separation from Service which are limited under Code Section 409A because the Officer is a Specified Employee, shall not be made during the first six months following Separation from Service. Rather, any distribution which would otherwise be paid to the Officer during such period shall be accumulated and paid to the Officer in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

(2) For purposes of this Agreement, the term “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Bank, if any stock of the Bank (or any affiliate that would be considered a “service recipient” under Code Section 409A) is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve-month period that begins on the first day of April following the close of the identification period.

(i) Any amounts paid to the Officer under this Agreement prior to the Officer’s termination of employment with the Bank shall be paid during the short-term deferral period as determined under Treasury Regulation Section 1.409A-1(b)(4).

(j) This Agreement shall be interpreted and administered consistent with Code Section 409A.

(k) Notwithstanding the foregoing, Officer will not be entitled to any payments or benefits under Section 8(b) or 8(e) (unless such termination event related to the payments or benefits occurs on or after a Change in Control) unless and until Officer executes a release of all claims that Officer or any of Officer’s affiliates or beneficiaries may have against the Bank or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which the Officer is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Officer no later than the date of her Separation from Service and Officer must execute the release within twenty-one (21) days after the date of termination without subsequent revocation by Officer within seven (7) days after execution of the release.

(l) Officer shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided in this Section 8 be reduced by any compensation or earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address (and, in the case of the Corporation or the Bank, at its main office), (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10. Confidential Information. While employed, Officer will have access to and become acquainted with Confidential Information, Trade Secrets, and Proprietary Information, including but not limited to, financial, personnel, sales, customers, clients, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by the Corporation or the Bank, actually or potentially used in the operation of the Corporation’s or Bank’s business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes the Corporation’s and the Bank’s Confidential Information, Trade Secrets, and Proprietary Information. Officer hereby expressly agrees that such Confidential Information, Trade Secrets, and Proprietary Information are and shall remain the trade secrets and property of the Corporation or the Bank, as the case may be, and Officer agrees that Officer will not at any time during the term of this Agreement or after the termination of this Agreement, disclose or use in any way whatsoever any of such confidential information. Furthermore, Officer specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials, and that if any such duplicates, copies, or reconstructions are made, they shall become the property of the Corporation upon their creation.

For purposes of this Agreement, Confidential Information, Trade Secrets, and Proprietary Information shall mean all information of a confidential or proprietary nature (including such information described herein), in any form or medium, that relates to: (a) internal business information, including financial information and information relating to strategic and staffing plans, business, training, marketing, promotional and sales plans, cost, rate and pricing structures; (b) identities of, individual requirements of, specific contractual arrangements with, the Corporation’s or Bank’s clients, customers, vendors and other trade related business relations and their confidential information; (c) object code and source code to the Corporation’s or the Bank’s software, technical designs, data dictionaries, information relating to trade secrets, know-how, compilations of data and databases relating thereto, including information containing proprietary databases and the use and functions thereof; (d) inventions, innovations, improvements, developments, designs, analyses, drawings, reports and all similar or related information, whether patentable or not; and (e) other intellectual property rights of the Corporation or the Bank.

Officer agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items or technological information whether maintained in hard copy or by electronic means relating to the

Corporation or the Bank’s business, whether prepared by Officer or others, are and shall remain exclusively the property of the Corporation or the Bank, as applicable, and that they shall be removed from the premises or, if kept online, from the computer systems only with the express prior written consent of the Board. Upon termination of employment, or at any earlier time requested by the Corporation or the Bank, Officer shall promptly return all Confidential and/or Proprietary Information or inventions in Officer’s possession in whatever form, as well as any other property of the Corporation or the Bank, which is or has been in the Officer’s possession or under the Officer’s control. Officer agrees not to delete, modify, or bulk copy any work files prior to or subsequent to termination and the Officer agrees to reimburse all costs associated with data recovery if this provision of the Agreement is breached.

11. Legitimate Business Interests; Injunction Without Bond. The Officer acknowledges that the restrictive covenants set forth in this Agreement are necessary to protect the legitimate business interests of the Bank including, but not limited to, trade secrets and other valuable confidential business information. In the event there is a breach or threatened breach by the Officer of the provisions of Sections 10, 12, or 13, the Corporation shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees in connection therewith. Nothing herein shall be construed as prohibiting the Corporation and the Bank from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Officer.

12. Covenant Not to Compete. The Officer agrees that during the period of time the Officer is retained to provide services to the Corporation and/or the Bank, and thereafter for a period of twelve (12) months subsequent to the termination of Officer’s services for any reason whatsoever, Officer will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office any time during the period of twelve (12) months subsequent to the termination of Officer’s services that is located within a radius of 35 miles of any office of the Bank in existence at the time of termination; provided, however, that the foregoing shall not preclude any ownership by the Officer of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Corporation common stock owned by the Officer at the time of termination of employment.

13. Covenant Not to Solicit. The Officer agrees that during the period of time the Officer is retained to provide services to the Corporation and/or the Bank, and thereafter for a period of twelve (12) months subsequent to the termination of Officer’s services for any reason whatsoever, the Officer will not (a) solicit for employment by Officer, or anyone else, or employ any employee of the Bank or the Corporation or any person who was an employee of the Bank or Corporation within twelve (12) months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank or the Corporation to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank or the Corporation to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank or the Corporation; (d) knowingly make any untrue statement concerning the Corporation or the Bank or their respective directors or officers to anyone; or (e) permit anyone controlled by the Officer, or any person acting on behalf of the Officer or anyone controlled by an employee of the Officer to do any of the foregoing.

Officer acknowledges and agrees that the Bank and the Corporation have spent and continue to spend considerable time, energy, and money in training employees and shareholders and that the Bank and the Corporation would suffer significant damages if Officer were to either encourage one or more of such persons to no longer work for the Bank or the Corporation or offer to have one or more of such persons work for Officer. Further, Officer agrees and acknowledges that the above non-solicitation covenants are reasonable in that they give the Bank and the Corporation a protection to which they are entitled and yet does not impair Officer’s ability to earn a livelihood.

14. Remedies. The Officer agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Corporation or the Bank, whether arising out of this Agreement or any other agreement or contract between the Corporation or the Bank and Officer, shall not be a defense to a claim against Officer for a breach or alleged breach of any of the covenants of Officer contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Officer understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release Officer from Officer’s obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Corporation and the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

15. Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Officer hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16. Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Hillsborough County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

17. Arbitration. Except with regard to Section 11, all disputes between the parties concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

(a) Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party. The decision of the arbitrators shall be final and binding upon the Bank, its successors and assigns and Officer.

(b) The arbitration proceedings shall take place in Hillsborough County, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

18. Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit or arbitration is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

19. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. No rights or obligations of the Corporation or the Bank under the Agreement may be assigned or transferred by the any party except that such rights or obligations of the Corporation and the Bank may be assigned or transferred pursuant to a merger or consolidation in which the Corporation or the Bank is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation or the Bank, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation or the Bank and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation and the Bank.

20. Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the parties hereto, and the receipt by the Officer of benefits thereunder.

21. Miscellaneous. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his or her duties and obligations hereunder.

22. Regulatory Actions; Clawback Requirements. The following provisions shall be applicable to the parties:

(a) If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of suspension, unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of such default, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(d) Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable under the FDIA to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the FDIA and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA.

(e) This Agreement shall be subject to applicable federal and state law regarding clawback of executive compensation. In the event that, during the term of this Agreement, clawback regulations are promulgated by any state or federal agency with regulatory authority over the Bank, Officer and the Bank agree to negotiate in good faith an amendment incorporating a clawback provision into this Agreement.

23. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

(Remainder of page intentionally left blank; signature page to follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Sunshine Bancorp, Inc.

By:

As Its:

Sunshine Bank

By:

As Its:

“OFFICER”

Dana Kilborne
Address:

Appendix B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2016, is made and entered into between the undersigned shareholder (“Shareholder”) of FBC Bancorp, Inc., a Florida corporation (the “Company”), and Sunshine Bancorp, Inc., a Maryland corporation (“Buyer”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Buyer, Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”), and Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company into Buyer and Company Bank into Buyer Bank;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Buyer to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

Shareholder represents and warrants to Buyer that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally.

(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares.

Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company): (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Company Bank’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company). Notwithstanding any other provision of this Agreement, nothing in this Agreement shall preclude the Shareholder from voting for a Superior Proposal (and, in that circumstance, against the Merger and the Merger Agreement) in accordance with the terms of Section 5.10 of the Merger Agreement.

4.	No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Buyer.

5.	Transfer and Encumbrance.

Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters’ Rights.

Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

8.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.	No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

10.	Specific Performance.

Each party hereto acknowledges that it may be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Buyer:

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

Fax:

Attention: Brent Smith

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

13.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer, Company Bank, and Buyer Bank, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

SUNSHINE BANCORP, INC.

By
Name:
Title:

SHAREHOLDER
NAME:

By
Name:
Title:

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Fax:

Appendix C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2016, is made and entered into between the undersigned shareholder (“Shareholder”) of Sunshine Bancorp, Inc., a Maryland corporation (the “Buyer”) and FBC Bancorp, Inc., a Florida corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Buyer, Florida Bank of Commerce, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”), and Sunshine Bank, a Federal savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company into Buyer and Company Bank into Buyer Bank;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Buyer Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

Shareholder represents and warrants to Buyer that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Shareholder does not beneficially own any shares of Buyer Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Buyer Common Stock or any security exercisable for or convertible into shares of Buyer Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally.

(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares.

Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Buyer are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Buyer): (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Buyer at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Buyer under the Merger Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Buyer’s or Buyer Bank’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Buyer (including any amendments to the articles of incorporation or bylaws of the Buyer).

4.	No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Buyer.

5.	Transfer and Encumbrance.

Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Shareholder agrees that all shares of Buyer Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	[Intentionally Omitted].

8.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.	No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Buyer or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Buyer or its shareholders.

10.	Specific Performance.

Each party hereto acknowledges that it may be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Company:

FBC Bancorp, Inc.

105 East Robinson Street

Orlando, Florida 32802

Attn:    Dana S. Kilborne

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

13.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer, Company Bank, and Buyer Bank, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

FBC BANCORP, INC.

By
Name:
Title:

SHAREHOLDER
NAME:

By
Name:
Title:

Number of Shares of Buyer Common Stock Beneficially Owned as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Fax:

Appendix D

May 9, 2016

The Board of Directors

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Sunshine Bancorp, Inc. (“SBCP”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of FBC Bancorp, Inc. (“FBC”) with and into SBCP, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among SBCP, FBC, Sunshine Bank, a wholly-owned subsidiary of SBCP (“Sunshine Bank”), and Florida Bank of Commerce, a wholly-owned subsidiary of FBC (“Florida Bank”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of SBCP, Sunshine Bank, FBC, Florida Bank or any holder of common stock, par value $5.00 per share, of FBC (“FBC Common Stock”), each share of FBC Common Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive 0.88 of a share of common stock, par value $0.01 per share, of SBCP (“SBCP Common Stock”). The ratio of 0.88 of a share of SBCP Common Stock for one share of FBC Common Stock is referred to herein as the “Exchange Ratio”. The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time or as promptly as practicable thereafter, Florida Bank will be merged with and into Sunshine Bank, upon the terms and with the effect set forth in a separate plan of merger between Florida Bank and Sunshine Bank (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to SBCP and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, SBCP and FBC and their respective affiliates, and as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SBCP for their own accounts and for the accounts of their respective customers. We have acted exclusively for the board of directors of SBCP (the “Board”) in rendering this opinion and will receive a fee from SBCP for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, SBCP has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, a Stifel Company

Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sunshine Bancorp, Inc.

May 9, 2016

In addition to the present engagement, KBW has provided investment banking and financial advisory services to SBCP during the past two years and received compensation for such services. KBW acted as financial advisor in connection with SBCP’s conversion and reorganization from a mutual company that was completed in July 2014, further to which KBW also acted as selling and conversion agent in the July 2014 subscription offering for SBCP Common Stock and as an underwriter in the July 2014 registered offering of SBCP Common Stock. During the past two years, KBW has not provided investment banking and financial advisory services to FBC. We may in the future provide investment banking and financial advisory services to SBCP or FBC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SBCP and FBC and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated May [9], 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2015 of SBCP; (iii) the audited financial statements for the two fiscal years ended December 31, 2015 of FBC; (iv) certain unaudited quarterly financial results for the period ended March 31, 2016 of SBCP (contained in the Current Report on Form 8-K filed by SBCP with the Securities and Exchange Commission on April 27, 2016); (v) certain draft and unaudited quarterly financial results for the period ended March 31, 2016 of FBC (provided to us by representatives of FBC); (vi) certain regulatory filings of SBCP and FBC and their respective subsidiaries, including the respective semi-annual FR Y-9SPs and quarterly call reports filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015 and, in regard to such quarterly call reports, the quarter ended March 31, 2016; (vii) certain other interim reports and other communications of SBCP and FBC to their respective stockholders; and (viii) other financial information concerning the businesses and operations of SBCP and FBC furnished to us by SBCP and FBC or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of SBCP and FBC; (ii) the assets and liabilities of SBCP and FBC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of SBCP and certain financial information of FBC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of SBCP that were prepared by SBCP management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) financial and operating forecasts and projections of FBC with respect to the second and third quarters of the 2016 fiscal year that were prepared by, and provided to us and discussed with us by, the management of FBC, and financial and operating forecasts and projections of FBC with respect to the period from the fourth quarter of the 2016 fiscal year through the 2021 fiscal year that were prepared by, and provided to us and discussed with us by, the management of SBCP, all of which information was used and relied upon by us based on such discussions with such managements at the direction of SBCP management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on SBCP (including but not limited to the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by SBCP management, provided to and discussed with us by such management, and used and relied upon at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions

Keefe, Bruyette & Woods, a Stifel Company

Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sunshine Bancorp, Inc.

May 9, 2016

that were held with the managements of SBCP and FBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of FBC as to the reasonableness and achievability of the financial and operating forecasts and projections of FBC with respect to the second and third quarters of the 2016 fiscal year (and the assumptions and bases therefor) that were prepared and provided to us by, and discussed with us by, such management and we have relied upon the management of SBCP as to the reasonableness and achievability of the financial and operating forecasts and projections of FBC with respect to the period from the fourth quarter of the 2016 fiscal year through the 2021 fiscal year (and the assumptions and bases therefor) that were prepared and provided to us by, and discussed with us by, such management, and we have assumed that all of the foregoing forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have further relied upon SBCP management as to the reasonableness and achievability of the financial and operating forecasts and projections of SBCP and the estimates regarding certain pro forma financial effects of the Merger on SBCP (and the assumptions and bases therefor) that were prepared and provided to and discussed with us by such management and we have assumed that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that such forecasts, projections and estimates of SBCP and FBC that were provided to and discussed with us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the managements of FBC and SBCP, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SBCP or FBC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for SBCP and FBC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SBCP or FBC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of SBCP or FBC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters.

Keefe, Bruyette & Woods, a Stifel Company

Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sunshine Bancorp, Inc.

May 9, 2016

Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the FBC Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of SBCP, FBC or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of SBCP that SBCP has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SBCP, FBC, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to SBCP. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to SBCP, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, stockholder, confidentiality, non-solicitation or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of SBCP to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by SBCP or the Board, (iii) the fairness of the amount or nature of any compensation to any of SBCP’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SBCP or FBC or any other party to any other transaction

Keefe, Bruyette & Woods, a Stifel Company

Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sunshine Bancorp, Inc.

May 9, 2016

contemplated by the Agreement,(v) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Merger for purposes of our opinion, (vi) the actual value of SBCP Common Stock to be issued in the Merger, (vii) the prices, trading range or volume at which SBCP Common Stock may trade following the public announcement of the Merger or following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to SBCP, FBC, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of SBCP Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to SBCP.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company

Toll Free: 800.966.1559 • www.kbw.com

Appendix E

May 9, 2016

Board of Directors

FBC Bancorp, Inc.

105 East Robinson Street, Suite 303

Orlando, FL 32801

Members of the Board of Directors:

We understand that Sunshine Bancorp Inc. (the “Buyer”) and FBC Bancorp, Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, (i) the Company will be merged with and into Sunshine Bancorp Inc. (the “Merger”) and (ii) each issued and outstanding share of common stock, par value $5.00 per share of the Company (“Company Common Stock”) will be converted into the right to receive .8800 shares of common stock, par value $0.01 per share (“Sunshine Bancorp Inc. Common Stock”) of Sunshine Bancorp Inc. (the “Exchange Ratio”). In connection with its evaluation of the Merger, the Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide its opinion (the “Opinion”) to the Board as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Agreement.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed a draft, dated May 6, 2016 of the Agreement;

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2016 – 2020, as approved for our use by the Company (the “Projections”) and financial projections prepared by management of the Buyer relating to the Buyer for the periods ending December 31, 2016 – 2020, as approved for our use by the Company (the “Buyer Projections”);

3.	reviewed the Buyer’s recent public filings and certain other publicly available information regarding the Company and Buyer;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for the Buyer Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

8.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

880 Carillon Parkway  //  St. Petersburg, FL 33716  //  T 727.567.1000  //  raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

FBC Bancorp, Inc.

May 9, 2016

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. In addition, we have not reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or the Buyer or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, the Buyer Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and the Buyer, respectively. We have been authorized by the Company to rely upon such forecasts, and other information and data, including the Projections for the Company and the Buyer, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

We express no opinion with respect to the Projections and the Buyer Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will conform to the draft reviewed by us in all respects material to our analyses, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any conditions thereto and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, the Buyer or the contemplated benefits of the Merger. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived.

We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 9, 2016 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most

Board of Directors

FBC Bancorp, Inc.

May 9, 2016

recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of the Buyer’s stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Buyer at that time. Our opinion only addresses the fairness from a financial point of view, of the Exchange Ratio to be received by the holders of the Company Common Stock.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Company Common Stock as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the Buyer or the ability of the Company or the Buyer to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

Board of Directors

FBC Bancorp, Inc.

May 9, 2016

Raymond James and its affiliates have in the past provided or are currently providing investment banking and other financial services to the Buyer for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided advisory services to the Buyer with respect to capital formation, sales and trading, and additional advisory activities. On December 4, 2015, the Buyer closed a private placement of common stock for which Raymond James served as sole placement agent and received a fee of $700,350.00. Raymond James and its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Buyer or certain of their respective affiliates in the future, for which Raymond James and such affiliates may receive compensation.

In the ordinary course of our business, Raymond James may trade in the securities of the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Buyer or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (in each directors capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Common Stock of the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

/s/ Raymond James & Associates, Inc.

Appendix F

FLORIDA DISSENTERS’ RIGHTS LAW

607.1301 Appraisal rights; definitions.

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1)	A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

F-1

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

F-2

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.	Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.	Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

F-3

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

F-4

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

F-5

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1.	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

F-6

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

F-7

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

F-8

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

F-9

Appendix G

AMENDMENT NO. 1

TO THE SUNSHINE BANCORP, INC.

2015 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE SUNSHINE BANCORP, INC. 2015 EQUITY INCENTIVE PLAN (this “Amendment”) is made and adopted as of [●], 2016 by Sunshine Bancorp, Inc., a Maryland corporation (the “Company”). All defined terms used in this Amendment shall have the meaning used in the Plan (as defined below), unless otherwise defined in this Amendment

WHEREAS, the Board of Directors of the Company has adopted and the stockholders of the Company have approved the Sunshine Bancorp, Inc. 2015 Equity Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 6.1 of the Plan, the Plan may be amended by the Board at any time and from time to time with the approval of the Board, provided that approval by the stockholders of the Company is required for any amendment to the Plan that materially increases the aggregate number of securities which may be issued under the Plan (other than certain adjustments under the Plan); and

NOW, THEREFORE, the Plan shall be amended as follows:

1. All defined terms used in this Amendment shall have the meaning used in the Plan unless otherwise defined in this Amendment.

2. Section 3.2(a) of the Plan is hereby deleted in its entirety and the following substituted in lieu thereof:

“(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 742,480 shares of Stock (all of which may be issued upon the exercise of ISOs). The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.”

3. Section 3.3(b) of the Plan is hereby deleted in its entirety and the following substituted in lieu thereof:

“(b) Stock Options—Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options granted to any one individual non-Employee Director under the Plan shall be 26,450, all of which may be granted during any calendar year and, in addition, all non-Employee Directors, in the aggregate, may not receive more than 158,700, all of which may be granted during any calendar year.”

4. Section 3.3(c) of the Plan is hereby deleted in its entirety and the following substituted in lieu thereof:

“(c) Restricted Stock Awards and Restricted Stock Units—Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Restricted Stock Awards or Restricted Stock Units granted to any one individual non-Employee Director under the Plan shall be 10,580, all of which may be granted during any calendar year and, in addition, all non-Employee Directors, in the aggregate, may not receive more than 63,480, all of which may be granted during any calendar year.”

5. Section 3.4 of the Plan is hereby amended to insert the following as Section 3.4(c):

“(c) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of shares of Stock otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements of any principal securities exchange or market on which the shares of Stock are then traded.”

4. Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved.

[Signature Page Follows]

The undersigned, being the President and Chief Executive Officer of Sunshine Bancorp, Inc. hereby certifies that the foregoing is a true and correct copy of the Amendment, as adopted by the Board of Directors on [●], and as adopted by the stockholders on [●].

SUNSHINE BANCORP, INC.

By:
Name: Andrew S. Samuel
Title: President and Chief Executive Officer

SUNSHINE BANCORP, INC.

2015 EQUITY INCENTIVE PLAN

(As Adopted and Approved on August 26, 2015)

ARTICLE 1—GENERAL

Section 1.1 Purpose, Effective Date and Term. The purpose of the Sunshine Bancorp, Inc. 2015 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Sunshine Bancorp, Inc. (the “Company”), and its Subsidiaries, including Sunshine Bank (the “Bank”), by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s stockholders through the ownership of additional common stock of the Company. The “Effective Date” of the Plan shall be the date the Plan satisfies the applicable stockholder approval requirements. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date.

Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3 Participation. Each Employee or Director of the Company or any Subsidiary of the Company who is granted an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan. The grant of Awards shall be limited to Employees and Directors of the Company or any Subsidiary.

Section 1.4 Definitions. Capitalized terms used in this Plan are defined in Article 8 and elsewhere in this Plan.

ARTICLE 2—AWARDS

Section 2.1 General. Any Award under the Plan may be granted singularly or in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement. Subject to the provisions of Section 2.8, an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

(a) Stock Options. A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “Incentive Stock Option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO; provided, however, that no ISOs may be granted: (i) after the day immediately prior to the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board, whichever is earlier; or (ii) to a non-Employee. Unless otherwise specifically provided by its terms, any Stock Option granted to an Employee under this Plan shall be an ISO to the maximum extent permitted. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify such Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided, however, that any such modification shall be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b) Restricted Stock Awards. A Restricted Stock Award means a grant of shares of Stock under Section 2.3 for no consideration or such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan, subject to a vesting schedule or the satisfaction of market conditions or performance conditions.

(c) Restricted Stock Units. A Restricted Stock Unit means a grant under Section 2.4 denominated in shares of Stock that is similar to a Restricted Stock Award except no shares of Stock are actually awarded on the date of grant of a Restricted Stock Unit. A Restricted Stock Unit is subject to a vesting schedule or the satisfaction of market conditions or performance conditions and shall be settled in shares of Stock, provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of the Company’s Stock multiplied by the number of Restricted Stock Units being settled.

(d) Performance Awards. A Performance Award means an Award under Section 2.5 that is granted and will vest upon the achievement of one or more specified performance measures set forth in Section 2.5. A Performance Award may or may not be intended to satisfy the requirements of Code Section 162(m).

Section 2.2 Stock Options.

(a) Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that shall: (i) specify the number of Stock Options covered by the Award; (ii) specify the date of grant of the Stock Option; (iii) specify the vesting period or conditions to vesting; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe.

(b) Terms and Conditions. A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to ISOs granted to an Employee who is a 10% Stockholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Stockholder; provided further, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an Employee or Director of, or service provider to, an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by a net settlement of the Stock Option, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (and if applicable, any minimum required tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

Section 2.3 Restricted Stock.

(a) Grant of Restricted Stock. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall: (i) specify the number of shares of Stock covered by the Restricted Stock Award; (ii) specify the date of grant of the Restricted Stock Award; (iii) specify the vesting period; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company. All Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock that, at the discretion of the Committee, shall be either: (x) registered in the name of the Participant and held by or on behalf of the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock; or (y) registered in the name of, and delivered to, the Participant. In any event, the certificates evidencing the Restricted Stock Award shall at all times prior to the applicable vesting date bear the following legend:

The Stock evidenced hereby is subject to the terms of an Award Agreement with Sunshine Bancorp, Inc. dated [Date], made pursuant to the terms of the Sunshine Bancorp, Inc. 2015 Equity Incentive Plan, copies of which are on file at the executive offices of Sunshine Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement, or such other restrictive legend as the Committee, in its discretion, may specify. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such Awards. In the event Restricted Stock is not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence Participants’ ownership of such Awards. Restricted Stock that is not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Participant in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

(b) Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions:

(i) Dividends. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, any cash dividends or distributions declared with respect to shares of Stock subject to the Restricted Stock Award shall be immediately distributed to the Participants. Notwithstanding the foregoing, unless the Committee determines otherwise, no dividends shall be distributed with respect to any Restricted Stock Awards subject to performance-based vesting conditions unless and until the Participant vests in such Restricted Stock Award. Based on the foregoing, if the distribution of cash dividends declared with respect to shares of Stock subject to the Restricted Stock Awards are delayed, the cash dividends declared will be deferred and distributed to the Participants within two and one-half months following the date on which the Restricted Stock Award vests. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived.

(ii) Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to the unvested, non-forfeited Restricted Stock and such voting rights shall be exercised by the Participant in his or her discretion.

(iii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Such a direction for any such shares of Restricted Stock shall be given by proxy or ballot (if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes) or by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Participant is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the shares of Restricted Stock shall not be tendered.

Section 2.4 Restricted Stock Units.

(a) Grant of Restricted Stock Unit Awards. Each Restricted Stock Unit shall be evidenced by an Award Agreement which shall: (i) specify the number of Restricted Stock Units covered by the Award; (ii) specify the date of grant of the Restricted Stock Units; (iii) specify the vesting period or market conditions or performance conditions that must be satisfied in order to vest in the Award; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Services with the Company. Restricted Stock Unit Awards shall be paid in shares of Stock, or in the sole discretion of the Committee determined at the time of settlement, in cash or a combination of cash and shares of Stock.

(b) Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

(i) A Restricted Stock Unit shall be similar to a Restricted Stock Award except that no shares of Stock are actually awarded to the recipient on the date of grant. Each Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period (defined below), the number of Restricted Stock Units granted, and such other provisions, including the effect of termination of a Participant’s Service with the Company, as the Committee shall determine. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock Unit granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures set forth in Section 2.5(a) hereof, restrictions under applicable laws or under the requirements of any Exchange or market upon which such shares may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of such Restricted Stock Units.

(ii) The Committee may, in connection with the grant of Restricted Stock Units, designate them as “qualified performance based compensation” within the meaning of Code Section 162(m), in which event it shall condition the vesting thereof upon the attainment of one or more performance measures set forth in Section 2.5(a) hereof. Regardless of whether Restricted Stock Units are subject to the attainment of one or more performance measures, the Committee may also condition the vesting thereof upon the continued Service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable performance measures) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, in the case of Restricted Stock Units subject to performance measures, after the Committee has determined that the performance goals have been satisfied.

(iii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Unit for which such Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iv) A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. No dividends shall be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be paid on Restricted Stock Units. If a Restricted Stock Unit is intended to be qualified performance-based compensation in accordance with Code Section 162(m), payment of Dividend Equivalent Rights to the Award recipient will be conditioned on the satisfaction of the performance criteria. In such case, the Dividend Equivalent Right shall be paid at the same time as the shares subject to such Restricted Stock Unit are distributed to the Participant.

Section 2.5 Performance Awards. The vesting of any Restricted Stock Award or a Restricted Stock Unit that is intended to be performance-based compensation (also referred to as “Performance Awards”) shall be conditioned on the achievement of one or more objective performance measures set forth in sub-section (a) below, as may be determined by the Committee. The grant of any Performance Award and the establishment of performance measures that are intended to be qualified performance-based compensation within the meaning of Code Section 162(m) shall be made during the period required under Code Section 162(m) and shall comply with all applicable requirements of that Code Section. At the discretion of the Committee, the vesting of any Stock

Option also may be subject to the achievement of one or more objective performance measures, although such performance-based vesting is not necessary to satisfy the requirement of Code Section 162(m) with respect to Stock Options. Notwithstanding anything herein to the contrary, in the discretion of the Committee, Performance Awards that do not comply with the requirements of Code Section 162(m) may be granted to Covered Employees and/or to persons other than Covered Employees.

(a) Performance Measures. If intended to be qualified performance-based compensation pursuant to Code Section 162(m), such performance measures must be based on any one or more of the following:

(i) book value or tangible book value per share;

(ii) basic earnings per share;

(iii) basic cash earnings per share;

(iv) diluted earnings per share;

(v) diluted cash earnings per share;

(vi) return on equity;

(vii) net income or net income before taxes;

(viii) cash earnings;

(ix) net interest income;

(x) non-interest income;

(xi) non-interest expense to average assets ratio;

(xii) cash general and administrative expense to average assets ratio;

(xiii) efficiency ratio;

(xiv) cash efficiency ratio;

(xv) return on average assets;

(xvi) cash return on average assets;

(xvii) return on average stockholders’ equity;

(xviii) cash return on average stockholders’ equity;

(xix) return on average tangible stockholders’ equity;

(xx) cash return on average tangible stockholders’ equity;

(xxi) core earnings;

(xxii) operating income;

(xxiii) operating efficiency ratio;

(xxiv) net interest rate margin or net interest rate spread;

(xxv) growth in assets, loans, or deposits;

(xxvi) loan production volume;

(xxvii) non-performing loans;

(xxviii) cash flow;

(xxix) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; or

(xxx) any combination of the foregoing.

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is set forth in the Participant’s Award Agreement and identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) expenses incurred in connection with a merger, branch acquisition or similar transaction. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(b) Adjustments. Pursuant to this Section 2.5, in certain circumstances the Committee may adjust performance measures; provided, however, no adjustment may be made with respect to an Award that is intended to be qualified performance-based compensation within the meaning of Code Section 162(m), except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). Subject to the foregoing sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate, provided that no Award intended to be subject to Code Section 162(m) is enhanced as a result of a modified performance measure. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

(c) Treatment on Retirement. Notwithstanding anything herein to the contrary, no Performance Awards that are intended to be considered qualified performance-based compensation under Code Section 162(m) shall be granted under terms that will permit its accelerated vesting upon Retirement or other termination of Service (other than death or Disability) or a Change in Control. Notwithstanding anything to the contrary herein, in the sole discretion of the Committee exercised at the time of grant of an Award under this Section 2.5, in the event of Retirement of a Participant during the performance period, the Award Agreement may provide for the vesting of all or a portion of such Award, so long as the vesting is not accelerated but shall occur at the end of the performance period, and will be prorated, based on the period of the Participant’s active employment and the level of achievement of the performance measures during the period of the Participant’s active employment.

Section 2.6 Vesting of Awards. The Committee shall specify the vesting schedule or conditions of each Award. Unless the Committee specifies a different vesting schedule at the time of grant, Awards under the Plan shall be granted with a vesting rate not exceeding twenty percent (20%) per year, with the first installment vesting no earlier than the one year anniversary of the date of grant and succeeding installments vesting on the annual anniversaries thereafter. If the right to become vested in an Award under the Plan (including the right to exercise a Stock Option) is conditioned on the completion of a specified period of Service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of, or in exchange for, other compensation, then the required period of Service for full vesting shall be determined by the Committee and evidenced in the Award Agreement (subject to acceleration of vesting, to the extent permitted by the Committee or set forth in the Award Agreement, in the event of the Participant’s death or Disability or a Change in Control).

Section 2.7 Deferred Compensation. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

Section 2.8 Prohibition Against Option Repricing. Except for adjustments pursuant to Section 3.4, and reductions of the Exercise Price approved by the Company’s stockholders, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Stock Option’s in-the-money value or in exchange for Options or other Awards) or replacement grants, or other means.

Section 2.9. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the cause of Termination of Service (including Retirement) and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement between the Company and the Participant or as set forth in an employment agreement or severance arrangement entered into by and between the Company and/or the Bank and an Employee, the following provisions shall apply to each Award granted under this Plan:

(a) Upon a Participant’s Termination of Service for any reason other than due to Disability, death, Retirement or termination for Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by such Participant at the date of termination, and Stock Options may be exercised only for a period of three (3) months following termination and any Restricted Stock Award and Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited.

(b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised and all Restricted Stock Awards and Restricted Stock Units granted to a Participant that have not vested shall expire and be forfeited.

(c) Upon Termination of Service for reason of Disability or death, all Stock Options shall be exercisable as to all shares subject to an outstanding Award, whether or not then exercisable, and all Restricted Stock Awards and Restricted Stock Units shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Stock Options may be exercised for a period of one year following Termination of Service due to death or Disability or the remaining unexpired term of the Stock Option, if less; provided, however , that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than one year following Termination of Service due to Disability and provided, further , in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three months of Termination of Service. In the event of Termination of Service due to Retirement, a Participant’s vested Stock Options shall be exercisable for one year following Termination of Service, provided that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three months following Termination of Service due to Retirement and any Stock Option, Restricted Stock Award or Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited.

(d) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of such Stock Option.

(e) Notwithstanding the provisions of this Section 2.9, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards and Restricted Stock Units is as set forth in Article 4.

ARTICLE 3—SHARES SUBJECT TO PLAN

Section 3.1 Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 592,480 shares of Stock. The maximum number of shares of Stock that may be delivered pursuant to the exercise of Stock Options (all of which may be granted as ISOs) is 423,200 shares of Stock, which represents 10% of the number of shares of Company common stock sold in connection with the mutual-to-conversion of Sunshine State Federal Savings and Loan Association (the “Conversion”). The maximum number of shares of Stock that may be issued as Restricted Stock Awards and Restricted Stock Units is 169,280 shares of Stock, which represents 4% of the number shares of Company common stock sold in connection with the Conversion. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.

(b) Computation of Shares Available. For purposes of this Section 3.2, the number of shares of Stock available for the grant of additional Stock Options, Restricted Stock Awards or Restricted Stock Units shall be reduced by the number of shares of Stock previously granted, subject to the following: to the extent any shares of Stock covered by an Award (including Restricted Stock Awards and Restricted Stock Units) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent: (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (ii) shares of Stock are withheld to satisfy withholding taxes upon exercise or vesting of an Award granted hereunder; or (iii) shares are withheld to satisfy the exercise price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of shares of Stock issued rather than by the net number of shares of Stock issued.

Section 3.3 Individual Share Limitations.

(a) Stock Options to Employees. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options granted to any one Employee pursuant to this Section 3.3 during any calendar year shall be 105,800, which is subject to adjustment pursuant to Section 3.4.

(b) Stock Options—Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options granted to any one individual non-Employee Director under the Plan shall be 21,160, all of which may be granted during any calendar year and, in addition, all non-Employee Directors, in the aggregate, may not receive more than 126,960, all of which may be granted during any calendar year. Such maximum amounts represent five percent (5%) and thirty percent (30%), respectively, of the maximum number of shares of Stock that may be delivered pursuant to Stock Options under Section 3.2.

(c) Restricted Stock Awards and Restricted Stock Units—Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Restricted Stock Awards or Restricted Stock Units granted to any one individual non-Employee Director under the Plan shall be 8,464, all of which may be granted during any calendar year and, in addition, all non-Employee Directors, in the aggregate, may not receive more than 50,784, all of which may be granted during any calendar year. Such maximum amounts represent five percent (5%) and thirty percent (30%), respectively, of the maximum number of shares of Stock that may be issued as Restricted Stock Awards or Restricted Stock Units.

(d) The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4.

Section 3.4 Corporate Transactions.

(a) General. In the event any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the Committee shall, in an equitable manner, adjust any or all of: (i) the number and kind of securities deemed to be available thereafter for grants of Stock Options, Restricted Stock Awards and Restricted Stock Units in the aggregate to all Participants and individually to any one Participant; (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Stock Options, Restricted Stock Awards and Restricted Stock Units; and (iii) the Exercise Price of Stock Options. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards and Restricted Stock Units (including, without limitation, cancellation of Stock Options, Restricted Stock Awards and Restricted Stock Units in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Stock Options, Restricted Stock Awards and Restricted Stock Units using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Unless otherwise determined by the Committee, any such adjustment to an Award intended to qualify as “qualified performance-based compensation” shall conform to the requirements of Code Section 162(m) and the regulations thereunder then in effect.

(b) Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan which remain outstanding shall be converted into Stock Options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled.

Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

ARTICLE 4—CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 2.6 (relating to vesting and acceleration) and Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or as determined by the Committee and set forth in the terms of any Award Agreement or as set forth in an employment, change in control or severance agreement entered into by and between the Company and/or the Bank and an Employee:

(a) At the time of a Change in Control, all Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option).

(b) At the time of a Change in Control, all Awards of Restricted Stock described in Section 2.1(b) and Restricted Stock Units described in Section 2.1(c) shall become fully earned and vested immediately. Notwithstanding the above, any Awards, the vesting of which are based on satisfaction of performance-based conditions will be vested as specified in subsection (c) hereof.

(c) In the event of a Change in Control, any performance measure attached to an Award under the Plan shall be deemed satisfied as of the date of the Change in Control.

Section 4.2 Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:

(a) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(b) Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s Voting Securities; provided, however, this clause (b) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding Voting Securities;

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period or who is appointed as a director as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation shall be deemed to have also been a director at the beginning of such period; or

(d) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, in the event that an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

ARTICLE 5—COMMITTEE

Section 5.1 Administration. The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than three Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least three Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award: (i) are persons subject to the short-swing profit rules of Section 16 of the Exchange Act, or (ii) are reasonably anticipated to be Covered Employees during the term of the Award. Members of the Board who are eligible to serve on the Compensation Committee of the Company in accordance with the corporate governance statutes or listing requirements imposed by any national securities exchange on which the Company lists, has listed or seeks to list its securities may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2 Powers of Committee. The administration of the Plan by the Committee shall be subject to the following:

(a) the Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, features (including automatic exercise in accordance with Section 7.18 hereof), performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards (subject to the restrictions imposed by Article 6), to cancel or suspend Awards issued with performance-based vesting conditions , to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award or to extend the time period to exercise a Stock Option, provided that such extension is consistent with Code Section 409A.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) The Committee will have the authority to define terms not otherwise defined herein.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the charter and bylaws of the Company and applicable corporate law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act or Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m), the authority to grant Awards under the Plan to eligible persons who are not persons with respect to whom the Company wishes to comply with Code Section 162(m); or (b) delegating to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (c) delegating to a committee of one or more members of the Board who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6—AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.7, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may: (i) materially increase the benefits accruing to Participants under the Plan; (ii) materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 3.4; or (iii) materially modify the requirements for participation in the Plan, unless the amendment under (i), (ii) or (iii) above is approved by the Company’s stockholders.

Section 6.2 Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.7 to any Award granted under the Plan without further consideration or action.

ARTICLE 7—GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment or service, and selection as a Participant will not give any Participant the right to be retained in the employ of, or provided services to, the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c) No Rights as a Stockholder. Except as otherwise provided in the Plan or in the Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise so provided by the Committee, ISOs under the Plan are not transferable except: (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust; or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this subparagraph (iii), the Stock Option shall not qualify as an ISO as of the day of such transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant.

Awards of Restricted Stock shall not be transferable prior to the time that such Awards vest in the Participant. A Restricted Stock Unit is not transferable, except in the event of death, prior to the time that the Restricted Stock Unit Award vests and is earned and the property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s Beneficiary.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units or Stock Options otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement signed by the Participant. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant.

Section 7.6 Form and Time of Elections/Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8 Tax Withholding. Where a Participant is entitled to receive shares of Stock upon the vesting or exercise of an Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in an Award Agreement, a Participant shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by: (i) with respect to a Stock Option, reducing the number of shares of Stock subject to the Stock Option (without issuance of such shares of Stock to the Stock Option holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the Exercise Price per share of Stock; and (ii) with respect to Restricted Stock Awards and Restricted Stock Units, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the minimum amount of required tax withholding. Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718 is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award were subject to minimum tax withholding requirements.

Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11 Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company, shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.13 Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the State of Florida, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any award under this Plan, each Participant and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action that the Participant brings under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery) , or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.

In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Corporate Secretary, unless otherwise provided in the Participant’s Award Agreement.

Section 7.17 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but are not limited to, termination of employment for cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.18 Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a) above, any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the exercise price is less than the Fair Market Value of a share of Stock on such date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the exercise price and any applicable minimum tax withholding requirements. Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the exercise price and any applicable minimum tax withholding.

Section 7.19 Regulatory Requirements. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 7.20 Clawback Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.

In addition, Awards granted hereunder are subject to any clawback policy adopted by the Board from time to time.

Section 7.21 Equity Retention Policy. Unless the Committee provides otherwise, shares received upon the exercise of a Stock Option must be held by the Participant for at least one year following the exercise date, provided, however, that such requirement shall not apply to the disposition of Stock to pay the Exercise Price or to satisfy any tax obligations related to the exercise of the Stock Option.

Unless the Committee provides otherwise, Restricted Stock Awards, Restricted Stock Units and Performance Share Awards must be held by the Participant for at least one year following the vesting date of the Award, provided, however, that such requirement shall not apply to the disposition of Stock to satisfy any tax obligations related to the vesting of the Award.

Notwithstanding the foregoing, unless the Committee provides otherwise, this equity retention policy does not apply with respect to Awards granted to a Participant in the event of: (i) the Participant’s Termination of Service; or (ii) a Change in Control.

ARTICLE 8—DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Stockholder” means an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

(b) “Award” means any Stock Option, Restricted Stock, Restricted Stock Unit, Performance Award or any or all of them, or any other right or interest relating to stock or cash, granted to a Participant under the Plan.

(c) “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an Award under the Plan. Such document is referred to as an agreement, regardless of whether a Participant’s signature is required.

(d) “Board” means the Board of Directors of the Company.

(e) If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “Cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

(f) “Change in Control” has the meaning ascribed to it in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(h) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(i) “Committee” means the Committee acting under Article 5.

(j) “Covered Employee” has the meaning given the term in Code Section 162(m), and shall also include any other Employee who may become a Covered Employee before an Award vests, as the Committee may determine in its sole discretion.

(k) “Director” means: (i) a member of the Board of Directors of the Company or a Subsidiary; or (ii) a member of an advisory board to the Board of Directors of the Company or Subsidiary.

(l) If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan, or in the absence of a long-term disability plan, in accordance with Code Section 409A. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.

(m) “Disinterested Board Member” means a member of the Board who: (i) is not a current Employee of the Company or a Subsidiary; (ii) is not a former employee of the Company or a Subsidiary who receives compensation for prior Services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company or a Subsidiary; (iv) does not receive compensation from the Company or a Subsidiary, either directly or indirectly, for services as a consultant or in any capacity other than as a Director except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto; and (v) does not possess an interest in any other transaction, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any Exchange on which the Company lists or seeks to list its securities.

(n) “Dividend Equivalent Rights” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or stock, as applicable, equal to the amount of dividends paid on a share of the Company’s Stock, as specified in the Award Agreement.

(o) “Employee” means any person employed by the Company or any Subsidiary. Directors who are also employed by the Company or a Subsidiary shall be considered Employees under the Plan.

(p) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(r) “Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2.

(s) “Fair Market Value” on any date, means: (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported; or (ii) if the Stock is not listed on a securities exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

(t) A termination of employment by an Employee Participant shall be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events:

(i) a material diminution in Participant’s base compensation;

(ii) a material diminution in Participant’s authority, duties or responsibilities;

(iii) a change in the geographic location at which Participant must perform his duties that is more than twenty-five (25) miles from the location of Participant’s principal workplace on the date of this Agreement; or

(iv) in the event a Participant is a party to an employment or change in control agreement that provides a definition for “Good Reason” or a substantially similar term, then the occurrence of any event set forth in such definition.

(u) “Immediate Family Member” means with respect to any Participant: (i) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (ii) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (iii) a trust in which any combination of the Participant and persons described in section (i) and (ii) above own more than fifty percent (50%) of the beneficial interests; (iv) a foundation in which any combination of the Participant and persons described in sections (i) and (ii) above control management of the assets; or (v) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (i) and (ii) above control more than fifty percent (50%) of the voting interests.

(v) “Involuntary Termination” means the Termination of Service of a Participant by the Company or Subsidiary (other than termination for Cause) or termination of employment by an Employee Participant for Good Reason.

(w) “ISO” has the meaning ascribed to it in Section 2.1(a).

(x) “Non-Qualified Option” means the right to purchase shares of Stock that is either: (i) granted to a Participant who is not an Employee; or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code.

(y) “Participant” means any individual who has received, and currently holds, an outstanding Award under the Plan.

(z) “Performance Award” has the meaning ascribed to it in Sections 2.1(d) and 2.5.

(aa) “Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3.

(bb) “Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4.

(cc) “Restriction Period” has the meaning set forth in Section 2.4(b)(iii).

(dd) “Retirement” means, unless otherwise specified in an Award Agreement, retirement from employment as an Employee on or after the attainment of age 65, or Termination of Service as a Director on or after the attainment of the latest age at which a Director is eligible for election or appointment as a voting member of the Employer’s Board of Directors under the Employer’s charter, or if there are no age limitations for serving as a Director, then age 70, provided, however , that unless otherwise specified in an Award Agreement, an Employee who is also a Director shall not be deemed to have terminated due to Retirement for purposes of vesting of Awards and exercise of Stock Options until both Service as an Employee and Service as a Director has ceased. A non-Employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-Employee Director has terminated Service on the Board(s) of Directors of the Company and any Subsidiary or affiliate in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-Employee Director’s intention to retire. A non-employee Director who continues in Service as a director emeritus or advisory director shall be deemed to be in Service of the Employer for purposes of vesting of Awards and exercise of Stock Options.

(ee) “SEC” means the United States Securities and Exchange Commission.

(ff) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(gg) “Service” means service as an Employee or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of sick leave, military leave or any other absence approved by the Company or a Subsidiary, in the case of transferees between payroll locations or between the Company, a Subsidiary or a successor.

(hh) “Stock” means the common stock of the Company, $0.01 par value per share.

(ii) “Stock Option” has the meaning ascribed to it in Section 2.1(a) and 2.2.

(jj) “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than 50% of the capital or profits interests.

(kk) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director (including a director emeritus or advisory director) of the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(ii) The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services, provided such leave of absence does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(iii) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing Services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing Services.

(iv) Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.7 hereof), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Bank and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the 36 months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(v) With respect to a Participant who is a director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

(ll) “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) “indications of time of day mean Eastern Time;

(f) “including” means “including, but not limited to”;

(g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Articles of Incorporation

Sunshine’s articles of incorporation (as amended) provide that a director shall not be personally liable to Sunshine or its stockholders for monetary damages, except (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (c) to the extent otherwise provided by the Maryland General Corporation Law (“MGCL”). If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of Sunshine shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of Sunshine shall not adversely affect any right or protection of a director or officer of Sunshine existing at the time of such repeal or modification.

Sunshine’s articles of incorporation (as amended) further provide that Sunshine, to the full extent permitted by the MGCL, as amended from time to time, shall indemnify its current and former directors and officers. It also provides that expenses incurred by an officer or director under the procedures will be reimbursed; provided that Sunshine has received both (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Sunshine and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Sunshine if it is ultimately determined that the standard of conduct was not met.

Notwithstanding any other provision set forth in Sunshine’s articles of incorporation (as amended), in no event shall any payments made by Sunshine exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Liability Insurance

Sunshine maintains directors’ and officers’ insurance coverage for its directors and officers.

Maryland Law

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting an officers and directors of the corporation from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Sunshine’s articles of incorporation contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which Sunshine’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify or advance expenses for a suit brought by a director against the corporation except for a proceeding brought to enforce indemnification described in the foregoing paragraph or if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Further, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless a court orders indemnification and then only for expenses.

Maryland also law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules: Not Applicable.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(C) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(D) That every prospectus: (i) that is filed pursuant to paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plant City, Florida, on August 3, 2016.

SUNSHINE BANCORP, INC. (Registrant)

By:	/s/ Andrew S. Samuel
Andrew S. Samuel President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Andrew S. Samuel Andrew S. Samuel	President and Chief Executive Officer (Principal Executive Officer)	August 3, 2016

/s/ John D. Finley John D. Finley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2016

/s/ Jermaine Crosson Jermaine Crosson	Principal Accounting Officer	August 3, 2016

/s/ * Ray H. Rollyson, Jr.	Chairman of the Board	August 3, 2016

/s/ * Joseph E. Newsome	Director	August 3, 2016

/s/ * James Coleman Davis	Director	August 3, 2016

/s/ * J. Floyd Hall	Director	August 3, 2016

/s/ * Winfred M. Harrell	Director	August 3, 2016

/s/ * W.D. McGinnes, Jr.	Director	August 3, 2016

/s/ * D. William Morrow	Director	August 3, 2016

/s/ * George Parmer	Director	August 3, 2016

S-1

SIGNATURES	TITLE	DATE

/s/ * William E. Pommerening	Director	August 3, 2016

/s/ * Marion M. Smith	Director	August 3, 2016

/s/ * Will Weatherford	Director	August 3, 2016

/s/ * Kenneth H. Compton	Director	August 3, 2016

*By:	/s/ Andrew S. Samuel
Andrew S. Samuel, Attorney-in-fact

S-2

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 9, 2016, by and among Sunshine Bancorp, Inc., Sunshine Bank, FBC Bancorp, Inc. and Florida Bank of Commerce (1)

3.1	Articles of Incorporation of Sunshine Bancorp, Inc. (2)

3.2	Bylaws of Sunshine Bancorp, Inc. (3)

4.1	Form of Common Stock Certificate of Sunshine Bancorp, Inc. (4)

4.2	Form of Subordinated Note (5)

5.1	Opinion of Foley & Lardner LLP

8.1	Tax Opinion of Hacker, Johnson & Smith PA regarding certain tax matters

10.1	Supplemental Executive Retirement Plan for J. Floyd Hall (6)

10.2	Supplemental Executive Retirement Plan for Vickie J. Houllis (7)

10.3	Form of Employment Agreement between Sunshine Bank and Andrew S. Samuel (8)

10.4	Supplemental Executive Retirement Plan for Andrew S. Samuel (9)

10.5	Sunshine Bank Executive Incentive Plan (10)

10.6	Employment Agreement between Sunshine Bank and John D. Finley (11)

10.7	Form of Purchase Agreement, dated December 2, 2015, by and among Sunshine Bancorp, Inc. and the purchasers thereunder (12)

10.8	Sunshine Bancorp, Inc. 2015 Equity Incentive Plan (13)

10.9	Form of Amendment to Sunshine Bancorp, Inc. 2015 Equity Incentive Plan (14)

10.10	Form of Incentive Stock Option Award Agreement (15)

10.11	Form of Non-Qualified Stock Option Award Agreement (16)

10.12	Form of Restricted Stock Award Agreement (17)

10.13	Change in Control Agreement with Jane Tompkins (18)

10.14	Change in Control Agreement with Brent Smith (19)

10.15	Change in Control Agreement with Janak Amin*

10.16	Separation and Release Agreement with Vickie J. Houllis (20)

10.17	Form of Voting Agreement by and among FBC Bancorp, Inc. and the undersigned shareholder of Sunshine Bancorp, Inc. (21)

10.18	Form of Voting Agreement by and among Sunshine Bancorp, Inc. and the undersigned shareholder of FBC Bancorp, Inc. (22)

21	Subsidiaries (23)

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.2	Consent of Hacker, Johnson & Smith, PA (included in Exhibit 8.1)

23.3	Consent of Hacker, Johnson & Smith, PA (with respect to Sunshine Bancorp, Inc.)

23.4	Consent of Hacker, Johnson & Smith, PA (with respect to FBC Bancorp, Inc.)

24	Power of Attorney (included in signature page)*

99.1	Form of proxy card of Sunshine Bancorp, Inc.

99.2	Form of proxy card of FBC Bancorp, Inc.*

99.3	Consent of Keefe, Bruyette & Woods, Inc.*

99.4	Consent of Raymond James & Associates, Inc.*

101	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statements of Stockholders’ Equity; (iv) Consolidated Statements of Cash

Flows; and (v) Notes to Consolidated Financial Statements and the following materials from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, formatted in XBRL: (i) Condensed Consolidated Balance Sheets; (ii) Condensed Consolidated Statements of Operations; (iii) Condensed Consolidated Statements of Comprehensive Income (Loss); (iv) Condensed Consolidated Statements of Stockholders’ Equity; (v) Condensed Consolidated Statements of Cash Flows; and (v) Notes to Condensed Consolidated Financial Statements*

*	Previously filed.
(1)	Filed as Exhibit 2.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on May 10, 2016 and incorporated herein by reference. Attached as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement.
(2)	Filed as Exhibit 3.1 to the Registration Statement on Form S-3 of Sunshine Bancorp, Inc. (file no. 333-208610) originally filed with the Securities and Exchange Commission on December 18, 2015, as amended, and incorporated herein by reference.
(3)	Filed as Exhibit 3.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on February 25, 2016 and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registration Statement on Form S-3 of Sunshine Bancorp, Inc. (file no. 333-208610) originally filed with the Securities and Exchange Commission on December 18, 2015, as amended, and incorporated herein by reference.
(5)	Filed as Exhibit 4.1 to the Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on March 30, 2016 and incorporated herein by reference.
(6)	Filed as Exhibit 10.1 to the Registration Statement on Form S-1 of Sunshine Bancorp, Inc. (file no. 333-191125) originally filed with the Securities and Exchange Commission on September 12, 2013, as amended, and incorporated herein by reference.
(7)	Filed as Exhibit 10.2 to the Registration Statement on Form S-1 of Sunshine Bancorp, Inc. (file no. 333-191125) originally filed with the Securities and Exchange Commission on September 12, 2013, as amended, and incorporated herein by reference.
(8)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on October 10, 2014 and incorporated herein by reference.
(9)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on February 3, 2015 and incorporated herein by reference.
(10)	Filed as Exhibit 10.2 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on February 3, 2015 and incorporated herein by reference.
(11)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on January 28, 2016 and incorporated herein by reference.
(12)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001- 36539) originally filed with the Securities and Exchange Commission on December 2, 2015 and incorporated herein by reference.
(13)	Filed as Appendix A to the 2015 proxy statement DEF14A of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on July 15, 2015 and incorporated herein by reference. Attached as Appendix G to the joint proxy statement/prospectus contained in this Registration Statement.
(14)	Attached as Appendix G to the joint proxy statement/prospectus contained in this Registration Statement.
(15)	Filed as Exhibit 10.2 to the Registration Statement on Form S-8 of Sunshine Bancorp, Inc. (file no. 333-207372) originally filed with the Securities and Exchange Commission on October 9, 2015 and incorporated herein by reference.
(16)	Filed as Exhibit 10.3 to the Registration Statement on Form S-8 of Sunshine Bancorp, Inc. (file no. 333-207372) originally filed with the Securities and Exchange Commission on October 9, 2015 and incorporated herein by reference.
(17)	Filed as Exhibit 10.4 to the Registration Statement on Form S-8 of Sunshine Bancorp, Inc. (file no. 333-207372) originally filed with the Securities and Exchange Commission on October 9, 2015 and incorporated herein by reference.
(18)	Filed as Exhibit 10.12 to the Form 10-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on March 18, 2016 and incorporated herein by reference.
(19)	Filed as Exhibit 10.13 to the Form 10-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on March 18, 2016 and incorporated herein by reference.
(20)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on October 2, 2015 and incorporated herein by reference.

(21)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on May 10, 2016 and incorporated herein by reference. Attached as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement.
(22)	Filed as Exhibit 10.2 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on May 10, 2016 and incorporated herein by reference. Attached as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement.
(23)	Filed as Exhibit 21 to the Registration Statement on Form S-1 of Sunshine Bancorp, Inc. (file no. 333-191125) originally filed with the Securities and Exchange Commission on September 12, 2013, amended, and incorporated herein by reference.